As filed with the Securities and Exchange Commission on September 28, 2012

No. 333-183561, and

Nos. 333-183561-01 through 333-183561-12

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORIZON LINES, LLC

Additional Registrants Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

Delaware	8011	56-2098440
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4064 Colony Road

Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel A. Woodward

President and Chief Executive Officer

Horizon Lines, Inc.

4064 Colony Road

Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public:

The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer):  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer):  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Amount of Registration Fee
11.00% First Lien Senior Secured Notes due 2016	$223,875,000	100%	$25,657 (5)
Second Lien Senior Secured Notes due 2016 (4)	$283,770,539	100%	$32,521 (5)
Guarantees on 11.00% First Lien Senior Secured Notes due 2016 (2)	—	—	— (3)
Guarantees on Second Lien Senior Secured Notes due 2016 (2)(4)	—	—	— (3)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)	The 11.00% First Lien Senior Secured Notes due 2016 and the Second Lien Senior Secured Notes due 2016 will be issued by Horizon Lines, LLC (the “Issuer”) and guaranteed by Horizon Lines, Inc., the Issuer’s parent company (the “Parent”), and all of the Parent’s subsidiaries (except for the Issuer). No separate consideration will be received for the issuance of these guarantees.
(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.
(4)	The Registrants are registering an additional amount of Second Lien Senior Secured Notes due 2016, and guarantees thereon, that may be issued, at the option of the Registrants, in lieu of cash interest payments thereon. Such additional principal amount constitutes the Registrants’ good faith estimate of the amount of such notes that may be paid as interest in lieu of cash.
(5)	Previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Horizon Lines, Inc.	DE	4064 Colony Road Suite 200 Charlotte, North Carolina 28211	483113	74-3123672
Horizon Lines Holding Corp.	DE	4064 Colony Road Suite 200 Charlotte, North Carolina 28211	551112	55-0816583
Hawaii Stevedores, Inc.	HI	965 North Nimitz Highway Honolulu, Hawaii 96817	488320	99-0108338
Horizon Lines of Puerto Rico, Inc.	DE	Metro Office Park Suite 400 Guaynabo, PR 00968	488310	56-2224254
Horizon Lines of Alaska, LLC	DE	1717 Tidewater Road Anchorage, AK 99501	483113	56-2267510
Horizon Lines of Guam, LLC	DE	4064 Colony Road Suite 200 Charlotte, North Carolina 28211	483111	20-0386469
Horizon Lines Vessels, LLC	DE	4064 Colony Road Suite 200 Charlotte, North Carolina 28211	541214	56-2279637
H-L Distribution Service, LLC	DE	4064 Colony Road Suite 200 Charlotte, North Carolina 28211	423860	20-0937637
Horizon Logistics, LLC	DE	4064 Colony Road Suite 200 Charlotte, North Carolina 28211	488510	59-3765785
Aero Logistics, LLC	DE	4064 Colony Road Suite 200 Charlotte, North Carolina 28211	488510	94-3409309
Sea-Logix, LLC	DE	200 West Manville Street, Rancho Dominguez, California 90220	484220	20-0937580
Horizon Services Group, LLC	DE	600 East Las Colinas Blvd. Suite 550 Irving, Texas 75039	541512	56-2277227

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2012

PRELIMINARY PROSPECTUS

Horizon Lines, LLC

Exchange Offer for

$223.9 million 11.00% First Lien Senior Secured Notes due 2016

(CUSIP: 44049HAA1)

$147.9 million Second Lien Senior Secured Notes due 2016

(CUSIP: 44049HAC7, 44049HAE3 & 44049HAF0)

We are offering to exchange:

up to $223.9 million of our new 11.00% First Lien Senior Secured Notes due 2016

(which we refer to as the “First Lien Exchange Notes”)

for

a like amount of our outstanding 11.00% First Lien Senior Secured Notes due 2016

(which we refer to as the “First Lien Old Notes”)

and

up to $147.9 million of our new Second Lien Senior Secured Notes due 2016

(which we refer to as the “Second Lien Exchange Notes” and, together with the First Lien Exchange Notes, the “Exchange Notes”)

for

a like amount of our outstanding Second Lien Senior Secured Notes due 2016

(which we refer to as the “Second Lien Old Notes” and, together with the First Lien Old Notes, the

“Old Notes”).

We refer to the Exchange Notes and Old Notes collectively as the “notes.”

Material Terms of Exchange Offer:

•

The terms of the First Lien Exchange Notes to be issued in the exchange offer are substantially identical to the First Lien Old Notes and the terms of the Second Lien Exchange Notes to be issued in the Exchange Offer are substantially identical to the Second Lien Old Notes, except, in each case, that the transfer restrictions and registration rights relating to the Old Notes will not apply to the Exchange Notes.

•

The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by Horizon Lines, Inc. and each of Horizon Lines, Inc.’s existing subsidiaries and future domestic subsidiaries (except for Horizon Lines, LLC, as the issuer of the Exchange Notes).

•

We are also offering approximately $135.9 million of additional Second Lien Senior Secured Notes due 2016, and guarantees thereon, that may be issued, at our option, in lieu of cash interest payments on the Second Lien Exchange Notes. See “Description of Second Lien Notes.”

•	There is no existing public market for the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or seek approval for quotation through any automated trading system.

•	You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the Old Notes that are validly tendered and not withdrawn.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2012, unless extended.

•	The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

•	The exchange offer is subject to certain customary conditions, including that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

•	We will not receive any proceeds from the exchange offer.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 25 of this prospectus.

Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this exchange offer prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes.

                    , 2012

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding management’s expectations, beliefs, strategies, goals, outlook and other non-historical matters. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will” or the negative thereof or other variations thereon or comparable terminology.

These statements are based upon on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks and uncertainties include, without limitation, the following items:

•	volatility in fuel prices,

•	decreases in shipping volumes,

•	our ability to maintain adequate liquidity to operate our business,

•	our ability to make interest payments on our outstanding indebtedness,

•	work stoppages, strikes, and other adverse union actions,

•	the reaction of our customers and business partners to our announcements and filings, including those referred to herein,

•	government investigations and legal proceedings,

•	suspension or debarment by the federal government,

•	compliance with safety and environmental protection and other governmental requirements,

•	failure to comply with the terms of our probation,

•	increased inspection procedures and tighter import and export controls,

•	repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act,

•	catastrophic losses and other liabilities,

•	the successful start-up of any Jones-Act competitor,

•	failure to comply with the various ownership, citizenship, crewing, and build requirements dictated by the Jones Act,

•	the arrest of our vessels by maritime claimants,

•	severe weather and natural disasters, and

•	the aging of our vessels and unexpected substantial dry-docking or repair costs for our vessels.

These and other important factors, including those discussed in this prospectus under the headings “Risk Factors,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

The forward-looking statements included in this prospectus are made only as of the date they are made and we undertake no obligation to update any such statements, except as otherwise required by applicable law.

ii

MARKET AND INDUSTRY DATA

In this prospectus, we rely on and refer to information and statistics regarding our industry. Where possible, we obtained this information and these statistics from third party sources, such as independent industry publications, government publications or reports by market research firms, including company research, trade interviews, and public filings with the SEC. Additionally, we have supplemented third party information where necessary with management estimates based on our review of internal surveys, information from our customers and vendors, trade and business organizations and other contacts in markets in which we operate, and our management’s knowledge and experience. However, these estimates are subject to change and are uncertain due to limits on the availability and reliability of primary sources of information and the voluntary nature of the data gathering process. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

iii

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read this summary together with the entire prospectus, including the information set forth in the section entitled “Risk Factors” and the information that is incorporated by reference into this prospectus. See the section entitled “Incorporation by Reference” for a further discussion on incorporation by reference.

Unless the context otherwise requires or as otherwise indicated, references in this prospectus to the “Company, “we,” “our” and “us” refer to Horizon Lines, LLC, Horizon Lines, Inc. and Horizon Lines, Inc.’s subsidiaries, references to the “Parent” refer to Horizon Lines, Inc., exclusive of its subsidiaries, and references to the “Issuer” refer to Horizon Lines, LLC, exclusive of Horizon Lines, Inc. and Horizon Lines, Inc.’s subsidiaries (other than the Issuer).

Our Businesses

The Company

Horizon Lines, Inc., a Delaware corporation, was initially formed in 2004, and served as an acquisition vehicle to acquire, on July 7, 2004, the equity interest in Horizon Lines Holding Corp., a Delaware corporation (“HLHC”) and the holding company for our marine container shipping business.

Our long operating history dates back to 1956, when Sea-Land Service, Inc. (“Sea-Land”) pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market, and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. In December 1999, CSX Corporation, the former parent of Sea-Land Domestic Shipping, LLC (“SLDS”), sold the international marine container operations of Sea-Land to the A.P. Møller Maersk Group (“Maersk”) and SLDS continued to be owned and operated by CSX Corporation as CSX Lines, LLC. On February 27, 2003, HLHC (which at the time was indirectly majority-owned by Carlyle-Horizon Partners, L.P.) acquired from CSX Corporation, 84.5% of CSX Lines, LLC, and 100% of CSX Lines of Puerto Rico, Inc., which together with Horizon Logistics and Hawaii Stevedores, Inc. (“HSI”) constitute our business today. CSX Lines, LLC is now known as Horizon Lines, LLC and CSX Lines of Puerto Rico, Inc. is now known as Horizon Lines of Puerto Rico, Inc. The Company was formed as an acquisition vehicle to acquire, on July 7, 2004, the equity interest in HLHC. The Company was formed at the direction of Castle Harlan Partners IV. L.P. (“CHP IV”), a private equity investment fund managed by Castle Harlan, Inc. (“Castle Harlan”). In 2005, the Company completed its initial public offering. Subsequent to the initial public offering, the Company completed three secondary offerings, including a secondary offering (pursuant to a shelf registration) whereby CHP IV and other affiliated private equity investment funds managed by Castle Harlan divested their ownership in the Company. Today, as the only Jones Act vessel operator with one integrated organization serving Alaska, Hawaii and Puerto Rico, we are uniquely positioned to serve customers requiring shipping and logistics services in more than one of these markets.

We ship a wide spectrum of consumer and industrial items used every day in our markets, ranging from foodstuffs (refrigerated and non-refrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the populations in our markets, thereby providing us with a relatively stable base of demand for our shipping and logistics services. We have many long-standing customer relationships with large consumer and industrial products companies, such as

Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., Safeway, Inc., and Wal-Mart Stores, Inc. We also serve several agencies of the U.S. government, including the Department of Defense and the U.S. Postal Service. Our customer base is broad and diversified, with our top ten customers accounting for approximately 34% of revenue during 2011 and our largest customer accounting for approximately 9% of total revenue during 2011.

Our net losses from continuing operations were $53.2 million and $35.6 million for the fiscal years ending 2011 and 2010, respectively, and $57.9 million for the six months ended June 24, 2012.

The Jones Act

Our revenues are generated from our shipping and integrated logistics services in markets where the marine trade is subject to the coastwise laws of the United States, also known as the Jones Act.

The Jones Act is a long-standing cornerstone of U.S. maritime policy. Under the Jones Act, all vessels transporting cargo between covered U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. U.S.-flagged vessels are generally required to be maintained at higher standards than foreign-flagged vessels and are supervised by, as well as subject to rigorous inspections by, or on behalf of the U.S. Coast Guard, which requires appropriate certifications and background checks of the crew members. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three non-contiguous Jones Act markets. Vessels operating on these trade routes are required to be fully qualified Jones Act vessels.

Cabotage laws, which reserve the right to ship cargo between domestic ports to domestic vessels, are not unique to the United States; similar laws are common around the world and exist in over 50 countries. In general, all interstate and intrastate marine commerce within the U.S. falls under the Jones Act, which is a cabotage law. We believe the Jones Act enjoys broad support from President Obama and both major political parties in both houses of Congress. We believe that the ongoing war on terrorism has further solidified political support for the Jones Act, as a vital and dedicated U.S. merchant marine is a cornerstone for a strong homeland defense, as well as a critical source of trained U.S. mariners for wartime support.

Market Overview and Competition

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets. Given the limited number of existing Jones Act qualified vessels, the high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less vulnerable to overcapacity and volatility than international shipping markets.

To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities. The departure and arrival of vessels on schedule is heavily influenced by both vessel maintenance standards (i.e., minimizing mechanical breakdowns) and terminal operating discipline. Marine terminal gate and yard efficiency can be enhanced by efficient yard layout, high-quality information systems, and streamlined gate processes.

The Jones Act markets are not as fragmented as international shipping markets. We are one of only two major container shipping operators currently serving the Alaska market. Horizon Lines and Totem Ocean Trailer Express, Inc. (“TOTE”) serve the Alaska market. Horizon Lines and Matson, Inc. (“Matson”) serve the Hawaii market. The Pasha Group also serves the Hawaii market with a roll-on/roll-off vessel. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve this market.

Recent Developments

Refinancing

On October 5, 2011, we completed a comprehensive refinancing. The refinancing included: (a) the exchange of $327.8 million in aggregate principal amount of our 4.25% Convertible Senior Notes due 2012 (the “4.25% Notes”) for 1.0 million shares of our common stock, warrants to purchase 1.0 million shares of our common stock, at a conversion price of $0.01 per common share, $178.8 million in aggregate principal amount of 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and $99.3 million in aggregate principal amount of 6.00% Series B Mandatorily Convertible Senior Secured Notes (the “Series B Notes”), (b) the issuance of $225.0 million aggregate principal amount of First-Lien Notes, (c) the issuance of $100.0 million of Second-Lien Notes, and (d) the repayment of $193.8 million in existing borrowings under our prior Senior Credit Facility. We also entered into a new $100.0 million asset-based revolving credit facility (the “New ABL Facility”).

Mandatory Conversion of Series B Notes

Under the terms of our comprehensive refinancing completed on October 5, 2011, on January 4, 2012, approximately $49.7 million of the Series B Notes were mandatorily converted into shares of common stock or warrants. The Series B Notes were converted at a conversion rate of 54.7196 shares of common stock (reflecting the 1-for-25 reverse stock split of our common stock effective December 7, 2011) per $1,000 principal amount of Series B Notes. Approximately $18.5 million of the Series B Notes were converted into 1.0 million shares of common stock with the remainder being converted into warrants exercisable into 1.7 million shares of common stock. The distribution of common stock and warrants was based upon the U.S. citizenship verifications of the holders of the Series B Notes.

April 9, 2012 Transactions

Conversion of Remaining Series A Notes and Series B Notes. On March 27, 2012, we announced that we had signed restructuring support agreements with more than 96% of our noteholders to further deleverage our balance sheet in connection with and contingent upon a restructuring of the vessel charter obligations related to our discontinued trans-Pacific service. The restructuring support agreements provided, among other things, that substantially all of the remaining $228.4 million of our Series A and Series B Notes would be converted into 90% of our stock, or warrants for non-U.S. citizens (subject to limited equity retention to existing equity holders on terms to be agreed, and to dilution for a management incentive plan), as described below. The remaining 10% of our common stock would be available in connection with the restructuring of our obligations related to the vessels formerly used in the Five Star Express (“FSX”) service pursuant to the Global Termination Agreement, as described below. To that end, the conversion of the Series A and Series B Notes was contingent upon a number of conditions, including the restructuring of our charter obligations with respect to the vessels formerly used in the FSX service.

On April 9, 2012, pursuant to the restructuring support agreements and following the completion of the consent solicitations described below, 99% of the holders of our Series A Notes and 98.5% of the holders of our Series B Notes submitted irrevocable conversion notices to us. Upon completion of the conversion process, on an as-converted basis, holders of Series A Notes held approximately 81% of our outstanding shares and holders of Series B Notes held approximately 3% of our outstanding shares. In addition, on an as-converted basis, SFL holds warrants that equate to approximately 10% of our outstanding shares (pursuant to the Global Termination Agreement described below). As a result, we issued common shares and warrants equivalent to 75,989,794 shares on an as-converted basis. The warrants contain a conversion price of $0.01 per common share. The remaining 6% of our outstanding shares are held by existing share and warrant holders. The remaining 7.5 million shares, or approximately 8% of our authorized share capital, were reserved for future management incentive plans. See “—2012 Incentive Compensation Plan” below.

Consent Solicitation. As part of the overall agreement under the restructuring support agreements described above, on March 29, 2012, we launched consent solicitations to make certain amendments to the indentures which govern the First Lien Notes, Second Lien Notes, and the Series A Notes and Series B Notes. These amendments provided (i) for the issuance of $40.0 million in aggregate principal amount of Second Lien Notes to SFL pursuant to the Global Termination Agreement, subordinated to the existing Second Lien Notes under certain circumstances, as described above, (ii) for us to pay-in-kind (PIK) the interest payments on the Second Lien Notes, the Series A Notes and the Series B Notes, (iii) that SFL may purchase all other outstanding Second Lien Notes from the holders (at a purchase price equal to the principal amount of the Second Lien Notes, plus accrued and unpaid interest) under circumstances where, among other things, we commence liquidation, administration, or receivership or other similar proceedings and (iv) for Series B Note holders to convert their notes at their option.

On April 9, 2012, we obtained the requisite consents under each of the consent solicitations and entered into supplemental indentures with the U.S. Bank National Association, the trustee for the Notes, to amend the indentures pursuant to the consent solicitations. We concurrently obtained an amendment and acknowledgment from the lenders under our ABL credit agreement, among other things, to clarify that the amendments to the indentures which govern the First Lien Notes, Second Lien Notes, and the Series A Notes and Series B Notes and the issuance of the additional $40.0 million of Second Lien Notes are permitted under the ABL credit agreement.

Five Star Express Service. During the third quarter of 2011, we began a review of strategic alternatives for our FSX service. As a result of several factors, including the projected continuation of volatile trans-Pacific freight rates, high fuel prices, and operating losses, we decided to discontinue our FSX service. On October 21, 2011, we finalized a decision to terminate the FSX service, and we ceased all operations related to our FSX service during the fourth quarter of 2011. The entire component comprising the FSX service has been discontinued and there will not be any significant future cash flows related to these operations. Accordingly, we have classified the FSX service as discontinued operations beginning in our fiscal fourth quarter and revised all prior periods to conform to this presentation.

As a result of the shutdown of our FSX service, we recorded a pretax restructuring charge of $119.3 million during the fourth quarter of 2011. This charge includes costs to return excess rolling stock equipment, severance, and facility and vessel lease expense, net of estimated sublease income.

On April 5, 2012, we entered into a Global Termination Agreement with Ship Finance International Limited and certain of its subsidiaries (“SFL”) which enabled us to early terminate the bareboat charters of the five foreign-built, U.S.-flag vessels that formerly operated in the FSX service.

Pursuant to the Global Termination Agreement, in consideration for the early termination of the vessel leases, and related agreements and the mutual release of all claims thereunder, we agreed to: (i) issue to SFL $40.0 million in aggregate principal amount of Second Lien Senior Secured Notes due 2016; (ii) issue to SFL the number of warrants to purchase 9,250,000 shares of our common stock at a conversion price of $0.01 per common share, which in the aggregate represents 10% of the fully diluted shares of such common stock after giving effect to such issuance but subject to approximately 8% dilution for a management incentive plan; (iii) transfer to SFL certain property on board the vessels (such as bunker fuel, spare parts and equipment, and consumable stores) at the time of redelivery to SFL without any additional payment; (iv) reimburse reasonable costs incurred by SFL to (a) return the vessels from their current laid up status to operating status, which reimbursement shall not exceed $0.6 million, (b) reposition the vessels from the Philippines to either Hong Kong or Singapore, which reimbursement shall not exceed $0.1 million, (c) remove our stack insignia and name from the vessels, which reimbursement shall not exceed $0.1 million, and (d) complete the reflagging of the vessels to the Marshall Islands registry, which reimbursement is currently expected to approximate $0.1 million; and (v) reimburse SFL for their reasonable costs and expenses incurred in connection with the transaction, which we estimate represents an aggregate maximum reimbursement obligation to the SFL Parties of $0.6 million.

In connection with the Global Termination Agreement, we adjusted the restructuring charge related to our vessel lease obligations originally recorded during our fiscal fourth quarter of 2011. Based on (i) the issuance to SFL of $40.0 million in aggregate principal amount of Second Lien Senior Secured Notes due 2016, (ii) the 9,250,000 warrants issued to SFL multiplied by the closing price of our stock on April 9, 2012, which was the effective date of the agreement, (iii) fees associated with the vessel lease termination, (iv) reimbursement obligations to the SFL Parties, and (v) the net present value of the vessel lease liability as of April 9, 2012, we recorded an additional restructuring charge of $14.1 million during the 2nd quarter of 2012, which was recorded as part of discontinued operations.

We refer to the transactions described under this heading as the “April 9, 2012 transactions.”

NYSE Delisting

On October 14, 2011, the NYSE notified us trading in our common stock would be suspended on October 20, 2011. On October 20, 2011, our common stock began trading on the over-the-counter (“OTC”) market under a new stock symbol, HRZL. We requested a review of the NYSE’s determination by a committee of the Board of Directors of the NYSE Regulation. Upon the conclusion of the appeal process, the NYSE confirmed, on February 29, 2012, its determination to delist our common stock. Our common stock was removed from listing on the NYSE and a Form 25 was filed on March 1, 2012.

Resignation and Election of New Directors

In connection with the April 9, 2012 transactions, we reduced the size of our Board of Directors to seven members from eleven. Board member Jeffrey A. Brodsky has succeeded Alex J. Mandl as Chairman. Mr. Mandl retired from the Board, along with William J. Flynn, Bobby J. Griffin and Carol B. Hallett.

Appointment of Samuel A. Woodward as President, CEO and Director; Resignation of Stephen Fraser

On June 7, 2012, our Board of Directors appointed Samuel A. Woodward, age 63, as President and Chief Executive Officer of the Company and as a director, effective on that date.

Mr. Woodward served as Managing Director of Bengur Bryan & Co. from June 2008 until May 2012. Prior to Bengur Bryan & Co., Mr. Woodward was the Chairman, President and Chief Executive Officer of Gemini Air Cargo, Inc. from March 2004 to June 2008.

On June 7, 2012, we entered into an employment agreement (the “Woodward Employment Agreement”) with Mr. Woodward to serve as President and Chief Executive Officer until June 30, 2015. The Woodward Employment Agreement will be extended for additional one year terms unless either party gives notice to the other party prior to April 1, 2015 or any subsequent anniversary thereof of its election not to extend the term. In addition, either party may terminate the Woodward Employment Agreement upon 30 days notice.

The Woodward Employment Agreement provides that Mr. Woodward will receive an annual base salary of $600,000, subject to periodic increases as determined by our Board of Directors. For 2012, Mr. Woodward will receive a cash bonus of no less than $200,000, even if the goals established by our Board of Directors are not met. The 2012 bonus may be up to 133% of the amount of base salary paid to Mr. Woodward during 2012 if the Company’s financial performance meets or exceeds certain goals that our Board of Directors has established. In later years, Mr. Woodward will be eligible to receive a performance bonus of less than the 100% target and up to 133% of the amount of his annual base salary depending upon whether performance targets established by our Board of Directors or the Compensation Committee of our Board of Directors for that year have been partially met, met, or exceeded.

Mr. Woodward also received 3,000,000 equity incentive awards. One half of the equity incentive awards will vest if Mr. Woodward remains in continuous employment with the Company on the vesting dates determined by our Board of Directors. The other half of the equity incentive awards will vest at various times during the term of the Woodward Employment Agreement if Mr. Woodward remains in continuous employment with the Company and certain performance goals established by our Board of Directors or the Compensation Committee have been met.

In addition, we will reimburse Mr. Woodward for his reasonable expenses related to travel between his current residence and Charlotte, North Carolina for a period of six months, and we will provide relocation assistance in accordance with the Company’s relocation policy for all employees. Mr. Woodward will also be eligible to participate in the standard employee benefit plans generally available to executive employees of the Company, including long-term equity incentive plans, health insurance, life and disability insurance, employee stock purchase plan, 401(k) plan, and paid time off and paid holidays. We will also reimburse Mr. Woodward for his documented business expenses incurred in connection with his employment pursuant to the Company’s standard reimbursement expense policy and practices. We will further reimburse Mr. Woodward for up to $30,000 of his expenses incurred in connection with negotiating the Woodward Employment Agreement.

If Mr. Woodward’s employment is terminated as a result of his death or disability, (i) Mr. Woodward’s time-based equity incentive awards (and his other unvested time-based equity awards, if any) will immediately vest and become payable, (ii) Mr. Woodward’s performance based equity incentive awards will pro-ratably vest for the year in which his employment terminates, contingent upon performance goal achievement for that year, and (iii) Mr. Woodward or his estate will be paid in a lump-sum a pro-rata portion of the annual bonus that he would have been paid had his employment not been terminated, contingent upon performance goal achievement for that year.

If Mr. Woodward’s employment is terminated by the Company without cause or if he terminates his employment for good reason (as those terms are defined in the Agreement), Mr. Woodward will be entitled to receive continued payment of his current base salary and medical and dental benefits for eighteen months. In addition, (i) a pro-rata portion of Mr. Woodward’s unvested, time-based equity incentive awards (and his other unvested time-based equity awards, if any) that would have vested at the end of the year of the termination will immediately vest and become payable, (ii) Mr. Woodward’s performance based equity incentive awards will pro-ratably vest for the year in which his employment terminates, contingent upon performance goal achievement for that year, and (iii) Mr. Woodward will be paid a lump-sum pro-rata portion of the annual bonus that he would have been paid had his employment not been terminated, contingent upon performance goal achievement for that year.

In the event of a change of control of the Company, all of Mr. Woodward’s unvested time-based equity incentive awards (and other unvested time-based equity awards, if any) and his unvested performance based equity incentive awards will vest immediately and be paid at the time of the change of control. If Mr. Woodward’s employment is terminated within six months following a change control, either by the Company without cause or by Mr. Woodward for good reason, Mr. Woodward will be entitled to receive the same payments and benefits described above, except that the lump-sum pro-rata portion of the annual bonus will be based on the amount payable for attaining the target performance goals for that year, without regard to actual performance for the year.

The Woodward Employment Agreement also provides that Mr. Woodward will not engage in competition with the Company during his employment or for eighteen months following termination of employment, and that he will comply with certain other post-termination restrictions.

There are no arrangements or understandings between Mr. Woodward and any other persons pursuant to which he was selected as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On June 7, 2012, Stephen H. Fraser stepped down as Interim President and Chief Executive Officer of the Company, effective as of June 7, 2012. Mr. Fraser also resigned from our Board of Directors effective as of June 7, 2012. All 1,224 shares of Mr. Fraser’s unvested, restricted stock became fully vested in connection with his resignation from our Board of Directors.

On June 7, 2012, we entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Fraser, whereby the Company will retain Mr. Fraser as a consultant effective June 12, 2012 for a period of one year. Mr. Fraser will provide the consulting services requested by the Company and will be paid $525 per hour for such consulting services.

In addition, on June 7, 2012, we entered into Amendment No. 1 to the Employment Agreement (the “Amendment”) with Mr. Fraser. The Amendment provides that Mr. Fraser will resign as a member of our Board effective as of the commencement of the successor CEO with the Company, and that he and our Board of Directors could agree to extend his employment for a transition period following the hiring of a successor CEO.

Change of Control Severance Agreement

On July 25, 2012, our Board of Directors authorized the Company to enter into a Change of Control Severance Agreement, dated July 25, 2012 (the “COC Agreement”) with Michael T. Avara, Executive Vice President and Chief Financial Officer, Brian W. Taylor, Executive Vice President and Chief Operating Officer and Michael F. Zendan II, Senior Vice President, General Counsel and Secretary and certain other officers of the Company. The principal executive officer did not enter into a COC Agreement with the Company, but he has an employment agreement with the Company that includes change of control terms.

The COC Agreements provide that if the executive is terminated without “Cause”, or if the executive terminates his employment for “Good Reason”, within 24 months of a “Change of Control” (as those terms are defined in the COC Agreement), the executive will be entitled to receive:

•

a cash lump sum severance payment equal to two times the sum of: (A) the executive’s annual base salary in effect immediately before his or her termination, and (B) the executive’s annual target bonus opportunity for the fiscal year in which the severance payment is triggered;

•	full vesting of the executive’s equity awards outstanding on the termination date and not otherwise vested;

•	a cash lump sum payment equal to the total premiums the executive would have been required to pay for 18 months of COBRA continuation coverage for himself or herself, plus any eligible dependents;

•

continued participation for the executive and his or her eligible dependents in the Company’s optional life insurance and optional personal accident plans for two years following the executive’s termination date; and

•	outplacement services incurred of up to $25,000 for the period ending one year after the termination date.

The executive shall be eligible to receive the payments and benefits under the COC Agreement if the executive executes a release in favor of the Company and enters into a noncompete, nonsolicitation and nondisclosure agreement in favor of the Company.

If the payments or benefits received by any executive under the COC Agreement and any other compensation arrangement would be subject to the tax imposed by Section 4999 of the Internal Revenue Code, then the payments and benefits the executive is entitled to under the COC Agreement will be reduced such that no portion of the total payments the executive will receive under the COC Agreement and any other arrangement are subject to the excise tax, but only if the net amount of such reduced payments after taxes is greater than or equal to the net amount after taxes of such payments without such reduction.

The term of each COC Agreement will end on December 31, 2013, and shall automatically be extended for additional one-year periods, unless 90 days prior to the end of the term, the Company or the executive shall give notice to the other party not to extend the term. However, the term shall immediately expire if the executive is terminated by the Company for any reason prior to a Change of Control. Further, in the event of a Change of Control, the term shall automatically be extended to the second anniversary of the Change of Control, and the term shall not end during the severance period of an executive.

Any payments an executive receives under the COC Agreement will be in lieu of any similar severance or termination compensation such that there will be no duplication of severance payments or benefits.

Amendment to Executive Severance Plan

On July 25, 2012, our Board authorized the Company to amend the Executive Severance Plan to provide that if an executive is a party to a COC Agreement, it will not preclude the executive from being eligible to participate in the Executive Severance Plan.

2012 Incentive Compensation Plan

On July 25, 2012, our Board adopted the 2012 Incentive Compensation Plan (the “2012 Plan”) to provide employees of the Company and its affiliates the opportunity to earn equity and other incentive compensation. The Board also reserved and authorized 4,450,000 shares of the Company’s common stock for issuance pursuant to awards to be granted under the 2012 Plan. The 2012 Plan does not replace or supersede the Company’s 2009 Incentive Compensation Plan, and approximately 35,000 shares of the Company’s common stock remain authorized and available for issuance under the 2009 plan.

The following types of awards may be granted under the 2012 Plan:

•

Performance Grants. Performance grants may be paid in cash, stock or a combination of cash and stock as determined by the Compensation Committee of the Board (the “Committee”). Each performance grant will include the performance goals for the award and the performance criteria with respect to which such goals are to be measured, the target and maximum amounts payable under such award, the period over which the award is to be earned and any other terms of such grant. The Committee shall set the terms of the grant under the 2012 Plan, including the performance goals and criteria and the amount of cash or stock payable under such grant.

•

Performance Shares. The Committee may grant performance shares and establish the goals for such shares and the number of shares of stock payable at specified levels of performance. The shares to be paid to a participant under an award will be calculated by measuring the achievement of the performance criteria as established by the Committee. The Committee may increase or decrease the minimum, target or maximum levels with respect to any performance goal after the start of a performance period at its discretion.

•

Restricted Stock Awards. The Committee may grant shares of restricted stock and shall establish the terms and conditions upon which the restrictions on the shares shall lapse, which may include the continued performance of services or the achievement of performance conditions established by the Committee.

•

Performance Share Units and Restricted Stock Units. The Committee may grant performance share units and restricted stock units and shall establish the terms and conditions upon which the performance share units and restricted stock units shall be earned, vest and be paid. Performance share units may be conditioned upon the achievement of performance conditions and the continued performance of services, as determined by the Committee. The Committee shall establish the terms and conditions upon which the restricted stock units shall vest and be paid. Vesting may be conditioned upon continued performance of services or the achievement of performance conditions or both. Performance share units and restricted stock units may be paid in cash, stock or a combination of cash and stock as determined by the Committee and set forth in the award.

•

Stock Options. The Committee may grant nonstatutory stock options with an exercise price of at least 100% of the fair market value of the Company’s stock on the grant date. These options may be exercised in whole or in part at the times specified by the Committee in the grant.

•

Stock Appreciation Rights. The Committee may grant stock appreciation rights and tandem rights and shall determine the conditions of such grant. Stock appreciation rights shall allow the participant to receive a cash payment equal to the amount by which the fair market value of the Company’s stock on the date the stock appreciation right is surrendered exceeds the fair market value of the Company’s stock on the date of the grant of the stock appreciation right. A tandem right allows the recipient to surrender all or a portion of the underlying option relating to the same number of shares of stock of the Company as is covered by the tandem right, and to receive a cash payment equal to the amount by which the fair market value on the date of exercise of the Company’s stock covered by the surrendered portion of the option exceeds the exercise price of the Company’s stock covered by the surrendered portion of the underlying option.

•	Director Awards. The Board may grant director awards to non-employee directors in the form of restricted stock, restricted stock units, performance share units, options or stock appreciations rights.

The 2012 Plan will terminate on the close of business on the day immediately following the tenth anniversary of the 2012 Plan’s effective date and no new awards may be granted after its termination. Generally, the Board may terminate the 2012 Plan at any time and may amend the 2012 Plan at any time.

Director Restricted Stock Unit Awards

On July 25, 2012, our Board granted each non-employee member of the Board 150,000 restricted stock units pursuant to the terms of the 2012 Plan. The restricted stock units will vest on the following dates if the director is continuously a member of the Board on the following dates: 30,000 restricted stock units on March 31, 2013, 60,000 restricted stock units on March 31, 2014 and 60,000 restricted stock units on March 31, 2015. All of the restricted stock units will be settled in shares of the Company’s stock. All of the unvested restricted stock units shall immediately vest and no longer be subject to restriction immediately prior to a change of control, as defined in the 2012 Plan. All of the restricted stock units carry dividend equivalent rights. Each restricted stock unit has the economic value equal to one share of our common stock.

Employee Restricted Stock Unit Awards

On July 25, 2012, the Committee granted certain officers of the Company restricted stock units, subject to the terms of the 2012 Plan, including the following grants to certain executive officers: Michael T. Avara, 616,667 restricted stock units; Brian W. Taylor, 616,667 restricted stock units; and Michael F. Zendan II, 375,000 restricted stock units. Each restricted stock unit has the economic value equal to one share of our common stock.

One half of the restricted stock units will vest on the following dates solely if such executive remains in continuous employment with the Company: 61,668 restricted stock units for Mr. Avara and Mr. Taylor and 37,500 restricted stock units for Mr. Zendan, on March 31, 2013; 123,333 restricted stock units for Mr. Avara and Mr. Taylor and 75,000 restricted stock units for Mr. Zendan, on March 31, 2014; and 123,333 restricted stock units for Mr. Avara and Mr. Taylor and 75,000 restricted stock units for Mr. Zendan, on March 31, 2015.

The other half of the restricted stock units will vest on the following dates if such executive remains in continuous employment with the Company and certain performance goals established by the Committee have been met: 61,667 restricted stock units for Mr. Avara and Mr. Taylor and 37,500 restricted stock units for Mr. Zendan, on March 31, 2013; 123,333 restricted stock units for Mr. Avara and Mr. Taylor and 75,000 restricted stock units for Mr. Zendan, on March 31, 2014; and 123,333 restricted stock units for Mr. Avara and Mr. Taylor and 75,000 restricted stock units for Mr. Zendan, on March 31, 2015. If any of the performance based restricted stock units do not vest on their assigned performance date solely because the performance goals are not met, then such restricted stock units shall remain outstanding and be eligible to vest on subsequent vesting dates to the extent the Company achieves the performance goals for such subsequent performance period.

One half of any vested restricted stock units will be settled in shares of the Company’s stock, and the Committee has the discretion to settle the other half of any vested restricted stock in either shares of the Company’s stock, cash or both. All of the unvested restricted stock units shall immediately vest and no longer be subject to restriction immediately prior to a change of control, as defined in the 2012 Plan. All of the restricted stock units carry dividend equivalent rights.

Shareholder Rights Plan

On August 28, 2012, our Board of Directors adopted a shareholder rights plan (the “Rights Plan”) designed to preserve the value of our significant net operating loss carryforwards (“NOLs”) and other related tax assets under Section 382 of the Internal Revenue Code (the “Code”).

Our ability to utilize these tax assets would be substantially limited upon an “ownership change,” which is generally defined in Section 382 of the Code as a more than 50 percentage point increase in stock ownership, during a rolling three-year testing period, by “5% shareholders” (as defined in Section 382 of the Code). The Rights Plan was adopted to reduce the likelihood of this occurring by deterring the acquisition of our stock or securities that are exercisable for or convertible into our stock by persons or groups that would create such “5% shareholders.” Our estimated NOLs United States federal income tax purposes as of December 5, 2011 were approximately $117.4 million.

Under the Rights Plan, one right will attach to each share of our common stock. Pursuant to the Rights Plan, if any person or group (subject to customary exceptions specified in the Rights Plan) acquires “beneficial ownership” (as defined in the Rights Plan) of 4.9% or more of the “outstanding shares” of our common stock without the Board’s approval, significant dilution in the economic interest and voting power of such person or group would occur. For purposes of calculating percentage ownership under the Rights Plan, “outstanding shares” of our common stock will include all of the shares of common stock actually issued and outstanding, as well as all of the shares of common stock issuable upon the exercise of all outstanding warrants (whether or not such warrants are currently exercisable). The Rights Plan also provides that a person or group will be deemed to “beneficially own” all of the shares of the Company’s common stock that such person or group would have the right to acquire (including through the ownership of warrants) if it had been a “U.S. Citizen” (as defined in the Company’s certificate of incorporation). Existing shareholders who currently beneficially own 4.9% or more of the “outstanding shares” of common stock will cause this dilutive event to occur only if they acquire beneficial ownership of additional stock (including through the ownership of warrants) in an amount in excess of 0.5% of the “outstanding shares” of common stock. In its discretion, the Board may exempt certain transactions from the provisions of the Rights Plan, including if it determines that the transaction will not jeopardize the deferred tax assets or the transaction will otherwise serve our best interests. The Rights Plan may be terminated by the Board of Directors of Horizon Lines at any time prior to the rights becoming exercisable.

The rights are not exercisable until a later date and will expire on August 27, 2015, or earlier upon the date that: (1) the Board determines that the plan is no longer needed to preserve the deferred tax assets or is no longer in the best interest of the Company and its stockholders, (2) the Board determines, at the beginning of a specified period, that no tax benefits may be carried forward, or (3) the rights are redeemed or exchanged by the Board pursuant to the Rights Plan. The issuance of the rights is not a taxable event and will not affect our reported financial condition or results of operations (including earnings per share).

In connection with the adoption of the Rights Plan, our Board of Directors also amended our bylaws to require any person or group who acquires beneficial ownership of 4.9% or more of the “outstanding shares” of our common stock, taking into account all of the shares of our common stock that such person or group would have the right to acquire (including through the exercise of warrants) if it had been a “U.S. Citizen” (as defined in the Company’s certificate of incorporation), to notify us of its ownership and provide certain additional information. These amendments are designed to enhance our ability to monitor beneficial ownership levels under the Rights Plan.

Principal Executive Offices

Our principal executive offices are located at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211 and our telephone number is (704) 973-7000. Our website address is http://www.horizonlines.com. Our website and the information contained on our website are not part of this prospectus.

Organizational Structure

The following chart summarizes our organizational structure and our principal indebtedness as of the date of this prospectus.

(1)	Horizon Lines, LLC is the borrower under the New ABL Facility For more information on the New ABL Facility, see “Description of Other Indebtedness—New ABL Facility.”
(2)	We are offering First Lien Exchange Notes in exchange for First Lien Old Notes pursuant to this exchange offer. The First Lien Exchange Notes are guaranteed on a senior, secured basis by the Parent and all of its subsidiaries (except for the Issuer) on a senior, secured basis. For more information on the First Lien Exchange Notes, see “Description of First Lien Notes.”
(3)	We are offering Second Lien Exchange Notes in exchange for Second-Lien Old Notes pursuant to this exchange offer. The Second Lien Exchange Notes are guaranteed by the Parent and all of its subsidiaries (except of the Issuer) on a senior, secured basis. For more information on the Second Lien Exchange Notes, see “Description Second Lien Notes.”
(4)	The Series A Notes and Series B Notes are guaranteed on a senior, secured basis by Horizon Lines, LLC and the other Guarantors listed below. For more information on the Series A Notes and the Series B Notes, see “Description of Other Indebtedness.”
(5)	The other Guarantors are: Horizon Lines Holding Corp., Hawaii Stevedores, Inc., Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, H-L Distribution Service, LLC, Horizon Logistics, LLC, Aero Logistics, LLC, Sea-Logix, LLC and Horizon Services Group, LLC. All of the other Guarantors are domestic subsidiaries of the Parent.

SUMMARY OF EXCHANGE OFFER

On October 5, 2011, we sold, through a private placement exempt from the registration requirements of the Securities Act, $225.0 million of our 11.00% First Lien Senior Secured Notes due 2016, which are eligible to be exchanged for First Lien Exchange Notes, and $100.0 million of our Second Lien Senior Secured Notes due 2016, which are eligible to be exchanged for Second Lien Exchange Notes. On April 9, 2012, we sold, through a private placement exempt from the registration requirements of the Securities Act, $40.0 million of our Second Lien Senior Secured Notes due 2016, which are eligible to be exchanged for Second Lien Exchange Notes. On April 15, 2012, we redeemed 0.5% of our outstanding First Lien Old Notes and made a PIK Interest payment (as defined below) on our Second Lien Old Notes. We refer to the 11.00% First Lien Senior Secured Notes due 2016 and the Second Lien Senior Secured Notes due 2016 collectively as “Old Notes” in this prospectus.

Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes (as amended, the “Registration Rights Agreement”). Under the Registration Rights Agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical Notes, which will be issued in exchange for the Old Notes, to be filed with the United States Securities and Exchange Commission (the “SEC”) as soon as practicable after the date of issuance of the Old Notes and to cause such registration statement to become effective within 400 days of the date of issuance of the Old Notes. We refer to the First Lien Exchange Notes and the Second Lien Exchange Notes to be registered under this exchange offer registration statement as “Exchange Notes” and collectively with the Old Notes, we refer to them as the “notes” in this prospectus. You may exchange your Old Notes for the applicable Exchange Notes in this exchange offer. You should read the discussion under the headings “Summary of Exchange Offer,” “Exchange Offer” and “Description of Notes” for further information regarding the Exchange Notes.

Securities Offered	$223.9 million aggregate principal amount of new 11.00% First Lien Senior Secured Notes due 2016 and $147.9 million aggregate principal amount of new Second Lien Senior Secured Notes due 2016.

We are also offering approximately $135.9 million of additional Second Lien Senior Secured Notes due 2016, and guarantees thereon, that may be issued, at our option, in lieu of cash interest payments on the Second Lien Exchange Notes. See “Description of Second Lien Notes.”

Exchange Offer	We are offering to exchange the First Lien Old Notes for a like principal amount at maturity of the First Lien Exchange Notes. We are also offering to exchange the Second Lien Old Notes for a like principal amount at maturity of the Second Lien Exchange Notes.

First Lien Old Notes may be exchanged only in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

Second Lien Old Notes may be exchanged only in minimum principal amounts of $1.00 and integral multiples of $1.00 in excess thereof.

The exchange offer is being made pursuant to the Registration Rights Agreement which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 11:59 p.m., New York City time, on , 2012, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to 11:59 p.m., New York City time on the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense promptly after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•	you acquire the Exchange Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.

Broker-Dealer	Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the exchange offer.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests	The Old Notes were issued as global securities and were deposited upon issuance with U.S. Bank National Association, which issued uncertificated depositary interests in those outstanding Old Notes, which represent a 100% interest in those Old Notes, to The Depositary Trust Company (“DTC”).

Beneficial interests in the outstanding Old Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Old Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your outstanding Old Notes by instructing your broker or bank where you keep the Old Notes to tender them for you. In some cases you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Old Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.”

Your outstanding First Lien Old Notes must be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Your outstanding Second Lien Old Notes must be tendered in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your outstanding Old Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 11:59 p.m., New York City time, on the expiration date of the exchange offer.

United States Federal Income Tax Considerations	The exchange offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange Agent	Global Bondholder Services Corporation is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “Exchange Offer—Consequences of Failure to Exchange,” “Description of First Lien Notes—Registration Rights Agreement” and “Description of Second Lien Notes—Registration Rights Agreement”

SUMMARY OF TERMS OF EXCHANGE NOTES

The summary below describes the principal terms of the Exchange Notes, the guarantees and the related indentures. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of First Lien Notes” and “Description of Second Lien Notes” sections of this prospectus contain more detailed descriptions of the terms and conditions of the notes and the related indentures.

Issuer	Horizon Lines, LLC.

Securities offered	$223.9 million in aggregate principal amount of new 11.00% First Lien Senior Secured Notes due 2016.

$147.9 million in aggregate principal amount of new Second Lien Senior Secured Notes due 2016.

Maturity date	The First Lien Exchange Notes and the Second Lien Exchange Notes will mature on October 15, 2016.

Interest rate	The First Lien Exchange Notes will accrue interest at the rate of 11.00% per annum.

The Second Lien Exchange Notes will accrue interest as follows:

•	Cash Interest (as defined below) on the Second Lien Exchange Notes will accrue at a rate of 13.00% per annum.

•	PIK Interest (as defined below) on the Second Lien Exchange Notes will accrue at a rate of 15.00% per annum.

•	Partial PIK Interest (as defined below) on the Second Lien Exchange Notes will accrue at a rate of 14.00% per annum.

For any interest payment period the Issuer may, at its option elect to pay interest on the Second Lien Exchange Notes:

•	entirely in cash (“Cash Interest”);

•	entirely by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”); or

•

on 50% of the outstanding principal amount of the Notes in cash and on 50% of the outstanding principal amount by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“Partial PIK Interest”).

The Issuer must elect the form of interest payment with respect to each interest period by delivering a written notice to the Trustee prior to the beginning of such interest period. The Trustee shall promptly deliver a corresponding written notice to the Holder of the Second Lien Exchange Notes. In the absence of such an election for any interest period, interest on this Note shall be payable according to the election for the previous interest period.

Interest payment dates	Interest on the Exchange Notes will be payable on April 15 and October 15 of each year, commencing on October 15, 2012.

Ranking	The Exchange Notes and the related guarantees will be our senior secured obligations and will rank pari passu in right of payment with all of the Issuer’s and the Guarantors’ existing and future senior indebtedness. In addition, the Exchange Notes will rank senior to any of our and the guarantors’ existing and future subordinated indebtedness.

Security	The First Lien Exchange Notes and the related guarantees will initially be secured, subject to permitted liens and except for certain excluded assets and customary exceptions, by (i) a second priority lien on accounts, deposit accounts, securities accounts, investment property (other than equity interests of subsidiaries of the Issuer), cash, tax refunds and similar tax payments, and certain intercompany loans, chattel paper, documents, instruments, letter-of-credit rights, supporting obligations, contract rights, general intangibles (excluding intellectual property), commercial tort claims and related books and records of the Issuer and the guarantors (the “ABL Priority Collateral”) and (ii) a first priority lien on substantially all other non-current assets of the Issuer and the guarantors securing the First Lien Secured Notes and the Second Lien Secured Notes (the “Notes Priority Collateral”), subject in each case to customary exceptions.

The Second Lien Exchange Notes and the related guarantees will initially be secured, subject to permitted liens and except for certain excluded assets and customary exceptions, by (i) a third priority lien on the ABL Priority Collateral and (ii) a second priority lien on the Notes Priority Collateral, subject in each case to customary exceptions.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by our parent and each of our existing subsidiaries and future domestic subsidiaries. The guarantees may be released in certain instances. See “Description of the First Lien Notes—The Notes Guarantees” and “Description of the Second Lien Notes—The Notes Guarantees”

Redemption	The First Lien Exchange Notes:

•

will be subject to redemption, at our option, in whole or in part, at any time after October 5, 2011 (the “Issue Date”) and prior to one year after the Issue Date at 101.5% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date,

•

will also be subject to redemption, at our option, at any time from and after one year from the Issue Date at 100% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date; and

•

will be subject to mandatory redemption by us on each April 15 and October 15, commencing April 15, 2012, when in each case we will be required to redeem 0.50% of the aggregate original principal amount of the First Lien Exchange Notes (including any Additional Notes).

The Second Lien Exchange Notes:

•	will not be subject to redemption at our option prior to October 15, 2013;

•

will be subject to redemption, at our option, in whole or in part, at any time on or after October 15, 2013, at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date if redeemed during the 12-month period beginning on October 15 of the years indicated:

Year	Redemption Price
2013	106.000%
2014	103.000%
2015 and thereafter	100.000%

•	will not be subject to mandatory redemption by us.

•

are subject to mandatory redemption, at purchase price equal to the principal amount of the Second-Lien Exchange Notes plus accrued and unpaid interest, by SFL under circumstances where, among other things, the Company or certain subsidiaries of the Company commences liquidation, administration, or receivership or other similar proceedings, or such proceedings are commenced against it.

Change of control offer	If a change of control triggering event occurs, subject to certain conditions, we must offer to repurchase the Exchange Notes at a price equal to 101% of the principal amount of the Exchange Notes, plus accrued and unpaid interest to the date of repurchase. See “Description of the First Lien Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Second Lien Notes—Repurchase at the Option of Holders—Change of Control”

Certain covenants	The indentures governing the Exchange Notes contain covenants limiting, among other things, our ability and the ability of our Parent and its restricted subsidiaries to:

•	borrow additional money;

•

make certain restricted payments, including, but not limited to, paying dividends on our stock or our restricted subsidiaries’ stock, or issuing, selling or repurchasing our stock or our restricted subsidiaries’ stock;

•	transfer or sell assets;

•	create liens;

•	create restrictions on the ability of our subsidiaries to pay dividends or make loans to us;

•	merge or consolidate;

•	enter into transactions with affiliates; and

•	engage in certain business activities.

See “Description of the First Lien Notes—Certain Covenants” and “Description of the Second Lien Notes—Certain Covenants.”

Events of default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Exchange Notes, see “Description of the First Lien Notes—Events of Default” and “Description of the Second Lien Notes— Events of Default.”

No prior market	The Exchange Notes will be new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the Exchange Notes, your ability to sell the notes or the price at which you would be able to sell the Exchange Notes. See “Risk Factors—Risks related to the Exchange Notes— There is no existing public trading market for the Exchange Notes, and your ability to sell such notes will be limited.”

Listing	We do not intend to list the Exchange Notes on any securities exchange.

Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes.

Form and denomination	The Exchange Notes will be delivered in fully-registered form. The Exchange Notes will be represented by one or more global notes, deposited with the trustee as a custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The First Lien Exchange Notes will be issued in denominations of $2,000 and integral multiples of $1,000.

The Second Lien Exchange Notes will be issued in denominations of $1.00 and integral multiples of $1.00.

Governing law	The Exchange Notes and the indentures governing the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	U.S. Bank National Association

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The summary historical consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this prospectus, and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

The summary financial data as of December 25, 2011, December 26, 2010 and December 20, 2009 have been derived from our historical consolidated financial statements appearing elsewhere in this prospectus. The summary financial data as of June 24, 2012 and for each of the six months ended June 24, 2012 and June 26, 2011 have been derived from our unaudited condensed consolidated financial statements and related notes included appearing elsewhere in this prospectus.

We have a 52-or 53-week fiscal year (every sixth or seventh year) that ends on the Sunday before the last Friday in December. Fiscal year 2010 consisted of 53 weeks and each of the other years presented below consisted of 52 weeks.

The summary historical consolidated financial data is as follows (in thousands, except per share data):

	Six Months Ended		Fiscal Years Ended
	June 24, 2012	June 26, 2011	Dec. 25, 2011	Dec. 26, 2010	Dec. 20, 2009
Statement of Operations Data:
Operating revenue	$534,294	$494,451	$1,026,164	$1,000,055	$979,352
Legal settlements(1)	—	(18,202)	(5,483)	32,270	20,000
Goodwill impairment(2)	—	—	115,356	—	—
Impairment of assets	257	2,818	2,997	2,655	1,867
Restructuring costs	—	—	—	1,843	747
Operating (loss) income	(5,054)	8,761	(97,856)	4,894	24,426
Interest expense, net	35,230	23,626	55,677	40,117	38,036
Loss (gain) on conversion/modification/early extinguishment of debt(3)	36,421	630	(16,017)	—	50
Gain on change in value of debt conversion features(4)	(19,130)	—	(84,480)	—	—
Income tax expense(5)	346	196	126	324	10,573
Net loss from continuing operations	(57,939)	(15,713)	(53,194)	(35,574)	(24,251)
Net loss from discontinued operations(6)	(20,641)	(23,774)	(176,223)	(22,395)	(7,021)

Net loss	$(78,580)	$(39,487)	$(229,417)	$(57,969)	$(31,272)
Basic and diluted net loss per share:
Continuing operations	$(5.00)	$(12.68)	$(36.33)	$(29.01)	$(20.06)
Discontinued operations	(1.78)	(19.19)	(120.37)	(18.27)	(5.81)

Basic and diluted net loss per share	$(6.78)	$(31.87)	$(156.70)	$(47.28)	$(25.87)
Number of shares used in calculations(7):
Basic	11,595	1,239	1,464	1,226	1,209
Diluted	11,595	1,239	1,464	1,226	1,209
Cash dividends declared	$—	$—	$—	$6,281	$13,397
Cash dividends declared per common share(7)	$—	$—	$—	$5.00	$11.00

	As of
	June 24, 2012	Dec. 25 2011	Dec. 26, 2010	Dec. 20, 2009
Balance Sheet Data:
Cash	$19,732	$21,147	$2,751	$6,419
Total assets	618,379	639,809	785,776	818,510
Total debt, including capital lease obligations(8)	430,977	515,848	516,323	514,855
Long term debt, including capital lease obligations, net of current portion(8)	425,244	509,741	7,530	496,105
Stockholders’ equity (deficiency)	786	(165,986)	39,792	101,278

	Six Months Ended		Fiscal Years Ended
	June 24, 2012	June 26, 2011	Dec. 25, 2011	Dec. 26, 2010	Dec. 29, 2009
Other Financial Data:
EBITDA(9)	$5,069	38,071	$60,868	$63,444	$81,546
Capital expenditures	4,230	6,708	15,111	15,991	9,750
Vessel dry-docking payments	9,336	6,839	12,547	19,110	14,696
Cash flows (used in) provided by:
Operating activities from continuing operations	(14,199)	(44,185)	(11,452)	53,441	62,991
Investing activities from continuing operations	(3,400)	(5,306)	(12,837)	(14,437)	(8,535)
Financing activities from continuing operations	36,075	71,494	93,978	(25,119)	(44,753)

(1)	We entered into a plea agreement, dated February 23, 2011, with the United States of America, under which we agreed to pay a fine of $45.0 million over five years without interest. On April 28, 2011, the U.S. District Court for the District of Puerto Rico amended the fine imposed on us by reducing the amount from $45.0 million to $15.0 million. We recorded a charge during the year ended December 26, 2010, of $30.0 million, which represented the present value of the expected installment payments. During the second quarter of 2011, we reversed $19.2 million of the $30.0 million charge recorded during the year ended December 26, 2010, related to the reduction in this legal settlement. In November 2011, we entered into a settlement agreement with all of the remaining significant shippers who opted out of the Puerto Rico direct purchaser antitrust class action settlement. We recorded a charge of $12.7 million during the fourth quarter of 2011, which represents the present value of the $13.8 million in installment payments. The year ended December 20, 2009, includes a $20.0 million charge for the settlement of the Puerto Rico MDL. In addition, the year ended December 26, 2010, includes a charge of $1.8 million for settlement of the investigation by the Puerto Rico office of Monopolistic Affairs and the lawsuit filed by the Commonwealth of Puerto Rico and the class action lawsuit in the indirect purchasers’ case. In January 2012, we entered into an agreement with the U.S. Department of Justice and pled guilty to two counts of providing federal authorities with false vessel oil record-keeping entries. Pursuant to the agreement and judgment entered by the United States District Court for the Northern District of California, we agreed to pay a fine of $1.0 million and donate an additional $0.5 million to the National Fish & Wildlife Foundation for environmental community service programs. Based on our best estimate at the time, we recorded a charge of $0.5 million related to this investigation during the year ended December 26, 2010. We recorded an additional $1.0 million during the six months ended June 26, 2011.
(2)

During the third quarter of 2011, due to qualitative and quantitative indicators including the expected shutdown of the FSX service and a deterioration in earnings, we reviewed goodwill for impairment. A discounted cash flow model was used to derive the fair value of the reporting unit. The step one analysis indicating that the carrying value of the reporting unit exceeds the fair value of the reporting unit resulted in the need to perform step two. Our step two analysis indicated that the fair value of long term assets, including property, plant, and equipment, and customer contracts, exceeded book value. Thus, the goodwill impairment was due to both the deterioration in earnings as well as the fair value of certain of our underlying assets being in excess of their book value. As such, we recorded a $115.4 million goodwill impairment charge during the year ended December 25, 2011.
(3)	During the six months ended June 24, 2012 we recorded a net loss on conversion of debt of $36.4 million. This is comprised of a $11.3 million gain on conversion of $49.7 million of Series B notes into equity on January 11, 2012 and a loss of $47.8 million on the conversion of $224.8 million of Series A and Series B Notes into equity on May 3, 2012.
(4)	During the six months ended June 24, 2012, we recorded a net gain in change of value of debt conversion features of $19.1 million. We are required to mark-to-market the embedded conversion features of the Series A and Series B Notes on a quarterly basis. The net gain is a result of the change in fair value of these embedded derivatives during the six months.
(5)	During the second quarter of 2009, we determined that it was unclear as to the timing of when we will generate sufficient taxable income to realize our deferred tax assets. Accordingly, we recorded a full valuation allowance against our deferred tax assets.
(6)	During the third quarter of 2011, we began a review of strategic alternatives for our FSX service. As a result of several factors, including: 1) the projected continuation of volatile trans-Pacific freight rates, 2) high fuel prices, and 3) significant operating losses, we decided to discontinue the FSX service. As a result, the FSX service has been classified as discontinued operations in all periods presented. During the 4th quarter of 2010, we decided to discontinue our logistics operations and determined that as a result of several factors, including: 1) the historical operating losses within the logistics operations, 2) the projected continuation of operating losses and 3) focus on the recently commenced international shipping activities, we would begin exploring the sale of our logistics operations. We reclassified our logistics operations as discontinued operations in all periods presented, and the logistics operations were transferred during the second quarter of 2011.
(7)	On December 7, 2011, we filed our restated certificate of incorporation to, among other things, effect a 1-for-25 reverse stock split. All prior periods presented have been adjusted to reflect the impact of this reverse stock split, including the impact on basic and diluted weighted-average shares and dividends declared per share.
(8)	Includes Second Lien Notes issued to SFL pursuant to the Global Termination Agreement. See “Recent Developments” for additional details.

(9)	EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that in addition to GAAP based financial information, EBITDA and Adjusted EBITDA are meaningful disclosures for the following reasons: (i) EBITDA and Adjusted EBITDA are components of the measure used by our board of directors and management team to evaluate our operating performance, (ii) EBITDA and Adjusted EBITDA are components of the measure used by our management team to make day-to-day operating decisions, (iii) EBITDA and Adjusted EBITDA are components of the measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general and (iv) the payment of discretionary bonuses to certain members of our management is contingent upon, among other things, the satisfaction by Horizon Lines of certain targets, which contain EBITDA and Adjusted EBITDA as components. We acknowledge that there are limitations when using EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The EBITDA amounts presented below contain certain charges that our management team excludes when evaluating our operating performance, for making day-to-day operating decisions and that have historically been excluded from EBITDA to arrive at Adjusted EBITDA when determining the payment of discretionary bonuses. A reconciliation of net loss to EBITDA and Adjusted EBITDA is included below (in thousands):

	Six Months Ended		Years Ended
	June 24, 2012	June 26, 2011	Dec. 25, 2011	Dec. 26, 2010	Dec. 20, 2009
Net loss	$(78,580)	$(39,487)	$(229,417)	$(57,969)	$(31,272)
Net loss from discontinued operations	(20,641)	(23,774)	(176,223)	(22,395)	(7,021)

Net loss from continuing operations	(57,939)	(15,713)	(53,194)	(35,574)	(24,251)
Interest expense, net	35,230	23,626	55,677	40,117	38,036
Income tax expense	346	196	126	324	10,573
Depreciation and amortization	27,432	29,962	58,259	58,577	57,188

EBITDA	5,069	38,071	60,868	63,444	81,546
Goodwill impairment	—	—	115,356	—	—
Department of Justice antitrust investigation costs	1,183	3,127	4,480	5,243	12,192
Other severance charges	1,279	2,946	3,470	542	306
Impairment charge	257	2,818	2,997	2,655	1,867
Legal settlements and contingencies.	—	(18,202)	(5,483)	32,270	20,000
Loss (gain) on conversion/modification/ extinguishment of debt and other refinancing costs	37,370	1,508	(15,112)	—	50
Gain on change in value of debt conversion features	(19,130)	—	(84,480)	—	—
Restructuring charge	—	—	—	1,843	747

Adjusted EBITDA	$26,028	$30,268	$82,096	$105,997	$116,708

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus before deciding to invest in the notes. The risks described below are not our only risks. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition, operating results or cash flow. In such a case, the trading price of the notes could decline, or we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Related to the Exchange Notes

To service our indebtedness, including the Exchange Notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to pay our expenses and make payments due on our indebtedness, including the Exchange Notes, depends on our future performance, which will be affected by financial, business, economic, legislative and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to pay interest or repay indebtedness, including the Exchange Notes, or to fund other liquidity needs. If we do not have sufficient funds, we may be required to sell assets or incur additional debt, or we may need to refinance all or a portion of our indebtedness, including the Exchange Notes, at or before maturity. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the Exchange Notes and our ability to pay interest and the amounts due under such notes.

Rights of holders of Exchange Notes in the collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets.

Subject to certain exceptions, the liens securing the Exchange Notes cover substantially all of our and the Guarantors’ assets, whether now owned or acquired in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the Exchange Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the lien thereon or of the priority of the lien securing the Exchange Notes.

Our cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

As of June 24, 2012, on a consolidated basis, we had (i) $420.3 million of outstanding funded long-term debt (exclusive of capital lease obligations of $6.6 million and outstanding letters of credit with an aggregate face amount of $18.9 million), (ii) approximately $186.6 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above) and (iii) a funded debt-to-equity ratio of 534.7 to 1.

Because we have substantial debt, we require significant amounts of cash to fund our debt service obligations. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt depends on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

•	operating difficulties;

•	increased operating costs;

•	increased fuel costs;

•	general economic conditions;

•	decreased demand for our services;

•	market cyclicality;

•	tariff rates;

•	prices for our services;

•	the actions of competitors;

•	regulatory developments; and

•	delays in implementing strategic projects.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and might be forced to reduce or delay capital expenditures, dispose of material assets or operations, seek to obtain additional equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In particular, in the event that we are required to dispose of material assets or operations to meet our debt service obligations, we cannot be sure as to the timing of such dispositions or the proceeds that we would realize from those dispositions. The value realized from such dispositions will depend on market conditions and the availability of buyers, and, consequently, any such disposition may not, among other things, result in sufficient cash proceeds to repay our indebtedness.

Our substantial level of indebtedness could materially adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

We have a substantial amount of debt. Our substantial indebtedness could have important consequences to you and significant effects on our business, including the following:

•

it may make it difficult for us to satisfy our obligations under our indebtedness and contractual and commercial commitments and, if we fail to comply with these requirements, an event of default could result;

•	we will be required to use a substantial portion of our cash flow from operations to pay interest on the our existing indebtedness, which will reduce the funds available to us for other purposes;

•	our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited;

•	our flexibility in reacting to changes in our industry may be limited and we could be more vulnerable to adverse changes in our business or economic conditions in general; and

•	we may be at a competitive disadvantage compared to our competitors that are not as highly leveraged.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our indebtedness.

Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the indentures governing the Exchange Notes limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indentures governing the Exchange Notes do not prevent us from incurring obligations that do not constitute indebtedness. See “Description of the First Lien Notes” and “Description of the Second Lien Notes.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

The Exchange Notes contain restrictive covenants that limit our operational flexibility.

The Exchange Notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These covenants will include restrictions on our ability to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	issue capital stock of our restricted subsidiaries;

•	transfer or sell assets, including the capital stock of our restricted subsidiaries;

•	make certain investments or acquisitions;

•	grant liens on our assets;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	enter into certain transactions with affiliates; and

•	merge, consolidate or transfer all or substantially all of our assets.

Our failure to comply with these restrictions could lead to a default under the Exchange Notes. The actual covenants are contained in the indentures governing the Exchange Notes. See “Description of the First Lien Notes—Certain Covenants” and “Description of the Second Lien Notes—Certain Covenants.”

Depending on the value of the collateral securing our obligations under the New ABL Facility and the notes, a substantial portion of the indebtedness under our New ABL Facility and certain additional indebtedness may be effectively senior to our First Lien Old Notes, and a substantial portion of the indebtedness under our New ABL Facility, our First Lien Old Notes and certain additional indebtedness may be effectively senior to our Second Lien Old Notes.

As of the date hereof, we have $42.5 million outstanding borrowings under our New ABL Facility, and we have $223.9 million of First Lien Old Notes, $147.9 million of Second Lien Old Notes, $2.0 million of Series A Notes, and $0.7 million of Series B Notes outstanding. See “Description of Other Indebtedness”

Obligations under our New ABL Facility are secured by a first-priority lien, obligations under our First Lien Old Notes are secured by a second-priority lien, obligations under our Second Lien Old Notes are secured by a third-priority lien and obligations under our Series A Notes and Series B Notes are secured by a fourth-priority lien on the ABL Priority Collateral. The second-priority liens on the ABL Priority Collateral securing the First Lien Old Notes and the related guarantees are therefore lower in priority than the liens securing our and the guarantors’ obligations under the New ABL Facility, and the third-priority liens on the ABL Priority Collaterial securing the Second Lien Old Notes and the related guarantees are therefore lower in priority than the liens securing our and the guarantor’s obligations under the New ABL Facility and the First Lien Old Notes. In addition, under the indentures governing the Exchange Notes, we and the Guarantors may, from time to time, be permitted to incur additional indebtedness, which may be secured by liens on the ABL Priority Collateral that rank senior in priority to the liens securing the Exchange Notes and the guarantees. As such, holders of the indebtedness under our New ABL Facility and any such other indebtedness will be entitled to realize proceeds from the realization of value of the ABL Priority Collateral to repay such indebtedness in full before the holders of the First Lien Old Notes, and holders of the indebtedness under our New ABL Facility and our First Lien Old Notes and any such other indebtedness will be entitled to realize proceeds from the realization of value of the ABL Priority Collateral to repay such indebtedness in full before the holders of the Second Lien Secured Notes and the guarantees will be entitled to any recovery from such collateral. As a result, the First Lien Exchange Notes and the guarantees are effectively junior in right of payment to indebtedness under the New ABL Facility, and the Second Lien Exchange Notes are effectively junior in right of payment to the indebtedness under the New ABL Facility and the First Lien Secured Notes, and any such other indebtedness, to the extent that the realizable value of the ABL Priority Collateral does not exceed the aggregate amount of such indebtedness.

Moreover, obligations under our First Lien Old Notes are secured by a first-priority lien, obligations under our Second Lien Old Notes are secured by a second-priority lien, obligations under our Series A Notes and Series B Notes are secured by a third-priority lien and obligations under our New ABL Facility are secured by a fourth-priority lien on the Notes Priority Collateral. The second-priority liens on the Notes Priority Collateral securing the Second Lien Old Notes and the guarantees are therefore lower in priority than the liens securing our and the Guarantors’ obligations under the First Lien Old Notes. In addition, under the indenture governing the Second Lien Old Notes, we and the Guarantors may, from time to time, be permitted to incur additional indebtedness, which may be secured by liens on the Notes Priority Collateral that rank senior in priority to the liens securing the Second Lien Exchange Notes and the guarantees. As such, holders of the First Lien Exchange Notes, and any such other indebtedness will be entitled to realize proceeds from the realization of value of the Notes Priority Collateral to repay such indebtedness in full before the holders of the Second Lien Exchange Notes and the guarantees will be entitled to any recovery from such Notes Priority Collateral. As a result, the Second Lien Exchange Notes and the guarantees are effectively junior in right of payment to the First Lien Secured Notes and any such other indebtedness, to the extent that the realizable value of the Notes Priority Collateral does not exceed the aggregate amount of such indebtedness.

It is possible that the realizable value of the collateral securing the Exchange Notes and the guarantees may not be sufficient, in an insolvency or other similar proceeding, to satisfy the claims of all effectively senior creditors, along with those of the holders of the notes and the guarantees.

The Exchange Notes will be structurally subordinated to all liabilities of any of our non–guarantor subsidiaries.

None of our future foreign subsidiaries or unrestricted domestic subsidiaries, if any, will guarantee the Exchange Notes. If any of our future foreign subsidiaries or unrestricted domestic subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the Exchange Notes effectively would be subordinated to all of the existing and future liabilities of our future foreign subsidiaries and our unrestricted domestic subsidiaries, if any.

Our obligation to offer to redeem Exchange Notes upon the occurrence of a fundamental change will be triggered only by certain specified transactions, and may discourage a transaction that could be beneficial to the holders of our common stock and the Exchange Notes.

The term “fundamental change” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the Exchange Notes or our common stock. Our obligation to offer to redeem the Exchange Notes upon a fundamental change would not necessarily afford holders of such notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Your right to exercise remedies with respect to the collateral is governed, and materially limited, by the Intercreditor Agreement.

The rights of the holders of the Exchange Notes with respect to the collateral will be limited by the Intercreditor Agreement (as defined herein). To the extent that we have outstanding obligations under our New ABL Facility or other senior or pari passu obligations secured by the collateral, any actions that may be taken in respect of any of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, are limited and controlled and directed by the lenders under the New ABL Facility or the holders of such other obligations. In those circumstances, the indenture trustee and the collateral agent on behalf of the holders of the First Lien Exchange Notes does not have the ability to control or direct such actions, even if an event of default under the indenture governing the First Lien Exchange Notes has occurred or if the rights of the holders of the First Lien Exchange Notes are or may be adversely affected.

In addition, to the extent that we have outstanding obligations under our New ABL Facility, First Lien Exchange Notes or other senior or pari passu obligations secured by the collateral, any actions that may be taken in respect of any of the collateral, including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, are limited, controlled and directed by the lenders under the New ABL Facility and the holders of First Lien Exchange Notes. In those circumstances, the indenture trustee and the collateral agent on behalf of the holders of the the Second Lien Exchange Notes does not have the ability to control or direct such actions, even if an event of default under the indenture governing the Second Lien Exchange Notes has occurred or if the rights of the holders of the Second Lien Exchange Notes are or may be adversely affected.

The collateral agent and the lenders under our New ABL Facility, the collateral agent and the holders of such other obligations are under no obligation to take into account the interests of holders of the First Lien Exchange Notes and the related guarantees, and the collaterial agent and the lenders under our New ABL Facility, the collateral agent and holders of the First Lien Exchange Notes and the holders of such other obligations are under no obligation to take into account the interests of holders of the Second Lien Exchange Notes and the related guarantees, when determining whether and how to exercise their rights with respect to the collateral, subject to the Intercreditor Agreement, and their interests and rights may be significantly different from or adverse to yours.

The imposition of certain permitted liens may cause the assets on which such liens are imposed to be excluded from the collateral securing the Exchange Notes and the guarantees. There are also certain other categories of property that are excluded from the collateral.

The indentures governing the Exchange Notes permit us and the Guarantors to grant certain permitted liens in favor of third parties and, in certain cases, any assets subject to such liens will be automatically excluded from the collateral securing the Exchange Notes and the guarantees to the extent inclusion in such collateral would be prohibited by the documents relating to such permitted liens.

Other categories of excluded assets and property include, among others, any assets owned by our non-guarantor subsidiaries, certain equipment assets, certain stock of foreign subsidiaries and the proceeds from any of the foregoing. See “Description of the First Lien Notes—Certain Definitions—Excluded Assets” and “Description of the Second Lien Notes—Certain Definitions—Excluded Assets.” Excluded assets are not available as collateral to secure our obligations and the obligations of the Guarantors under the Exchange Notes. As a result, with respect to the excluded assets, the Exchange Notes and the guarantees effectively rank equally with any of our and the Guarantors’ other senior indebtedness that is not itself secured by the excluded assets. In addition, some of the excluded assets will secure obligations under the New ABL Facility or may secure other additional indebtedness secured by liens that are pari passu with or higher priority than liens securing the Exchange Notes and the guarantees. As a result, the lenders under our New ABL Facility and such other indebtedness may be able to access such excluded assets to satisfy their claims prior to accessing the collateral to satisfy the claims under the Exchange Notes and the guarantees.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the Exchange Notes and the guarantees are automatically excluded from the collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The Exchange Notes and the guarantees are secured by a pledge of the capital stock, other securities and similar items of certain of our subsidiaries. Under Rule 3-16 of Regulation S-X (as in effect from time to time), if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents governing the Exchange Notes will provide that any capital stock and other securities of any of our subsidiaries are excluded from the collateral to the extent that the pledge of such capital stock or other securities to secure the Exchange Notes would cause such subsidiary to be required to file separate financial statements with the SEC in accordance with Rule 3-16 of Regulation S-X.

As a result, holders of the Exchange Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the Exchange Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities (and holders of the Exchange Notes would not have any ability to foreclose on any assets of any foreign subsidiary), so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. In addition, all of such capital stock and other securities will secure our New ABL Facility and may secure other additional secured indebtedness because Rule 3-16 of Regulation S-X does not apply to loans outstanding under bank loan agreements such as our New ABL Facility. As a result, the lenders under our New ABL Facility and such other indebtedness may be able to access such stock to satisfy their claims. See “Description of the First Lien Notes—Certain Definitions—Excluded Assets” and “Description of the Second Lien Notes—Certain Definitions—Excluded Assets.”

The value of the collateral securing the Exchange Notes may not be sufficient to satisfy our and the Guarantors’ obligations under the Exchange Notes and the guarantees.

No appraisal of the value of the collateral has been made, and the fair market value of the collateral is subject to fluctuations based on factors that include general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the collateral may not be sufficient to satisfy our and the Guarantors’ obligations under the Exchange Notes and the guarantees.

To the extent that pre-existing liens, liens permitted under the indentures governing the Exchange Notes and other rights, including liens on excluded property (in addition to the holders of obligations secured by higher-priority liens), encumber any of the collateral securing the Exchange Notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the indenture trustee or the holders of the Exchange Notes to realize or foreclose on the collateral.

Your security interests in certain items of present and future collateral may not be perfected. Even if your security interests in certain items of collateral are perfected, it may not be practicable for you to enforce or economically benefit from your rights with respect to such security interests.

The security interests are not perfected with respect to certain items of collateral that cannot be perfected by the filing of financing statements in each debtor’s jurisdiction of organization, the filing of mortgages, the delivery of possession of certificated securities, the filing of a notice of security interest with the U.S. Patent and Trademark Office or the U.S. Copyright Office or certain other conventional methods to perfect security interests in the U.S. Security interests in collateral such as deposit accounts and securities accounts, which require or benefit from additional special filings or other actions or the obtaining of additional consents, may not be perfected or may not have priority with respect to the security interests of other creditors. We and the Guarantors will have limited obligations to perfect the security interest of the holders of the Exchange Notes in specified collateral. To the extent that your security interests in any items of collateral are unperfected, your rights with respect to such collateral are equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable United States federal bankruptcy laws.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. Necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. Failure to perfect security interests may invalidate such security interests, limit the assets included in the collateral and block the exercise of remedies with respect to such assets. Moreover, the collateral agent may need to obtain the consent of a governmental agency to obtain or enforce a security interest in certain of the collateral or to otherwise operate our business. We cannot assure you that the collateral agent will be able to obtain any such consent or that any such consent will not be delayed, the event of which may adversely affect your rights as holders. Moreover, the collateral agent in exercising its rights to foreclose on certain assets may need to commence governmental proceedings in order to obtain any necessary governmental approvals. As a result, there may be prolonged delays in receiving such approval, or such approval may not be granted to the collateral agent, the result of which may adversely affect your rights as holders.

A court could cancel the Exchange Notes or the related guarantees of our existing and future domestic restricted subsidiaries under fraudulent conveyance laws or certain other circumstances.

Our issuance of the Exchange Notes and the issuance of the related guarantees by our existing and future domestic restricted subsidiaries may be subject to review under federal or state fraudulent transfer or similar laws.

All of our existing and future domestic restricted subsidiaries guarantee the Exchange Notes. If we or such subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel the guarantee. The court might do so if it found that, when the subsidiary entered into its guarantee or, in some states, when payments become due thereunder, (a) it received less than reasonably equivalent value or fair consideration for such guarantee and (b) either (i) was or was rendered insolvent, (ii) was left with inadequate capital to conduct its business or (iii) believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the related notes. If a court avoided such guarantee, you would no longer have a claim against such subsidiary or the collateral granted by such subsidiary to secure its guarantee. In addition, the court might direct you to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the related notes from another subsidiary or from any other source.

The indentures governing the Exchange Notes state that the liability of each guarantor on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, we cannot assure you that the guarantees and the collateral granted by such subsidiary to secure its guarantee will be in amounts sufficient, if necessary, to pay obligations under the Exchange Notes when due.

Similarly, if we become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty, a court might cancel our obligations under the Exchange Notes, if it found that when we issued the such notes (or in some jurisdictions, when payments become due under such notes), factors (a) and (b) above applied to us, or if it found that we issued such notes with actual intent to hinder, delay or defraud our creditors.

There is no existing public trading market for the Exchange Notes, and your ability to sell such notes will be limited.

There is no existing public market for the Exchange Notes. No market for the Exchange Notes may develop, and any market that develops may not persist. We cannot assure you as to the liquidity of any market that may develop for the Exchange Notes, your ability to sell your Exchange Notes or the price at which you would be able to sell your Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

We do not intend to apply for listing of the Exchange Notes on any securities exchange or other market. The liquidity of any trading market and the trading price of such notes may be adversely affected by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

Risks Related to the Exchange Offer

Holders of Old Notes who fail to exchange their Old Notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the exchange offer, see the discussion below under the caption “Exchange Offer—Consequences of Failure to Exchange.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Old Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “Exchange Offer—Procedures for Tendering Old Notes Through Brokers and Banks” and “Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Business

We have incurred significant net losses from continuing operations in the recent past, and such losses may continue in the future, which may result in a need for increased access to capital. If our cash provided by operating and financing activities is insufficient to fund our cash requirements, we could face substantial liquidity problems.

Our net losses from continuing operations were $53.2 million and $35.6 million for the fiscal years ending 2011 and 2010, respectively, and $57.9 million for the six months ended June 24, 2012. In the event we require capital in the future due to continued losses, such capital may not be available on satisfactory terms, or available at all.

Our liquidity derived from our $100.0 million principal amount asset-based revolving credit facility (the “ABL Facility”) is based on availability determined by a borrowing base. We may not be able to maintain adequate levels of eligible assets to support our required liquidity in the future.

Further issuances of our common stock could be dilutive.

The market price of our common stock could decline due to the issuance or sales of a large number of shares in the market, including the issuance of shares underlying our convertible notes or warrants, or the perception that these issuances could occur. These issuances could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock.

In connection with our 2011 comprehensive refinancing, we issued 1,003,485 shares of our common stock and warrants to purchase 982,975 shares of our common stock. In addition, on January 11, 2012, we issued 1,014,839 shares of our common stock and warrants to purchase up to 1,702,592 shares of common stock to complete the mandatory debt-to-equity conversion of approximately $49.7 million of the Series B Notes. In connection with the April 9, 2012 transactions, we issued common shares and warrants equivalent to 75,989,794 shares on an as-converted basis. Collectively, all of the holders of our common stock prior to the April 9, 2012 transactions have a remaining 6.5% interest in our outstanding common stock. Holders of our common stock prior to the October 5, 2011 comprehensive refinancing, collectively, have a remaining 1.4% interest in our outstanding common stock.

Recent transactions have significantly diluted the ownership interest of holders of our common stock. Any further issuances of our common stock could further dilute existing holders of our common stock and could cause the price of our common stock to decrease and the value of each share of our common stock to decrease substantially.

Certain of our investors hold a significant percentage of our outstanding common stock or securities convertible into our common stock, which could reduce the ability of minority shareholders to effect certain corporate actions.

A small group of investors holds approximately 98.6% of our outstanding common stock on an as-converted basis. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

We are subject to risks associated with government investigations, lawsuits and claims.

In February 2011, we resolved an investigation by the Antitrust Division of the U.S. Department of Justice (“DOJ”) and are required to pay a fine of $15.0 million over five years and are subject to a probationary period of five years. In January 2012, we resolved another investigation by the DOJ relating to environmental record-keeping violations and are required to pay a fine of $1.0 million and donate an additional $0.5 million to the National Fish & Wildlife Foundation and are subject to a probationary period of three years. Any violation of probation could result in additional penalties, costs or sanctions being imposed on us.

We have also received a notice of alleged violation from the United States Department of Agriculture relating to the sale of meat transported on one of our vessels, and we are also investigating a matter relating to alleged fuel surcharges imposed by freight forwarders on cargo transported for the Department of Defense.

In addition to government investigations, we have been involved in several significant lawsuits and claims relating to antitrust matters, and additional lawsuits may be filed in connection with any future government investigations. We may face significant additional claims and substantial additional expenses in connection with antitrust matters and related lawsuits or any other matters related to any government investigations.

We are also likely to incur additional expenses in the future in connection with our obligation to cooperate with governmental authorities and civil claimants with whom we have settled. The expenses of such cooperation could have a material adverse effect on our business, results of operations or cash flows.

Our substantial indebtedness and future indebtedness could significantly impair our operating and financial condition.

Our substantial indebtedness could have important consequences to investors and significant effects on our business, including the following:

•

it may make it difficult for us to satisfy our obligations under our indebtedness and contractual and commercial commitments and, if we fail to comply with these requirements, an event of default could result;

•	we will be required to use a substantial portion of our cash flow from operations to pay interest on our existing indebtedness, which will reduce the funds available to us for other purposes;

•	our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited;

•	our flexibility in reacting to changes in our industry may be limited and we could be more vulnerable to adverse changes in our business or economic conditions in general; and

•	we may be at a competitive disadvantage compared to our competitors that are not as highly leveraged.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our indebtedness.

Under agreements governing our outstanding indebtedness, we are not permitted to pay dividends on our common stock and we may not meet Delaware law requirements or have sufficient cash to pay dividends in the future.

We are not required to pay dividends to our stockholders and our stockholders do not have contractual or other rights to receive them. The agreements governing our outstanding indebtedness allow us to pay dividends only under limited circumstances, and pursuant to those agreements, we currently are not permitted to pay such dividends.

In addition, under Delaware law, our Board of Directors may not authorize a dividend unless it is paid out of our surplus (calculated in accordance with the Delaware General Corporation law), or, if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and the preceding fiscal year.

Our ability to pay dividends in the future will depend on numerous factors, including:

•	our obligations under agreements governing our outstanding indebtedness;

•	the state of our business, the environment in which we operate, and the various risks we face, including financing risks and other risks summarized in this report;

•	the results of our operations, financial condition, liquidity needs and capital resources;

•	our expected cash needs, including for interest and any future principal payments on indebtedness, capital expenditures and payment of fines and settlements related to antitrust matters; and

•	Potential sources of liquidity, including borrowing under our revolving credit facility or possible asset sales.

We depend on the federal government for a substantial portion of our business, and we could be adversely affected by suspension or debarment by the federal government.

Some of our revenue is derived from contracts with agencies of the U.S. government, and as a U.S. government contractor, we are subject to federal regulations regarding the performance of our government contracts. In addition, we are required to certify our compliance with numerous federal laws, including environmental laws. Failure to comply with relevant federal laws may result in suspension or debarment. In March 2011, we pled guilty to a charge of violating federal antitrust laws in our Puerto Rico tradelane and in February 2012, we pled guilty to a charge relating to environmental record-keeping on one of our vessels. We have received a notice of alleged violation from the United States Department of Agriculture. If the federal government suspends or debars us for violation of legal and regulatory requirements, it could have a material adverse effect on our business, results of operations or prospects.

Further economic decline and decrease in market demand for the company’s services will adversely affect the Company’s operating results and financial condition.

A further slowdown in economic conditions of our markets may adversely affect our business. Demand for our shipping services depends on levels of shipping in our markets, as well as on economic and trade growth. Cyclical or other recessions in the continental U.S. or in these markets can negatively affect our operating results. Consumer purchases or discretionary items generally decline during periods where disposable income is adversely affected or there is economic uncertainty, and, as a result our customers may ship fewer containers or may ship containers only at reduced rates. For example, shipping volumes in Hawaii and Puerto Rico were down approximately 5% and 6%, respectively, during the year ended December 25, 2011 as compared to the year ended December 26, 2010, as a result of the slow economic recovery. The economic downturn in our tradelanes has negatively affected our earnings. We cannot predict the length of the current economic downturn, the pace of the protracted economic recovery, or whether further economic decline may occur.

Volatility in fuel prices may adversely affect our results of operations.

Fuel is a significant operating expense for our shipping operations. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. As a result, variability in the price of fuel, such as we are currently experiencing, may adversely affect profitability. There can be no assurance that our customers will agree to bear such fuel price increases via fuel surcharges without a reduction in their volumes of business with us, nor any assurance that our future fuel hedging efforts, if any, will be successful.

Repeal, substantial amendment, or waiver of the Jones Act or its application could have a material adverse effect on our business.

If the Jones Act was to be repealed, substantially amended, or waived and, as a consequence, competitors with lower operating costs by utilizing their ability to acquire and operate foreign-flag and foreign-built vessels were to enter any of our Jones Act markets, our business would be materially adversely affected. In addition, our advantage as a U.S.-citizen operator of Jones Act vessels could be eroded by periodic efforts and attempts by foreign and domestic interests to circumvent certain aspects of the Jones Act. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise altered, the shipping of maritime cargo between covered U.S. ports could be opened to foreign-flag or foreign-built vessels.

Due to our participation in multi-employer pension plans, we may have exposure under those plans that extends beyond what our obligations would be with respect to our employees.

We contribute to fifteen multi-employer pension plans. In the event of a partial or complete withdrawal by us from any plan which is underfunded, we would be liable for a proportionate share of such plan’s unfunded vested benefits. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination would be material to our financial position and results of operations. In the event that any other contributing employer withdraws from any plan which is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan’s unfunded vested benefits. While we have no current intention of taking any action that would subject us to any withdrawal liability, we cannot assure you that no other contributing employer will take such action.

In addition, if a multi-employer plan fails to satisfy the minimum funding requirements, the Internal Revenue Service, pursuant to Section 4971 of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, will impose an excise tax of five (5%) percent on the amount of the accumulated funding deficiency. Under Section 413(c)(5) of the Code, the liability of each contributing employer, including us, will be determined in part by each employer’s respective delinquency in meeting the required employer contributions under the plan. The Code also requires contributing employers to make additional contributions in order to reduce the deficiency to zero, which may, along with the payment of the excise tax, have a material adverse impact on our financial results.

Compliance with safety and environmental protection and other governmental requirements may adversely affect our operations.

The shipping industry in general and our business and the operation of our vessels and terminals in particular are affected by extensive and changing safety, environmental protection and other international, national, state and local governmental laws and regulations. For example, our vessels, as U.S.-flagged vessels, generally must be maintained “in class” and are subject to periodic inspections by the American Bureau of Shipping or similar classification societies, and must be periodically inspected by, or on behalf of, the U.S. Coast Guard. Federal environmental laws and certain state laws require us, as a vessel operator, to comply with numerous environmental regulations and to obtain certificates of financial responsibility and to adopt procedures for oil or hazardous substance spill prevention, response and clean up. In complying with these laws, we have incurred expenses and may incur future expenses for ship modifications and changes in operating procedures. Changes in enforcement policies for existing requirements and additional laws and regulations adopted in the future could limit our ability to do business or further increase the cost of our doing business.

Our vessels’ operating certificates and licenses are renewed periodically during the required annual surveys of the vessels. However, there can be no assurance that such certificates and licenses will be renewed. Also, in the future, we may have to alter existing equipment, add new equipment to, or change operating procedures for, our vessels to comply with changes in governmental regulations, safety or other equipment standards to meet our customers’ changing needs. If any such costs are material, they could adversely affect our financial condition.

We are subject to regulation and liability under environmental laws that could result in substantial fines and penalties that may have a material adverse affect on our results of operations.

The U.S. Act to Prevent Pollution from Ships, implementing the MARPOL convention, provides for severe civil and criminal penalties related to ship-generated pollution for incidents in U.S. waters within three nautical miles and in some cases in the 200-mile exclusive economic zone. The EPA requires vessels to obtain permits and comply with inspection, monitoring, recordkeeping and reporting requirements. Occasionally, our vessels may not operate in accordance with such permits or we may not adequately comply with recordkeeping and reporting requirements. Any such violations could result in substantial fines or penalties that could have a material adverse affect on our results of operations and our business.

Restrictions on foreign ownership of our vessels could limit our ability to sell off any portion of our business or result in the forfeiture of our vessels.

The Jones Act restricts the foreign ownership interests in the entities that directly or indirectly own the vessels which we operate in our Jones Act markets. If we were to seek to sell any portion of our business that owns any of these vessels, we would have fewer potential purchasers, since some potential purchasers might be unable or unwilling to satisfy the foreign ownership restrictions described above. As a result, the sales price for that portion of our business may not attain the amount that could be obtained in an unregulated market. Furthermore, at any point Horizon Lines, LLC, our indirect wholly-owned subsidiary and principal operating subsidiary, ceases to be controlled and 75% owned by U.S. citizens, we would become ineligible to operate in our current Jones Act markets and may become subject to penalties and risk forfeiture of our vessels.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our shipping and logistics services, especially HITS, which could damage our reputation and harm our operating results.

Our provision of our shipping and logistics services depends on the continuing operation of our information technology and communications systems, especially our Horizon Information Technology System (“HITS”). We have experienced brief system failures in the past and may experience brief or substantial failures in the future. Any failure of our systems could result in interruptions in our service reducing our revenue and profits and damaging our brand. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all eventualities. The occurrence of a natural disaster, or other unanticipated problems at our facilities at which we maintain and operate our systems could result in lengthy interruptions or delays in our shipping and integrated logistics services, especially HITS.

Our vessels could be arrested by maritime claimants, which could result in significant loss of earnings and cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. Moreover, crew members may place liens for unpaid wages that can include significant statutory penalty wages if the unpaid wages remain overdue (e.g., double wages for every day during which the unpaid wages remain overdue). The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow for the period during which the arrest or attachment is continuing.

We are susceptible to severe weather and natural disasters.

Our operations are vulnerable to disruption as a result of weather and natural disasters such as bad weather at sea, hurricanes, typhoons and earthquakes. Such events will interfere with our ability to provide the on-time scheduled service our customers demand resulting in increased expenses and potential loss of business associated with such events. In addition, severe weather and natural disasters can result in interference with our terminal operations, and may cause serious damage to our vessels, loss or damage to containers, cargo and other equipment and loss of life or physical injury to our employees. Terminals on the east coast of the continental U.S. and in the Caribbean are particularly susceptible to hurricanes and typhoons. In the past, our terminal in Puerto Rico was seriously damaged by a hurricane, resulting in damage to cranes and other equipment and closure of the facility. Earthquakes in Anchorage have also damaged our terminal facilities resulting in delay in terminal operations and increased expenses. Any such damage will not be fully covered by insurance.

We may face new competitors.

Other established or start-up shipping operators may enter our markets to compete with us for business.

Existing non-Jones Act qualified shipping operators whose container ships sail between ports in Asia and the U.S. west coast could add Hawaii or Alaska as additional stops on their sailing routes for non-U.S. originated or destined cargo. Shipping operators could also add Puerto Rico as a new stop on sailings of their vessels between the continental U.S. and ports in Europe, the Caribbean, and Latin America for non-U.S. originated or destined cargo. In addition, current or new U.S. citizen shipping operators may order the building of new vessels by U.S. shipyards and may introduce these U.S.-built vessels into Jones Act qualified service on one or more of our trade routes. For example, one of our competitors in the Hawaii market plans to introduce a combination container and roll-on/roll-off vessel during the second half of 2013. This vessel will serve the U.S. west coast to Hawaii trade lane on a fortnightly basis and will provide regularly scheduled calls to Kahului and Hilo for both roll-on/roll-off and container shipments. The container capacity of the vessel is expected to be 1,500 TEUs and the automobile capacity is expected to be 2,750 autos. These potential competitors may have access to financial resources substantially greater than our own. The entry of a new competitor on any of our trade routes could result in a significant increase in available shipping capacity that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may face significant costs as the vessels currently in our fleet age.

We believe that each of the vessels we currently operate has an estimated useful life of approximately 45 years from the year it was built. As of the date hereof, the average age of our Jones Act vessels is approximately 35 years. We expect to incur increasing costs to operate and maintain the vessels in good condition as they age. Eventually, these vessels will need to be replaced. We may not be able to replace our existing vessels with new vessels based on uncertainties related to costs, financing, timing and shipyard availability.

We may face unexpected substantial dry-docking costs for our vessels.

Our vessels are dry-docked periodically to comply with regulatory requirements and to effect maintenance and repairs, if necessary. The cost of such repairs at each dry-docking are difficult to predict with certainty and can be substantial. Our established processes have enabled us to make on average six dry-dockings per year over the last five years with a minimal impact on schedule. There are some years when we have more than the average of six dry-dockings annually. In addition, our vessels may have to be dry-docked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large unpredictable repair and dry-docking expenses could significantly decrease our profits.

Our certificate of incorporation limits the ownership of common stock by individuals and entities that are not U.S. citizens. This may affect the liquidity of our common stock and may result in non-U.S. citizens being required to disgorge profits, sell their shares at a loss or relinquish their voting, dividend and distribution rights.

Under applicable U.S. maritime laws, at least 75% of the outstanding shares of each class or series of our capital stock must be owned and controlled by U.S. citizens within the meaning of such laws. Certain provisions of our certificate of incorporation are intended to facilitate compliance with this requirement and may have an adverse effect on holders of shares of the common stock.

Under the provisions of our certificate of incorporation, any transfer, or attempted transfer, of any shares of our capital stock will be void if the effect of such transfer, or attempted transfer, would be to cause one or more non-U.S. citizens in the aggregate to own (of record or beneficially) shares of any class or series of our capital stock in excess of 19.9% of the outstanding shares of such class or series. To the extent such restrictions voiding transfers are effective, the liquidity or market value of the shares of common stock may be adversely impacted.

In the event such restrictions voiding transfers would be ineffective for any reason, our certificate of incorporation provides that if any transfer would otherwise result in the number of shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens being in excess of 19.9% of the outstanding shares of such class or series, such transfer will cause such excess shares to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will have no rights in the shares transferred to the trust, and the trustee, who is a U.S. citizen chosen by us and unaffiliated with us or the proposed transferee, will have all voting, dividend and distribution rights associated with the shares held in the trust. The trustee will sell such excess shares to a U.S. citizen within 20 days of receiving notice from us and distribute to the proposed transferee the lesser of the price that the proposed transferee paid for such shares and the amount received from the sale, and any gain from the sale will be paid to the charitable beneficiary of the trust.

These trust transfer provisions also apply to situations where ownership of a class or series of our capital stock by non-U.S. citizens in excess of 19.9% would be exceeded by a change in the status of a record or beneficial owner thereof from a U.S. citizen to a non-U.S. citizen, in which case such person will receive the lesser of the market price of the shares on the date of such status change and the amount received from the sale. In addition, under our certificate of incorporation, if the sale or other disposition of shares of common stock would result in non-U.S. citizens owning (of record or beneficially) in excess of 19.9% of the outstanding shares of common stock, the excess shares shall be automatically transferred to a trust for disposal by a trustee in accordance with the trust transfer provisions described above. As part of the foregoing trust transfer provisions, the trustee will be deemed to have offered the excess shares in the trust to us at a price per share equal to the lesser of (i) the market price on the date we accept the offer and (ii) the price per share in the purported transfer or original issuance of shares, as described in the preceding paragraph, or the market price per share on the date of the status change, that resulted in the transfer to the trust.

As a result of the above trust transfer provisions, a proposed transferee that is a non-U.S. citizen or a record or beneficial owner whose citizenship status change results in excess shares may not receive any return on its investment in shares it purportedly purchases or owns, as the case may be, and it may sustain a loss.

To the extent that the above trust transfer provisions would be ineffective for any reason, our certificate of incorporation provides that, if the percentage of the shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of 19.9% for such class or series, we, in our sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors in accordance with guidelines that are set forth in our certificate of incorporation), by non-U.S. citizens, or owned (of record or beneficially) by non-U.S. citizens as a result of a change in citizenship status, in excess of such maximum permitted percentage for such class or series at a redemption price based on a fair market value formula that is set forth in our certificate of incorporation. Such excess shares shall not be accorded any voting, dividend or distribution rights until they have ceased to be excess shares, provided that they have not been already redeemed by us. As a result of these provisions, a stockholder who is a non-U.S. citizen may be required to sell its shares of common stock at an undesirable time or price and may not receive any return on its investment in such shares. Further, we may have to incur additional indebtedness, or use available cash (if any), to fund all or a portion of such redemption, in which case our financial condition may be materially weakened.

So that we may ensure our compliance with the applicable maritime laws, our certificate of incorporation permits us to require that any record or beneficial owner of any shares of our capital stock provide us from time to time with certain documentation concerning such owner’s citizenship and comply with certain requirements. These provisions include a requirement that every person acquiring, directly or indirectly, 5% or more of the shares of any class or series of our capital stock must provide us with specified citizenship documentation. In the event that a person does not submit such requested or required documentation to us, our certificate of incorporation provides us with certain remedies, including the suspension of the voting rights of such person’s shares of our capital stock and the payment of dividends and distributions with respect to those shares into an escrow account. As a result of non-compliance with these provisions, a record or beneficial owner of the shares of our common stock may lose significant rights associated with those shares.

In addition to the risks described above, the foregoing foreign ownership restrictions could delay, defer or prevent a transaction or change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

If non-U.S. citizens own more than 19.9% of our stock, we may not have the funds or the ability to redeem any excess shares and we could be forced to suspend our Jones Act operations.

Our certificate of incorporation contains provisions voiding transfers of shares of any class or series of our capital stock that would result in non-U.S. citizens, in the aggregate, owning in excess of 19.9% of the shares of such class or series. In the event that this transfer restriction would be ineffective, our certificate of incorporation provides for the automatic transfer of such excess shares to a trust specified therein. These trust provisions also apply to excess shares that would result from a change in the status of a record or beneficial owner of shares of our capital stock from a U.S. citizen to a non-U.S. citizen. In the event that these trust transfer provisions would also be ineffective, our certificate of incorporation permits us to redeem such excess shares. The per share redemption price may be paid, as determined by our Board of Directors, by cash, redemption notes, or warrants. However, we may not be able to redeem such excess shares for cash because our operations may not have generated sufficient excess cash flow to fund such redemption.

If, for any reason, we are unable to effect such a redemption when such ownership of shares by non-U.S. citizens is in excess of 25.0% of such class or series, or otherwise prevent non-U.S. citizens in the aggregate from owning shares in excess of 25.0% of any such class or series, or fail to exercise our redemption right because we are unaware that such ownership exceeds such percentage, we will likely be unable to comply with applicable maritime laws. If all of the citizenship-related safeguards in our certificate of incorporation fail at a time when ownership of shares of any class or series of our stock is in excess of 25.0% of such class or series, we will likely be required to suspend our Jones Act operations. Any such actions by governmental authorities would have a severely detrimental impact on the results of our operations.

We are subject to statutory and regulatory directives in the United States addressing homeland security concerns that may increase our costs and adversely affect our operations.

Various government agencies within the Department of Homeland Security (“DHS”), including the Transportation Security Administration, the U.S. Coast Guard, and U.S. Bureau of Customs and Border Protection, have adopted, and may adopt in the future, rules, policies or regulations or changes in the interpretation or application of existing laws, rules, policies or regulations, compliance with which could increase our costs or result in loss of revenue.

The Coast Guard’s maritime security regulations, issued pursuant to the Maritime Transportation Security Act of 2002 (“MTSA”), require us to operate our vessels and facilities pursuant to both the maritime security regulations and approved security plans. Our vessels and facilities are subject to periodic security compliance verification examinations by the Coast Guard. A failure to operate in accordance with the maritime security regulations or the approved security plans may result in the imposition of a fine or control and compliance measures, including the suspension or revocation of the security plan, thereby making the vessel or facility ineligible to operate. We are also required to audit these security plans on an annual basis and, if necessary, submit amendments to the Coast Guard for its review and approval. Failure to timely submit the necessary amendments may lead to the imposition of the fines and control and compliance measures mentioned above. Failure to meet the requirements of the maritime security regulations could have a material adverse effect on our results of operations.

DHS may adopt additional security-related regulations, including new requirements for screening of cargo and our reimbursement to the agency for the cost of security services. These new security-related regulations could have an adverse impact on our ability to efficiently process cargo or could increase our costs. In particular, our customers typically need quick shipping of their cargos and rely on our on-time shipping capabilities. If these regulations disrupt or impede the timing of our shipments, we may fail to meet the needs of our customers, or may increase expenses to do so.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

Domestic container shipping is subject to various security, inspection, and related procedures, referred to herein as inspection procedures. Inspection procedures can result in the seizure of containers or their contents, delays in the loading, offloading, transshipment or delivery of containers and the levying of fines or other penalties.

We understand that, currently, only a small proportion of all containers delivered to the United States are physically inspected by U.S., state or local authorities prior to delivery to their destinations. The U.S. government, foreign governments, international organizations, and industry associations have been considering ways to improve and expand inspection procedures. There are numerous proposals to enhance the existing inspection procedures, which if implemented would likely affect shipping and integrated logistics companies such as us. Such changes could impose additional financial and legal obligations on us, including additional responsibility for physically inspecting and recording the contents of containers we are shipping. In addition, changes to inspection procedures could impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo by container uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

No assurance can be given that our insurance costs will not escalate.

Our protection and indemnity insurance (“P&I”) is provided by a mutual P&I club which is a member of the International Group of P&I clubs. As a mutual club, it relies on member premiums, investment reserves and income, and reinsurance to manage liability risks on behalf of its members.

Our coverage under the Longshore Act for U.S. Longshore and Harbor Workers compensation is provided by Signal Mutual Indemnity Association Ltd. Signal Mutual is a non-profit organization whose members pool risks of a similar nature to achieve long-term and stable insurance protection at cost. Signal Mutual is now the largest provider of Longshore benefits in the country. This program provides for first-dollar coverage without a deductible.

Increased investment losses, underwriting losses, or reinsurance costs could cause international marine insurance clubs to increase the cost of premiums, resulting not only in higher premium costs, but also higher levels of deductibles and self-insurance retentions.

Catastrophic losses and other liabilities could adversely affect our results of operations and such losses and liability may be beyond insurance coverage.

The operation of any oceangoing vessel carries with it an inherent risk of catastrophic maritime disaster, mechanical failure, collision, and loss of or damage to cargo. Also, in the course of the operation of our vessels, marine disasters, such as oil spills and other environmental mishaps, cargo loss or damage, and business interruption due to political or other developments, as well as maritime disasters not involving us, labor disputes, strikes and adverse weather conditions, could result in loss of revenue, liabilities or increased costs, personal injury, loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims.

Although we maintain insurance, including retentions and deductibles, at levels that we believe are consistent with industry norms against the risks described above, including loss of life, there can be no assurance that this insurance would be sufficient to cover the cost of damages suffered by us from the occurrence of all of the risks described above or the loss of income resulting from one or more of our vessels being removed from operation. We also cannot be assured that a claim will be paid or that we will be able to obtain insurance at commercially reasonable rates in the future. Further, if we are negligent or otherwise responsible in connection with any such event, our insurance may not cover our claim.

In the event that any of the claims arising from any of the foregoing possible events were assessed against us, all of our assets could be subject to attachment and other judicial process.

Our share price will fluctuate.

Stock markets in general and our common stock in particular have experienced significant price and volume volatility over the past year. The market price and trading volume of our common stock may continue to be subject to significant fluctuations due not only to general stock market conditions, but also to variability in the prevailing sentiment regarding our operations or business prospects, as well as potential further decline of our common stock due to margin calls on loans secured by pledges of our common stock.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges on a consolidated basis for each of the periods indicated. For the purposes of computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor.

	Six Months Ended	Fiscal Year ended
	June 24, 2012	Dec. 25, 2011	Dec. 26, 2010	Dec. 20, 2009	Dec. 21, 2008	Dec. 23, 2007
Ratio of earnings to fixed charges(1)	—	—	—	—	1.22x	1.26x

(1)	For the six months ended June 24, 2012 and the fiscal years ended December 25, 2011, December 26, 2010, and December 20, 2009, earnings were insufficient to cover fixed charges by $57.6 million, $53.1 million, $35.3 million, and $13.7 million, respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 24, 2012.

You should read the following table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Summary Historical Consolidated Financial and Other Data” and our consolidated financial statements and related notes included elsewhere in this prospectus.

June 24, 2012
Actual
(unaudited) (in thousands)
Cash	$19,732

Long-term debt, including current portion:
4.25% old notes	2,244
Capital leases	6,617
Series A Notes and Series B Notes	3,410
First Lien Notes	226,767
Second Lien Notes	149,439
ABL Facility	42,500

Total long-term debt, including current portion	430,977
Stockholder’s equity:
Preferred stock, $.01 par value, 30,500 shares authorized, no shares issued or outstanding	—
Common stock, $.01 par value, 100,000 shares authorized, 32,087 shares issued and outstanding	931
Additional paid-in capital	378,687
Accumulated deficit	(381,840)
Accumulated other comprehensive income	3,008

Total stockholder’s equity	786

Total capitalization	$431,763

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The five year selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

The summary financial data as of December 25, 2011, December 26, 2010, December 20, 2009, December 21, 2008, and December 23, 2007 have been derived from our historical consolidated financial statements appearing elsewhere in this prospectus. The summary financial data as of June 24, 2012 and for each of the six months ended June 24, 2012 and June 26, 2011 have been derived from our unaudited condensed consolidated financial statements and related notes included appearing elsewhere in this prospectus.

We have a 52- or 53-week fiscal year (every sixth or seventh year) that ends on the Sunday before the last Friday in December. Fiscal year 2010 consisted of 53 weeks and each of the other years presented below consisted of 52 weeks.

Selected Financial Data is as follows (in thousands, except per share data):

	Six Months Ended		Fiscal Years Ended
	June 24, 2012	June 26, 2011	Dec. 25, 2011	Dec. 26, 2010	Dec. 20, 2009	Dec. 21, 2008	Dec. 23, 2007
Statement of Operations Data:
Operating revenue	$534,294	$494,451	$1,026,164	$1,000,055	$979,352	$1,113,616	$1,093,192
Legal settlements(1)	—	(18,202)	(5,483)	32,270	20,000	—	—
Goodwill impairment(2)	—	—	115,356	—	—	—	—
Impairment of assets	257	2,818	2,997	2,655	1,867	6,030	—
Restructuring costs	—	—	—	1,843	747	3,012	—
Operating (loss) income	(5,054)	8,761	(97,856)	4,894	24,426	54,414	99,041
Interest expense, net	35,230	23,626	55,677	40,117	38,036	39,923	43,567
Loss (gain) on conversion/ modification/early extinguishment of debt(3)	36,421	630	(16,017)	—	50	—	38,546
Gain on change in value of debt conversion features(4)	(19,130)	—	(84,480)	—	—	—	—
Income tax expense (benefit)(5)	346	196	126	324	10,573	(4,152)	(15,152)
Net (loss) income from continuing operations	(57,939)	(15,713)	(53,194)	(35,574)	(24,251)	18,705	32,000
Net loss from discontinued operations(6)	(20,641)	(23,774)	(176,223)	(22,395)	(7,021)	(21,298)	(5,175)

Net (loss) income	$(78,580)	$(39,487)	$(229,417)	$(57,969)	$(31,272)	$(2,593)	$26,825
Basic net (loss) income per share:
Continuing operations	$(5.00)	$(12.68)	$(36.33)	$(29.01)	$(20.06)	$15.45	$24.00
Discontinued operations	(1.78)	(19.19)	(120.37)	(18.27)	(5.81)	(17.59)	(3.88)

Basic net loss per share	$(6.78)	$(31.87)	$(156.70)	$(47.28)	$(25.87)	$(2.14)	$20.12
Diluted net (loss) income per share:
Continuing operations	$(5.00)	$(12.68)	$(36.33)	$(29.01)	$(20.06)	$15.32	$23.61
Discontinued operations	(1.78)	(19.19)	(120.37)	(18.27)	(5.81)	(17.44)	(3.82)

Diluted net (loss) income per share	$(6.78)	$(31.87)	$(156.70)	$(47.28)	$(25.87)	$(2.12)	$19.79
Number of shares used in calculations(7):
Basic	11,595	1,239	1,464	1,226	1,209	1,211	1,333
Diluted	11,595	1,239	1,464	1,226	1,209	1,221	1,355
Cash dividends declared	$—	$—	$—	$6,281	$13,397	$13,273	$14,653
Cash dividends declared per common share(7)	$—	$—	$—	$5.00	$11.00	$11.00	$11.00

		As of
		June 24, 2012	Dec. 25, 2011	Dec. 26, 2010	Dec. 20, 2009	Dec. 21, 2008	Dec. 23, 2007
Balance Sheet Data:
Cash		$19,732	$21,147	$2,751	$6,419	$5,487	$6,276
Total assets		618,379	639,809	785,776	818,510	872,629	920,886
Total debt, including capital lease obligations(8)		430,977	515,848	516,323	514,855	532,811	532,108
Long term debt, including capital lease obligations, net of current portion(8)		425,244	509,741	7,530	496,105	526,259	525,571
Stockholders’ equity (deficiency)		786	(165,986)	39,792	101,278	136,836	183,409

	Six Months Ended		Fiscal Years Ended
	June 24, 2012	June 26, 2011	Dec. 25, 2011	Dec. 26, 2010	Dec. 29, 2009	Dec. 21, 2008	Dec. 23, 2007
Other Financial Data:
EBITDA(9)	$5,069	38,071	$60,868	$63,444	$81,546	$115,434	$125,004
Capital expenditures	4,230	6,708	15,111	15,991	9,750	29,314	21,288
Vessel dry-docking payments	9,336	6,839	12,547	19,110	14,696	21,414	16,815
Cash flows (used in) provided by:
Operating activities from continuing operations	(14,199)	(44,185)	(11,452)	53,441	62,991	98,167	74,834
Investing activities from continuing operations	(3,400)	(5,306)	(12,837)	(14,437)	(8,535)	(34,844)	(24,733)
Financing activities from continuing operations	36,075	(71,494)	93,978	(25,119)	(44,753)	(51,319)	(83,023)

(1)	We entered into a plea agreement, dated February 23, 2011, with the United States of America, under which we agreed to pay a fine of $45.0 million over five years without interest. On April 28, 2011, the U.S. District Court for the District of Puerto Rico amended the fine imposed on us by reducing the amount from $45.0 million to $15.0 million. We recorded a charge during the year ended December 26, 2010, of $30.0 million, which represented the present value of the expected installment payments. During the second quarter of 2011, we reversed $19.2 million of the $30.0 million charge recorded during the year ended December 26, 2010, related to the reduction in this legal settlement. In November 2011, we entered into a settlement agreement with all of the remaining significant shippers who opted out of the Puerto Rico direct purchaser antitrust class action settlement. We recorded a charge of $12.7 million during the fourth quarter of 2011, which represents the present value of the $13.8 million in installment payments. The year ended December 20, 2009, includes a $20.0 million charge for the settlement of the Puerto Rico MDL. In addition, the year ended December 26, 2010, includes a charge of $1.8 million for settlement of the investigation by the Puerto Rico office of Monopolistic Affairs and the lawsuit filed by the Commonwealth of Puerto Rico and the class action lawsuit in the indirect purchasers’ case. In January 2012, we entered into an agreement with the U.S. Department of Justice and pled guilty to two counts of providing federal authorities with false vessel oil record-keeping entries. Pursuant to the agreement and judgment entered by the United States District Court for the Northern District of California, we agreed to pay a fine of $1.0 million and donate an additional $0.5 million to the National Fish & Wildlife Foundation for environmental community service programs. Based on our best estimate at the time, we recorded a charge of $0.5 million related to this investigation during the year ended December 26, 2010. We recorded an additional $1.0 million during the six months ended June 26, 2011.
(2)

During the third quarter of 2011, due to qualitative and quantitative indicators including the expected shutdown of the FSX service and a deterioration in earnings, we reviewed goodwill for impairment. A discounted cash flow model was used to derive the fair value of the reporting unit. The step one analysis indicating that the carrying value of the reporting unit exceeds the fair value of the reporting unit resulted in the need to perform step two. Our step two analysis indicated that the fair value of long term assets, including property, plant, and equipment, and customer contracts, exceeded book value. Thus, the goodwill impairment was due to both the deterioration in earnings as well as the fair value of certain of our underlying assets being in excess of their book value. As such, we recorded a $115.4 million goodwill impairment charge during the year ended December 25, 2011.
(3)	During the six months ended June 24, 2012 we recorded a net loss on conversion of debt of $36.4 million. This is comprised of a $11.3 million gain on conversion of $49.7 million of Series B notes into equity on January 11, 2012 and a loss of $47.8 million on the conversion of $224.8 million of Series A and Series B Notes into equity on May 3, 2012.
(4)	During the six months ended June 24, 2012, we recorded a net gain in change of value of debt conversion features of $19.1 million. We are required to mark-to-market the embedded conversion features of the Series A and Series B Notes on a quarterly basis. The net gain is a result of the change in fair value of these embedded derivatives during the six months.
(5)	During the second quarter of 2009, we determined that it was unclear as to the timing of when we will generate sufficient taxable income to realize our deferred tax assets. Accordingly, we recorded a full valuation allowance against our deferred tax assets.
(6)	During the third quarter of 2011, we began a review of strategic alternatives for our FSX service. As a result of several factors, including: 1) the projected continuation of volatile trans-Pacific freight rates, 2) high fuel prices, and 3) operating losses, we decided to discontinue the FSX service. As a result, the FSX service has been classified as discontinued operations in all periods presented. During the 4th quarter of 2010, we decided to discontinue our logistics operations and determined that as a result of several factors, including: 1) the historical operating losses within the logistics operations, 2) the projected continuation of operating losses and 3) focus on the recently commenced international shipping activities, we would begin exploring the sale of our logistics operations. We reclassified our logistics operations as discontinued operations in all periods presented, and the logistics operations were transferred during the second quarter of 2011.
(7)	On December 7, 2011, we filed our restated certificate of incorporation to, among other things, effect a 1-for-25 reverse stock split. All prior periods presented have been adjusted to reflect the impact of this reverse stock split, including the impact on basic and diluted weighted-average shares and dividends declared per share.
(8)	Includes Second Lien Notes issued to SFL pursuant to the Global Termination Agreement. See “Recent Developments” for additional details.

(9)	EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that in addition to GAAP based financial information, EBITDA and Adjusted EBITDA are meaningful disclosures for the following reasons: (i) EBITDA and Adjusted EBITDA are components of the measure used by our board of directors and management team to evaluate our operating performance, (ii) EBITDA and Adjusted EBITDA are components of the measure used by our management team to make day-to-day operating decisions, (iii) EBITDA and Adjusted EBITDA are components of the measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general and (iv) the payment of discretionary bonuses to certain members of our management is contingent upon, among other things, the satisfaction by Horizon Lines of certain targets, which contain EBITDA and Adjusted EBITDA as components. We acknowledge that there are limitations when using EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The EBITDA amounts presented below contain certain charges that our management team excludes when evaluating our operating performance, for making day-to-day operating decisions and that have historically been excluded from EBITDA to arrive at Adjusted EBITDA when determining the payment of discretionary bonuses. A reconciliation of net loss to EBITDA and Adjusted EBITDA is included below (in thousands):

	Six Months Ended		Years Ended
	June 24, 2012	June 26, 2011	Dec. 25, 2011	Dec. 26, 2010	Dec. 20, 2009	Dec. 21, 2008	Dec. 23, 2007
Net loss	$(78,580)	$(39,487)	$(229,417)	$(57,969)	$(31,272)	$(2,593)	$26,825
Net loss from discontinued operations	(20,641)	(23,774)	(176,223)	(22,395)	(7,021)	(21,298)	(5,175)

Net (loss) income from continuing operations	(57,939)	(15,713)	(53,194)	(35,574)	(24,251)	18,705	32,000
Interest expense, net	35,230	23,626	55,677	40,117	38,036	39,923	43,567
Income tax expense (benefit)	346	196	126	324	10,573	(4,152)	(15,152)
Depreciation and amortization	27,432	29,962	58,259	58,577	57,188	60,958	64,589

EBITDA	5,069	38,071	60,868	63,444	81,546	115,434	125,004
Goodwill impairment	—	—	115,356	—	—	—	—
Department of Justice antitrust investigation costs	1,183	3,127	4,480	5,243	12,192	10,711	—
Other severance charges	1,279	2,946	3,470	542	306	765	—
Impairment charge	257	2,818	2,997	2,655	1,867	6,030	—
Legal settlements and contingencies.	—	(18,202)	(5,483)	32,270	20,000	—	—
Loss (gain) on conversion/ modification/ extinguishment of debt and other refinancing costs	37,370	1,508	(15,112)	—	50	—	38,546
Gain on change in value of debt conversion features	(19,130)	—	(84,480)	—	—	—	—
Restructuring charge	—	—	—	1,843	747	3,012	—

Adjusted EBITDA	$26,028	$30,268	$82,096	$105,997	$116,708	$135,952	$163,550

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our unaudited condensed consolidated financial statements and accompanying notes and our audited consolidated financial statements and the accompanying notes, included elsewhere in this prospectus. This section of the prospectus contains forward-looking statements that involve substantial risks and uncertainties, such as statements about our plans, objectives, expectations and intentions. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in the section titled “Risk Factors” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which apply on and as of the date of this prospectus.

General

We believe that we are one of the nation’s leading Jones Act container shipping and integrated logistics companies. In addition, we are the only ocean cargo carrier serving all three non-contiguous domestic markets of Alaska, Hawaii and Puerto Rico from the United States. Under the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens.

We own or lease 15 vessels, all of which are fully qualified Jones Act vessels, and approximately 24,900 cargo containers. We provide comprehensive shipping and integrated logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in the seven ports in the continental U.S.

History and Transactions

Our long operating history dates back to 1956, when Sea-Land pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. Today, as the only Jones Act vessel operator with an integrated organization serving Alaska, Puerto Rico, and Hawaii, we are uniquely positioned to serve our customers that require shipping and logistics services in more than one of these markets.

Horizon Lines, Inc., a Delaware corporation, (the “Company” and together with its subsidiaries, “we”) operates as a holding company for Horizon Lines, LLC (“Horizon Lines”), a Delaware limited liability company and wholly-owned subsidiary, Horizon Logistics, LLC (“Horizon Logistics”), a Delaware limited liability company and wholly-owned subsidiary, Horizon Lines of Puerto Rico, Inc. (“HLPR”), a Delaware corporation and wholly-owned subsidiary, and Hawaii Stevedores, Inc., a Hawaii corporation (“HSI”).

In December 1999, CSX Corporation, the former parent of Sea-Land Domestic Shipping, LLC (“SLDS”), sold the international marine container operations of Sea-Land to the A.P. Møller Maersk Group (“Maersk”) and

SLDS continued to be owned and operated by CSX Corporation as CSX Lines, LLC. On February 27, 2003, Horizon Lines Holding Corp. (“HLHC”) (which at the time was indirectly majority-owned by Carlyle-Horizon Partners, L.P.) acquired from CSX Corporation, 84.5% of CSX Lines, LLC, and 100% of CSX Lines of Puerto Rico, Inc., which together with Horizon Logistics and HSI constitute our business today. CSX Lines, LLC is now known as Horizon Lines, LLC and CSX Lines of Puerto Rico, Inc. is now known as Horizon Lines of Puerto Rico, Inc. The Company was formed as an acquisition vehicle to acquire, on July 7, 2004, the equity interest in HLHC. The Company was formed at the direction of Castle Harlan Partners IV. L.P. (“CHP IV”), a private equity investment fund managed by Castle Harlan, Inc. (“Castle Harlan”). In 2005, the Company completed its initial public offering. Subsequent to the initial public offering, the Company completed three secondary offerings, including a secondary offering (pursuant to a shelf registration) whereby CHP IV and other affiliated private equity investment funds managed by Castle Harlan divested their ownership in the Company.

Basis of Presentation

The accompanying consolidated financial statements include the consolidated accounts of the Company as of June 24, 2012, December 25, 2011, December 26, 2010 and December 20, 2009 for the six months ended June 24, 2012 and June 26, 2011, and for the fiscal years ended December 25, 2011, December 26, 2010 and December 20, 2009. Certain prior period balances have been reclassified to conform to current period presentation.

At a special meeting of our stockholders held on December 2, 2011, our stockholders approved an amendment to our certificate of incorporation effecting a reverse stock split. On December 7, 2011, we filed its restated certificate of incorporation to, among other things, effect the 1-for-25 reverse stock split. In connection with the reverse stock split, stockholders received one share of common stock for every 25 shares of common stock held at the effective time. The reverse stock split reduced the number of shares of outstanding common stock from 56.7 million to 2.3 million. Unless otherwise noted, all share-related amounts herein reflect the reverse stock split. In addition, proportional adjustments were made to the number of shares issuable upon the vesting of restricted shares and the exercise of outstanding options to purchase shares of common stock and the per share exercise price of those options.

During the third quarter of 2011, we began a review of strategic alternatives for its Five Star Express (“FSX”) service. As a result of several factors, including: 1) the projected continuation of volatile trans-Pacific freight rates, 2) high fuel prices, and 3) significant operating losses, we decided to discontinue its FSX service. On October 21, 2011, we finalized a decision to terminate the FSX service, and ceased all operations related to the FSX service during the fourth quarter of 2011. The entire component comprising the FSX service has been discontinued. Accordingly, there will not be any significant future cash flows related to these operations. As a result, the FSX service has been classified as discontinued operations in all periods presented.

During 2011, the entire component comprising the third-party logistics operations was discontinued. As part of the divestiture, we transitioned some of the operations and personnel to other logistics providers. There will not be any significant future cash flows related to these operations. In addition, we do not have any significant continuing involvement in the divested logistics operations. As a result, the logistics operations have been classified as discontinued operations in all periods presented.

Fiscal Year

We have a 52- or 53-week (every sixth or seventh year) fiscal year that ends on the Sunday before the last Friday in December. The fiscal years ended December 25, 2011 and December 20, 2009 each consisted of 52 weeks and the fiscal year ended December 26, 2010 consisted of 53 weeks.

Critical Accounting Policies

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and assumptions in the reported amounts of revenues and expenses during the reporting period and in reporting the amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of our financial statements. Since many of these estimates and assumptions are based on future events which cannot be determined with certainty, the actual results could differ from these estimates.

We believe that the application of our critical accounting policies, and the estimates and assumptions inherent in those policies, are reasonable. These accounting policies and estimates are periodically re-evaluated and adjustments are made when facts or circumstances dictate a change. Historically, we have found the application of accounting policies to be appropriate and actual results have not differed materially from those determined using necessary estimates.

We believe the following accounting principles are critical because they involve significant judgments, assumptions, and estimates used in the preparation of our financial statements.

Revenue Recognition

We account for transportation revenue based upon method two under Emerging Issues Task Force No. 91-9 “Revenue and Expense Recognition for Freight Services in Process.” Under this method we record transportation revenue for the cargo when shipped and an expense accrual for the corresponding costs to complete delivery when the cargo first sails from its point of origin. We believe that this method of revenue recognition does not result in a material difference in reported net income on an annual or quarterly basis as compared to recording transportation revenue between accounting periods based upon the relative transit time within each respective period with expenses recognized as incurred. We recognize revenue and related costs of sales for our terminal and other services upon completion of services.

Allowance for Doubtful Accounts and Revenue Adjustments

We maintain an allowance for doubtful accounts based upon the expected collectability of accounts receivable reflective of our historical collection experience. In circumstances in which we are aware of a specific customer’s inability to meet its financial obligation (for example, bankruptcy filings, accounts turned over for collection or litigation), we record a specific reserve for the bad debts against amounts due. For all other customers, we recognize reserves for these bad debts based on the length of time the receivables are past due and other customer specific factors including, type of service provided, geographic location and industry. We monitor our collection risk on an ongoing basis through the use of credit reporting agencies. Accounts are written off after all means of collection, including legal action, have been exhausted. We do not require collateral from our trade customers.

In addition, we maintain an allowance for revenue adjustments consisting of amounts reserved for billing rate changes that are not captured upon load initiation. These adjustments generally arise: (1) when the sales department contemporaneously grants small rate changes (“spot quotes”) to customers that differ from the standard rates in the system; (2) when freight requires dimensionalization or is reweighed resulting in a different required rate; (3) when billing errors occur; and (4) when data entry errors occur. When appropriate, permanent rate changes are initiated and reflected in the system. These revenue adjustments are recorded as a reduction to revenue.

Casualty and Property Insurance Reserves

We purchase insurance coverage for our exposures related to employee injuries (state worker’s compensation and compensation under the Longshore and Harbor Workers’ Compensation Act), vessel collisions and allisions, property loss and damage, third party liability, and cargo loss and damage. Most insurance policies include a deductible applicable to each incident or vessel voyage and deductibles can change from year to year as policies are renewed or replaced. Our current insurance program includes individual and aggregate deductibles ranging from $0 to $2,000,000. In most cases, our claims personnel work directly with our insurers’ claims professionals or our third-party claim administrators to continually update the anticipated residual exposure for each claim. In this process, we evaluate and monitor each claim individually, and use resources such as historical experience, known trends, and third-party estimates to determine the appropriate reserves for potential liability. Changes in the perceived severity of previously reported claims, significant changes in medical costs, and legislative changes affecting the administration of our plans could significantly impact the determination of appropriate reserves.

Goodwill and Other Identifiable Intangible Assets

Goodwill and other intangible assets with indefinite useful lives are not amortized but are subject to annual impairment tests as of the first day of the fourth quarter. At least annually, or sooner if there is an indicator of impairment, the fair value of the reporting unit is calculated. If the calculated fair value is less than the carrying amount, an impairment loss might be recognized. In these instances, a discounted cash flow model is used to determine the current estimated fair value of the reporting unit. A number of significant assumptions and estimates are involved in the application of the discounted cash flow model to forecast operating cash flows, including market growth and market share, sales volumes and prices, costs of service, discount rate and estimated capital needs. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated. Assumptions in estimating future cash flows are subject to a high degree of judgment and complexity. Changes in assumptions and estimates may affect the carrying value of goodwill and could result in additional impairment charges in future periods.

We assess goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. We identified our reporting units by first determining our operating segments, and then assessed whether any components of the operating segments constituted a business for which discrete financial information is available and where segment management regularly reviews the operating results of the component. With the discontinuance of the logistics services segment in 2010, we concluded we had one operating segment and one reporting unit consisting of the container shipping business.

We use the two-step method, to determine goodwill impairment. If the carrying amount of our single reporting unit exceeds its fair value (step one), we measure the possible goodwill impairment based on a hypothetical allocation of the estimated fair value of the reporting unit to all of the underlying assets and liabilities, including previously unrecognized intangible assets (step two). The excess of the reporting unit’s fair value over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized to the extent a reporting unit’s recorded goodwill exceeds the implied fair value of goodwill.

Goodwill is reviewed annually, or when events or circumstances dictate, more frequently. The impairment review for goodwill consists of a two- step process of first determining the fair value of the reporting unit and comparing it to the carrying value of the net assets allocated to the reporting unit. If the fair value of the reporting unit exceeds the carrying value, no further analysis or write-down of goodwill is required. If the fair value of the reporting unit is less than the carrying value of the net assets, the implied fair value of the reporting unit is allocated to all the underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value. The indefinite-life intangible asset impairment review consists of a comparison of the fair value of the indefinite-life intangible asset with its carrying amount. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. If the fair value exceeds its carrying amount, the indefinite-life intangible asset is not considered impaired.

The customer contracts and trademarks on the balance sheet as of December 25, 2011 were valued on July 7, 2004, as part of the Acquisition-Related Transactions, using the income appraisal methodology. The income appraisal methodology includes a determination of the present value of future monetary benefits to be derived from the anticipated income, or ownership, of the subject asset. The value of our customer contracts includes the value expected to be realized from existing contracts as well as from expected renewals of such contracts and is calculated using unweighted and weighted total undiscounted cash flows as part of the income appraisal methodology. The value of our trademarks and service marks is based on various factors including the strength of the trade or service name in terms of recognition and generation of pricing premiums and enhanced margins. We amortize customer contracts and trademarks and service marks on a straight-line method over the estimated useful life of four to fifteen years. Long-lived assets are reviewed annually, or more frequently if events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of our asset based on our estimate of its undiscounted future cash flows. If these estimated future cash flows are less than the carrying value of the asset, an impairment charge would be recognized for the difference between the asset’s estimated fair value and its carrying value.

The determination of fair value is based on quoted market prices in active markets, if available. Such quoted market prices are often not available for our identifiable intangible assets. Accordingly, we base fair value on projected future cash flows discounted at a rate determined by management to be commensurate with the business risk. The estimation of fair value utilizing discounted forecasted cash flows includes numerous uncertainties which require our significant judgment when making assumptions of revenues, operating costs, marketing, selling and administrative expenses, as well as assumptions regarding the overall shipping and logistics industries, competition, and general economic and business conditions, among other factors.

Vessel Dry-docking

Under U.S. Coast Guard Rules, administered through the American Bureau of Shipping’s alternative compliance program, all vessels must meet specified seaworthiness standards to remain in service carrying cargo between U.S. marine terminals. Vessels must undergo regular inspection, monitoring and maintenance, referred to as dry-docking, to maintain the required operating certificates. These dry-dockings generally occur every two and a half years, or twice every five years. The costs of these scheduled dry-dockings are customarily deferred and amortized over a 30-month period beginning with the accounting period following the vessel’s release from dry-dock because dry-dockings enable the vessel to continue operating in compliance with U.S. Coast Guard requirements.

We also take advantage of vessel dry-dockings to perform normal repair and maintenance procedures on our vessels. These routine vessel maintenance and repair procedures are expensed as incurred. In addition, we will occasionally, during a vessel dry-docking, replace vessel machinery or equipment and perform procedures that materially enhance capabilities of a vessel. In these circumstances, the expenditures are capitalized and depreciated over the estimated useful lives.

Income Taxes

Deferred tax assets represent expenses recognized for financial reporting purposes that may result in tax deductions in the future and deferred tax liabilities represent expense recognized for tax purposes that may result in financial reporting expenses in the future. Certain judgments, assumptions and estimates may affect the carrying value of the deferred tax assets and income tax expense in the consolidated financial statements. We record an income tax valuation allowance when the realization of certain deferred tax assets, net operating losses and capital loss carryforwards is not likely. In conjunction with the election of tonnage tax, we revalued our deferred taxes to accurately reflect the rates at which we expect such items to reverse in future periods.

The application of income tax law is inherently complex. As such, we are required to make many assumptions and judgments regarding our income tax positions and the likelihood whether such tax positions would be sustained if challenged. Interpretations and guidance surrounding income tax laws and regulations change over time. As such, changes in our assumptions and judgments can materially affect amounts recognized in the consolidated financial statements.

Stock-Based Compensation

The value of each equity-based award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model takes into account volatility in the price of our stock, the risk-free interest rate, the estimated life of the equity-based award, the closing market price of our stock and the exercise price. The estimates utilized in the Black-Scholes calculation involve inherent uncertainties and the application of management judgment. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest.

Property and Equipment

We capitalize property and equipment as permitted or required by applicable accounting standards, including replacements and improvements when costs incurred for those purposes extend the useful life of the asset. We charge maintenance and repairs to expense as incurred. Depreciation on capital assets is computed using the straight-line method and ranges from 3 to 40 years. Our management makes assumptions regarding future conditions in determining estimated useful lives and potential salvage values. These assumptions impact the amount of depreciation expense recognized in the period and any gain or loss once the asset is disposed.

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present or if other circumstances indicate that an impairment may exist, we must then determine whether an impairment loss should be recognized. An impairment loss can be recognized for a long-lived asset (or asset group) that is held and used only if the sum of its estimated future undiscounted cash flows used to test for recoverability is less than its carrying value. Estimates of future cash flows used to test a long-lived asset (or asset group) for recoverability shall include only the future cash flows (cash inflows and associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the long-lived asset (or asset group). Estimates of future cash flows should be based on an entity’s own assumptions about its use of a long-lived asset (or asset group). The cash flow estimation period should be based on the long-lived asset’s (or asset group’s) remaining useful life to the entity. When long-lived assets are grouped for purposes of performing the recoverability test, the remaining useful life of the asset group should be based on the useful life of the primary asset. The primary asset of the asset group is the principal long-lived tangible asset being depreciated that is the most significant component asset from which the group derives its cash-flow-generating capacity. Estimates of future cash flows used to test the recoverability of a long-lived asset (or asset group) that is in use shall be based on the existing service potential of the asset (or asset group) at the date tested. Existing service potential encompasses the long-lived asset’s estimated useful life, cash flow generating capacity, and, the physical output capacity. The estimated cash flows should include cash flows associated with future expenditures necessary to maintain the existing service potential, including those that replace the service potential of component parts, but they should not include cash flows associated with future capital expenditures that would increase the service potential. When undiscounted future cash flows will not be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-09, “Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan”. This subtopic addresses concerns from users of financial statements on the lack of transparency about an employer’s participation in a multiemployer pension plan. The disclosures also indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside of the financial statements. The subtopic is effective for annual reporting periods ending after December 15, 2011. We adopted this topic as of December 25, 2011. The adoption did not have a material effect on our consolidated financial statements.

In May 2011, the FASB issued changes to certain portions of the authoritative literature related to fair value measurements and disclosures in order to achieve common fair value measurement and disclosure requirements under GAAP and International Financial Reporting Standards. The update clarifies disclosures for financial instruments categorized within level 3 of the fair value hierarchy that require companies to provide quantitative information about unobservable inputs used, the sensitivity of the measurement to changes in those inputs, and the valuation processes used by the reporting entity. Implementation of this standard is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Implementation of this standard did not have a material impact on our consolidated financial statements.

In June 2011, the FASB issued changes to the manner in which entities present comprehensive income in their financial statements. The new guidance requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The new guidance does not change the items that must be reported in other comprehensive income. In December 2011, the FASB deferred the requirement that companies present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive income on the face of the financial statements. The new reporting requirement is effective for fiscal years and interim reporting periods within those years beginning after December 15, 2011, with early adoption permitted. We have elected to early adopt the accounting pronouncement and the effect on our consolidated financial statements was to present activity impacting net income and other comprehensive loss in two consecutive statements.

In January 2010, the FASB issued an amendment to the accounting for fair value measurements and disclosures. This amendment details additional disclosures on fair value measurements, requires a gross presentation of activities within a Level 3 roll-forward, and adds a new requirement to disclose transfers in and out of Level 1 and Level 2 measurements. The new disclosures are required of all entities that are required to provide disclosures about recurring and nonrecurring fair value measurements. This amendment is effective in the first interim or reporting period beginning after December 15, 2009, with an exception for the gross presentation of Level 3 roll-forward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The adoption of the provisions of this amendment required in the first interim period after December 15, 2009 did not have a material impact on our financial statement disclosures. In addition, the adoption of the provisions of this amendment during the quarter ended March 27, 2011 did not have a material impact on our financial statement disclosures.

Shipping Rates

We publish tariffs with rates rules and practices for all three of our Jones Act trade routes. These tariffs are subject to regulation by the Surface Transportation Board (“STB”). However, in the case of our Puerto Rico and Alaska trade routes, we primarily ship containers on the basis of confidential negotiated transportation service contracts that are not subject to rate regulation by the STB.

Seasonality

Our container volumes are subject to seasonal trends common in the transportation industry. Financial results in the first quarter are normally lower due to reduced loads during the winter months. Volumes typically build to a peak in the third quarter and early fourth quarter, which generally results in higher revenues, improved margins, and increased earnings and cash flows.

Results of Operations

Operating Revenue Overview

We derive our revenue primarily from providing comprehensive shipping and integrated logistics services to and from the continental U.S. and Alaska, Puerto Rico, and Hawaii. We charge our customers on a per load basis and price our services based primarily on the length of inland and ocean cargo transportation hauls, type of cargo, and other requirements such as shipment timing and type of container. In addition, we assess fuel surcharges on a basis consistent with industry practice and at times may incorporate these surcharges into our basic transportation rates. There is occasionally a timing disparity between volatility in our fuel costs and related adjustments to our fuel surcharges (or the incorporation of adjusted fuel surcharges into our base transportation rates) that may result in variances in our fuel recovery.

During 2011, over 90% of our revenue was generated from our shipping and integrated logistics services in markets where the marine trade is subject to the Jones Act. The balance of our revenue was derived from (i) vessel loading and unloading services that we provide for vessel operators at our terminals, (ii) agency services that we provide for third-party shippers lacking administrative presences in our markets, (iv) warehousing services for third-parties, and (v) other non-transportation services.

As used in this Form S-4, the term “revenue containers” refers to containers that are transported for a charge, as opposed to empty containers.

Cost of Services Overview

Our cost of services consist primarily of vessel operating costs, marine operating costs, inland transportation costs, land costs and rolling stock rent. Our vessel operating costs consist primarily of vessel fuel costs, crew payroll costs and benefits, vessel maintenance costs, space charter costs, vessel insurance costs and vessel rent. We view our vessel fuel costs as subject to potential fluctuation as a result of changes in unit prices in the fuel market. Our marine operating costs consist of stevedoring, port charges, wharfage and various other costs to secure vessels at the port and to load and unload containers to and from vessels. Our inland transportation costs consist primarily of the costs to move containers to and from the port via rail, truck or barge. Our land costs consist primarily of maintenance, yard and gate operations, warehousing operations and terminal overhead in the terminals in which we operate. Rolling stock rent consists primarily of rent for street tractors, yard equipment, chassis, gensets and various dry and refrigerated containers.

Six Months Ended June 24, 2012 Compared with the Six Months Ended June 26, 2011

	Six Months Ended
	June 24, 2012	June 26, 2011	Change	% Change
	($ in thousands)
Operating revenue	$534,294	$494,451	$39,843	8.1%
Operating expense:
Vessel	180,868	153,733	27,135	17.7%
Marine	102,344	95,503	6,841	7.2%
Inland	93,326	86,934	6,392	7.4%
Land	73,489	70,774	2,715	3.8%
Rolling stock rent	20,667	20,094	573	2.9%

Cost of services	470,694	427,038	43,656	10.2%
Depreciation and amortization	20,797	21,824	(1,027)	(4.7)%
Amortization of vessel dry-docking	6,635	8,138	(1,503)	(18.5)%
Selling, general and administrative	41,042	43,677	(2,635)	(6.0)%
Impairment charge	257	2,818	(2,561)	(90.9)%
Legal settlements	—	(18,202)	18,202	(100.0)%
Miscellaneous (income) expense, net	(77)	397	(474)	(119.4)%

Total operating expense	539,348	485,690	53,658	11.0%

Operating (loss) income	$(5,054)	$8,761	$(13,815)	(157.7)%

Operating ratio	100.9%	98.2%		2.7%
Revenue containers (units)	116,854	114,518	2,336	2.0%
Average unit revenue	$4,263	$3,988	$275	6.9%

Operating Revenue. Our operating revenue increased $39.8 million, or 8.1% during the six months ended June 24, 2012 as compared to the six months ended June 26, 2011. This revenue increase can be attributed to the following factors (in thousands):

Bunker and intermodal fuel surcharges increase	$29,835
Revenue container volume increase	7,427
Revenue container rate increase	3,762
Other non-transportation services revenue decrease	(1,181)

Total operating revenue increase	$39,843

Bunker and intermodal fuel surcharges, which are included in our transportation revenue, accounted for approximately 22.9% of total revenue in the six months ended June 24, 2012 and approximately 18.7% of total revenue in the six months ended June 26, 2011. We adjust our bunker and intermodal fuel surcharges as a result of changes in the cost of bunker fuel for our vessels, in addition to diesel fuel fluctuations passed on to us by our truck, rail, and barge service providers. Fuel surcharges are evaluated regularly as the price of fuel fluctuates, and we may at times incorporate these surcharges into our base transportation rates that we charge. The increase in revenue container volume was due to continued customer support in our Hawaii tradelane. The increase in revenue container rate was primarily due to rate increases to mitigate increased variable expenses, including port security and wharfage fees. The decrease in non-transportation revenue was primarily due to a reduction in terminal services, partially offset by higher revenue from certain transportation services agreements.

Cost of Services. The $43.7 million increase in cost of services is primarily due to both higher vessel costs, as a result of a rise in fuel prices and increased duplicate fuel and vessel operating expenses associated with dry-dockings, and higher marine and inland expenses due to the increase in container volumes.

Vessel expense, which is not primarily driven by revenue container volume, increased $27.1 million for the six months ended June 24, 2012 compared to the six months ended June 26, 2011. This increase can be attributed to the following factors (in thousands):

Vessel fuel costs increase	$20,428
Labor and other vessel operating expense increase	5,877
Vessel space charter expense increase	895
Vessel lease expense decrease	(65)

Total vessel expense increase	$27,135

The $20.4 million rise in fuel costs is comprised of a $16.3 million increase due to higher fuel prices and $4.1 million primarily due to higher consumption as a result of additional operating days. The increase in labor and other vessel operating expense during 2012 is primarily due to dry-docking three of our vessels in China and vessel-related service interruptions.

Marine expense is comprised of the costs incurred to bring vessels into and out of port, and to load and unload containers. The types of costs included in marine expense are stevedoring and associated benefits, pilotage fees, tug fees, government fees, wharfage fees, dockage fees, and line handler fees. The $6.8 million increase in marine expense during the six months ended June 24, 2012 was primarily due to contractual rate increases and the newly enacted cargo scanning fee in Puerto Rico, cargo claims as a result of certain vessel-related service interruptions, and higher container volumes.

Inland expense increased to $93.3 million for the six months ended June 24, 2012 compared to $86.9 million during the six months ended June 26, 2011. The $6.4 million increase in inland expense is primarily due to higher fuel costs, contractual increases, and empty container repositioning costs as a result of the shutdown of our FSX service.

Land expense is comprised of the costs included within the terminal for the handling, maintenance, and storage of containers, including yard operations, gate operations, maintenance, warehouse, and terminal overhead. The increase in land expense can be attributed to the following (in thousands):

	Six Months Ended
	June 24, 2012	June 26, 2011	% Change
	(in thousands)
Land expense:
Maintenance	$27,681	$26,836	3.1%
Terminal overhead	27,158	26,610	2.1%
Yard and gate	15,201	14,076	8.0%
Warehouse	3,449	3,252	6.1%

Total land expense	$73,489	$70,774	3.8%

Non-vessel related maintenance expenses increased primarily due to higher fuel costs and additional repair and maintenance activities. Terminal overhead increased primarily due to higher utilities expense and severance for certain union employees that elected early retirement. Yard and gate expenses were higher as a result of contractual increases related to reefer monitoring and increased container volumes.

Depreciation and Amortization. Depreciation and amortization was $20.8 million during the six months ended June 24, 2012 as compared to $21.8 million during the six months ended June 26, 2011. The decrease in depreciation-owned vessels was due to certain vessel assets becoming fully depreciated and no longer subject to depreciation expense.

	Six Months Ended
	June 24, 2012	June 26, 2011	% Change
	(in thousands)
Depreciation and amortization:
Depreciation—owned vessels	$4,199	$5,013	(16.2)%
Depreciation and amortization—other	6,472	6,650	(2.7)%
Amortization of intangible assets	10,126	10,161	(0.3)%

Total depreciation and amortization	$20,797	$21,824	(4.7)%

Amortization of vessel dry-docking	$6,635	$8,138	(18.5)%

Amortization of Vessel Dry-docking. Amortization of vessel dry-docking was $6.6 million during the six months ended June 24, 2012 compared to $8.1 million for the six months ended June 26, 2011. Amortization of vessel dry-docking fluctuates based on the timing of dry-dockings, the number of dry-dockings that occur during a given period, and the amount of expenditures incurred during the dry-dockings. Dry-dockings generally occur every two and a half years and historically we have dry-docked approximately six vessels per year.

Selling, General and Administrative. Selling, general and administrative costs decreased to $41.0 million for the six months ended June 24, 2012 compared to $43.7 million for the six months ended June 26, 2011, a decrease of $2.7 million or 6.0%. This decrease is primarily comprised of a $2.0 million reduction in severance charges and a $1.9 million decline in legal and professional fees expenses associated with the antitrust investigation and related legal proceedings, partially offset by professional fees of $0.3 million incurred related to the search for a permanent CEO, and legal and tax consulting fees of $0.9 million associated with our refinancing efforts.

Impairment Charge. During the six months ended June 24, 2012, we accrued an additional $0.3 million related to certain leased equipment that was not deployed. During the third quarter, we purchased the equipment from the lessor and subsequently sold it to a third party, which resulted in a net cash outflow of $0.8 million.

We have made payments for the construction of three new cranes which are not yet placed into service. These cranes were initially purchased for use in our Anchorage, Alaska terminal and were expected to be installed and become fully operational in December 2010. However, the Port of Anchorage Intermodal Expansion Project has encountered significant delays. As such, at that time, we were marketing these cranes for sale and expected to complete the sale within one year. As a result of the reclassification to assets held for sale during the second quarter of 2011, we recorded an impairment charge of $2.8 million to write down the carrying value of the cranes to their estimated fair value less costs to sell. We are exploring installation of these cranes in our Honolulu, Hawaii terminal during 2013.

Legal Settlements. As discussed in Legal Proceedings, on March 22, 2011, the Court entered a judgment against us whereby we were required to pay a fine of $45.0 million to resolve the investigation by the DOJ. On April 28, 2011, the Court reduced the fine from $45.0 million to $15.0 million payable over five years without interest. During the second quarter of 2011, we reversed $19.2 million of the $30.0 million charge recorded during the year ended December 26, 2010 related to this legal settlement.

In January 2012, we entered into an agreement with the U.S. Department of Justice and pled guilty to two counts of providing federal authorities with false vessel oil record-keeping entries. Pursuant to the agreement and judgment entered by the United States District Court for the Northern District of California, we agreed to pay a fine of $1.0 million and donate an additional $0.5 million to the National Fish & Wildlife Foundation for environmental community service programs. Based on our best estimate at the time, we recorded a charge of $0.5 million related to this investigation during the year ended December 26, 2010. We recorded an additional $1.0 million during the quarter ended June 26, 2011.

Miscellaneous (Income) Expense, Net. Miscellaneous (income) expense, net increased $0.5 million during the six months ended June 24, 2012 compared to the six months ended June 26, 2011 primarily as a result of lower bad debt expense.

Interest Expense, Net. Interest expense, net increased to $35.2 million for the six months ended June 24, 2012 compared to $23.6 million for the six months ended June 26, 2011, an increase of $11.6 million or 49.2%. This increase was primarily due to a rise in interest rates resulting from the comprehensive refinancing and the accretion of non-cash interest related to our long-term debt and legal settlements.

Income Tax Expense. The effective tax rate for the six months ended June 24, 2012 and June 26, 2011 was (0.6)% and (1.3)%, respectively. During the second quarter of 2009, we determined that it was unclear as to the timing of when we will generate sufficient taxable income to realize our deferred tax assets. Accordingly, we recorded a valuation allowance against our deferred tax assets. Although we have recorded a valuation allowance against our deferred tax assets, it does not affect our ability to utilize our deferred tax assets to offset future taxable income. Until such time that we determine it is more likely than not that we will generate sufficient taxable income to realize our deferred tax assets, income tax benefits associated with future period losses will be fully reserved. As a result, we do not expect to record a current or deferred tax benefit or expense and only minimal state tax provisions during those periods.

Year Ended December 25, 2011 Compared to Year Ended December 26, 2010

We have a 52- or 53-week fiscal year (every sixth or seventh year) that ends on the Sunday before the last Friday in December. Fiscal year 2011 consisted of 52 weeks and fiscal year 2010 consisted of 53 weeks.

	Year Ended December 25, 2011	Year Ended December 26, 2010	% Change
	(In thousands)
Operating revenue	$1,026,164	$1,000,055	2.6%
Operating expense:
Vessel	311,645	276,351	12.8%
Marine	194,002	188,086	3.1%
Inland	179,583	175,394	2.4%
Land	144,072	142,299	1.2%
Rolling stock rent	40,727	38,330	6.3%

Cost of services	870,029	820,460	6.0%

Depreciation and amortization	42,883	43,563	(1.6)%
Amortization of vessel dry-docking	15,376	15,014	2.4%
Selling, general and administrative	82,125	79,930	2.7%
Goodwill impairment	115,356	—	100.0%
Impairment of assets	2,997	2,655	12.9%
Legal settlements	(5,483)	32,270	(117.0)%
Restructuring costs	—	1,843	(100.0)%
Miscellaneous expense (income), net	737	(574)	228.4%

Total operating expense	1,124,020	995,161	12.9%

Operating (loss) income	$(97,856)	$4,894	(2,099.5)%

Operating ratio	109.5%	99.5%	10.0%
Revenue containers (units)	234,311	243,575	(3.8)%

Operating Revenue. Operating revenue increased $26.1 million, or 2.6% during the year ended December 25, 2011. This revenue increase can be attributed to the following factors (in thousands):

Bunker and intermodal fuel surcharges increase	$54,293
Other non-transportation services revenue increase	2,572
Revenue container volume decrease	(29,266)
Revenue container rate decrease	(797)
Space charter revenue decreases	(693)

Total operating revenue increase	$26,109

Bunker and intermodal fuel surcharges, which are included in our transportation revenue, accounted for approximately 20.7% of total revenue in the year ended December 25, 2011 and approximately 15.8% of total revenue in the year ended December 26, 2010. We adjust our bunker and intermodal fuel surcharges as a result of changes in the cost of bunker fuel for our vessels, in addition to diesel fuel fluctuations passed on to us by our truck, rail, and barge service providers. Fuel surcharges are evaluated regularly as the price of fuel fluctuates, and we may at times incorporate these surcharges into our base transportation rates that we charge. The increase in non-transportation revenue is primarily due to improved third party terminal services. The decrease in revenue container volume was the result of continued soft market conditions in our Puerto Rico and Hawaii markets. The decrease in revenue container rate was primarily due to rate pressures in our Puerto Rico market.

Cost of Services. The $49.6 million increase in cost of services is primarily due to higher fuel costs arising from elevated fuel prices and an increase in rolling stock expense

Vessel expense, which is not primarily driven by revenue container volume, increased $35.3 million for the year ended December 25, 2011. This increase can be attributed to the following factors (in thousands):

Vessel fuel costs increase	$44,854
Labor and other vessel operating decrease	(5,606)
Vessel lease expense decrease	(3,135)
Vessel space charter expense decrease	(819)

Total vessel expense increase	$35,294

The $44.9 million increase in fuel costs is comprised of a $48.4 million increase due to higher fuel prices, offset by a $3.5 million decrease in consumption due to fewer vessel operating days. The decrease in labor and other vessel operating expense during 2011 is primarily due to additional vessel operating expense associated with a higher number of dry-dockings during 2010 and the extra week during 2010. We continue to incur labor expenses with the vessel in dry-dock, while also incurring expenses associated with the spare vessel deployed as dry-dock relief. The decrease in vessel lease charter expense during 2011 is due to the amendment of the charter hire payments to reflect concessions for certain of our vessels and the extra week during fiscal year 2010.

Marine expense is comprised of the costs incurred to bring vessels into and out of port, and to load and unload containers. The types of costs included in marine expense are stevedoring and associated benefits, pilotage fees, tug fees, government fees, wharfage fees, dockage fees, and line handler fees. The $5.9 million increase in marine expense during the year ended December 25, 2011 was primarily due to contractual rate increases and the newly enacted cargo scanning fee in Puerto Rico, partially offset by lower container volumes.

Inland expense increased to $179.6 million for the year ended December 25, 2011 compared to $175.4 million during the year ended December 26, 2010. The $4.2 million increase in inland expense is primarily due to higher fuel costs and contractual increases, partially offset by lower container volumes.

Land expense is comprised of the costs included within the terminal for the handling, maintenance and storage of containers, including yard operations, gate operations, maintenance, warehouse and terminal overhead.

	Year Ended December 25, 2011	Year Ended December 26, 2010	% Change
	(In thousands)
Land expense:
Maintenance	$56,019	$53,571	4.6%
Terminal overhead	52,983	52,191	1.5%
Yard and gate	28,497	28,818	(1.1)%
Warehouse	6,573	7,719	(14.8)%

Total land expense	$144,072	$142,299	1.2%

Non-vessel related maintenance expenses increased primarily due to higher fuel costs and contractual rate increases in our offshore locations.

Rolling stock expense increased $2.4 million or 6.3% during the year ended December 25, 2011 versus the year ended December 26, 2010. This increase is primarily related to an increase in the quantity of leased containers and chassis in replacement of our previous equipment sharing arrangements.

Depreciation and Amortization. Depreciation and amortization was $42.9 million during the year ended December 25, 2011 compared to $43.6 million for the year ended December 26, 2010. The decrease in depreciation-owned vessels was due to certain vessel assets becoming fully depreciated and no longer subject to depreciation expense and the extra week of fiscal 2010. The increase in depreciation and amortization-other was due to an increase in the number of containers and certain improvements made to our leased vessels, partially offset by depreciation recorded during the extra week of 2010. The decrease in amortization of intangible assets was due to the extra week of amortization recorded during 2010.

	Year Ended December 25, 2011	Year Ended December 26, 2010	% Change
	(In thousands)
Depreciation and amortization:
Depreciation — owned vessels	$9,160	$10,083	(9.2)%
Depreciation and amortization — other	13,406	12,783	4.9%
Amortization of intangible assets	20,317	20,697	(1.8)%

Total depreciation and amortization	$42,883	$43,563	(1.6)%

Amortization of vessel dry-docking	$15,376	$15,014	2.4%

Amortization of Vessel Dry-docking. Amortization of vessel dry-docking was $15.4 million during the year ended December 25, 2011 compared to $15.0 million for the year ended December 26, 2010. Amortization of vessel dry-docking fluctuates based on the timing of dry-dockings, the number of dry-dockings that occur during a given period, and the amount of expenditures incurred during the dry-dockings. Dry-dockings generally occur every two and a half years and historically we have dry-docked approximately six vessels per year.

Selling, General and Administrative. Selling, general and administrative costs increased to $82.1 million for the year ended December 25, 2011 compared to $79.9 million for the year ended December 26, 2010, an increase of $2.2 million or 2.7%. This increase is primarily comprised of a $2.3 million charge related to a separation agreement with our former chief executive officer, $1.6 million of costs incurred in connection with the U.S. Coast Guard and U.S. Attorney’s investigation of one of our vessels, partially offset by a $1.3 million reduction in stock-based compensation expense, a $0.4 million decline in legal and professional fees expenses associated with the Department of Justice antitrust investigation and related legal proceedings, and decreases in employee related expenses as a result of our workforce reduction initiative.

Legal Settlements. As discussed in Legal Proceedings, on March 22, 2011, the Court entered a judgment against us whereby we were required to pay a fine of $45.0 million to resolve the investigation by the DOJ. On April 28, 2011, the Court reduced the fine from $45.0 million to $15.0 million payable over five years without interest. During the second quarter of 2011, we reversed $19.2 million of the $30.0 million charge recorded during the year ended December 26, 2010 related to this legal settlement.

In November 2011, we entered into a settlement agreement with all of the remaining significant shippers who opted out of the Puerto Rico direct purchaser antitrust class action settlement. Under the terms of the settlement agreement, we made a payment of $5.8 million during December 2011, and are required to make the second installment payment of $4.0 million on or before June 24, 2012 and the final $4.0 million payment on or before December 24, 2012. We recorded a charge of $12.7 million during the fourth quarter of 2011, which represents the present value of the $13.8 million in installment payments.

In January 2012, we entered into an agreement with the U.S. Department of Justice and pled guilty to two counts of providing federal authorities with false vessel oil record-keeping entries. Pursuant to the agreement and judgment entered by the United States District Court for the Northern District of California, we agreed to pay a fine of $1.0 million and donate an additional $0.5 million to the National Fish & Wildlife Foundation for environmental community service programs. Based on our best estimate at the time, we recorded a charge of $0.5 million related to this investigation during the year ended December 26, 2010. We recorded an additional $1.0 million during the year ended December 25, 2011.

Impairment Charge. We have made payments for the construction of three new cranes which are not yet placed into service. These cranes were initially purchased for use in our Anchorage, Alaska terminal and were expected to be installed and become fully operational in December 2010. However, the Port of Anchorage Intermodal Expansion Project is encountering delays that could continue until 2014 or beyond. As such, at that time, we were marketing these cranes for sale and expected to complete the sale within one year. As a result of the reclassification to assets held for sale during the second quarter of 2011, we recorded an impairment charge of $2.8 million to write down the carrying value of the cranes to their estimated fair value less costs to sell. The impairment charge of $2.7 million recorded during the year ended December 26, 2010 related to certain leased equipment not expected to be deployed during the foreseeable future.

Restructuring Charge. Restructuring costs during the year ended December 26, 2010 included $1.8 million related to severance costs and other costs associated with our 2010 workforce reduction initiative.

Miscellaneous Expense (Income), Net. Miscellaneous expense (income) net increased during 2011 as a result of higher bad debt expense and a $0.7 million gain on the sale of our interest in a joint venture recorded during 2010.

Interest Expense, Net. Interest expense, net of $55.7 million for the year ended December 25, 2011 was higher compared to $40.1 million during the year ended December 26, 2010. This increase was primarily due to higher debt balances outstanding, a rise in interest rates due to the amendment to our prior senior credit facility and the comprehensive refinancing, interest associated with a capital lease, and the accretion of non-cash interest related to our legal settlements.

Income Tax Expense. The effective tax rate for the years ended December 25, 2011 and December 26, 2010 was 0.2% and (1.0)%, respectively. During the second quarter of 2009, we determined that it was unclear as to the timing of when we will generate sufficient taxable income to realize our deferred tax assets. Accordingly, we recorded a valuation allowance against our deferred tax assets. Although we have recorded a valuation allowance against our deferred tax assets, it does not affect our ability to utilize our deferred tax assets to offset future taxable income. Until such time that we determine it is more likely than not that we will generate sufficient taxable income to realize our deferred tax assets, income tax benefits associated with future period losses will be fully reserved. As a result, we do not expect to record a current or deferred tax benefit or expense and only minimal state tax provisions during those periods.

Year Ended December 26, 2010 Compared to Year Ended December 20, 2009

	Year Ended December 26, 2010	Year Ended December 20, 2009	% Change
	(In thousands)
Operating revenue	$1,000,055	$979,352	2.1%
Operating expense:
Vessel	276,351	249,821	10.6%
Marine	188,086	184,730	1.8%
Inland	175,394	170,743	2.7%
Land	142,299	136,992	3.9%
Rolling stock rent	38,330	36,196	5.9%

Cost of services	820,460	778,482	5.4%

Depreciation and amortization	43,563	43,502	0.1%
Amortization of vessel dry-docking	15,014	13,686	9.7%
Selling, general and administrative	79,930	95,766	(16.5)%
Legal settlements	32,270	20,000	61.4%
Impairment of assets	2,655	1,867	42.2%
Restructuring costs	1,843	747	146.7%
Miscellaneous (income) expense, net	(574)	876	(165.5)%

Total operating expense	995,161	954,926	4.2%

Operating income	$4,894	$24,426	(80.0)%

Operating ratio	99.5%	97.5%	2.0%
Revenue containers (units)	243,575	257,625	(5.5)%

Operating Revenue. Operating revenue increased $20.7 million, or 2.1%, during the year ended December 26, 2010. This revenue increase can be attributed to the following factors (in thousands):

Bunker and intermodal fuel surcharges increase	$38,340
Other non-transportation services revenue increase	11,883
Revenue container rate increase	373
Revenue container volume decrease	(1,147)
Space charter revenue decreases	(5,997)
Expiration of government vessel management contract	(22,749)

Total operating revenue increase	$20,703

Bunker and intermodal fuel surcharges, which are included in our transportation revenue, accounted for approximately 15.8% of total revenue in the year ended December 26, 2010 and approximately 12.3% of total revenue in the year ended December 20, 2009. We adjusted our bunker and intermodal fuel surcharges several times throughout 2010 and 2009 as a result of fluctuations in the cost of fuel for our vessels, in addition to fuel fluctuations passed on to us by our truck, rail, and barge service providers. Fuel surcharges are evaluated regularly as the price of fuel fluctuates, and we may at times incorporate these surcharges into our base transportation rates that we charge. The increase in non-transportation revenue is primarily due to third party terminal services, which was partially offset by the expiration of certain space charter agreements.

Cost of Services. The $42.0 million increase in cost of services is primarily due to higher fuel costs as a result of a rise in fuel prices.

Vessel expense, which is not primarily driven by revenue container volume, increased $26.5 million for the year ended December 26, 2010. This decrease can be attributed to the following factors (in thousands):

Vessel fuel costs increase	$41,433
Labor and other vessel operating increases	8,895
Vessel space and lease charter expense increase	628
Government vessel management expense decrease	(24,426)

Total vessel expense increase	$26,530

The $41.4 million increase in fuel costs is comprised of a $36.2 million increase due to higher fuel prices and a $5.1 million increase due to higher active vessel operating days as a result of the 53 week fiscal year in 2010 and more dry-dockings during 2010. The increase in labor and other vessel operating expense is primarily due to additional vessel operating expense associated with a higher number of dry-dockings during 2010, contractual rate increases, and the extra week during 2010. We continue to incur labor expenses with the vessel in dry-dock, while also incurring expenses associated with the spare vessel deployed as dry-dock relief. The increase in vessel lease charter expense is due to the extra week during fiscal year 2010.

Marine expense is comprised of the costs incurred to bring vessels into and out of port, and to load and unload containers. The types of costs included in marine expense are stevedoring and associated benefits, pilotage fees, tug fees, government fees, wharfage fees, dockage fees, and line handler fees. The $3.4 million increase in marine expense during the year ended December 26, 2010 was primarily due to increases in multi-employer plan benefit assessments for our west coast union employees, contractual rate increases, and an extra week during fiscal year 2010, partially offset by terminal savings.

Inland expense increased to $175.4 million for the year ended December 26, 2010 compared to $170.7 million during the year ended December 20, 2009. The $4.7 million increase in inland expense is primarily due to higher fuel costs, partially offset by our cost control efforts.

Land expense is comprised of the costs included within the terminal for the handling, maintenance and storage of containers, including yard operations, gate operations, maintenance, warehouse and terminal overhead.

	Year Ended December 26, 2010	Year Ended December 20, 2009	% Change
	(In thousands)
Land expense:
Maintenance	$53,571	$48,823	9.7%
Terminal overhead	52,191	51,883	0.6%
Yard and gate	28,818	28,945	(0.4)%
Warehouse	7,719	7,341	5.1%

Total land expense	$142,299	$136,992	3.9%

Non-vessel related maintenance expenses increased primarily due to higher fuel costs and contractual rate increases in our offshore locations.

Rolling stock expense increased $2.1 million or 5.9% during the year ended December 26, 2010 as compared to the year ended December 20, 2009. This increase is primarily related to an increase in the quantity of leased containers and chassis in replacement of our previous equipment sharing arrangements.

Depreciation and Amortization. Depreciation and amortization was $43.6 million during the year ended December 26, 2010 compared to $43.5 million for the year ended December 20, 2009.

	Year Ended December 26, 2010	Year Ended December 20, 2009	% Change
	(In thousands)
Depreciation and amortization:
Depreciation — owned vessels	$10,083	$9,980	1.0%
Depreciation and amortization — other	12,783	13,217	(3.3)%
Amortization of intangible assets	20,697	20,305	1.9%

Total depreciation and amortization	$43,563	$43,502	0.1%

Amortization of vessel dry-docking	$15,014	$13,686	9.7%

The increase in depreciation-owned vessels and amortization of intangible assets is due to additional depreciation and amortization expense recorded during the extra week of fiscal 2010. The decrease in depreciation and amortization-other is due to certain capitalized software assets becoming fully depreciated and no longer subject to depreciation expense, partially offset by additional depreciation expense recorded as a result of an extra week during fiscal year in 2010 and an increase in the number of containers.

Amortization of Vessel Dry-docking. Amortization of vessel dry-docking was $15.0 million during the year ended December 26, 2010 compared to $13.7 million for the year ended December 20, 2009. Amortization of vessel dry-docking fluctuates based on the timing of dry-dockings, the number of dry-dockings that occur during a given period, and the amount of expenditures incurred during the dry-dockings. Dry-dockings generally occur every two and a half years and historically we have dry-docked approximately six vessels per year.

Selling, General and Administrative. Selling, general and administrative costs decreased to $79.9 million for the year ended December 26, 2010 compared to $95.8 million for the year ended December 20, 2009, a decline of $15.8 million or 16.5%. This decrease is primarily comprised of a $6.9 million decline in legal and professional expenses associated with the Department of Justice antitrust investigation and related legal proceedings, a $5.4 million decrease in the accrual related to our performance incentive plan, a $1.0 million reduction in stock-based compensation, and $1.7 million in savings related to our cost control efforts, including a reduction in professional fees, travel and entertainment, meetings and seminars, charitable contributions, advertising, and the elimination of certain perquisites for our executive officers.

Legal Settlements. We entered into a plea agreement, dated February 23, 2011, with the United States of America, and we agreed to plead guilty to a charge of violating federal antitrust laws solely with respect to the Puerto Rico tradelane. We agreed to pay a fine of $45.0 million over five years without interest. In 2010, we recorded a charge of $30.0 million, which represented the present value of the expected installment payments. On April 28, 2011, the U.S. District Court for the District of Puerto Rico amended the fine imposed on us by reducing the amount from $45.0 million to $15.0 million. As a result, we reversed $19.2 million of the $30.0 million charge recorded during the year ended December 26, 2010, related to the reduction in this legal settlement.

On March 31, 2011, we entered into a settlement agreement with the Commonwealth of Puerto Rico and the named plaintiffs, individually and representing the indirect purchasers, to resolve antitrust claims relating to the Puerto Rico trade. Pursuant to the Settlement Agreement, each of the defendants will pay a one-third share of the total settlement amount of $5.3 million. Accordingly, we recorded a charge of $1.8 million as our share of the settlement amount during the year ended December 26, 2010, and paid this liability during the year ended December 25, 2011.

In January 2012, we entered into an agreement with the U.S. Department of Justice and pled guilty to two counts of providing federal authorities with false vessel oil record-keeping entries. Pursuant to the agreement and judgment entered by the United States District Court for the Northern District of California, we agreed to pay a fine of $1.0 million and donate an additional $0.5 million to the National Fish & Wildlife Foundation for environmental community service programs. Based on our best estimate at the time, we recorded a charge of $0.5 million related to this investigation during the year ended December 26, 2010. We recorded an additional $1.0 million during the year ended December 25, 2011.

On June 11, 2009, we entered into a settlement agreement with the plaintiffs in the Puerto Rico MDL. As a result of the settlement agreement, we recorded a charge of $20.0 million during the year ended December 20, 2009. Under the settlement agreement, we agreed to pay $20.0 million and to certain base-rate freezes, to resolve claims for alleged antitrust violations in the Puerto Rico tradelane.

Impairment Charge. Impairment of assets of $2.7 million during the year ended December 26, 2010 related to certain owned and leased equipment. Impairment of assets of $1.9 million during the year ended December 20, 2009 related to a write-down of the carrying value of our spare vessels.

Restructuring Charge. Restructuring costs during the year ended December 26, 2010 included $1.8 million related to severance costs and other costs associated with our 2010 workforce reduction initiative. Restructuring costs of $0.7 million during the year ended December 20, 2009 included $0.6 million and $0.1 million related to severance costs and other costs associated with our 2008 workforce reduction initiative, respectively.

Miscellaneous (Income) Expense, Net. Miscellaneous (income) expense, net during 2010 includes a $0.7 million gain on the sale of our interest in a joint venture. In addition, bad debt expense decreased $1.2 million during the year ended December 26, 2010 as compared to the year ended December 20, 2009.

Interest Expense, Net. Interest expense, net of $40.1 million for the year ended December 26, 2010 was higher compared to $38.0 million during the year ended December 20, 2009. The increase in interest expense was due to higher interest rates payable on the outstanding debt as a result of the June 2009 amendment to our Senior Credit Facility.

Income Tax Expense. The effective tax rate for the years ended December 26, 2010 and December 20, 2009 was (1.0)% and (77.3)%, respectively. During the second quarter of 2009, we determined that it was unclear as to the timing of when we will generate sufficient taxable income to realize our deferred tax assets. Accordingly, we recorded a valuation allowance against our deferred tax assets. Although we have recorded a valuation allowance against our deferred tax assets, it does not affect our ability to utilize our deferred tax assets to offset future taxable income. Until such time that we determine it is more likely than not that we will generate sufficient taxable income to realize our deferred tax assets, income tax benefits associated with future period losses will be fully reserved. As a result, we do not expect to record a current or deferred tax benefit or expense and only minimal state tax provisions during those periods.

Liquidity and Capital Resources

Our principal sources of funds have been (i) earnings before non-cash charges and (ii) borrowings under debt arrangements. Our principal uses of funds have been (i) capital expenditures on our container fleet, our terminal operating equipment, improvements to our owned and leased vessel fleet, and our information technology systems, (ii) vessel dry-docking expenditures, (iii) working capital consumption, and (iv) principal and interest payments on our existing indebtedness. Our total liquidity as of June 24, 2012 was $37.0 million, which is comprised of $19.7 million of cash on hand and $17.3 million of borrowing availability under the ABL Facility.

Operating Activities

Net cash used in operating activities was $14.2 million for the six months ended June 24, 2012 compared to $44.2 million for the six months ended June 26, 2011. The decrease in cash used in operating activities is primarily due to the following (in thousands):

Increase in accounts payable	$25,331
Decrease in accounts receivable	10,685
Decrease in materials and supplies	3,866
Increase in payments related to vessel leases	(4,375)
Earnings adjusted for non-cash charges	(6,535)
Other changes in working capital, net	1,014

Total decrease in cash used in operating activities	$29,986

Net cash used in operating activities was $11.5 million for the year ended December 25, 2011 compared to cash provided by operating activities of $53.4 million for the year ended December 26, 2010. During 2011, liquidity contracted significantly due to reduced credit limits and shortened payment terms established by certain suppliers. The decrease in cash provided by operating activities is primarily due to the following (in thousands):

Decrease in earnings adjusted for non-cash charges	$(40,775)
Increase in accounts receivable	(12,653)
Increase in payments related to Department of Justice antitrust investigation and related legal proceedings	(13,567)
Decrease in accounts payable	(9,364)
Increase in payments related to restructuring and early termination of leased assets	(2,898)
Decrease in payments related to dry-dockings	6,563
Decrease in vessel rent payment in excess of accrual	10,681
Other decrease in working capital, net	(2,880)

$(64,893)

Net cash provided by operating activities decreased by $9.6 million to $53.4 million for the year ended December 26, 2010 from $63.0 million for the year ended December 20, 2009. Net earnings adjusted for depreciation, amortization, deferred income taxes, accretion and other non-cash operating activities, which includes non-cash stock-based compensation expense, resulted in cash flow generation of $45.2 million for the year ended December 26, 2010 compared to $64.1 million for the year ended December 20, 2009, a decrease of $18.9 million. The decrease in cash provided by operating activities during 2010 resulting from an increase in dry-docking payments and our accounts receivable balance was offset by increases in accounts payable, materials and supplies and other accrued liabilities.

Investing Activities

Net cash used in investing activities was $3.4 million for the six months ended June 24, 2012 compared to $5.3 million for the six months ended June 26, 2011. The decrease in cash consumed is related to a decline in capital spending.

Net cash used in investing activities was $12.8 million for the year ended December 25, 2011 compared to $14.4 million for the year ended December 26, 2010. The decrease is primarily related to a $0.9 million decline in capital spending and a $1.8 increase in proceeds from the sale of equipment, partially offset by proceeds of $1.1 million received during 2010 as a result of the sale of our interest in a joint venture.

Net cash used in investing activities was $14.4 million for the year ended December 26, 2010 compared to $8.5 million for the year ended December 20, 2009. The increase is primarily related to a $6.2 million increase in capital spending and a $0.8 decrease in proceeds from the sale of equipment, partially offset by proceeds of $1.1 million received as a result of the sale of our interest in a joint venture.

Financing Activities

Net cash provided by financing activities during the six months ended June 24, 2012 was $36.1 million compared to $71.5 million for the six months ended June 26, 2011. The net cash provided by financing activities during the six months ended June 24, 2012 included $42.5 million borrowed under the ABL Facility as compared to $88.1 million, net of payments, borrowed under the Senior Credit Facility during the six months ended June 26, 2011. In addition, during the six months ended June 26, 2011, we paid $6.8 million in financing costs related to fees associated with the amendment to the Senior Credit Facility, our efforts to obtain consent from our convertible noteholders, and our overall refinancing efforts, and we paid $4.4 million during the six months ended June 24, 2012 in financing costs related to fees associated with our efforts to obtain consent from our convertible noteholders, and the conversion of debt to equity.

Net cash provided by financing activities during the year ended December 25, 2011 was $94.0 million compared to cash used in financing activities of $25.1 million for the year ended December 26, 2010. The net cash provided by financing activities during the year ended December 25, 2011 included the issuance of the First and Second Lien Notes and the repayment of the Senior Credit Facility. In addition, during the year ended December 25, 2011, we paid $35.6 million in financing costs related to fees associated with our comprehensive refinancing and $1.6 million related to a capital lease.

Net cash used in financing activities during the year ended December 26, 2010 was $25.1 million compared to $44.8 million for the year ended December 20, 2009. The net cash used in financing activities during the year ended December 26, 2010 included $18.8 million of net debt repayments and $6.3 million of dividends to stockholders. In addition, during the year ended December 20, 2009, we paid $3.5 million in financing costs related to fees associated with the amendment to the Senior Credit Facility.

Capital Requirements and Liquidity

Based upon our current level of operations, as well as the recent restructuring and conversion of our debt and resolution of the lease obligations related to the vessels that served our FSX service, we believe cash flow from operations and available cash, together with borrowings available under the ABL Facility, will be adequate to meet our liquidity needs for the next twelve months.

During the next 12 months, we expect to spend approximately $28.0 million and $19.0 million on capital expenditures and dry-docking expenditures, respectively. Such capital expenditures will include vessel enhancements, rolling stock, and terminal infrastructure and equipment. We are dry-docking three of the vessels utilized in our Puerto Rico tradelane in China during 2012. Despite the significantly higher transit costs to get the vessels to Asia, we expect these dry-dockings will enable us to make high quality cargo modifications and other enhancements to our core Puerto Rico fleet that will be instrumental in ensuring service integrity for our customers. In addition, we are exploring installation of the cranes previously intended for Anchorage in our Hawaii terminal. If we decide to install these cranes in our Hawaii terminal, we expect to spend an additional $4.4 million on capital expenditures during the next twelve months.

We also expect to spend approximately $12.5 million during the next twelve months for legal settlements and legal expenses associated with the DOJ investigation and related antitrust legal matters, as well as approximately $6.5 million specifically related to the shutdown of our FSX service. The $6.5 million of FSX shutdown costs includes equipment per diem and termination charges, crew severance, other employee severance, and certain vessel related expenses.

Three of our vessels, the Horizon Anchorage, Horizon Tacoma, and Horizon Kodiak are leased, or chartered, under charters that are due to expire in January 2015. The charters for these vessels permit us to renew the charters or purchase the applicable vessel at the expiration of the charter period for a fixed price or fair market value specified in the relevant charter that is determined through a pre-agreed appraisal procedure. The fair market values of these vessels at the expiration of their charters cannot be predicted with any certainty.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual obligations as of June 24, 2012, are as follows (in thousands):

	Total Obligations	2012	2013-2014	2015-2016	Thereafter
Principal and operating lease obligations:
First lien notes	$223,875	$1,125	$4,500	$218,250	$—
Second lien notes(1)	140,000	—	—	140,000	—
ABL Facility	42,500	—	—	42,500	—
6.00% convertible senior notes	3,669	—	—	—	3,669
4.25% convertible senior notes(2)	2,244	2,244	—	—	—
Operating leases	254,532	40,284	139,417	51,868	22,963
Capital lease	6,617	772	2,045	2,507	1,293

Subtotal	673,437	44,425	145,962	455,125	27,925

Interest obligations:
First lien notes(3)	108,839	12,313	48,758	47,768	—
Second lien notes(3)(4)	143,771	—	—	143,771	—
ABL Facility	8,343	967	3,848	3,528	—
6.00% convertible senior notes	490	50	195	195	50
4.25% convertible senior notes	48	48	—	—	—
Capital lease	1,940	320	1,007	545	68

Subtotal	263,431	13,698	53,808	195,807	118

Legal settlements	22,000	4,000	10,000	8,000	—
Other commitments(5)	9,120	2,868	6,252	—	—

Total obligations	$967,988	$64,991	$216,022	$658,932	$28,043

Standby letters of credit	$18,901	$14,616	$—	$4,285	$—

(1)	Includes $40 million in aggregate principal amount of second lien notes issued to SFL pursuant to the Global Termination Agreement. See “Recent Developments” for additional details.
(2)	Our principal and interest obligations under the 4.25% convertible notes were paid in full on August 15, 2012.
(3)	Does not reflect additional interest expense should we fail to file an effective registration statement for first and second lien notes by November 8, 2012. Such additional interest expense would equal 0.25% per annum every 90 days provided that such increases would not, in total, exceed 1.0% per annum.
(4)	The second lien notes bear interest at a rate of either: (i) 13% per annum, payable semiannually in cash in arrears; (ii) 14% per annum, 50% of which payable semiannually in cash in arrears and 50% payable in kind; or (iii) 15% per annum payable in kind, payable semiannually. The table above reflects interest obligations under the second lien notes at 15% per annum payable in kind.
(5)	Other commitments includes the purchase commitment related to the three new cranes and restructuring liabilities.

We are not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Long-Term Debt

On October 5, 2011, we completed an offer to exchange $327.8 million in aggregate principal amount of our 4.25% Convertible Senior Notes due 2012 (the “4.25% Notes”), representing 99.3% of the aggregate principal amount of the 4.25% Notes outstanding, for (i) 1.0 million shares of our common stock, (ii) warrants to purchase 1.0 million shares of our common stock (the “Warrants”) and (iii) $178.8 million in aggregate principal amount of new 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and $99.3 million in aggregate principal amount of new 6.00% Series B Mandatorily convertible Senior Secured Notes (the “Series B Notes” and, together with the Series A Notes, the “6.00% Convertible Notes”).

Concurrently with the consummation of the exchange offer, Horizon Lines, LLC issued (i) $225.0 million aggregate principal amount of new 11.00% First Lien Senior Secured Notes due 2016 (the “First Lien Notes”) and (ii) $100.0 million of new 13.00%-15.00% Second Lien Senior Secured Notes due 2016 (the “Second Lien Notes”). Horizon Lines, LLC also entered into a new $100.0 million asset-based revolving credit facility (the “ABL Facility”) at the consummation of the exchange offer.

On March 27, 2012, we announced that we had signed restructuring support agreements with more than 96% of our noteholders to further deleverage our balance sheet in connection with and contingent upon a restructuring of the vessel charter obligations related to the Company’s discontinued trans-Pacific service. The restructuring support agreements provide, among other things, that substantially all of the remaining $228.4 million of our Series A and Series B Notes will be converted into the Company’s stock, or warrants for non-U.S. citizens. The conversion of the Series A and Series B Notes was contingent upon a number of conditions, including the restructuring of our charter obligations with respect to the vessels formerly used in the FSX service.

On March 29, 2012, we launched consent solicitations to make certain amendments to the indentures which govern the First Lien Notes, Second Lien Notes, and the Series A Notes and Series B Notes. These amendments provided (i) for the issuance of $40.0 million in aggregate principal amount of Second Lien Notes to SFL pursuant to the Global Termination Agreement, subordinated to the existing Second Lien Notes under certain circumstances, (ii) for the Company to pay-in-kind (PIK) interest payments on the Second Lien Notes, the Series A Notes and the Series B Notes, (iii) for SFL to purchase, at its option, all other outstanding Second Lien Notes from the holders (at a purchase price equal to the principal amount of the Second Lien Notes, plus accrued and unpaid interest) under circumstances where, among other things, the Company commences liquidation, administration, or receivership or other similar proceedings and (iv) for Series B Note holders to convert their notes at their option.

On May 3, 2012, the Company completed the conversion process and converted $175.9 million of Series A Notes and $48.9 million of Series B Notes into equity. In addition, the Company converted $5.6 million of Series A Notes and $1.6 million of Series B Notes issued during the second quarter of 2012 to satisfy the interest obligations associated with the 6.0% Convertible Notes. As a result of the conversion transactions, the Company issued approximately 27.7 million shares of the Company’s common stock and warrants for the purchase of approximately an additional 45.5 million shares of the Company’s common stock to holders of the Series A Notes. In addition, the Company issued approximately 1.0 million shares of the Company’s common stock and warrants for the purchase of approximately an additional 1.7 million shares of the Company’s common stock to holders of the Series B Notes. The conversion price of the warrants is $0.01 per common share. After completion of the conversion process, and assuming the exercise of all of the warrants issued to the holders of the Series A Notes and Series B Notes, holders of Series A Notes would hold approximately 80% of the Company’s outstanding shares and holders of Series B Notes would hold approximately 3% of the Company’s outstanding shares.

6.00% Convertible Notes

On October 5, 2011, we issued $278.1 million aggregate principal amount of 6.00% Convertible Notes due 2017. The Series A Notes and the Series B Notes are each fully and unconditionally guaranteed by all of our domestic subsidiaries (collectively, the “Notes Guarantors”). The New Notes were issued pursuant to an indenture, which we and the Guarantors entered into with U.S. Bank National Association, as trustee and collateral agent, on October 5, 2011 (the “New Notes Indenture”). As of the date of this prospectus, approximately $2.7 million aggregate principal amount of the 6.00% Convertible Notes due 2017 remain outstanding. See “Summary — Recent Developments — Refinancing.”

Warrants

Certain warrants, not including the warrants issued to SFL, were issued pursuant to a warrant agreement, which we entered into with The Bank of New York Mellon Trust Company, N.A, as warrant agent, on October 5, 2011, as amended by Amendment No. 1 as of December 7, 2011 (the “Warrant Agreement”). Pursuant to the Warrant Agreement, each warrant entitles the holder to purchase common stock at a price of $0.01 per share, subject to adjustment in certain circumstances. Upon issuance, in lieu of payment of the exercise price, a warrant holder will have the right (but not the obligation) to require us to convert its warrants, in whole or in part, into shares of our common stock, without any required payment or request that we withhold, from the shares of common stock that would otherwise be delivered to such warrant holder, shares issuable upon exercise of the warrants equal in value to the aggregate exercise price.

Warrant holders will not be permitted to exercise or convert their warrants if and to the extent the shares of common stock issuable upon exercise or conversion would constitute “excess shares” (as defined in our certificate of incorporation) if they were issued. In addition, a warrant holder who cannot establish to our reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the common stock upon exercise or conversion) is a United States citizen, will not be permitted to exercise or convert its warrants to the extent the receipt of the common stock upon exercise or conversion would cause such person or any person whose ownership position would be aggregated with that of such person to exceed 4.9% of our outstanding common stock.

The warrants contain no provisions allowing us to force redemption and we have no conditional obligation to redeem or convert the warrants. Each warrant is convertible into shares of our common stock at an exercise price of $0.01 per share, which we have the option to waive. In addition, we have sufficient authorized and unissued shares available to settle the warrants during the maximum period the warrants could remain outstanding. As a result, the warrants do not meet the definition of an asset or liability and were classified as equity on the date of issuance. The warrants will be evaluated on a continuous basis to determine if equity classification continues to be appropriate.

First Lien Notes

The First Lien Notes were issued pursuant to an indenture on October 5, 2011. The First Lien Notes bear interest at a rate of 11.0% per annum, payable semiannually, beginning on April 15, 2012 and mature on October 15, 2016. The First Lien Notes are callable at 101.5% of their aggregate principal amount, plus accrued and unpaid interest in the first year after their issuance and at par plus accrued and unpaid interest thereafter. We are obligated to make mandatory prepayments of 1%, on an annual basis, of the original principal amount. These prepayments are due on a semiannual basis and commenced on April 15, 2012.

The First Lien Notes are fully and unconditionally guaranteed by the Notes Guarantors. The First Lien Notes are secured by a first priority lien on all Secured Notes Priority Collateral and a second priority lien on all ABL Priority Collateral (each as defined below). The First Lien Secured Notes contain affirmative and negative covenants which are typical for senior secured high-yield notes with no financial maintenance covenants. The First Lien Secured Notes contain other covenants, including: change of control put at 101% (subject to a permitted holder exception); limitation on asset sales; limitation on incurrence of indebtedness and preferred stock; limitation on restricted payments; limitation on restricted investments; limitation on liens; limitation on dividends; limitation on affiliate transactions; limitation on sale/leaseback transactions; limitation on guarantees by restricted subsidiaries; and limitation on mergers, consolidations and sales of all/ substantially all of our assets. These covenants are subject to certain exceptions and qualifications. We were in compliance with all such applicable covenants as of June 24, 2012.

On October 5, 2011, the fair value of the First Lien Notes was $228.4 million, which reflects our ability to call the First Lien Notes at 101.5% during the first year and at par thereafter. The original issue premium is being amortized through interest expense through the maturity of the First Lien Notes. We entered into a registration rights agreement with the purchasers of the First Lien Notes, which was amended on July 13, 2012. We are obligated to complete an A/B Exchange Offer as soon as practicable but in no event later than 400 days after the issuance of the First Lien Notes. If we do not complete the A/B Exchange Offer within the 400 day period, this will result in a registration default and 0.25% of additional interest per 90 days of registration default will be added to the interest payable on the First Lien Notes, up to a maximum of 1.00% of additional interest per annum.

Second Lien Notes

On October 5, 2011, we completed the sale of $100.0 million aggregate principal amount of our Second Lien Notes. The Second Lien Notes are fully and unconditionally guaranteed by the Notes Guarantors. The Second Lien Notes are secured by a second priority lien on all Secured Notes Priority Collateral and a third priority lien on all ABL Priority Collateral (each as defined below). The proceeds from the First Lien Notes and the Second Lien Notes were used, among other things, to satisfy in full our obligations outstanding under our previous first-lien revolving credit facility and term loan, which totaled $265.0 million on October 5, 2011.

The Second Lien Notes bear interest at a rate of either: (i) 13% per annum, payable semiannually in cash in arrears; (ii) 14% per annum, 50% of which payable semiannually in cash in arrears and 50% payable in kind; or (iii) 15% per annum payable in kind, payable semiannually, beginning on April 15, 2012, and mature on October 15, 2016. The Second Lien Notes are non-callable for 2 years from the date of their issuance, and thereafter the Second Lien Notes will be callable at (i) 106% of their aggregate principal amount, plus accrued and unpaid interest thereon in the third year, (ii) 103% of their aggregate principal amount, plus accrued and unpaid interest thereon in the fourth year, and (iii) at par plus accrued and unpaid interest thereafter.

The Second Lien Notes contain affirmative and negative covenants which are typical for senior secured high-yield notes with no financial maintenance covenants. The Second Lien Notes contain other covenants, including: change of control put at 101% (subject to a permitted holder exception); limitation on asset sales; limitation on incurrence of indebtedness and preferred stock; limitation on restricted payments; limitation on restricted investments; limitation on liens; limitation on dividends; limitation on affiliate transactions; limitation on sale/leaseback transactions; limitation on guarantees by restricted subsidiaries; and limitation on mergers, consolidations and sales of all/substantially all of our assets. These covenants are subject to certain exceptions and qualifications. We were in compliance with all such applicable covenants as of June 24, 2012.

On October 5, 2011, the fair value of the Second Lien Notes was $96.6 million. The original issue discount is being amortized through interest expense through the maturity of the Second Lien Notes. We entered into a registration rights agreement with the purchasers of the Second Lien Notes, which was amended July 13, 2012. We are obligated to complete an A/B Exchange Offer as soon as practicable but in no event later than 400 days after the issuance of the Second Lien Notes. If we do not complete the A/B Exchange Offer within the 400 day period, this will result in a registration default and 0.25% of additional interest per 90 days of registration default will be added to the interest payable on the Second Lien Notes, up to a maximum of 1.00% of additional interest per annum.

SFL Note

On April 5, 2012, we entered into a Global Termination Agreement with Ship Finance International Limited and certain of its subsidiaries (“SFL”) which enabled us to terminate early the bareboat charters of the five foreign-built, U.S.-flag vessels that formerly operated in the FSX service. The Global Termination Agreement became effective on April 9, 2012.

Pursuant to the Global Termination Agreement, in consideration for the early termination of the vessel leases, and related agreements and the mutual release of all claims thereunder, we agreed to: (i) issue to SFL $40.0 million in aggregate principal amount of Second Lien Senior Secured Notes; (ii) issue to SFL warrants to purchase 9,250,000 shares of our common stock at a conversion price of $0.01 per common share; (iii) transfer to SFL certain property on board the vessels (such as bunker fuel, spare parts and equipment, and consumable stores) at the time of redelivery to SFL without any additional payment; (iv) reimburse reasonable costs incurred by SFL to (a) return the vessels from their current laid up status to operating status, which reimbursement shall not exceed $0.6 million, (b) reposition the vessels from the Philippines to either Hong Kong or Singapore, which reimbursement shall not exceed $0.1 million, (c) remove our stack insignia and name from the vessels, which reimbursement shall not exceed $0.1 million, and (d) complete the reflagging of the vessels to the Marshall Islands registry, which reimbursement is currently expected to approximate $0.1 million; and (v) reimburse SFL for their reasonable costs and expenses incurred in connection with the transaction, which we estimate represents an aggregate maximum reimbursement obligation to the SFL Parties of $0.6 million. We paid a total of $0.7 million during the first half of 2012, and expect to pay up to $0.8 million during the second half of 2012.

ABL Facility

On October 5, 2011, we entered into a $100.0 million asset-based revolving credit facility (the “ABL Facility”) with Wells Fargo Capital Finance, LLC (“Wells Fargo”). Use of the ABL Facility is subject to compliance with a customary borrowing base limitation. The ABL Facility includes an up to $30.0 million letter of credit sub-facility and a swingline sub-facility up to $15.0 million, with Wells Fargo serving as administrative agent and collateral agent. We have the option to request increases in the maximum commitment under the ABL Facility by up to $25.0 million in the aggregate; however, such incremental facility increases have not been committed to in advance. The ABL Facility was used on the closing date for the rollover of certain issued and outstanding letters of credit and thereafter is used by us for working capital and other general corporate purposes.

The ABL Facility matures October 5, 2016 (but 90 days earlier if the First Lien Notes and the Second Lien Notes are not repaid or refinanced as of such date). The interest rate on the ABL Facility is LIBOR or a base rate plus an applicable margin based on leverage and excess availability ranging from (i) 1.25% to 2.75%, in the case of base rate loans and (ii) 2.25% to 3.75%, in the case of LIBOR loans. A fee ranging from .375% to ..50% per annum will accrue on unutilized commitments under the ABL Facility. As of June 24, 2012, total availability under the ABL Facility was $17.3 million after taking into account $42.5 million of outstanding borrowings and $18.9 million utilized for letters of credit.

The ABL Facility is secured by (i) a first priority lien on our interest in accounts receivable, deposit accounts, securities accounts, investment property (other than equity interests of the subsidiaries and joint ventures) and cash, in each case with certain exceptions and (ii) a fourth priority lien on all or substantially all other of our assets securing the First Lien Notes, the Second Lien Notes and the 6.00% Convertible Notes.

The ABL Facility requires compliance with a minimum fixed charge coverage ratio test if excess availability is less than the greater of (i) $12.5 million or (ii) 12.5% of the maximum commitment under the ABL Facility. In addition, the ABL Facility includes certain customary negative covenants that, subject to certain materiality thresholds, baskets and other agreed upon exceptions and qualifications, will limit, among other things, indebtedness, liens, asset sales and other dispositions, mergers, liquidations, dissolutions and other fundamental changes, investments and acquisitions, dividends, distributions on equity or redemptions and repurchases of capital stock, transactions with affiliates, repayments of certain debt, conduct of business and change of control. The ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default, as well as provisions requiring compliance with applicable citizenship requirements of the Jones Act. We were in compliance with all such applicable covenants as of June 24, 2012.

Goodwill

We review our goodwill, intangible assets and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable, and also review goodwill annually. As of June 24, 2012, the carrying value of our goodwill was $198.8 million. Earnings estimated to be generated are expected to support the carrying value of goodwill. However, should our operating results differ from what is expected or other triggering events occur, it could imply that our goodwill may not be recoverable and may result in the recognition of a non-cash write down of goodwill.

Legal Proceedings

On April 17, 2008, we received a grand jury subpoena and search warrant from the United States District Court for the Middle District of Florida seeking information regarding an investigation by the Antitrust Division of the DOJ into possible antitrust violations in the domestic ocean shipping business. On February 23, 2011, we entered into a plea agreement with the DOJ, and the Court has entered judgment accepting our plea agreement and has imposed a fine of $15.0 million payable over five years without interest. We recorded a charge of $30.0 million during the year ended December 26, 2010, which represented the present value of the $45.0 million fine in installment payments. On April 28, 2011, the Court reduced the fine from $45.0 million to $15.0 million payable over five years without interest. As a result, during the six months ended June 26, 2011, we recorded a reversal of $19.2 million of the charge originally recorded during December 26, 2010.

Subsequent to the commencement of the DOJ investigation, thirty-two class action lawsuits on behalf of direct purchasers of ocean shipping services in the Puerto Rico tradelane were consolidated into a single multidistrict litigation (“MDL”) proceeding in the District of Puerto Rico. On June 11, 2009, we entered into a settlement agreement with the named plaintiff class representatives in the Puerto Rico MDL. Under the settlement agreement, we paid $20.0 million and agreed to provide a base-rate freeze to class members who elect such freeze in lieu of a cash payment.

One class action lawsuit relating to ocean shipping services in the Alaska tradelane is pending in the District of Alaska. We and the class plaintiffs have agreed to stay the Alaska litigation, and we intend to vigorously defend against the purported class action lawsuit in Alaska.

We received an administrative subpoena from the Department of Defense (“DOD”) for documents relating to an investigation involving fuel surcharges that freight forwarders may have improperly charged to the DOD. We are cooperating with the government with respect to this matter.

In the ordinary course of business, from time to time, we become involved in various legal proceedings. These relate primarily to claims for loss or damage to cargo, employees’ personal injury claims, and claims for loss or damage to the person or property of third parties. We generally maintain insurance, subject to customary deductibles or self-retention amounts, and/or reserves to cover these types of claims. We also, from time to time, become involved in routine employment-related disputes and disputes with parties with which we have contractual relations.

Performance Metrics

In addition to EBITDA and Adjusted EBITDA, we use various other non-GAAP measures such as adjusted net income, and adjusted net income per share. We believe that in addition to GAAP based financial information, the non-GAAP amounts presented below are meaningful disclosures for the following reasons: (i) each are components of the measure used by our board of directors and management team to evaluate our operating performance, (ii) each are components of the measure used by our management team to make day-to-day operating decisions, (iii) each are components of the measures used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general, (iv) results excluding certain costs and expenses provide useful information for the understanding of the ongoing operations with the impact of significant special items, and (v) the payment of discretionary bonuses to certain members of our management is contingent upon, among other things, the satisfaction by Horizon Lines of certain targets, which contain the non-GAAP measures as components. We acknowledge that there are limitations when using non-GAAP measures. The measures below are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Similar to the amounts presented for EBITDA and Adjusted EBITDA, because all companies do not use identical calculations, the amounts below may not be comparable to other similarly titled measures of other companies.

The tables below present a reconciliation of net loss to adjusted net (loss) income and net loss per share to adjusted net (loss) income per share (in thousands, except per share amounts):

	Six Months Ended	Fiscal Years Ended
	June 24, 2012	December 25, 2011	December 26, 2010	December 20, 2009
Net loss	$(78,580)	$(229,417)	$(57,969)	$(31,272)
Net loss from discontinued operations	(20,641)	(176,223)	(22,395)	(7,021)

Net loss from continuing operations	(57,939)	(53,194)	(35,574)	(24,251)
Adjustments:
Goodwill impairment	—	115,356	—	—
Anti-trust legal expenses	1,183	4,480	5,243	12,192
Union/other severance charge	1,279	3,470	542	306
Impairment charge	257	2,997	2,655	1,867
Accretion of legal settlement	1,121	810	—	—
Legal settlements and contingencies	—	(5,483)	32,270	20,000
Restructuring charge	—	—	1,843	747
Loss (gain) on extinguishment /modification of debt and other refinancing costs	37,370	(15,112)	—	50
Gain on change in value of debt conversion features	(19,130)	(84,480)	—	—
Tax valuation allowance	—	—	—	10,561
Tax impact of adjustments	—	(717)	(369)	(246)

Total adjustments	22,080	21,321	42,184	45,477

Adjusted net (loss) income	$(35,859)	$(31,873)	$6,610	$21,226

	Six Months Ended	Fiscal Years Ended
	June 24, 2012	December 25, 2011	December 26, 2010	December 20, 2009
Net loss per share	$(6.78)	$(156.70)	$(47.28)	$(25.87)
Net loss per share from discontinued operations	(1.78)	(120.37)	(18.27)	(5.81)

Net loss per share from continuing operations	(5.00)	(36.33)	(29.01)	(20.06)
Adjustments:
Goodwill impairment	—	78.80	—	—
Anti-trust legal expenses	0.10	3.06	4.28	10.08
Union/other severance charge	0.11	2.37	0.44	0.25
Impairment charge	0.02	2.05	2.17	1.54
Accretion of legal settlement	0.10	0.55	—	—
Legal settlements and contingencies	—	(3.75)	26.32	16.54
Restructuring charge	—	—	1.50	0.62
Loss (gain) on extinguishment /modification of debt and other refinancing costs	3.22	(10.32)	—	0.04
Gain on change in value of debt conversion features	(1.64)	(57.70)	—	—
Tax valuation allowance	—	—	—	8.74
Tax impact of adjustments	—	(0.49)	(0.30)	(0.20)

Total adjustments:	1.91	14.57	34.41	37.61

Adjusted net (loss) income per share	$(3.09)	$(21.76)	$5.40	$17.55

Quantitative and Qualitative Disclosures about Market Risk

We maintain policies for managing risk related to exposure to variability in interest rates, fuel prices and other relevant market rates and prices which includes entering into derivative instruments in order to mitigate our risks. We do not currently have any derivative instruments outstanding.

Our exposure to market risk for changes in interest rates is limited to our ABL Facility and one of our operating leases. The interest rate for our ABL Facility is currently indexed to LIBOR of one, two, three, or six months as selected by us (or nine or twelve months, if available, and consented to by the Lenders), or the Alternate Base Rate as defined in the ABL Facility. One of our operating leases is currently indexed to LIBOR of one month.

In addition, at times we utilize derivative instruments tied to various indexes to hedge a portion of our quarterly exposure to bunker fuel price increases. These instruments consist of fixed price swap agreements. We do not use derivative instruments for trading purposes. Credit risk related to the derivative financial instruments is considered minimal and is managed by requiring high credit standards for its counterparties. We currently do not have any bunker fuel price hedges in place.

Changes in fair value of derivative financial instruments are recorded as adjustments to the assets or liabilities being hedged in the statement of operations or in accumulated other comprehensive loss, depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction represented and the effectiveness of the hedge.

Recent Accounting Pronouncements

In June 2011, the FASB issued changes to the manner in which entities present comprehensive income in their financial statements. The new guidance requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The new guidance does not change the items that must be reported in other comprehensive income. In December 2011, the FASB deferred the requirement that companies present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive income on the face of the financial statements. The new reporting requirement is effective for fiscal years and interim reporting periods within those years beginning after December 15, 2011, with early adoption permitted. We elected to early adopt the accounting pronouncement as of December 25, 2011 and the effect on our consolidated financial statements was to present activity impacting net income and other comprehensive loss in two consecutive statements.

In May 2011, the FASB issued changes to certain portions of the authoritative literature related to fair value measurements and disclosures in order to achieve common fair value measurement and disclosure requirements under GAAP and International Financial Reporting Standards. The update clarifies disclosures for financial instruments categorized within level 3 of the fair value hierarchy that require companies to provide quantitative information about unobservable inputs used, the sensitivity of the measurement to changes in those inputs, and the valuation processes used by the reporting entity. Implementation of this standard is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Implementation of this standard did not have a material impact on our consolidated financial statements.

Outlook

We expect 2012 volumes to be slightly above 2011 levels due to modest improvements in market conditions. During 2011, we implemented many cost savings initiatives including a reduction in non-union workforce, and through our relationships with our vessel and other union partners, we received union labor savings. In addition, many of our other transportation service providers either provided rate reductions or maintained rate levels. During 2012, we are incurring increases from our vessel union partners, transportation service providers, and other contractual increases for marine services, including wharfage. We believe we will be able to continue to mitigate expense increases through rate increases to our customers. Fuel prices remain volatile and our ability to implement and maintain fuel surcharge adjustments will have a significant impact on our earnings. We are extremely focused on liquidity preservation and expansion. We expect total liquidity during the remainder of 2012 to remain near or above the $37.0 million as of June 24, 2012.

We are also committed to ensuring quality service to our customers. As such, during 2012 we are making a significant investment in our Jones Act fleet by dry-docking three of our Puerto Rico vessels in Asia. Although this adds a considerable amount of transit expense in 2012, dry-docking the vessels in Asia enables us to make high quality enhancements to the vessels in the most efficient and cost effective manner.

BUSINESS

Our Company

Our long operating history dates back to 1956, when Sea-Land Service, Inc. (“Sea-Land”) pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market, and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. In December 1999, CSX Corporation, the former parent of Sea-Land Domestic Shipping, LLC (“SLDS”), sold the international marine container operations of Sea-Land to the A.P. Møller Maersk Group (“Maersk”) and SLDS continued to be owned and operated by CSX Corporation as CSX Lines, LLC. On February 27, 2003, Horizon Lines Holding Corp. (“HLHC”) (which at the time was indirectly majority-owned by Carlyle-Horizon Partners, L.P.) acquired from CSX Corporation, 84.5% of CSX Lines, LLC, and 100% of CSX Lines of Puerto Rico, Inc., which together with Horizon Logistics and Hawaii Stevedores, Inc. (“HSI”) constitute our business today. CSX Lines, LLC is now known as Horizon Lines, LLC and CSX Lines of Puerto Rico, Inc. is now known as Horizon Lines of Puerto Rico, Inc. The Company was formed as an acquisition vehicle to acquire, on July 7, 2004, the equity interest in HLHC. The Company was formed at the direction of Castle Harlan Partners IV, L.P. (“CHP IV”), a private equity investment fund managed by Castle Harlan, Inc. (“Castle Harlan”). In 2005, the Company completed its initial public offering. Subsequent to the initial public offering, the Company completed three secondary offerings, including a secondary offering (pursuant to a shelf registration) whereby CHP IV and other affiliated private equity investment funds managed by Castle Harlan divested their ownership in the Company. Today, as the only Jones Act vessel operator with one integrated organization serving Alaska, Hawaii and Puerto Rico, we are uniquely positioned to serve customers requiring shipping and logistics services in more than one of these markets.

We ship a wide spectrum of consumer and industrial items used every day in our markets, ranging from foodstuffs (refrigerated and non-refrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the populations in our markets, thereby providing us with a relatively stable base of demand for our shipping and logistics services. We have many long-standing customer relationships with large consumer and industrial products companies, such as Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., Safeway, Inc., and Wal-Mart Stores, Inc. We also serve several agencies of the U.S. government, including the Department of Defense and the U.S. Postal Service. Our customer base is broad and diversified, with our top ten customers accounting for approximately 34% of revenue during 2011 and our largest customer accounting for approximately 9% of total revenue during 2011.

The Jones Act

Our revenues are generated from our shipping and integrated logistics services in markets where the marine trade is subject to the coastwise laws of the United States, also known as the Jones Act.

The Jones Act is a long-standing cornerstone of U.S. maritime policy. Under the Jones Act, all vessels transporting cargo between covered U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. U.S.-flagged vessels are generally required to be maintained at higher standards than foreign-flagged vessels and are supervised by, as well as subject to rigorous inspections by, or on behalf of the U.S. Coast Guard, which requires appropriate certifications and background checks of the crew members. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three non-contiguous Jones Act markets. Vessels operating on these trade routes are required to be fully qualified Jones Act vessels.

Cabotage laws, which reserve the right to ship cargo between domestic ports to domestic vessels, are not unique to the United States; similar laws are common around the world and exist in over 50 countries. In general, all interstate and intrastate marine commerce within the U.S. falls under the Jones Act, which is a cabotage law. We believe the Jones Act enjoys broad support from President Obama and both major political parties in both houses of Congress. We believe that the ongoing war on terrorism has further solidified political support for the Jones Act, as a vital and dedicated U.S. merchant marine is a cornerstone for a strong homeland defense, as well as a critical source of trained U.S. mariners for wartime support.

Market Overview and Competition

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets. Given the limited number of existing Jones Act qualified vessels, the high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less vulnerable to overcapacity and volatility than international shipping markets.

To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities. The departure and arrival of vessels on schedule is heavily influenced by both vessel maintenance standards (i.e., minimizing mechanical breakdowns) and terminal operating discipline. Marine terminal gate and yard efficiency can be enhanced by efficient yard layout, high-quality information systems, and streamlined gate processes.

The Jones Act markets are not as fragmented as international shipping markets. We are one of only two major container shipping operators currently serving the Alaska market. Horizon Lines and Totem Ocean Trailer Express, Inc. (“TOTE”) serve the Alaska market. Horizon Lines and Matson Navigation Co (“Matson”) serve the Hawaii market. The Pasha Group also serves the Hawaii market with a roll-on/roll-off vessel. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve this market.

Vessel Fleet

Our management team executes an effective strategy for the maintenance of our vessels. Early in our 55-year operating history, when we pioneered Jones Act container shipping, we recognized the vital importance of maintaining our valuable Jones Act qualified vessels. Our on-shore vessel management team carefully manages all of our ongoing regular maintenance and dry-docking activity.

We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships. During each of the last four years, our vessels have been in operational condition, ready to sail, over 99% of the time when they were required to be ready to sail.

The table below lists our vessel fleet, which is the largest containership fleet within the Jones Act markets, as of the date hereof. Our vessel fleet consists of 15 vessels of varying classes and specifications, all of which are fully Jones Act qualified. Two Jones Act qualified vessels are spare vessels available for seasonal and dry-dock needs and to respond to potential new revenue opportunities. Two additional spare Jones Act qualified vessels could be available for deployment after undergoing dry-docking for inspection and maintenance.

Vessel Name	Market	Year Built	TEU(1)	Reefer Capacity (2)	Max. Speed	Owned/ Chartered	Charter Expiration
U.S Built — Jones Act Qualified
Horizon Anchorage	Alaska	1987	1,668	280	20.0 kts	Chartered	Jan 2015
Horizon Tacoma	Alaska	1987	1,668	280	20.0 kts	Chartered	Jan 2015
Horizon Kodiak	Alaska	1987	1,668	280	20.0 kts	Chartered	Jan 2015
Horizon Fairbanks(3)	Alaska	1973	1,476	140	22.5 kts	Owned	—
Horizon Pacific	Hawaii	1980	2,407	150	21.0 kts	Owned	—
Horizon Enterprise	Hawaii	1980	2,407	150	21.0 kts	Owned	—
Horizon Spirit	Hawaii	1980	2,653	150	22.0 kts	Owned	—
Horizon Reliance	Hawaii	1980	2,653	156	22.0 kts	Owned	—
Horizon Producer	Puerto Rico	1974	1,751	170	22.0 kts	Owned	—
Horizon Challenger	Puerto Rico	1968	1,424	71	21.2 kts	Owned	—
Horizon Navigator	Puerto Rico	1972	2,386	190	21.0 kts	Owned	—
Horizon Trader	Puerto Rico	1973	2,386	190	21.0 kts	Owned	—
Horizon Discovery(4)	—	1968	1,442	100	21.2 kts	Owned	—
Horizon Consumer(4)	—	1973	1,751	170	22.0 kts	Owned	—
Horizon Hawaii(4)	—	1973	1,420	170	22.5 kts	Owned	—

(1)	Twenty-foot equivalent unit, or TEU, is a standard measure of cargo volume correlated to the volume of a standard 20-foot dry cargo container.
(2)	Reefer capacity, or refrigerated container capacity, refers to the total number of 40-foot equivalent units, or FEUs, which the vessel can hold. The FEU is a standard measure of refrigerated cargo volume correlated to the volume of a standard 40-foot reefer, or refrigerated cargo container.
(3)	Horizon Fairbanks could serve as a spare vessel available for deployment in any of our markets and seasonal operation in the Alaska trade after undergoing inspection and maintenance (dry-docking).
(4)	Vessels are available for seasonal needs, dry-dock relief and to respond to potential new revenue opportunities, and thus are not specific to any given market. Horizon Hawaii must undergo inspection and maintenance (dry-docking) in order to be available for deployment. Given current economic conditions, and if the new revenue opportunities fail to materialize, we may make a decision to scrap one or more of the spare vessels.

Vessel Charters

Three of our vessels, the Horizon Anchorage, Horizon Tacoma, and Horizon Kodiak are leased or chartered. The charters for the Horizon Anchorage, Horizon Tacoma, and Horizon Kodiak are due to expire in January 2015. For each chartered vessel, we generally have the following options in connection with the expiration of the charter: (i) purchase the vessel for its fair market value, (ii) extend the charter for an agreed upon period of time at a fair market value charter rate or, (iii) return the vessel to its owner.

The obligations under the existing charters for the Horizon Anchorage, Horizon Tacoma and Horizon Kodiak are guaranteed by our former parent, CSX Corporation, and certain of its affiliates. In turn, certain of our subsidiaries are parties to the Amended and Restated Guarantee and Indemnity Agreement, referred to herein as the GIA, with CSX Corporation and certain of its affiliates, pursuant to which these subsidiaries have agreed to indemnify these CSX entities if any of them should be called upon by any owner of the chartered vessels to make payments to such owner under the guarantees referred to above.

Container Fleet

As summarized in the table below, our container fleet as of the date hereof consists of owned and leased containers of different types and sizes. All but one of our container leases are accounted for as operating leases.

Container Type	Owned	Financed	Leased	Combined
20’ Standard Dry	15	—	462	477
20’ Flat Rack	1	—	—	1
20’ High-Cube Reefer	59	—	—	59
20’ Miscellaneous	49	—	—	49
20’ Tank	1	—	1	2
40’ Standard Dry	47	—	1,087	1,134
40’ Flat Rack	124	212	362	698
40’ High-Cube Dry	1,538	1,278	6,281	9,097
40’ Standard Insulated	4	—	—	4
40’ High-Cube Insulated	370	—	—	370
40’ Standard Opentop	—	—	53	53
40’ Miscellaneous	53	—	—	53
40’ Tank	1	—	—	1
40’ Car Carrier	165	—	—	165
40’ High-Cube Reefer	1,581	2,502	1,827	5,910
45’ High-Cube Dry	1,151	1,919	2,437	5,507
45’ High-Cube Flatrack	—	25	—	25
45’ High-Cube Insulated	460	—	—	460
45’ High-Cube Reefer	127	196	—	323
48’ High-Cube Dry	380	—	—	380

Total	6,126	6,132	12,510	24,768

Maersk Arrangements

In connection with the sale of the international marine container operations of Sea-Land by our former parent, CSX Corporation, to Maersk, in December 1999, our predecessor, CSX Lines, LLC and certain of its subsidiaries entered into a number of commercial agreements with various Maersk entities that encompassed terminal services, equipment sharing, sales agency services, trucking services, cargo space charters, and transportation services. Certain of these agreements expired at the end of 2010. Maersk continues to serve as our terminal service provider in the continental U.S., at our ports in Elizabeth, New Jersey, Jacksonville, Florida, Houston, Texas, Los Angeles, California, and Tacoma, Washington. We are Maersk’s terminal operator in Alaska and Puerto Rico. Certain equipment sharing agreements, sales agency agreements and the TP1 Space Charter and Transportation Service Contract with Maersk expired in December 2010.

Under our previous cargo space charter and transportation service agreements with Maersk, we utilized Maersk containers to carry a portion of our cargo westbound to Hawaii and Guam, where the contents of the containers were unloaded. We shipped the empty containers to Yantian and Xiamen, China and Kaohsiung, Taiwan. When the vessels arrived in Asia, Maersk unloaded the empty containers and replaced them with loaded containers for the return trip to the U.S. west coast. We achieved significantly greater vessel capacity utilization and revenue on this route as a result of this arrangement. We also used Maersk equipment on our service to Hawaii from our U.S. west coast ports, as well as from select U.S. inland locations.

Capital Construction Fund

The Merchant Marine Act, 1936, as amended, permits the limited deferral of U.S. federal income taxes on earnings from eligible U.S.-built and U.S.-flagged vessels and U.S.-built containers if the earnings are deposited into a Capital Construction Fund (“CCF”), pursuant to an agreement with the U.S. Maritime Administration, (“MARAD”). Any amounts deposited in a CCF can be withdrawn and used for the acquisition, construction or reconstruction of U.S.-built and U.S.-flagged vessels or U.S.-built containers.

Horizon Lines has a CCF agreement with MARAD under which it occasionally deposits earnings attributable to the operation of its Jones Act qualified vessels into the CCF and makes withdrawals of funds from the CCF to acquire U.S.-built and U.S.-flagged vessels. From 2003-2005, Horizon Lines utilized CCF deposits totaling $50.4 million to acquire six U.S.-built and U.S.-flagged vessels (Horizon Enterprise, Horizon Pacific, Horizon Hawaii, Horizon Fairbanks, Horizon Navigator, and Horizon Trader).

Any amounts deposited in a CCF cannot be withdrawn for other than the qualified purposes specified in the CCF agreement. Any nonqualified withdrawals are subject to federal income tax at the highest marginal rate. In addition, such tax is subject to an interest charge based upon the number of years the funds have been on deposit. If Horizon Lines’ CCF agreement was terminated, funds then on deposit in the CCF would be treated as nonqualified withdrawals for that taxable year. In addition, if a vessel built, acquired, or reconstructed with CCF funds is operated in a nonqualified operation, the owner must repay a proportionate amount of the tax benefits as liquidated damages. These restrictions apply (i) for 20 years after delivery in the case of vessels built with CCF funds, (ii) ten years in the case of vessels reconstructed or acquired with CCF funds more than one year after delivery from the shipyard, and (iii) ten years after the first expenditure of CCF funds in the case of vessels in regard to which qualified withdrawals from the CCF fund have been made to pay existing indebtedness (five years if the vessels are more than 15 years old on the date the withdrawal is made). In addition, the sale or mortgage of a vessel acquired with CCF funds requires MARAD’s approval. Our consolidated balance sheets at December 25, 2011 and December 26, 2010 include liabilities of approximately $7.3 million and $14.8 million, respectively, for deferred taxes on deposits in our CCF.

Sales and Marketing

We manage a sales and marketing team of 80 employees strategically located in our various ports, as well as in five regional offices across the continental U.S., including Compton, California and our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are also coordinated from Charlotte, North Carolina; Dallas, Texas; and from Renton, Washington, enabling us to manage our customer relationships. The marketing team located in Charlotte is responsible for providing appropriate market intelligence and direction to the Puerto Rico sales organization. The marketing team located in Dallas is responsible for providing appropriate market intelligence and direction to the members of the organization who focus on the Hawaii and our Renton marketing team focuses on the Alaska markets.

Our regional sales and marketing presence ensures close and direct interaction with customers on a daily basis. Many of our regional sales professionals have been servicing the same customers for over ten years. We believe that we have the largest sales force of all container shipping and integrated logistics companies active in our domestic markets. We believe that the breadth and depth of our relationships with our customers is the principal driver of repeat business from our customers.

Customers

We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies. Such customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., Safeway, Inc., and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the U.S. Postal Service.

We believe that we are uniquely positioned to serve these and other large national customers due to our position as the only shipping and integrated logistics company serving all three non-contiguous Jones Act markets. Approximately 55% of our transportation revenue in 2011 was derived from customers shipping with us in more than one of our markets and approximately 34% of our transportation revenue in 2011 was derived from customers shipping with us in all three domestic markets.

We generate most of our revenue through customer contracts with specified rates and volumes, and with durations ranging from one to six years, providing stable revenue streams. The majority of our customer contracts contain provisions that allow us to implement fuel surcharges based on fluctuations in our fuel costs. In addition, our relationships with many of our customers extend far beyond the length of any given contract. For example, some of our customer relationships extend back over 40 years and our top ten customer relationships average 33 years.

We serve customers in numerous industries and carry a wide variety of cargos, mitigating our dependence upon any single customer or single type of cargo. During 2011, our top ten largest customers comprised approximately 34% of total revenue, with our largest customer accounting for approximately 9% of total revenue. Total revenue includes transportation, non-transportation and other revenue.

Industry and market data used throughout this Form S-4, including information relating to our relative position in the shipping and integrated logistics industries are approximations based on the good faith estimates of our management. These estimates are generally based on internal surveys and sources, and other publicly available information, including local port information. Unless otherwise noted, financial, industry and market data presented herein are for the period ending in December 2011.

Operations Overview

Our operations share corporate and administrative functions such as finance, information technology, human resources, legal, and sales and marketing. Centralized functions are performed primarily at our Charlotte headquarters and at our operations center in Irving.

We book and monitor all of our shipping and integrated logistics services with our customers through the Horizon Information Technology System (“HITS”). HITS, our proprietary ocean shipping and logistics information technology system, provides a platform to execute a shipping transaction from start to finish in a cost-effective, streamlined manner. HITS provides an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us. In a typical transaction, our customers go on-line to book a shipment or call, fax or e-mail our customer service department. Once applicable shipping information is input into the booking system, a booking number is generated. The booking information then downloads into other systems used by our dispatch team, terminal personnel, vessel planners, documentation team, integrated logistics team and other teams and personnel who work together to produce a seamless transaction for our customers.

We strive to minimize our empty repositioning costs. Our dispatch team coordinates truck and/or rail shipping between inland locations and ports on intermodal bookings. We currently purchase rail services directly from the railroads involved through confidential transportation service contracts. Our terminal personnel schedule equipment availability for containers picked up at the port. Our vessel planners develop stowage plans and our documentation teams process the cargo bill. We review space availability and inform our other teams and personnel when additional bookings are required and when bookings need to be changed or pushed to the next vessel. After containers arrive at the port of origin, they are loaded on board the vessel. Once the containers are loaded and are at sea, our destination terminal staff initiates the process of receiving and releasing containers to our customers. Customers accessing HITS via our internet portal have the option to receive e-mail alerts as specific events take place throughout this process. All of our customers have the option to call our customer service department or to access HITS via our internet portal, 24 hours a day, seven days a week, to track and trace shipments. Customers may also view their payment histories and make payments on-line.

Insurance

We maintain insurance policies to cover risks related to physical damage to our vessels and vessel equipment, other equipment (including containers, chassis, terminal equipment and trucks) and property, as well as with respect to third-party liabilities arising from the carriage of goods, the operation of vessels and shoreside equipment, and general liabilities which may arise through the course of our normal business operations. We also maintain workers compensation insurance, business interruption insurance, and insurance providing indemnification for our directors, officers, and certain employees for some liabilities.

Security

Heightened awareness of maritime security needs, brought about by the events of September 11, 2001 and numerous maritime piracy attacks around the globe, have caused the United Nations through its International Maritime Organization (“IMO”), the U.S. Department of Homeland Security, through its Coast Guard, and the states and local ports to adopt a more stringent set of security procedures relating to the interface between port facilities and vessels. In addition, the U.S. Congress has enacted legislation requiring the implementation of Coast Guard approved vessel and facility security plans.

Certain aspects of our security plans require our investing in infrastructure upgrades to ensure compliance. We have applied in the past and will continue to apply going forward for federal grants to offset the incremental expense of these security investments. While we were successful through two early rounds of funding to secure substantial grants for specific security projects, the current grant award criteria favor the largest ports and stakeholder consortia applications, limiting the available funds for standalone private maritime industry stakeholders. In addition, the current administration is continuously reviewing the criteria for awarding such grants. Such changes could have a negative impact on our ability to win grant funding in the future. Security surcharges are evaluated regularly and we may at times incorporate these surcharges into the base transportation rates that we charge.

Employees

As of June 24, 2012, we had 1,608 employees, of which approximately 1,130 were represented by seven labor unions.

The table below sets forth the unions which represent our employees, the number of employees represented by these unions as of June 24, 2012 and the expiration dates of the related collective bargaining agreements:

Union	Collective Bargaining Agreement(s) Expiration Date	Number of Our Employees Represented
International Brotherhood of Teamsters	March 31, 2013	252
International Brotherhood of Teamsters, Alaska	June 30, 2011(1)	127
International Longshore & Warehouse Union (ILWU)	June 30, 2014	191
Anchorage Independent Longshore Union	June 30, 2015	39
International Longshore and Warehouse Union, Alaska (ILWU-Kodiak and Dutch Harbor, Alaska)	June 30, 2012(2)	56
International Longshoremen’s Association, AFL-CIO (ILA)	September 30, 2012	—	(3)
International Longshoremen’s Association, AFL-CIO, Puerto Rico	September 30, 2012	86
Marine Engineers Beneficial Association (MEBA)	June 15, 2022	79	(4)
International Organization of Masters, Mates & Pilots, AFL-CIO (MMP)	June 15, 2017	49	(4)
Office & Professional Employees International Union, AFL-CIO	November 9, 2012	49
Seafarers International Union (SIU)	June 30, 2012	202

(1)	Our employees covered under these agreements are continuing to work under old agreements while we negotiate new agreements.
(2)	We are currently in negotiations to extend these agreements.
(3)	Multi-employer arrangement representing workers in the industry, including workers who may perform services for us but are not our employees.
(4)	We expect a reduction to these headcount amounts once we reach a final resolution of severance benefits to be paid to employees that worked on the vessels that formerly operated in the FSX service.

The table below provides a breakdown of headcount by non-contiguous Jones Act market and function for our non-union employees as of June 24, 2012.

	Alaska Market	Hawaii Market	Puerto Rico Market	Corporate (a)	Total
Senior Management	1	1	1	12	15
Operations	35	63	45	49	192
Sales and Marketing	16	19	40	5	80
Administration(b)	2	21	7	161	191

Total Headcount	54	104	93	227	478

(a)	Corporate headcount includes employees in both Charlotte, North Carolina (headquarters) and in Irving, Texas and other locations.
(b)	Administration headcount is comprised of back-office functions and also includes customer service and documentation.

Environmental Initiatives

We strive to support our commitment to protect the environment with programs that promote best practices in environmental stewardship. During 2008, we launched our Horizon Green initiative and in March 2012 we provided a progress report. Through our Horizon Green initiative, we strive to better understand and measure our impact on the environment, and to develop programs that incorporate environmental stewardship into our core operations. Within the Horizon Green initiative, we are addressing three key areas:

Marine Environment

To protect the marine environment, we have established several programs in addition to the MARPOL and ISM codes created by the International Maritime Organization. These include vessel management controls, low sulfur diesel fuel usage and marine terminal pollution mitigation plans.

Emissions

We are focused on reducing transportation emissions, including carbon dioxide, nitrous oxide and sulfur dioxide, through improvements in vessel fuel consumption and truck efficiency; the use of alternative fuels; and the development of more fuel-efficient transportation solutions.

Sustainability

We believe in a long-term sustainable approach to integrated logistics management that benefits the company, customers, associates, shareholders and the community. Examples include reducing empty backhaul miles through logistics network optimization and using recycled materials to build containers.

Available Information

The mailing address of the Company’s Executive Office is 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211 and the telephone number at that location is (704) 973-7000. The Company’s most recent SEC filings can be found on the SEC’s website, www.sec.gov, and on the Company’s website, www.horizonlines.com. The Company’s 2011 annual report on Form 10-K is available on the Company’s website. All such filings are available free of charge. The contents of our website are not incorporated by reference into this Form S-4. The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth certain information regarding our executive officers and the members of our Board, including nominees for Director, as of September 1, 2012:

Name	Age	Position
Samuel A. Woodward	63	President, Chief Executive Officer and Director

Jeffrey A. Brodsky	53	Chairman of the Board of Directors

Michael T. Avara	54	Executive Vice President and Chief Financial Officer

Brian W. Taylor	53	Executive Vice President and Chief Operating Officer

Michael F. Zendan II	49	Senior Vice President, General Counsel and Secretary

Kurt M. Cellar	42	Director

James LaChance	47	Director

Steven L. Rubin	46	Director

Martin Tuchman	71	Director

David N. Weinstein	52	Director

Executive Officers

Samuel A. Woodward has served as President, Chief Executive Officer and Director of the Company since June 7, 2012. Mr. Woodward served as Managing Director of Bengur Bryan & Co. from June 2008 until May 2012. Prior to Bengur Bryan & Co., Mr. Woodward was the Chairman, President and Chief Executive Officer of Gemini Air Cargo, Inc. from March 2004 to June 2008. Prior to joining the Company, Mr. Woodward spent 32 years in leadership, planning and operations roles in the transportation and cargo services industries. Mr. Woodward holds a Bachelor of Arts from the University of South Carolina.

Michael T. Avara was appointed Executive Vice President and Chief Financial Officer of the Company effective March 11, 2011 and had served as Senior Vice President and Chief Financial Officer since April 4, 2008. Previously, he served as Vice President, Investor Relations and Treasurer of the Company from September 2007. Mr. Avara served as Treasurer of the Company, Horizon Lines Holding and H-Lines Finance from August 2005 through September 2007, as Vice President, Investor Relations, of Horizon Lines from March 2005 through August 2007 and as Treasurer of Horizon Lines from March 2004 through August 2007. He is responsible for the accounting, finance, audit, treasury, risk management, strategic planning and investor relations functions for Horizon Lines and its business units. Prior to joining Horizon Lines in March 2004, Mr. Avara spent 21 years in various accounting and finance functions at CSX Corporation and its subsidiaries, where he most recently served for two years as Assistant Vice President, Corporate Finance, including seven years with CSX Lines, LLC and Sea-Land Service, Inc., where he held the position of Controller. Mr. Avara received both an M.B.A. in Finance and a B.A. in Accounting from Loyola College in Baltimore, Maryland.

Brian W. Taylor has served as Executive Vice President and Chief Operating Officer since March 11, 2011 and had served as Senior Vice President and Chief Commercial Officer since December 2010. Prior to assuming his present position, he served as Senior Vice President International Services from January 2010, and as President of Horizon Logistics Holdings, LLC from August 2007, and Senior Vice President, Sales and Marketing, of Horizon Lines, from February 2006 through August 2007. He served as Vice President and General Manager, Hawaii and Guam, of Horizon Lines from June 2000 through January 2006. Mr. Taylor was Vice President and General Manager for the Puerto Rico market from July 1998 to June 2000. Previously,

Mr. Taylor held various management positions in sales and marketing both in North America and Asia, including General Manager, of Buyers Consolidators, Ltd., Hong Kong, an affiliate of Sea-Land. He joined Sea-Land in 1984 as a sales representative in Montreal, Canada. Mr. Taylor received his Bachelor of Commerce and M.B.A. in Business and Financial Management from Concordia University.

Michael F. Zendan II has served as Senior Vice President, General Counsel and Secretary of the Company since June 2011. Previously, he served as Vice President, Deputy General Counsel and Assistant Secretary since joining the Company in September 2009. Prior to joining the Company, Mr. Zendan served for approximately 10 years as Vice President, General Counsel and Secretary at Muzak LLC. Previous to that, Mr. Zendan worked in various legal roles, including Assistant General Counsel for Coltec Industries Inc. in Charlotte, NC and West Hartford, CT. Mr. Zendan received his undergraduate degree, With Distinction, from Cornell University and his law degree from the State University of New York at Buffalo, where he graduated Cum Laude. He is a member in good standing of the Connecticut Bar since December 1988, the District of Columbia Bar since November 1989, and the North Carolina Bar since March 1997.

Class I Incumbent Directors — Term Expiring in 2012

Jeffrey A. Brodsky is Chairman of the Board of Directors and has served as a Director of the Company since November 2011. Mr. Brodsky is currently leading Quest Turnaround Advisors LLC in its role as Plan Administrator of Adelphia Communications Corporation and is Trust Administrator of the Adelphia Recovery Trust. Mr. Brodsky co-founded Quest, a financial advisory and restructuring firm in Rye Brook, NY, in 2000, and has been a Managing Director of Quest since that time. From 2002 to 2011, Mr. Brodsky served as the Chairman, President and Chief Executive Officer of PTV, Inc. (formerly NTL Incorporated). Mr. Brodsky is a Certified Public Accountant and is currently serves as a director of Euramax International, Inc. and inMotion, Inc. He holds a Bachelor’s degree in Accounting from New York University College of Business and Public Administration, and a Master’s degree in Finance from its Graduate School of Business.

Mr. Brodsky’s Experience, Qualifications, and/or Skills: extensive experience in positions of financial management and planning, accounting and financial expertise, citizen of the United States, and “independent” in accordance with the listing requirements of the New York Stock Exchange and NASDAQ

Kurt M. Cellar has served as a Director of the Company since November 2011. Mr. Cellar has been a self-employed consultant since January 2008. From July 1999 through January 2008, he was a partner and Portfolio Manager at Bay Harbour Management, L.C. Prior to that, he was an associate at Remy Investors and Consultants, Inc., where he sourced and analyzed public and private investment opportunities. Prior to Remy, Mr. Cellar was an associate at LEK/Alcar Consulting Group, Inc., a strategic management consulting firm. Mr. Cellar currently serves on the boards of Angiotech Pharmaceuticals, Inc., Aventine Renewable Energy Holdings, Inc., Hawaiian Telecom Holdco, Inc., Six Flags Entertainment Corporation, U.S. Concrete, Inc., and Vertis Communications. Mr. Cellar received a Bachelor’s degree in Economics and Business from the University of California, Los Angeles and an M.B.A. in Finance and Entrepreneurial Management from the Wharton School at the University of Pennsylvania.

Mr. Cellar’s Experience, Qualifications, and/or Skills: experience in positions of financial management, risk assessment and investment analysis, familiarity with a wide variety of industry practices as well as strategic experience, citizen of the United States, and “independent” in accordance with the listing requirements of the New York Stock Exchange and NASDAQ

David N. Weinstein has served as a Director of the Company since November 2011. Mr. Weinstein has served as a business consultant specializing in corporate restructurings since September 2008. Prior to this role, he served as Managing Director at Calyon Securities, a global provider of commercial and investment banking products and services for corporations and institutional clients, from March 2007 to August 2008. Prior to that, he was a consultant specializing in business reorganization and capital market activities. Mr. Weinstein has also served as a Managing Director and Head of High Yield Capital Markets at BNP Paribas, BankBoston Securities and Chase Securities, Inc., and head of the capital markets group in the high yield department at Lehman Brothers. Mr. Weinstein currently serves on the board of directors of Deep Ocean Group Holding AS, Georgia Gulf Corporation and Granite Broadcasting Corporation. He has previously served as Chairman of the Board of Pioneer Companies, Inc. and York Research Corporation, and as a director of Interstate Bakeries Corporation. Mr. Weinstein holds a Bachelor’s degree from Brandeis University and a Juris Doctorate from the Columbia University School of Law.

Mr. Weinstein’s Experience, Qualifications, and/or Skills: high level experience with corporate management, restructuring and investments, financial and investment expertise, experience in international markets, service on boards of other public companies, citizen of the United States, and “independent” in accordance with the listing requirements of the New York Stock Exchange and NASDAQ

Class II Incumbent Director Nominees — Terms Expiring in 2013

Samuel A. Woodward. See “Identification Of Executive Officers And Directors — Executive Officers” for the biography of Mr. Woodward.

Mr. Woodward’s Experience, Qualifications, and/or Skills: experience in supply chain/logistics, transportation, and cargo services, and citizen of the United States.

Martin Tuchman has served as a Director of the Company since November 2011. Mr. Tuchman is Chief Executive Officer of the Tuchman Group, which overseas holdings in real estate, banking and international shipping, and has headed Kingstone Capital V, a private investment group, since 2007. Since March 2011, Mr. Tuchman has served on the Board of Directors for Sea Cube Container Leasing Ltd. Since December 2008, Mr. Tuchman has served as the Vice Chairman of the First Choice Bank in Lawrenceville, N.J. In 1968, after helping develop the current standard for intermodal containers and chassis in connection with the American National Standards Institute, Mr. Tuchman co-founded Interpool, Inc., a leading container leasing business, which was sold to funds affiliated with Fortress Investment Group LLC, in 2007. In 1987, Mr. Tuchman formed Trac Lease, a chassis leasing company which was subsequently merged into Interpool, Inc.

Mr. Tuchman holds a Bachelor of Science degree in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Seton Hall University. Mr. Tuchman’s Experience, Qualifications, and/or Skills: familiarity with a wide variety of industry practices as well as strategic experience, experience in supply chain/logistics, transportation and international markets, service on boards of other public companies, citizen of the United States, and “independent” in accordance with the listing requirements of the New York Stock Exchange and NASDAQ

Class III Incumbent Directors — Terms Expiring in 2014

James LaChance has served as a Director of the Company since November of 2011. Mr. LaChance has been a director of FriendFinder Networks, Inc. since 2008. Since 2004, Mr. LaChance has served as the non-executive Chairman of the Board of Northern Offshore Ltd., a drilling and production services company. From July 2005 to February 2008, Mr. LaChance served as portfolio manager at Satellite Asset Management, L.P., an investment management fund in New York with approximately $7 billion under management. From 2002 to June 2005, he was a partner at Post Advisory Group LLC, an investment management firm in Los Angeles with $8 billion under management. Mr. LaChance began his career as an audit and management consultant for Arthur Andersen & Co. He graduated from Northeastern University with a Bachelor’s degree in Business Administration and received an M.B.A. from the Stern School of Business at New York University.

Mr. LaChance’s Experience, Qualifications, and/or Skills: experience in positions of financial management and investment analysis, familiarity with enterprise risk management, service on boards of other public companies, citizen of the United States, and “independent” in accordance with the listing requirements of the New York Stock Exchange and NASDAQ

Steven L. Rubin has served as Director of the Company since November 2011. Mr. Rubin is Principal of InterPro Advisory LLC, a consulting practice serving the container shipping, intermodal and chassis markets. Between April 2008 and June 2011, Mr. Rubin was President and CEO of TRAC Intermodal, North America’s largest chassis leasing company. He was previously the Chairman of the Board of Directors of the Intermodal Association of North America, the premier trade association representing the combined interests of the intermodal freight industry. Prior to joining TRAC, Mr. Rubin spent 17 years at Kawasaki Kisen Kaisha, Inc. (K Line), Japan’s third-largest shipping company, in a number of senior leadership roles for North American operations. Mr. Rubin graduated from the University of Pennsylvania and the Wharton School with a B.A. in History and B.S. in Economics, respectively. He received his M.B.A. from the Stern School of Business at New York University, with a concentration in accounting, and obtained his Certified Public Accountant license in the state of New York.

Mr. Rubin’s Experience, Qualifications, and/or Skills: extensive experience in supply chain/logistics and shipping industries, familiarity with international markets, financial analysis and accounting expertise, citizen of the United States, and “independent” in accordance with the listing requirements of the New York Stock Exchange and NASDAQ

Board Composition

Pursuant to our Bylaws, the Board has established three committees to perform certain management and administration functions: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. The composition of these Board Committees complies with the listing standards established by The New York Stock Exchange and NASDAQ and the provisions of the Sarbanes-Oxley Act of 2002, including applicable independence requirements. The charters of each of the Audit, Compensation and Nominating and Corporate Governance, as amended from time to time, are available on our website at http://www.horizonlines.com under the “Investors” tab. Once you have accessed the “Investors” section of our website, click the “Corporate Governance” link under the “Company Information” heading. Alternatively, each charter is available in print to any stockholder, by written request to the Company’s Corporate Secretary, at the Company’s principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211.

Each of our directors is voted upon for election every three years, with approximately one-third of the Board up for election at every annual meeting of stockholders. The number of directors is not less than three and not more than thirteen, the exact number to be determined from time to time by resolution of the Board of Directors. In all instances a majority of the directors comprising the members of the Board of Directors (and each committee thereof) or such greater portion thereof as may be necessary under the Merchant Marine Act, 1920, as amended, the Shipping Act, 1916, as amended, any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time (the “Maritime Laws”), in order for the Company to continue to qualify as a U.S. Citizen under the Maritime Laws and, therefore, not cease to be qualified under the Maritime Laws to own and operate vessels in the coastwide trade of the United States, in each case as fully constituted, shall be citizens of the United States. The chairman of each committee handles the function of lead director for committee matters, serves as the spokesperson for the committee and provides recommendations and guidance to the Board of Directors and the Chairman of the Board of Directors.

Our Board of Directors reviews from time to time its procedures and processes, as well as its guidelines on corporate governance. The guidelines on corporate governance are available on the Company’s website, www.horizonlines.com. Each committee of the Board may retain its own legal or other advisors from time to time as the committee believes appropriate, and the committee will be responsible for the terms of the engagement and the amount of compensation of the advisors. The Company is responsible for payment of any compensation to the advisors pursuant to such terms. Under the guidelines on corporate governance, the Board develops procedures for orientation and continuing education of the directors.

On November 11, 2011, our Board of Directors adopted a resolution that increased the size of our Board of Directors to eleven members. Effective November 25, 2011, four of the directors, James G. Cameron, Vernon E. Clark U.S.N. (Ret.), Norman Y. Mineta, and Thomas Storrs retired. Our Board of Directors appointed Jeffrey A. Brodsky, Kurt M. Cellar, David N. Weinstein, Carol B. Hallett, Martin Tuchman, James LaChance and Steven L. Rubin as directors to fill the terms of these four retiring directors and to fill the new positions created by the increase in the size of our Board of Directors. On April 9, 2012, Alex J. Mandl, William J. Flynn, Bobby J. Griffin and Carol B. Hallett retired from our Board of Directors.

Jeffrey A. Brodsky, Kurt M. Cellar and David N. Weinstein were appointed to serve as Class I Directors whose term expires at the 2012 Annual Meeting. Martin Tuchman and Samuel A. Woodward were appointed to serve as Class II Directors whose term expires at the annual meeting of our stockholders in 2013. James LaChance and Steven L. Rubin were appointed to serve as Class III Directors whose term expires at the annual meeting of our stockholders in 2014.

The Board adopted resolutions effective April 9, 2012, appointing members to the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and adopted resolutions on June 7, 2012, appointing Mr. Rubin to the Compensation Committee. Current committee assignments are reflected below:

Audit Committee

James J. LaChance (Chairperson)

Jeffrey A. Brodsky

Steven L. Rubin

Compensation Committee

Martin Tuchman (Chairperson)

Steven L. Rubin

David N. Weinstein

Nominating and Corporate Governance Committee

Kurt M. Cellar (Chairperson)

Martin Tuchman

David N. Weinstein

The Board also adopted resolutions effective December 8, 2011 creating a Finance Committee, adopting a charter for the same, and appointing committee members to such committee. The Finance Committee was dissolved in April of 2012 after we completed certain transactions. The Finance Committee consisted of the following members:

Finance Committee

James LaChance (Chairperson)

Jeffrey A. Brodsky

Kurt M. Cellar

Alex J. Mandl

Martin Tuchman

David N. Weinstein

Board Leadership Structure

The Board of Directors is currently led by a non-executive Chairman, Jeffrey A. Brodsky, who is an independent director. Alex J. Mandl served as the non-executive Chairman of the Board until his retirement in

April of 2012. The Board of Directors believes that it is in the best interest of the stockholders and the Company to have the flexibility to determine the best director to serve as Chairman of the Board of Directors, whether such director is an independent director, an employee or the Chief Executive Officer.

The Board of Directors recognizes that there is no single, generally accepted approach to providing Board of Directors leadership, and the Board of Directors’ leadership structure may vary in the future as circumstances warrant.

The Chairman oversees the planning of the annual Board of Directors calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board of Directors and leads the discussion at such meetings. The Chairman also presides at executive sessions, serves as a liaison between the CEO and the independent directors, sees that directors receive appropriate and timely information, is available in appropriate circumstances to speak on behalf of the Board of Directors, and performs such other functions and responsibilities as requested by the Board of Directors from time to time. The Chairman also encourages direct dialogue between all directors and management and provides leadership to the Board of Directors in its oversight function.

Risk Oversight

The Company’s corporate governance guidelines provide that the “business and affairs of the Corporation are managed under the direction of the Board” of Directors, and in fulfilling this responsibility, the Board of Directors plays both a direct and indirect role in the Company’s overall risk management process. Examples of the direct role played by the Board of Directors are reflected in the responsibilities and duties assigned to the various committees of the Board of Directors. These examples are not exhaustive, and the Committees’ charters provide more abundant details on the scope of such responsibilities and duties.

Committees	Risk Related Duties and Responsibilities
Audit Committee	Among the many responsibilities of the Audit Committee is the duty to review the effectiveness of the Company’s internal controls over financial reporting as well as the duty to review the effectiveness of the Company’s procedures for monitoring compliance with all applicable laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

Compensation Committee	Among the many responsibilities of the Compensation Committee is the duty to oversee and administer the Company’s executive compensation programs and policies and to periodically review their operation to ensure the achievement of their intended purposes as well as the duty to review succession planning and management development activities and strategies for key officers of the Company and its subsidiaries.

Nominating and Corporate Governance Committee	Among the many responsibilities of the Nominating and Corporate Governance Committee is the duty to direct the search for, evaluate the qualifications of, and select candidates for nomination to the Board as well as the duty to formulate, annually review, and ensure the compliance with the Company’s Corporate Governance Guidelines.

The Board of Directors, as a whole, also oversees and manages the Company’s strategic responses to the various risk factors faced by the Company. These risk factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K and include, but are not limited to, government investigations, probation compliance, significant operating initiatives, future liquidity, and the Company’s substantial indebtedness. In an effort to further improve upon the Board of Director’s understanding of risks facing the Company as well as to better understand management’s efforts to mitigate such risks, the Board of Directors had asked management to explore a more process oriented approach to risk identification and tracking. In furtherance of this more processed oriented approach, management at the request of the Board of Directors began an effort during 2009 to implement an Enterprise Risk Management framework.

Through this effort, management has developed an enterprise-wide process for identifying risks, monitoring risks and management’s mitigation efforts and reporting on risks. Management’s implementation progress has been monitored quarterly by the Audit Committee. Additionally, the entire Board of Directors now receives updates on the implementation progress and monitors identified key risks through a risk reporting dashboard and through detailed discussions on key risks.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee reviews and considers the Company’s compensation policies and procedures to determine whether they present a significant risk to the Company. For more information see the “Compensation Discussion and Analysis” and the section titled “Compensation Risk Assessment” elsewhere in this prospectus.

Corporate Governance Guidelines

The Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, the Board of Directors has adopted governance policies and procedures to ensure effective governance of the Board of Directors and the Company. Our corporate governance guidelines, as amended from time to time, may be found on our web site at http://www.horizonlines.com. Our corporate governance guidelines also are available in print to any stockholder upon written request, directed to our Corporate Secretary at our principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Our Board of Directors intends to review its corporate governance principles, Committee charters and corporate governance matters annually or more often if necessary, to remain current in all aspects of corporate governance.

Board Meetings and Attendance

Our Board met 23 times and acted by unanimous written consent eight times during fiscal 2011. Each incumbent Director attended at least seventy five percent (75%) of the total of all Board and Committee meetings he or she was entitled to attend during fiscal 2011. One Director attended the 2011 Annual Meeting in person and three Directors attended by teleconference.

Director Independence

Our Board, with the assistance of legal counsel, reviews annually the independence of each Director. During these reviews, the Board considers all transactions and relationships between each Director (and his immediate family and affiliates) and the Company to determine whether any of those transactions or relationships are inconsistent with a determination of independence. The Board determined that none of the Directors who qualify as independent have a material business, financial or other relationship with the Company, other than as a Director or stockholder of the Company. In addition, no Director serves as a director, trustee or executive officer of any charitable organization that, in any single fiscal year, receives contributions from the Company in an amount that exceeds the greater of $1 million or two percent of the revenues of that organization. No transactions or relationships exist that would disqualify Mr. Brodsky, Mr. Cellar, Mr. LaChance, Mr. Rubin, Mr. Tuchman or Mr. Weinstein under the rules of The New York Stock Exchange and NASDAQ and that each of them satisfies the independence requirements of The New York Stock Exchange and NASDAQ.

Our Board determined that Mr. Woodward, who became our President and Chief Executive Officer effective June 7, 2012, does not satisfy the independence requirements of The New York Stock Exchange or NASDAQ as of that date.

Director Criteria, Diversity, and Nomination Process

Pursuant to its charter and our corporate governance guidelines, the Nominating and Corporate Governance Committee is responsible for considering and recommending all nominees for election as Directors, including stockholder nominees. However, the final approval of any candidate’s nomination is determined by our Board. The Nominating and Corporate Governance Committee has established board candidate guidelines which set the criteria to be considered in evaluating the candidacy of an individual for membership on the Board. Those candidate guidelines are attached to our corporate governance guidelines and are made available on our website at http://www.horizonlines.com under the “Investors” tab. Among the many criteria that the Nominating and Corporate Governance Committee considers is whether a potential candidate will bring diverse perspectives to the Board, including diversity in professional experience and diversity in terms of race, gender, age and background. As part of the evaluation process, a candidate’s educational and work experiences, personal characteristics, and involvement in civic and community activities are assessed to determine the scope of diverse perspectives that the candidate may have to offer.

Suggestions for Director’s nominations may be made in writing and mailed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at the Company’s principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Any such submission must be accompanied by the written consent of the candidate, which states that he or she consents to being nominated in the Company’s Proxy Statement, and serve as a Director, if elected. Further, such nominations must be submitted in a manner that complies with Section 2.11 of our Bylaws, which establishes certain requirements for the information that must be provided by the nominating stockholder (or Stockholder Associated Person, as defined in our Bylaws), and the timeliness of the notice of such nomination. Section 2.11 of the Company’s Bylaws was amended by the Board in January 2009 to ensure that complete information regarding the interest of a nominating stockholder is fully disclosed. We will furnish a copy of the Bylaws to any person, without charge, and upon written request directed to our Corporate Secretary at our principal executive offices.

Our Nominating and Corporate Governance Committee will evaluate all stockholder-recommended candidates on the same basis as any other candidate. Among other things, the Nominating and Corporate Governance Committee will consider the experience and qualifications of each candidate as well as his or her past or anticipated contributions to the Board and its Committees.

For more information regarding stockholder nominations of director candidates for the 2013 Annual Meeting, see the section titled “Submission of Stockholder Proposals” in this Proxy Statement, as well as our Bylaws, which are available at http://www.horizonlines.com under the “Investors” tab.

Executive Sessions of the Board of Directors

The non-management Directors meet in conjunction with regular Board meetings outside the presence of management in executive sessions. In addition, certain independent Directors met in executive session ten times in fiscal 2011. After certain executive sessions, a designated Director updates the Chief Executive Officer on the key items discussed, as appropriate. The non-executive chairman presided at all such regularly scheduled executive sessions of the non-management Directors during fiscal 2011, as well as over Board meetings.

Board Committees

Pursuant to our Bylaws, the Board has established three committees to perform certain management and administration functions: the Compensation Committee, the Audit Committee and the Nominating and Corporate

Governance Committee. The composition of these Board Committees complies with the listing standards established by The New York Stock Exchange and NASDAQ and the provisions of the Sarbanes-Oxley Act of 2002, including applicable independence requirements. The charters of each of the Audit, Compensation and Nominating and Corporate Governance, as amended from time to time, are available on our website at http://www.horizonlines.com under the “Investors” tab. Once you have accessed the “Investors” section of our website, click the “Corporate Governance” link under the “Company Information” heading. Alternatively, each charter is available in print to any stockholder, by written request to the Company’s Corporate Secretary, at the Company’s principal executive offices, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211.

Compensation Committee

The Compensation Committee was established by the Board to oversee the determination, implementation and administration of the compensation for the Company’s executive officers. The current members of the Compensation Committee are Mr. Tuchman (chairman), Mr. Rubin and Mr. Weinstein. Mr. Cameron and Mr. Clark served as members of the Compensation Committee during fiscal 2011 until their retirement in November of 2011, and Mr. Griffin served as a member of the Compensation Committee during fiscal 2011 and until his retirement in April of 2012. Ms. Hallett also served as members of the Compensation Committee from December of 2012 until her retirement in April of 2012.

Each member of the Compensation Committee qualifies as independent under the listing requirements of the New York Stock Exchange and NASDAQ, as an “outside director” under Section 162(m) of the Internal Revenue Code and as a “non- employee director” under Rule 16b-3 of the Exchange Act. The Compensation Committee has the following specific responsibilities regarding executive compensation:

•

To review and approve goals and objectives relevant to the Chief Executive Officer’s compensation, establish a procedure for evaluating the Chief Executive Officer’s performance, evaluate such performance annually in light of those pre-established goals and objectives, and annually review and set the base salary and other annual and long¬term compensation of the Chief Executive Officer.

•

To determine the compensation of the Company’s other executive officers under such procedures as it determines are appropriate, which may be similar to the procedures used to determine the Chief Executive Officer’s compensation.

•

To evaluate the total compensation paid to each executive officer, including base salary, annual incentives, long¬term incentives, retirement plans, perquisites (if applicable) and all other compensation payable in the ordinary course and under any applicable special circumstances.

•	To approve grants under and to administer the Company’s stock-based compensation plans.

•	To perform such duties and responsibilities as may be assigned to it under the terms of any executive compensation plan or otherwise delegated to it by the Board in connection with such a plan.

•

To review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s annual Proxy Statement or Annual Report on Form 10-K. The Compensation Discussion and Analysis for fiscal 2011 begins at page 30.

•	To prepare the Compensation Committee Report for inclusion in the Company’s annual Proxy Statement or Annual Report on Form 10-K. The Compensation Committee Report is located at page 36.

•	To adopt, and then review and assess on an annual basis, a compensation philosophy which contains the core principles of the Company’s compensation programs for executives.

•	To assess the Company’s compensation policies and practices for all employees to determine if such policies and practices pose risks that could have a material adverse effect on the Company.

•

To administer the Company’s executive compensation programs and policies, including the Company’s stock ownership guidelines, and to periodically review their operation to ensure the achievement of their intended purposes.

•	To review succession planning and management development activities and strategies for key officers of the Company and its subsidiaries.

•	To establish such policies as it deems appropriate regarding delegation of authority to executive officers.

The Compensation Committee met seven times in fiscal 2011. The Compensation Committee operates under a written charter that describes these and other responsibilities that have been assigned by the Board to the Compensation Committee. The charter also describes membership standards and procedures of the Compensation Committee. The Compensation Committee regularly reports to the Board, reviews the adequacy of its charter at least annually and conducts an annual evaluation of its performance.

The Compensation Committee also has the responsibility to review and evaluate, on at least an annual basis, the compensation for non-management members of the Board and to make recommendations to the Board regarding such compensation. Only non-management Directors are compensated for their service as Directors. The compensation for non- management Directors is described at page 46.

Role of Executive Officers in Compensation Setting. The Chief Executive Officer annually reviews the performance of each executive officer and certain other executives. His own performance is separately reviewed by the Compensation Committee without him present. The Chief Executive Officer recommends salary adjustments and annual award amounts for those executives based on his review of their performance. The Compensation Committee may exercise discretion to modify any recommended salary adjustment or compensation award as it deems appropriate under the circumstances. Decisions regarding compensation for other employees are made by the Chief Executive Officer in consultation with executive officers, except for stock-based compensation which is determined by the Compensation Committee.

Company management makes recommendations to the Compensation Committee regarding stock-based compensation for all non-executive employees of the Company. Management also develops and presents to the Compensation Committee recommendations for the design of compensation programs, including stock and cash-based incentives and other programs designed to attract, motivate and retain key employees.

The Compensation Committee has unrestricted access to the Company’s management and may request the participation of management in any discussion of a particular subject at any meeting. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Vice President of Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs. When the Compensation Committee meets in executive session, neither the Chief Executive Officer, the Vice President of Human Resources nor any other member of management is present. The Chief Executive Officer does not participate in any discussions regarding his compensation.

The Compensation Committee may request the participation of management or outside advisers as it deems necessary or appropriate. The Compensation Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of non-management Directors only. The Compensation Committee may seek approval or ratification of certain compensation decisions by the Board when the Board meets in executive session of non-management Directors only.

Use of Compensation Consultants. The Compensation Committee has the authority, without any further approval from the Board, to retain advisers and experts as it deems appropriate, including compensation consultants. In retaining a compensation consultant, the Compensation Committee has sole authority to approve the consulting firm’s fees and other terms of the engagement, and has the sole authority to terminate the consultant.

During fiscal 2011, the Compensation Committee engaged an independent executive compensation consulting firm, Towers Watson, to advise it on compensation matters. Towers Watson did not provide any services to the Company or any of its subsidiaries. Its only role was to advise the Compensation Committee on executive and Director compensation matters.

Audit Committee

The current members of the Audit Committee are Mr. LaChance (Chairman), Mr. Brodsky and Mr. Rubin. Mr. Mandl and Mr. Storrs both served as members of the Audit Committee during fiscal 2011 until November of that year, and Mr. Flynn served as a member of the Audit Committee from December of 2011 until his retirement in April of 2012. Mr. Brodsky has been designated as an “Audit Committee Financial Expert.” The principal functions of the Audit Committee are:

•	Assist our Board in fulfilling its responsibility to oversee:

(i) The Company’s relationship with its independent auditor; including the auditor’s qualifications, independence and performance;

(ii) The integrity of the Company’s financial statements and reporting practices;

(iii) The Company’s compliance with legal and regulatory requirements; and

(iv) The performance of the Company’s internal audit function.

•	Appoint, compensate, retain, oversee, evaluate and (when necessary or desirable), terminate the Company’s independent auditor.

•	Prepare the Committee’s report, required by SEC rules to be included in the Company’s annual proxy statement. The Audit Committee met eight times in fiscal 2011.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Mr. Cellar (Chairman), Mr. Tuchman and Mr. Weinstein. Mr. Clark and Mr. Mineta served as members of the Nominating and Corporate Governance Committee during fiscal 2011 until each retired as directors of the Company, and Mr. Griffin served as a member of the Nominating and Corporate Governance Committee from December 2011 until his retirement from the Board in April of 2012. The principal functions of the Nominating and Corporate Governance Committee are:

•	Establish criteria for the selection of new Directors and submit those criteria to the Board for approval.

•	Identify and approve individuals qualified to serve as members of our Board.

•	Select Director nominees for our Annual Meeting of Stockholders;

•	Evaluate the performance of our Board and Board Committees.

•	Review and recommend to our Board, any appropriate changes to the membership of the Committees of the Board.

•	Develop guidelines and oversight regarding corporate governance.

•	Review, approve, and, if necessary, amend the Company’s corporate governance documents.

The Nominating and Corporate Governance Committee met five times in fiscal 2011.

Finance Committee

The Finance Committee was formed in December of 2012 and was dissolved in April of 2012 after the completion of certain transactions. The members of the Finance Committee were Mr. LaChance (Chairman), Mr. Brodsky, Mr. Cellar, Mr. Mandl, Mr. Tuchman and Mr. Weinstein. The principal functions of the Finance Committee were to:

•	Oversee the Company’s financial policies and objectives.

•	Review periodically the capital structures and financial flexibility of the Company and its subsidiaries, including corporate liquidity, and rating agency credit metrics and ratings for the Company.

•	Review periodically the Company’s historical and proposed financing activities, including the Company’s debt portfolio and credit facilities.

•	Review periodically the Company’s capital expenditure plans and strategies and proposed capital projects.

•	Review, approve and recommend to the Board of Directors the amounts, timing, types and terms of public and private stock issuances and plans.

•

Oversee cash management plans and strategies and activities relating to cash accounts and cash investments portfolio, including the establishment and maintenance of bank, investment and brokerage accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board makes decisions regarding the compensation of our executives, which include the “named executives.” The named executives are our Chief Executive Officer, Chief Financial Officer and certain other executive officers. See the “Summary Compensation Table” on page 38 below for a summary of the compensation paid to the individuals who were our named executives for fiscal 2011.

Our Executive Compensation Philosophy

Our compensation program is intended to help us achieve strategic business objectives and to maximize our future growth and profitability. We believe that compensation should help attract, motivate and appropriately reward talented executives. In addition, compensation should incent our executives to focus on attaining our business objectives and thereby enhance value for our stockholders. We also believe that appropriately structured compensation programs will help maintain a stable executive management team, which we consider necessary to achieve our business objectives. To further these goals, we have adopted a compensation philosophy based on the following core principles:

•	Executive pay should be aligned with the interests of our stockholders and with our business objectives.

•	Executive pay should be targeted at competitive levels, using compensation data for a competitive market comparator group that is relevant to the Company.

•	Executive pay should be structured as a mix of elements that include both fixed and variable compensation, as well as compensation that is earned over annual and multi-year periods.

•	Variable pay should be based on performance measures appropriate to our business and which reflects an executive’s role and responsibilities in the Company.

•

Performance pay goals should be consistent with our overall business objectives, should include appropriate ranges of performance and, when appropriate, should allocate expected performance over our various lines of business.

Our Executive Compensation Program

Our executive compensation program has been structured to reflect the compensation philosophy described above. The program consists of the following primary elements of compensation:

Compensation Element	Objective	Characteristics
Base Salary	Rewards executives for annual performance and recognizes their individual responsibilities and contributions.	Salary levels are set and adjusted based on a consideration of competitive market data, and an executive’s responsibilities, individual performance and experience.

Annual Cash Incentive Plan	Provides variable compensation that is tied to attainment of business objectives and individual performance goals for the year.	Each executive’s annual bonus opportunity is based on one or more pre-established measures of financial performance and an assessment of individual performance for the year.

Compensation Element	Objective	Characteristics
Long-Term Incentive Compensation	Long-term incentives are designed to enhance the link between the creation of stockholder value and executive pay. In addition, this element is intended to encourage executives to remain with the Company over a sustained period of time.	Awards may be stock-based, as with stock options or restricted stock awards. Awards may also be cash- based, in which case the amount of compensation payable to an executive depends in whole or in part on the level of achievement of pre- established measures of financial performance.

Retirement and Other Benefits	To allow executives to accumulate retirement savings on a tax-advantaged basis and to provide reasonable levels of other benefits that will help attract and retain key management talent.	Our executives are eligible to participate in the Company’s retirement, health and other welfare benefit programs on the same basis as other salaried employees.

Shareholder Say-on-Pay Vote

Each year the Company’s shareholders are permitted to cast an advisory vote on executive compensation (called a “sayon-pay proposal”). At the Company’s annual meeting of shareholders held in 2011, a majority (over 98%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this vote reflects general approval of the Company’s approach to executive compensation. As a result, the Compensation Committee did not make any changes in the structure of our executive compensation program. The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for our named executives.

In addition, because the membership of the Compensation Committee changed substantially at the end of 2011, The Compensation Committee intends to review during 2012 our executive compensation program and compensation setting practices. The Compensation Committee will consider how the program responds to current business conditions and aligns compensation incentives with our business objectives.

Process for Determining Executive Compensation

The Compensation Committee evaluates and sets base salaries, short-term cash incentive opportunities and long-term incentive compensation for our executives. The process that the Compensation Committee generally has used is as follows.

Competitive Pay Positioning. The Compensation Committee reviews both peer group data and general industry survey data (referred to collectively as “comparator group data”), and uses those data as a reference point in making executive compensation decisions. The Compensation Committee generally sets base salaries at the 50th percentile of the comparator group data. In addition, the Compensation Committee typically will set total annual cash compensation (base salary plus target annual cash incentive) close to the 50th percentile of the comparator group data for performance that meets the Company’s annual business objectives, and between the 50th and 75th percentile of the comparator group data for performance that substantially exceeds annual business objectives. We have chosen the 50th percentile as the target for base salaries, and annual incentive cash compensation when we achieve our business objectives, because we believe that this is a reasonable level of total annual compensation which allows us to attract and retain executive talent. We believe that the incentive pay targets for circumstances in which we substantially exceed our business objectives are appropriate to reward exceptional performance, help contribute to a culture of high-performance and align our executives’ interests with those of our stockholders.

The peer group and general industry compensation data considered by the Compensation Committee relates to public companies in the transportation industry (“transportation industry peers”) and is compiled and updated for the Compensation Committee by Towers Watson, its compensation consultant. The transportation industry peers are generally selected based on the comparability of their revenue and market capitalization to the Company’s revenue and market capitalization. In recent years, these peers have consisted of the following companies:

Alexander & Baldwin, Inc.	Knight Transportation, Inc.

American Commercial Lines	Landstar System, Inc.

Arkansas Best Corp.	Old Dominion Freight Line, Inc.

Covenant Transportation Group	Quality Distribution, Inc.

Heartland Express, Inc.	SAIA, Inc.

Kansas City Southern	Tidewater, Inc.

Kirby Corp.	Universal Truckload Services, Inc.

Werner Enterprises, Inc.

Linking Pay to Business Performance. A meaningful portion of an executive’s total compensation generally is based on attainment of pre-established measures of Company or business unit performance. This portion of each executive’s compensation is “at risk.” This means that it is only earned if at least a threshold level of targeted performance is achieved. In addition, some compensation opportunities are structured so that the amount that may be earned increases in relationship to the level of performance above the designated threshold. Performance is measured, and compensation relating to such performance is paid, on both an annual basis and over longer periods of time. Final pay-outs of annual performance-based compensation are determined after an evaluation by the Compensation Committee of each executive’s individual performance and contributions during the year. Longer-term performance compensation is tied to attainment of business performance objectives and an executive’s continuous employment with the Company over a period of time.

The Compensation Committee considers which measure of Company financial performance to use in setting annual and longer-term incentive compensation for our executives. The Compensation Committee has traditionally linked annual cash incentives to the attainment of objective performance measures. The Compensation Committee normally establishes the target range for performance compensation based on our internal budget targets. These budget targets are developed annually by management, are reviewed in consultation with the Board and are implemented only after approval by the Board. In establishing performance targets for incentive compensation, the Compensation Committee considers the aggressiveness of the Board-approved budget targets, the revenue and earnings growth included in the budget targets as compared to the prior year, and any significant strategic initiatives that may impact the budget targets. The Compensation Committee generally consults with the Chief Executive Officer and other senior executives, the Board and the Compensation Committee’s independent compensation consultant before setting performance levels for annual and long-term incentive compensation.

Consideration of Individual Performance. The Compensation Committee assesses the individual performance of each executive, and generally considers such performance when setting an executive’s base salary and annual cash incentive compensation. Individual performance is measured both on quantitative and qualitative measures. Quantitative measures are applied to individual executives by an evaluation process that includes establishing individual objectives for each executive that support the Company’s financial and strategic targets and objectives. Qualitative measures for evaluating individual executive performance include an assessment of various leadership competencies such as effective communication, providing strategic direction, motivating others, fostering teamwork and using sound management principles. The Compensation Committee’s assessment of these qualitative measures with regard to individual executive performance is conducted primarily through conversations with the Chief Executive Officer. The Compensation Committee believes that use of individual performance measures is important because they create incentives for executives to make specific contributions to the Company’s financial growth based on their individual levels of responsibility, and because it allows the Company to reward those specific contributions.

Allocating Between Compensation Elements. The Compensation Committee does not have a fixed standard for determining how an executive’s total compensation is allocated among the various elements of the Company’s compensation program. Instead, the Compensation Committee uses a flexible approach so that it can structure annual and long-term incentives that are most likely to enhance stockholder value in light of current and anticipated market conditions and to reward extraordinary performance when appropriate. In setting the amounts potentially payable under the annual cash incentive plan, the Compensation Committee takes into account other annual cash compensation payable to each executive and how the total annual cash compensation paid to that executive compares to the comparator group compensation data.

The Compensation Committee also seeks to allocate a portion of total compensation to long-term, stock-based compensation. The portion of total compensation allocated to stock-based compensation is determined based on a review of a variety of factors including comparator group compensation data, the stock-based compensation that has been awarded to executives in prior years and Company performance. In recent years, the Compensation Committee has granted a combination of performance-based and time-vested restricted stock. Performance-based restricted stock provides incentives for the attainment of specific levels of business performance measures and time-based restricted stock is designed to encourage executives to remain employed with the Company over specific periods and thereby enhance the stability of our management team.

Other Pay-Setting Procedures. See the section captioned “Compensation Committee” at page 16 for information on the role of the Compensation Committee’s compensation consultant, Towers Watson, and our executives in recommending the amount or form of compensation to be paid to our executives.

2011 Executive Compensation

Base Salaries. Except for Mr. Avara, Mr. Taylor and Mr. Zendan, the base salaries for the named executives were maintained at their 2010 levels.

In connection with his promotion in 2011 from Senior Vice President and Chief Commercial Officer to Executive Vice President and Chief Operating Officer, Mr. Taylor’s base salary was increased from $340,000 to $370,000. When Mr. Avara was promoted during the year from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer, his base salary was increased from $295,000 to $370,000. The salary adjustments reflected the broadened responsibilities resulting from each executive’s promotion. In addition, a pay comparability study prepared by Towers Watson and based on survey data for general industry companies showed that each executive’s adjusted salary was below the median base salary for their position. The adjustments became effective on April 1, 2011.

Mr. Zendan’s base salary was increased from $275,000 to $300,000, effective on May 1, 2011 in connection with his promotion from Vice President, Deputy General Counsel and Assistant Secretary to Senior Vice President, General Counsel and Secretary.

Annual and Long-Term Incentive Awards. No annual cash incentives or long-term awards were granted to the named executives in 2011. As a result of financial considerations and special bargaining with employee unions, the Company agreed not to pay bonus compensation during 2011 (other than cash incentives to sales personnel).

In early 2012, the Company implemented a bonus plan and a management incentive plan. In connection with the bonus plan, the Company paid $100,000 to each of Michael T. Avara, Brian Taylor and Michael F. Zendan II in February of 2012. The incentive plan covers Mr. Avara, Mr. Taylor and Mr. Zendan and certain other executives. The plan assigns each participant an incentive award amount, payment of which is conditioned on the Company meeting certain pre-established business goals and financial performance objectives. The total incentive award opportunity is $100,000 for each of Mr. Avara, Mr. Taylor and Mr. Zendan. Sixty percent (60%) of this amount will be paid only if the Company’s adjusted EBITDA for 2012 equals or exceeds a specified target amount. Forty percent (40%) of this amount was to be paid if and when the pre-established business goals were met. The Compensation Committee determined that the goals were met in connection with certain of the Company’s recent transactions, and the Company paid the forty percent (40%) of the incentive award in April of 2012. Payment of the other sixty percent (60%) of the incentive award will only occur if the adjusted EBITDA target is met. No additional bonus over the amount of the target incentive award is payable for exceeding either the Adjusted EBITDA target or the business goals. For this plan, adjusted EBITDA is a non-GAAP financial measure defined as net income plus net interest expense, income taxes, depreciation and amortization, and excludes certain expenses and costs related to the antitrust matters and related lawsuits, as well as severance, restructuring and impairment charges.

Employment and Separation Agreements

We generally do not have employment or severance agreements for our executives. However, we recognize that in some circumstances such agreements may help us achieve the objectives of our compensation program and specific business goals. Therefore, we assess on a case-by-case basis when it may be appropriate to enter into employment or separation agreements.

Raymond Separation Agreement. We entered into a separation agreement with Mr. Raymond in connection with his retirement in March of 2011. The separation agreement provided Mr. Raymond with certain payments and benefits in recognition of his long period of service to the Company and its predecessor businesses, and in consideration of his release of claims against us, his agreement to comply with certain non-competition and confidentiality requirements and his commitment to cooperate with us to address legal proceedings and certain other matters following his retirement. Mr. Raymond received cash severance payments of $140,000 per month for the first seven months following his retirement and is entitled to receive cash payments of $72,333 per month for the following 18 months. In addition, his unvested stock options were fully vested and the exercise period for all of his outstanding stock options was extended. The modification of the stock options did not result in any incremental fair value for financial accounting purposes. He is also entitled to indemnification and advancement of expenses in connection with claims relating to his employment with us (to the extent provided for in our charter, bylaws and other documents), and he is entitled to reimbursement of COBRA premiums for continuation of coverage for him and his dependents under our group medical plan. See “Payments Upon Termination” below for more information concerning the benefits Mr. Raymond received under the agreement.

On June 7, 2012, Mr. Fraser resigned as Interim President and Chief Executive Officer of the Company and from the Company’s Board of Directors, effective as of June 7.

Keenan Employment Agreement. We entered into an employment agreement with Mr. Keenan before we became a publicly traded company. At that time, we considered such agreements important to recruit and retain key executive talent. In 2011, we granted Mr. Keenan a leave of absence with pay, and during 2012 we terminated his employment. In accordance with the terms of his employment agreement, Mr. Keenan will receive salary continuation payments for one year. See “— Payments Upon Termination” below for more information concerning Mr. Keenan’s payment under the agreement.

Zuckerman Severance Agreement. We also have a severance agreement with Mr. Zuckerman. This agreement, like Mr. Keenan’s employment agreement, was entered into before we became a public company. See “— Payments Upon Termination” below for more information concerning Mr. Zuckerman’s severance agreement.

Executive Severance Plan

We adopted an Executive Severance Plan in 2011 to provide severance benefits to certain executives if their employment terminates under specific conditions. The plan is designed to avoid distractions for our executives while they focus on helping us meet our business objectives, and to address the fact that executive officers are excluded from participation in our general severance program for salaried employees. Participation in the Executive Severance Plan is limited to executive officers who are not otherwise entitled to receive severance payments under an employment agreement or other arrangement with us. The named executives participating in the plan at the end of 2011 were Mr. Avara, Mr. Taylor and Mr. Zendan. The plan was adopted after Mr. Raymond retired and therefore he did not receive any benefits under the plan.

A participant is eligible to receive severance benefits under the plan if his employment is terminated by the Company other than for “cause” or if he resigns from employment for “good reason” (as those terms are defined in the plan). Severance benefits consist of:

•	continuation of base salary for one year;

•

continued coverage of the participant and his eligible dependents for a period of one year under the Company’s medical, dental and visions plans, and optional life insurance and personal accident plan coverage, at the same costs as for active employees,

•	continued eligibility to receive a pro-rated payment under the annual bonus plan in effect for the year in which the participant’s employment terminates, and

•	outplacement services of up to $25,000.

A participant must sign a release and comply with certain non-competition, non-solicitation and non-disclosure requirements following termination of employment in order to receive these benefits. See “Payments Upon Termination” below for more information concerning the Executive Severance Plan.

Retirement and Other Benefits

The named executives participate in certain benefit plans that are also generally available to other salaried employees. These include a Section 401(k) retirement plan that provides a matching contribution based on an employee’s contributions to the plan. The other benefit plans primarily include health care insurance and related benefits, group life insurance, disability, tuition assistance, and an employee stock purchase plan (which was suspended during 2011). The Company does not maintain any defined benefit pension plans or any nonqualified deferred compensation arrangements for its executives.

Other Compensation Policies

Executive Stock Ownership Requirements. We have historically maintained minimum stock ownership requirements for each Company executive who is at a vice president level or above. The policy was designed to help align the interests of executives with those of our stockholders. Each covered executive’s required level of stock ownership was determined based on a multiple of the executive’s annual base salary and was then converted to a fixed number of shares of the Company’s common stock using a 365-day average closing price per share. The base salary multiples varied depending upon position. Executives were required to reach their assigned ownership level within five years of becoming subject to the requirements. Once the required ownership level had been achieved, an executive was expected to maintain this minimum level of ownership until such time as the executive was no longer subject to the stock ownership requirements. An executive ceased to be subject to the stock ownership requirements when the executive’s employment with the Company terminated or if the executive’s position with the Company changed to a position that was not subject to the stock ownership requirements.

We suspended the policy at the end of 2011 because we determined that the policy was no longer serving its intended purpose in light of the significant decrease in the value of our stock and changes in business conditions. The Compensation Committee may reconsider implementation of stock ownership requirements at a later time.

Management of Compensation-Related Risk. Our executive compensation program is designed to incent our executives to achieve our annual and longer-term business objectives. The Compensation Committee considers how compensation could potentially encourage our executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term value. In order to address this potential risk, the Compensation Committee annually reviews the risk characteristics of our compensation programs generally and considers methods for controlling such risk.

Tax and Financial Accounting Considerations. The Compensation Committee considers the anticipated tax treatment to the Company and to the individual executives of various compensation payments and benefits.

Interpretations of and changes in the tax laws, as well as other factors beyond the Compensation Committee’s control, also affect the deductibility of compensation. For these and other reasons, the Company will not necessarily in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of the Company under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

We also consider the financial accounting implications of our compensation program. However, the Compensation Committee and the Company do not determine the compensation payable to executives and employees solely on the basis of the accounting expense for such compensation.

Stock Compensation Grant Practices. The Compensation Committee administers our stock compensation plans and approves all awards under those plans. The grant date of awards under those plans is the date of the Compensation Committee meeting on which the award is approved, or a future date that the Compensation Committee may designate. The Compensation Committee does not grant stock options with an exercise price that is less than the closing price of the Company’s common stock on the grant date or grant stock options which are priced on a date other than the grant date, unless for some reason the grant date is a future date, in which case the closing price for that future date is used to determine the exercise price of stock options granted on that date.

Compensation Committee Report

Management prepared the Compensation Discussion and Analysis describing the Company’s compensation program for executives, which includes the Company’s named executives. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following independent Directors, who comprise the Compensation Committee.

Martin Tuchman, Chairperson

Kurt Cellar

David Weinstein

Mr. Tuchman and Mr. Weinstein became members of the Compensation Committee in December of 2011. Mr. Cellar became a member of the Compensation Committee in April of 2012. Mr. Cellar stepped down and Mr. Rubin became a member of the Compensation Committee in June 2012.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, in 2011 the Compensation Committee (as it was constituted at that time) reviewed the Company’s compensation policies and procedures for all employees to determine whether they present a significant risk to the Company. This review was conducted with assistance from management. The review included a consideration of the incentives that the Company’s compensation policies and procedures create, and factors that may reduce the likelihood of excessive risk taking. Based on this review, the Company has concluded that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks And Insider Participation

Each individual that served as a member of the Compensation Committee during fiscal 2011 was an independent Director of the Company during such person’s time as a member of the Compensation Committee, and none of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board of Directors.

2011 Summary Compensation Table

The following table sets forth information regarding all compensation earned by the named executives, who are Stephen H. Fraser, our Chief Executive Officer, and President, Michael T. Avara, our Executive Vice President and Chief Financial Officer, Brian W. Taylor, our Executive Vice President and Chief Operating Officer and Michael F. Zendan II, our Senior Vice President and General Counsel. The named executives for 2011 also included the following former executives: Charles G. Raymond, former Chairman, Chief Executive Officer and President through March 11, 2011, John V. Keenan, former Senior Vice President and Chief Operating Officer through February 2011 and Robert S. Zuckerman, former Senior Vice President and General Counsel through June 1, 2011.

Name and Principal Position	Year	Salary(6) ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation(8) ($)	All Other Compensation(9) ($)	Total ($)
Stephen H. Fraser(1)	2011	892,174	—	60,000	(7)	—	—	23,629	975,803
Chief Executive Officer and President (Principal Executive Officer)

Charles G. Raymond(2)	2011	136,835	—			—	—	1,309,383	1,446,218
Former Chairman, Chief Executive Officer and President (Principal Executive Officer)	2010	665,000	—	—		—	—	14,675	679,675
	2009	640,000	—	—		—	328,320	127,127	1,095,447

Michael T. Avara	2011	351,250	—	—		—	—	7,350	358,600
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2010	295,000	—	196,800		—	—	18,350	510,150
	2009	272,500	—	169,000		—	111,132	45,988	598,620

Brian W. Taylor	2011	362,500	—	—		—	—	7,350	369,850
Executive Vice President and Chief Operating Officer	2010	340,000	—	196,800		—	—	20,357	557,157
	2009	325,000	—	169,000		—	69,786	55,085	618,871

Michael F. Zendan II(3)	2011	291,667	—	—		—	—	7,350	299,017
Senior Vice President and General Counsel

John V. Keenan(4)	2011	340,000	—	—		—	—	7,350	347,350
Former Senior Vice President and Chief Operating Officer	2010	340,000	—	196,800		—	—	18,350	555,150
	2009	325,000	—	169,000		—	107,494	63,937	665,431

Robert S. Zuckerman(5)	2011	275,000	—	—		—	—	6,875	281,875
Former Senior Vice President and General Counsel	2010	275,000	—	59,040		—	—	11,000	345,040
	2009	246,167	21,000	50,700		—	81,675	27,220	426,762

(1)	Mr. Fraser was appointed interim Chief Executive Officer of the Company on March 11, 2011. He ceased receiving director’s fees once he became our interim Chief Executive Officer, but continued to be eligible to receive the same stock awards that were granted to non-management directors. On June 7, 2012, Mr. Fraser resigned as Interim President and Chief Executive Officer of the Company and from the Company’s Board of Directors, effective as of June 7.
(2)	Mr. Raymond retired from the Company on March 11, 2011.
(3)	Mr. Zendan was appointed Senior Vice President, General Counsel and Secretary on June 2, 2011.

(4)	Mr. Keenan was on a paid leave of absence which began in February 2011 and his employment was terminated effective February 24, 2012.
(5)	Mr. Zuckerman was Senior Vice President and General Counsel until June 1, 2011, at which time he became Vice President, Law and Government Affairs.
(6)	Amounts shown represent base salary paid during the fiscal year. Annual base salary adjustments generally become effective after they are approved, which may not coincide with the beginning of the fiscal year.
(7)	This represents the grant date fair value of 49,180 restricted stock units (RSUs) that Mr. Fraser received during 2011 as a director and while he was also serving as our interim Chief Executive Officer. This amount was determined in accordance with stock-based compensation accounting standards (FASB ASC Topic 718). Each RSU has an economic value equal to a share of the Company’s common stock (excluding the right to receive dividends). The RSUs will vest on June 2, 2012, subject to Mr. Fraser’s continued service on the Board through that date. Each vested RSU entitles Mr. Fraser to receive a lump sum cash payment equal to the value of one share of Company common stock on the date on which he ceases to be a director. Early vesting and payment will occur with respect to his RSUs if Mr. Fraser’s service on the Board terminates due to his death, disability or retirement or if the Company experiences a change in control. See the section entitled “Non-Management Director Compensation” for information regarding director compensation that Mr. Fraser received before he became our interim Chief Executive Officer. As a result of the 1-for-25 reverse stock split that occurred during 2011, Mr. Fraser now holds 1,967 RSUs.
(8)	This column shows the amounts actually earned by the named executive officers under the annual cash incentive plan for each of the listed fiscal years. No annual incentive awards were granted to the named executives during 2011.
(9)	The amounts shown in this column are as follows:

Name	Severance Payments(1) ($)	Section 401(k) Plan Contributions(2) ($)	Other Benefits(3) ($)	Total ($)
Stephen H. Fraser	—	7,350	16,279	23,629
Charles G. Raymond	1,291,017	7,350	11,016	1,309,383
Michael T. Avara	—	7,350	—	7,350
Brian W. Taylor	—	7,350	—	7,350
Michael F. Zendan II	—	7,350	—	7,350
John V. Keenan	—	7,350	—	7,350
Robert S. Zuckerman	—	6,875	—	6,875

(1)	This column reports the amount of severance payments paid to Mr. Raymond during fiscal 2011. The total severance payable to Mr. Raymond in connection with his retirement is described below, in the section titled “— Payments upon Termination.”
(2)	This column reports the Company matching contribution under the 401(k) retirement plan for salaried employees. Matching contributions are generally available to all participants in the 401(k) retirement plan.
(3)	For Mr. Fraser, this column reports the total amount of reimbursements paid by the Company in fiscal 2011 for the costs relating to travel between his home in Chicago and our headquarters in Charlotte, North Carolina and the costs allocated to his use of a company owned automobile ($218) and residence ($2,608) while in Charlotte. For Mr. Raymond, this is the amount of COBRA premiums reimbursed during the 2011 fiscal year in connection with his retirement, as described in the section titled “— Payments upon Termination.”
(4)	Mr. Keenan’s employment was terminated effective February 24, 2012. He is receiving severance payments pursuant to his employment agreement, as described below in the section titled “Payments upon Termination.”

2011 Grants of Plan Based Awards

There were no equity or non-equity awards granted to the named executives in fiscal 2011.

Employment and Separation Agreements.

We entered into an employment agreement with Mr. Fraser when he became our interim Chief Executive Officer during 2011. A description of key terms of the employment agreement can be found above, in the section titled “— Employment and Separation Agreements.”

We entered into a separation agreement with Mr. Raymond in connection with his retirement during 2011. A description of key terms of the employment agreement can be found above in the “Compensation Discussion & Analysis” in the section titled “— Employment and Separation Agreements”, and a summary of the amounts payable to Mr., Raymond under the separation agreement can be found below in the section titled “— Payments Upon Termination.”

During 2011, Mr. Keenan was employed pursuant to an employment agreement with Horizon Lines, LLC (“Horizon Lines”), a wholly-owned subsidiary of the Company. Mr. Keenan was granted a leave of absence in February 2011, and his employment was terminated effective February 24, 2012. The agreement provided for an initial base salary of $243,000, subject to increase as determined by the Compensation Committee and a discretionary bonus under the Company’s annual cash incentive plan of between 30% and 102% of his base salary. No bonuses were paid to Mr. Keenan during 2011. As a result of his termination of employment on February 24, 2012, Mr. Keenan began receiving salary continuation payments for one year, in addition to continued participation in company-sponsored group health plans. For additional information concerning these salary continuation payments, see the section below titled “Payments Upon Termination.”

2011 Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the stock option and stock awards held by the named executives as of December 25, 2011. This information includes unexercised and unvested stock options, and unvested restricted stock awards. The named executives’ equity awards are separately shown. The vesting status or schedule for each equity award is shown immediately following the table based on the date on which the equity award was granted and based on whether it is a stock option award or a restricted stock award. The market value of restricted stock awards is based on the closing price of Company common stock as of December 23, 2011 (the last market trading date during the Company’s 2011 fiscal year), which was $4.70.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested ($)	Stock Awards Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen H. Fraser		—	—	$—		—		$—	—	$—

Charles G. Raymond	9/27/2005	4,960	—	250.00	9/27/2015	—	—	—	—	—
	4/7/2006	4,217	—	313.50	4/7/2016	—	—	—	—	—
	3/26/2007	1,200	—	837.75	3/26/2017	—	—	—	—	—
	4/24/2008	1,000	—	365.75	4/24/2018	—	—	—	—	—

Michael T. Avara	9/27/2005	496	—	250.00	9/27/2015	—	—	—	—	—
	4/7/2006	425	—	313.50	4/7/2016	—	—	—	—	—
	3/26/2007	300	—	837.75	3/26/2017	—	—	—	—	—
	4/24/2008	600	—	365.75	4/24/2018	—	—	—	—	—
	—	—	—	—	—	4/24/2008	—	—	400	1,880
	—	—	—	—	—	3/18/2009	—	—	1,000	4,700
	—	—	—	—	—	3/15/2010	—	—	800	3,760

Brian W. Taylor	9/27/2005	1,512	—	250.00	9/27/2015	—	—	—	—	—
	9/27/2005	175	—	250.00	9/27/2015	—	—	—	—	—
	4/7/2006	1,870	—	313.50	4/7/2006	—	—	—	—	—
	3/26/2007	600	—	837.75	3/26/2017	—	—	—	—	—
	4/24/2008	600	—	365.75	4/24/2018	—	—	—	—	—
	—	—	—	—	—	4/24/2008	—	—	400	1,880
	—	—	—	—	—	3/18/2009	—	—	1,000	4,700
	—	—	—	—	—	3/15/2010	—	—	800	3,760

Michael F. Zendan II		—	—	—	—	9/1/2009	—	—	747	3,511
						3/15/2010			280	1,316

John V. Keenan	9/27/2005	2,192	—	250.00	9/27/2015	—	—	—	—	—
	9/27/2005	525	—	250.00	9/27/2015	—	—	—	—	—
	4/7/2006	1,870	—	313.50	4/7/2006	—	—	—	—	—
	3/26/2007	600	—	837.75	3/26/2017	—	—	—	—	—
	4/24/2008	600	—	365.75	4/24/2018	—	—	—	—	—
	—	—	—	—	—	4/24/2008	—	—	400	1,880
	—	—	—	—	—	3/18/2009	—	—	1,000	4,700
	—	—	—	—	—	3/15/2010	—	—	800	3,760

Robert S. Zuckerman	9/27/2005	496	—	250.00	9/27/2015	—	—	—	—	—
	4/7/2006	425	—	313.50	4/7/2006	—	—	—	—	—
	3/26/2007	300	—	837.75	3/26/2017	—	—	—	—	—
	4/24/2008	280	—	365.75	4/24/2018	—	—	—	—	—
	—	—	—	—	—	4/24/2008	—	—	40	188
	—	—	—	—	—	3/18/2009	—	—	450	2,115
	—	—	—	—	—	3/15/2010	—	—	280	1,316

Reverse Stock Split. In 2011, we effected a 1-for-25 reverse stock split. Pursuant to the terms of our stock incentive plans, the number of shares subject to outstanding options and stock awards, and the exercise price of outstanding options, were adjusted to reflect the reverse stock split. The amounts shown in the table above reflect those adjustments.

Vested Status of Option Awards and Modifications of Mr. Raymond’s Options. Except for Mr. Raymond, the named executives’ outstanding options became vested and exercisable by the terms of those options before or during 2011. When Mr. Raymond retired in 2011, his separation agreement provided for full vesting of his unvested stock options and extension of the exercise period for all of his outstanding options to the earlier of the last day on which those options could be exercised by their original terms or the 10th anniversary of the date of grant of those options. The extension of the exercise period of his options did not result in any incremental fair value for financial accounting purposes. All of the named executives’ outstanding options have an exercise price above the current price of our common stock as of April 9, 2012 and their intrinsic value is $0.

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule
4/24/2008	100% may vest in 2012, 2013 or 2014 if the executive remains in continuous employment to such year and the Company’s earnings per share for the immediately prior fiscal year meets a target tied to a 15% compound annual rate of growth. Prorated early vesting applies for retirement after age 591/2 if the earnings per share performance condition also is met.
3/18/2009 and 9/1/2009	100% vests in 2012; prorated early vesting for retirement when age plus years of service equals or exceeds 75.
3/15/2010	100% vests in 2013; prorated early vesting for retirement when age plus years of service equals or exceeds 75.

2011 Option Exercises and Stock Vested

None of our named executives exercised stock options during 2011 and no shares were acquired by our named executives under awards that vested in fiscal 2011.

Payments Upon Termination

Separation Agreement with Mr. Raymond

As discussed above in the section titled “Compensation Discussion and Analysis,” the Company and Mr. Raymond entered into a separation agreement in connection with Mr. Raymond’s retirement from the Company in March 2011. The separation agreement provides Mr. Raymond with severance payments of $140,000 per month for the first seven months following his retirement and $72,333 per month for the next eighteen months. In addition, Mr. Raymond will be reimbursed for premiums relating to his continued health care coverage under COBRA for the period he and his eligible dependents are entitled to such coverage.

The following table describes the total value of severance payments and benefits under Mr. Raymond’s separation agreement.

Executive Payments and Benefits Upon Separation	Total Value ($)
Compensation:
Severance	2,281,994
Benefits:
COBRA premium reimbursement	22,032
Total	2,304,026

In addition, the separation agreement provided for full vesting of all of Mr. Raymond’s unvested stock options on his retirement date and an extension of the period for exercise for all of his outstanding stock options. The intrinsic value of his stock options was $0 based on the $4.70 closing price of Company common stock of as of December 23, 2011 (the last market trading date during the Company’s 2011 fiscal year). Mr. Raymond forfeited all restricted stock awards that were unvested as of his retirement date.

Employment Agreement with Mr. Keenan

The Company modified Mr. Keenan’s employment agreement in February 2011. Before the agreement was modified, if his employment was terminated without cause he was entitled to receive an amount equal to his annual base salary in effect immediately prior to his termination, payable over a twelve month period following Mr. Keenan’s termination of employment in accordance with the Company’s normal payroll practices. For one year following the date of his termination of employment, Mr. Keenan was also entitled to continue coverage for himself and his eligible dependents under all Horizon Lines group health benefit plans in which he and his dependents were participants immediately prior to the date of his termination of employment.

Following the February 2011 modification, if Mr. Keenan’s employment was terminated by the Company without Cause before February 23, 2012, he was entitled to a severance payment of $510,000 (in lieu of salary continuation payments) and continued coverage for he and his eligible dependents under our health benefit plan. If Mr. Keenan’s employment was terminated for any other reason during the term of the agreement, including non-extension of the term by Mr. Keenan or Horizon Lines, Mr. Keenan’s resignation for any reason, Mr. Keenan’s termination by Horizon Lines or the Company for Cause, or Mr. Keenan’s death or disability, Mr. Keenan was entitled only to his accrued unpaid annual base salary through the date of termination, plus any accrued unpaid vacation pay and any unpaid amounts arising through the date of termination under any employee benefit plans in which Mr. Keenan was participating.

Mr. Keenan’s employment was terminated without cause on February 24, 2012, and the Company began paying him salary continuation based on his salary of $340,000, in addition to continued participation for one year in company-sponsored group health plans.

The following table describes the termination payments and benefits under Mr. Keenan’s employment agreement if he had terminated employment on December 25, 2011 with a base salary of $340,000.

Executive Payments and Benefits Upon Separation	Resignation for Good Reason ($)	Non- Extension of Term by the Executive ($)	Resignation Without Good Reason ($)	Termination for Cause ($)	Termination Without Cause ($)		Non- Extension of Term by the Company ($)	Disability Termination ($)	Death Termination ($)
Compensation:
Severance	—	—	—	—	510,000	(1)	—	—	—
Benefits & Perquisites:(2)
Health Plan
Continuation	—	—	—		17,907		—		—

Total	—	—	—		357,907		—	—	—

(1)	Mr. Keenan was terminated on February 24, 2012, thus was not entitled to the $510,000 payment.
(2)	No perquisites or benefits are provided to Mr. Keenan following termination of employment except that for one year following termination of employment, Mr. Keenan and any of his dependents may continue to participate in Company-sponsored group health plans in which they were entitled to participate immediately prior to termination. The value of this benefit was determined based on accounting standards for post-retirement health benefits (FASB ASC Topic 715).

Severance Agreement with Mr. Zuckerman

Mr. Zuckerman is party to a severance agreement with Horizon Lines (which is a wholly-owned subsidiary of the Company). The agreement provides that if he is terminated by Horizon Lines without Cause within twenty four (24) months following a Liquidity Event, as those terms are defined in the severance agreement, Horizon Lines will continue to pay him his annual base salary for one year after the termination date, in accordance with its regular payroll practices, and provide him with the continuation of any medical benefits during the one-year severance period. During the 24-month period following termination of his employment, Mr. Zuckerman is subject to certain noncompetition and confidentiality restrictions.

A “Liquidity Event” is defined in the agreement as the consummation of the sale, transfer or other disposition of the equity securities of Horizon Lines held by its indirect stockholder, Horizon Lines Holding, in exchange for cash such that immediately following such transaction (or transactions), (i) any entity and/or its affiliates, other than Horizon Lines Holding, acquires more than 50% of the outstanding voting securities of Horizon Lines or (ii) Horizon Lines Holding ceases to hold at least 30% of the outstanding voting securities of Horizon Lines and any entity and its affiliates hold more voting securities of Horizon Lines than Horizon Lines Holding.

In general, Horizon Lines will have “Cause” to terminate Mr. Zuckerman’s employment upon the occurrence of any of the following: (i) the determination by the Horizon Lines Board that he failed to substantially perform his duties or comply in any material respect with any reasonable directive of that board, (ii) his conviction, plea of no contest, or plea of nolo contendere of any crime involving moral turpitude, (iii) his use of illegal drugs while performing his duties, or (iv) his commission of any act of fraud, embezzlement, misappropriations, willful misconduct, or breach of fiduciary duty against Horizon Lines.

The following table describes the potential termination payments and benefits under Mr. Zuckerman’s severance agreement. The amounts shown were computed based on the assumption that he terminated employment on December 25, 2011 with a base salary of $275,000.

Executive Payments and Benefits Upon Separation	Resignation for Good Reason ($)	Non- Extension of Term by the Executive ($)	Resignation Without Good Reason ($)	Termination for Cause ($)	Termination Without Cause ($)		Non- Extension of Term by the Company ($)	Disability Termination ($)	Death Termination ($)
Compensation:
Severance	—	—	—	—	275,000	(1)	—	—	—
Benefits & Perquisites:(1)
Health Plan
Continuation	—	—	—	—	1,200	(2)	—	—	—
Total	—	—	—	—	276,200		—	—	—

(1)	This amount is payable over the one year period following his termination of employment.
(2)	No perquisites or benefits are provided to Mr. Zuckerman following termination of employment except that for one year following termination of employment, he may continue to participate in Company-sponsored group health plans in which he was entitled to participate immediately prior to termination. The value of this benefit was determined based on accounting standards for post-retirement health benefits (FASB ASC Topic 715).

Executive Severance Plan

Mr. Avara, Mr. Taylor and Mr. Zendan are covered under the Company’s Executive Severance Plan. They are eligible to receive severance benefits under the plan if their employment is terminated other than for “cause” or if they resign from employment for “good reason.” “Cause” for purposes of the plan means a participant’s willful and continued failure to attempt in good faith (other than as a result of incapacity due to mental or physical impairment) to substantially perform the duties of his position; failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or the Chief Executive Officer consistent with the duties of his position; a material breach of the Company’s code of ethics; a plea of no contest or plea of nolo contendere, or imposition of unadjudicated probation for any felony (other than a traffic violation or arising purely as a result of the participant’s position with the Company); a knowing unlawful use (including being under the influence) or possession of illegal drugs; or a material bad faith act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty, in each case against the Company. They must be given advance notice and a specified period to remedy certain of these events before their employment can be terminated for Cause.

“Good reason” means a material diminution in the participant’s authority, duties or responsibilities or in the authority, duties or responsibilities of the supervisor to whom the participant is required to report (including without limitation in the case of a participant who is the Chief Executive Officer of the Company immediately prior to a change in control of the Company, if, after such change in control, such participant no longer reports to the Board or its successor, or in the case of an participant who reports directly to the Chief Executive Officer of the Company immediately prior to a change in control, if, after such change in control, such participant no longer reports directly to the Chief Executive Officer of the Company or its successor). In addition, “good reason” means a material reduction in the participant’s annual base salary; a material reduction in the participant’s annual target bonus opportunity as compared to his average annual target bonus opportunity for the three immediately preceding consecutive fiscal years of the Company; or requiring the participant to relocate his or her principal place of employment to a location more than 50 miles from the participant’s then current principal place of employment.

The severance benefits payable to a participant consist of (1) base salary for one year; (2) coverage for him and his eligible dependents for one year under the Company’s medical plan and certain other welfare benefit plans at the same costs as for active employees; (3) eligibility to receive a pro-rated payment under the annual bonus plan in effect for the year in which the participant’s employment terminated; and (4) outplacement benefits of up to $25,000. The following table describes the potential termination payments and benefits under the Executive Severance Plan for Mr. Avara, Mr. Taylor and Mr. Zendan, the named executives who participated in the plan during fiscal 2011. The amounts shown were computed based on the assumption that they terminated employment on December 25, 2011, with a base salary of $370,000, $370,000 and $300,000, respectively.

Michael T. Avara	Resignation for Good Reason ($)	Resignation Without Good Reason ($)	Termination for Cause ($)	Termination Without Cause ($)		Disability Termination ($)	Death Termination ($)
Compensation:
Severance	370,000	—	—	370,000		—	—
Benefits & Perquisites:(1)
Health Plan Continuation	17,520	—	—	17,520	(1)	—	—
Outplacement Benefit(2)	25,000	—	—	25,000		—	—
Total	412,520	—	—	412,520		—	—

Brian W. Taylor	Resignation for Good Reason ($)	Resignation Without Good Reason ($)	Termination for Cause ($)	Termination Without Cause ($)		Disability Termination ($)	Death Termination ($)
Compensation:
Severance	370,000	—	—	370,000		—	—
Benefits & Perquisites:(1)
Health Plan Continuation	17,520	—	—	17,520	(1)	—	—
Outplacement Benefit(2)	25,000	—	—	25,000		—	—
Total	412,520	—	—	412,520		—	—

Michael F. Zendan II	Resignation for Good Reason ($)	Resignation Without Good Reason ($)	Termination for Cause ($)	Termination Without Cause ($)		Disability Termination ($)	Death Termination ($)
Compensation:
Severance	300,000	—	—	300,000		—	—
Benefits & Perquisites:(1)
Health Plan Continuation	17,520	—	—	17,520	(1)	—	—
Outplacement Benefit (2)	25,000	—	—	25,000
Total	342,520	—	—	342,520		—	—

(1)	The value of this benefit was determined based on accounting standards for post-retirement health benefits (FASB ASC Topic 715).
(2)	The value of this benefit is up to $25,000, but may be less for each individual.

NON-MANAGEMENT DIRECTOR COMPENSATION

The Company has historically used a combination of cash and equity-based compensation to attract and retain qualified candidates to serve as non-management directors of the Board. Director compensation is reviewed annually by the Compensation Committee with assistance from its compensation consultant, Towers Watson. Changes in director compensation are made when the Board determines that such changes are appropriate.

During fiscal 2011, the annual retainer fee paid to each non-management director was $50,000. Mr. Fraser’s annual retainer was pro-rated and paid only for the period before he became our interim Chief Executive Officer. Each nonmanagement director and Mr. Fraser also received an award of restricted stock units with a grant value of $60,000. Each Committee chair received an additional retainer fee and the Chairman received an additional retainer fee and additional restricted stock units, as described in the footnotes to the table below. All members of the Board were reimbursed for actual expenses incurred in connection with attendance at Board and committee meetings.

As further described below in the section entitled “Structure and Functioning of the Board of Directors — Composition of the Board of Directors,” the membership of our Board changed in November 2011. The Board conducted an evaluation of the current compensation program for non-management directors with Towers Watson’s assistance. The Board revised the director compensation program in certain respects because of changes in the Company’s circumstances and anticipated increases in the workload for non-management directors, and based on recommendations from Towers Watson. First, the entire amount of the $110,000 annual director fee now will be paid in cash on a quarterly basis at the beginning of each fiscal quarter (instead of a combination of $50,000 in cash and $60,000 in shares of restricted stock or restricted stock units). The annual compensation of the Chairman of the Board (in his role as a Chairman and a non-employee Director) was set at $220,000 payable entirely in cash. In addition, directors will receive a $2,000 fee for in person attendance at each Board meeting and a $500 fee for participation in each duly noticed telephonic meeting of the Board and in each duly noticed telephonic meeting of any committee of the Board. Finally, the annual fee paid to the chairpersons of the Audit, Compensation and Finance committees was set at $25,000 and the annual fee for the chairperson of Nominating and Corporate Governance committee was increased to $15,000. The changes became effective November 25, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All other Compensation ($)	Total ($)
Alex J. Mandl(2)	148,250	206,250	—	354,500
Jeffrey A. Brodsky	14,981	—	—	14,981
James G. Cameron(3)	57,500	60,000	—	117,500
Kurt M. Cellar	12,577	—	—	12,577
Vernon E. Clark	50,000	60,000	—	110,000
William J. Flynn(4)	72,769	60,000	—	132,769
Stephen H. Fraser(5)	12,500	60,000	—	72,500
Bobby J. Griffin	58,269	60,000	—	118,269
Carol B. Hallett	13,077	—	—	13,077
James LaChance	14,019	—	—	14,019
Norman Y. Mineta	50,000	60,000	—	110,000
Steven L. Rubin	12,577	—	—	12,577
Thomas P. Storrs(6)	65,000	60,000	—	125,000
Martin Tuchman	15,481	—	—	15,481
David N. Weinstein	13,077	—	—	13,077

(1)	These amounts consist of 169,057 restricted stock units (RSUs) that were granted to Mr. Mandl in his capacity as Chairman of the Board and 49,180 RSUs that were awarded to each other non-management directors and Mr. Fraser. The grants were made on June 2, 2010 to persons who were directors on that date, at a closing stock price of $1.22. Each RSU has an economic value equal to a share of the Company’s common stock (excluding the right to receive dividends). The RSUs will vest on June 2, 2012, subject to the director’s continued service on the Board through that date. Each vested RSU entitles its holder to receive a lump sum cash payment equal to the value of one share of Company common stock on the date on which the director ceases to be a director. Early vesting and payment will occur with respect to a director’s RSUs if the director’s service on the Board terminates due to his death, disability or retirement or if the Company experiences a change in control. Mr. Cameron, Mr. Clark, Mr. Mineta and Mr. Storrs each received a lump sum cash payment of $11,803 with respect to their RSUs, which became fully vested when they retired from the Board on November 25, 2011. The amounts shown in this column were determined in accordance with stock-based compensation accounting standards (FASB ASC Topic 718). As a result of the 1-for-25 reverse stock split that occurred during 2011, Mr. Mandl now holds 6,762 RSUs and Mr. Flynn, Mr. Griffin and Mr. Fraser each hold 1,967 RSUs. Mr. Mandl received a lump sum cash payment of $32,119.50 with respect to his RSUs, and Mr. Flynn and Mr. Griffin each received a lump sum cash payment of $9,343.25 with respect to their RSUs, which RSUs became fully vested when they retired from the Board on April 9, 2012.

As of December 25, 2011, Mr. Fraser held 1,224 shares of unvested restricted stock and Mr. Griffin’s 1,206 shares of restricted stock vested when he retired from the Board. No other stock awards were held by directors as of that date.

(2)	Includes cash compensation of $42,500 for the last three quarters of 2011 for his role as Chairman of the Board.
(3)	Includes a fee of $7,500 for serving as chair of the Compensation Committee.
(4)	Includes a fee of $15,000 for serving as Lead Independent Director during the 1st quarter of 2011.
(5)	Includes fees earned as an independent director during the 1 st quarter of 2011, and restricted stock units that were granted in connection with his continued service on the Board after he became our interim Chief Executive Officer on March 11, 2011.
(6)	Includes a fee of $15,000 for serving as chairperson of the Audit Committee.

Share Ownership Requirements. Equity ownership requirements were in place for non-management directors during 2011. The Board suspended the requirements at the end of 2011 because it determined that they were no longer serving their intended purpose in light of the significant decrease in the value of our stock and changes in business conditions. The Board may reconsider implementation of stock ownership requirements at a later time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on filings with the SEC and other information, we believe that the following stockholders beneficially owned more than 5% of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Total Common Stock(1)
Beach Point SCF I(2) c/o Beach Point Capital Management LP 1620 26th Street, Suite 6000N Santa Monica, California 90404	376,270	10.28%

Beach Point Opportunities Fund LP(3) c/o Beach Point Capital Management LP 1620 26th Street, Suite 6000N Santa Monica, California 90404	264,138	7.42%

Beach Point Capital Management LP(4) c/o Beach Point Capital Management LP 1620 26th Street, Suite 6000N Santa Monica, California 90404	1,613,663	34.97%

Caspian Capital LP(5) Caspian Capital Advisors, LLC Caspian Credit Advisors, LLC 767 Fifth Avenue New York, New York 10153	3,333,413	50.92%

Pioneer Global Asset Management S.p.A(6) Galleria San Carlo 6 Milan, Italy	5,733,439	65.36%

Pioneer Investment Management, Inc.(6) 60 State Street Boston, Massachusetts 02109	5,335,045	63.23%

Pioneer Asset Management SA, Inc.(6) 4, rue Alphonse Weicker 2721 Luxembourg Luxembourg	2,645,518	44.28%

Public Employees Retirement System of Ohio(7) 277 East Town Street Columbus, Ohio 43215	638,267	17.05%

Ship Finance International, Ltd.(8) Par-la-Ville Place 14 Pa-la-Ville Road Hamilton, HM 08 Bermuda	9,250,000	73.59%

Virginia Retirement System(9) 1200 East Main Street Richmond, Virginia 23219	331,241	9.15%

Western Asset Management Company(10) 385 East Colorado Boulevard Pasadena, California 91101	691,994	20.85%

(1)	There were 3,319,080 shares of our common stock outstanding as of April 9, 2012. The shares underlying the Series A Notes, Series B Notes or warrants which are held by the named beneficial owner are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such beneficial holder but are not deemed to be outstanding for computing the percentage of common stock owned by any other beneficial holder. The calculation of the percentage of total common stock for any beneficial holder is determined by dividing the number of shares of common stock beneficially held by such holder in the first column by the sum of (i) the total number of shares outstanding as of April 9, 2012 and (ii) the shares underlying any Series A Notes, Series B Notes or warrants held by such holder.

The percentage of common stock deemed to be owned by any named beneficial holder under the Exchange Act does not represent the actual number of shares of common stock held by such named beneficial holder that would be analyzed for purposes of determining the Company’s compliance with the U.S. citizenship rules of 46 U.S.C. §50501 and the regulations promulgated thereunder (the “Jones Act”). The conversion of Series A Notes, Series B Notes or warrants by any holder thereof into shares of the Company’s common stock is subject to the U.S. citizenship requirements of Article V of the Company’s Restated Certificate of Incorporation. Any named beneficial holder that is not a U.S. citizen within the meaning of the Jones Act will be issued warrants instead of common stock upon the conversion of their Series A Notes or Series B Notes and will not be allowed to convert any warrants it holds into common stock to the extent required to ensure the Company’s compliance with the Jones Act and the Company’s Restated Certificate of Incorporation. The U.S. Coast Guard and the U.S. Maritime Administration have reviewed the warrant agreement and the warrant substantially in the forms used by the Company and confirmed that such warrants would not cause the Company to cease to be a U.S. citizen within the meaning of the Jones Act.

(2)	Based on the Schedule 13G filed by Beach Point SCF I LP, Beach Point Advisors LLC may be deemed to share beneficial ownership of the shares of our common stock with Beach Point SCF I LP. Beach Point Advisors LLC is the sole general partner of Beach Point SCF I LP and it disclaims beneficial ownership of the shares held by Beach Point SCF I LP.

Based on the Schedule 13G filed by Beach Point SCF I LP, it had beneficial ownership of 376,270 shares of our common stock. We believe that approximately 290,400 of those shares are issuable upon conversion or our Series A Notes held by Beach Point SCF I LP and approximately 49,594 of those shares are issuable upon conversion of our Series B Notes held by Beach Point SCF I LP.

(3)	Based on the Schedule 13G filed by Beach Point Opportunities Fund LP, Beach Point Opportunities Fund GP LP may be deemed to share beneficial ownership of the shares of our common stock with Beach Point Opportunities Fund LP. Beach Point Opportunities Fund GP LP is the sole general partner of Beach Point Opportunities Fund LP and it disclaims beneficial ownership of the shares held by Beach Point Opportunities Fund LP.

Based on the Schedule 13G filed by Beach Point Opportunities Fund LP, it had beneficial ownership of 264,138 shares of our common stock. We believe that approximately 203,858 of those shares are issuable upon conversion or our Series A and approximately 34,822 of those shares are issuable upon conversion of our Series B Notes.

(4)	Based on the Schedule 13G filed by Beach Point Capital Management LP, Beach Point GP LLC may be deemed to share beneficial ownership of the shares of our common stock with Beach Point Capital Management LP. Beach Point GP LLC is the sole general partner of Beach Point Capital Management LP and it disclaims beneficial ownership of the shares held by Beach Point Capital Management LP.

Based upon the Schedule 13G filed by Beach Point Capital Management LP, it had beneficial ownership of 1,065,412 shares of our common stock. We believe that Beach Point Capital Management LP is the adviser for Beach Point Strategic Master Fund and Beach Point Total Return Master Fund, which together own our Series A Notes convertible into 809,703 shares of our common stock and our Series B Notes convertible into 138,308 shares of our common stock. In January 2012, we issued warrants exercisable for 347,224 shares of our common stock to Beach Point Strategic Master Fund and Beach Point Total Return Master Fund.

(5)	Based on the joint Schedule 13G filed by Caspian Capital LP, Caspian Capital Advisors, LLC and Caspian Credit Advisors, LLC, (a) Caspian Capital LP may be deemed to beneficially own 105,896 shares of our common stock, (b) Caspian Capital Advisors LLC may be deemed to beneficially own 25,843 shares of our common stock and (c) Caspian Credit Advisors may be deemed to beneficially own 71,824 shares of our common stock. Caspian Capital LP serves as the investment advisor for Caspian Capital Partners, L.P., Caspian Select Credit Master Fund, Ltd., Caspian Solitude Master Fund, L.P. and Caspian Alpha Long Credit Fund, L.P.

In addition, we believe that Caspian Alpha Long Credit Fund, L.P., Caspian Capital Partners, L.P., Caspian Select Credit Master Fund, Ltd. And Caspian Solitude Master Fund, L.P. beneficially own our Series A Notes convertible into approximately 2,218,991 shares of our common stock and our Series B Notes convertible into approximately 379,033 shares of our common stock. In October of 2011 and January of 2012, we issued warrants exercisable into 629,493 shares of our common stock to Caspian Capital Partners, L.P., Caspian Select Credit Master Fund Ltd. And Caspian Solitude Master Fund, L.P.

(6)	Based on the joint Schedule 13G filed by Pioneer Global Asset Management S.p.A, Pioneer Investment Management, Inc. and Pioneer Asset Management SA, Inc., (a) Pioneer Global Asset Management S.p.A
may be deemed to beneficially own 280,128 shares of our common stock, (b) Pioneer Investment
Management, Inc. may be deemed to beneficially own 246,206 shares of our common stock and (c) Pioneer Asset Management SA, Inc. may be deemed to beneficially own 17,210 shares of our common stock. In addition, according to the Schedule 13G, (a) Pioneer Global Asset Management S.p.A. beneficially owns Series A Notes convertible into 2,794,791 shares of our common stock, Series B Notes convertible into 954,774 shares of our common stock and warrants exercisable into 1,703,746 shares of our common stock; (b) Pioneer Investment Management, Inc. beneficially owns Series A Notes convertible into 2,523,126 shares of our common stock, Series B Notes convertible into 891,966 shares of our common stock and warrants exercisable into 1,703,746 shares of our common stock; (c) Pioneer Asset Management SA, Inc. beneficially owns Series A Notes convertible into 689,136 shares of our common stock, Series B Notes convertible into 235,427 shares of our common stock and warrants exercisable into 1,703,746 shares of our common stock.

(7)	Based on the Schedule 13D filed by Public Employees Retirement System of Ohio, it beneficially owns 213,475 shares of our common stock. Public Employees Retirement System of Ohio also beneficially owns our Series A Notes convertible into approximately 362,818 shares of our common stock and Series B Notes convertible into approximately 61,974 shares of our common stock.

(8)	On April 9, 2012, we issued warrants to purchase 9,250,000 shares of our common stock to Ship Finance International, Ltd.

(9)	Based on the Schedule 13D filed by Virginia Retirement System, it had beneficial ownership of 331,241 shares of our common stock. We believe that approximately 256,647 of those shares were issuable upon conversion or our Series A Notes and approximately 43,175 of those shares were issuable upon conversion of our Series B Notes.

(10)	Based on the Schedule 13G filed by Western Asset Management Company, it had beneficial ownership of 691,994 shares of our common stock, including warrants convertible into shares of our common stock. We believe that Western Asset Management Company may also be deemed to beneficially own Series A Notes and Series B Notes convertible into a total of 11,821,860 shares of our common stock or warrants for the purchase of our common stock.

The following table sets forth, as of June 8, 2012, certain information with respect to our common stock owned beneficially by (1) each Director or Director nominee, (2) each of our named executives, and (3) all executive officers and Directors as a group. To our knowledge, each of the beneficial holders listed below has sole voting and investment power as to the shares owned by such holder, unless otherwise noted.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Common Stock (%)
Samuel A. Woodward	—	*
Michael T. Avara	4,192	*
Brian W. Taylor	15,853	*
Michael F. Zendan II	—	*
Jeffrey A. Brodsky	—	*
Kurt M. Cellar	—	*
James LaChance	—	*
Steven L. Rubin	—	*
Martin Tuchman	—	*
David N. Weinstein	—	*
All Directors and executive officers as a group (including those listed above — eleven people)	20,045	*

*	Denotes beneficial ownership of less than 1% of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

We have adopted the Horizon Lines Code of Business Conduct and Ethics, which specifically addresses conflicts of interest. Specifically, in the section of the Code of Ethics titled “Conflicts of Interest,” the Company requires its officers, Directors and employees to refrain from having any financial or other relationship in or with a third party that does business with the Company in a situation where the officer, Director or employee has authority for the Company’s interests. See our discussions under “Management—Corporate Governance Guidelines” of this prospectus for more information.

During fiscal 2011, our executive officers and Directors have complied with our Code of Ethics by refraining from interested transactions and relationships that may compromise their fiduciary duty to the Company.

DESCRIPTION OF OTHER INDEBTEDNESS

The following descriptions are only summaries of certain of the material provisions of the agreements summarized and do not purport to be complete and are qualified in their entirety by reference to provisions of the agreements being summarized. We urge you to read the agreements governing each of the facilities and notes described below. Copies of the agreements are contained in our filings with the SEC and can be obtained as described under the heading “Incorporation by Reference; Additional Information.”

Series A Notes and Series B Notes

As part of the our comprehensive refinancing, on October 5, 2011, our Parent issued $178,781,456 aggregate principal amount of its Series A Notes and $99,323,032 aggregate principal amount of its Series B Notes. The Series A Notes and the Series B Notes are each fully and unconditionally guaranteed by all of the Parent’s domestic subsidiaries (collectively, the “Notes Guarantors”). Most of the Series A Notes and Series B Notes were converted as part of the April 9, 2012 transactions. See “Summary—Recent Developments—April 9, 2012 Transactions.”

The Series A Notes and the Series B Note were issued pursuant to an Indenture, which the Parent and the Notes Guarantors entered into with U.S. Bank National Association, as trustee and collateral agent, on October 5, 2011, as amended on April 9, 2012, and May 3, 2012 (the “New Notes Indenture”).

The Series A Notes and the Series B Note bear interest at a rate of 6.00% per annum, payable semi-annually in cash or PIK, if the notholder consented to receive PIK interest as part of the April 9, 2012 transactions. The Series A Notes will mature on April 15, 2017 and are convertible, at the option of the holders, and at the Company’s option under certain circumstances beginning on the one-year anniversary of the issuance of the Series A Notes, into shares of the Parent’s common stock or warrants, as the case may be. The Series B Notes are convertible at the option of the holders.

Other material terms include:

Covenants. The Series A Notes and the Series B Notes contain covenants which are typical for senior secured high-yield notes with no maintenance based covenants. The Series A Notes and the Series B Note contain other covenants, including:

•	Change of control put at 101% (subject to Permitted Holder exception);

•	Limitation on asset sales;

•	Limitation on incurrence of indebtedness and preferred stock;

•	Limitation on restricted payments;

•	Limitation on restricted investments;

•	Limitation on liens;

•	Limitation on dividend blockers;

•	Limitation on affiliate transactions;

•	Limitation on sale/leaseback transactions materially consistent with such limitations currently in place under the Company’s existing loan documentation;

•	Limitation on guarantees by restricted subsidiaries; and

•	Limitation on mergers, consolidations and sales of all/substantially all of the assets of the Company.

These covenants are subject to exceptions, materiality thresholds and qualifications.

New ABL Facility

In connection with the recapitalization plan, on October 5, 2011, the Company entered into a $100.0 million asset-based revolving credit facility (the “New ABL Facility”) with Wells Fargo Capital Finance, LLC (“Wells Fargo”).

Use of the New ABL Facility is subject to compliance with a customary borrowing base limitation. The New ABL Facility includes an up to $30.0 million letter of credit sub-facility and a swingline sub-facility up to $15.0 million, with Wells Fargo serving as administrative agent and collateral agent. Horizon Lines, LLC is the borrower under the New ABL Facility (the “Borrower”). The Company, each of the initial New Notes Guarantors and each of the Company’s present and future material domestic subsidiaries guarantee the obligations of the Borrower, subject to certain exceptions (each such subsidiary a “New ABL Facility Guarantor” and collectively, the “New ABL Facility Guarantors”, and together with the Borrower, the “ABL Loan Parties”). The Borrower has the option to request increases in the maximum commitment under the New ABL Facility by up to $25 million in the aggregate; however, such incremental facility increases have not been committed to in advance. The New ABL Facility was used on the closing date for the rollover of certain issued and outstanding letters of credit and thereafter will be used by the Borrower and the other ABL Loan Parties for working capital and other general corporate purposes.

The New ABL Facility matures October 5, 2016 (but 90 days earlier if the First Lien Secured Notes and the Second Lien Secured Notes are not repaid or refinanced as of such date).

The interest rate on the New ABL Facility is LIBOR or a base rate plus an applicable margin based on leverage and excess availability ranging from (i) 1.25% to 2.75%, in the case of base rate loans and (ii) 2.25% to 3.75%, in the case of LIBOR loans. A fee ranging from .375% to .50% per annum will accrue on unutilized commitments under the New ABL Facility.

Subject to permitted liens and except for certain excluded assets and other exceptions (including agreed upon post closing periods to create and perfect certain liens on collateral), the New ABL Facility is secured by (i) a first priority lien on the ABL Loan Parties’ interest in accounts receivable, deposit accounts, securities accounts, investment property (other than equity interests of the subsidiaries and joint ventures of the Company) and cash, in each case with certain exceptions for such assets that are proceeds of Secured Notes Priority Collateral (as defined below); tax refunds and similar tax payments; certain intercompany loans; chattel paper, documents, instruments, letter-of-credit rights, guarantees, supporting obligations, credit enhancements, contract rights, and causes of action, in each case for, evidencing, relating to or substituted for (as applicable) the foregoing; commercial tort claims; general intangibles related to the foregoing; and proceeds, products, and books and records related to the foregoing (collectively, the “ABL Priority Collateral”); and (ii) a fourth priority lien on all or substantially all other assets of the ABL Loan Parties securing the First Lien Secured Notes, the Second Lien Secured Notes and the New Notes (the “Secured Notes Priority Collateral”).

The New ABL Facility requires compliance with a minimum fixed charge coverage ratio test if excess availability is less than the greater of (i) $12.5 million and (ii) 12.5% of the maximum commitment under the New ABL Facility. In addition, the New ABL Facility includes certain customary negative covenants that, subject to certain materiality thresholds, baskets and other agreed upon exceptions and qualifications, will limit, among other things, indebtedness, liens, asset sales and other dispositions, mergers, liquidations, dissolutions and other fundamental changes, investments and acquisitions, dividends, distributions on equity or redemptions and repurchases of capital stock, transactions with affiliates, repayments of certain debt, conduct of business and change of control. The New ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default, as well as provisions requiring compliance with applicable citizenship requirements of the Jones Act.

DESCRIPTION OF FIRST LIEN NOTES

We issued $225.0 million aggregate principal amount of 11.00% First Lien Senior Secured Notes due 2016 (which, for purposes of this description, we refer to as the “First-Lien Notes” or the “ Notes”), in a transaction exempt from, or not subject to, the registration requirements of the Securities Act, under an indenture dated October 5, 2011, as amended (which, for the purposes of this description, we refer to as the “Indenture”), among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

For purposes of this description, references to the “Issuer,” “we,” “our” and “us” refer only to Horizon Lines, LLC and not to its subsidiaries, and references to the “Parent” refer only to Horizon Lines, Inc. and not to its subsidiaries (including the Issuer).

General

The Notes

The Notes:

•	are general senior obligations of the Issuer and are pari passu in right of payment with all existing and future senior indebtedness of the Issuer;

•

are secured on a first-priority basis by Liens on all Notes Priority Collateral and on a second- priority basis by Liens on all ABL Priority Collateral (other than Excluded Assets), subject, in each case, to Permitted Liens;

•	are unconditionally, jointly and severally, guaranteed by the Guarantors;

•	bear cash interest from the Issue Date at an annual rate of 11.00% payable on April 15 and October 15 of each year, beginning on April 15, 2012 ;

•	will mature on October 15, 2016 unless earlier repurchased;

•

are subject to purchase by us following a Change of Control (as defined below under “—Repurchase at the Option of Holders—Change of Control”), at a price equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, including any additional interest to but excluding the Change of Control purchase date;

•

are subject to redemption, at our option, in whole or in part, at any time after the Issue Date and prior to one year after the Issue Date at 101.5% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date, and are also subject to redemption, at our option, at any time from and after one year from the Issue Date at 100% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date;

•

on each April 15 and October 15 (or, if such day is not a business day, the next succeeding business day), commencing April 15, 2012, we will be required to redeem 0.50% of the aggregate original principal amount of the Notes (including any Additional Notes) originally issued under the Indenture;

•

were issued in minimum denominations of $2000.00 and integral multiples of $1000.00 and are represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form;

•	are effectively subordinated to all existing and future obligations of the Issuer under the ABL Facility and the other ABL Obligations to the extent of the value of the ABL Priority Collateral;

•

are effectively subordinated to (i) any Indebtedness and other liabilities secured by Permitted Liens ranking prior to the Liens securing the Notes or on assets not constituting Collateral, to the extent of the value of the assets of the Issuer subject to those Permitted Liens, and (ii) any Indebtedness and preferred stock of Subsidiaries of the Issuer that do not guarantee the Notes;

•	are effectively senior to any Indebtedness and other liabilities secured by Permitted Liens on the Collateral ranking junior to the Liens securing the Notes; and

•	are senior in right of payment to any future subordinated Indebtedness of the Issuer, if any.

We may issue additional Notes (the “Additional Notes”) under the Indenture from time to time after this offering. Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenants described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” The Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that any series of such Additional Notes will not be treated as part of the same issue as the originally issued Notes for United States federal income tax purposes and may therefore bear a legend regarding the tax treatment of such Additional Notes and will not trade fungibly with other Notes. The Additional Notes will be secured, equally and ratably, with the Notes and any other Permitted Additional Pari Passu Obligations.

We may also from time to time repurchase Notes in open market purchases or negotiated transactions without giving prior notice to holders. Any Notes purchased by us will be deemed to be no longer outstanding under the Indenture.

The Note Guarantees

The Notes are guaranteed by the Parent and all of the Parent’s Restricted Subsidiaries (except the Issuer) as to payment of principal, premium, if any, and interest when and as the same shall become due and payable. On the Issue Date, the Parent had no Subsidiaries other than Restricted Subsidiaries, and the Parent and all of the Restricted Subsidiaries (except the Issuer)were Guarantors. Each of the Guarantors also guarantees the Second-Lien Notes on a senior, secured basis (ranking pari passu in right of payment with the Note Guarantees), but those guarantees are secured by security interests in the Collateral that are lower in priority than those securing the Note Guarantees. Each of the Guarantors (in addition to the Issuer, but excluding the Parent, which was the issuer of the Convertible Notes) also guarantees the Convertible Notes on a senior, secured basis (ranking pari passu in right of payment with the Note Guarantees), but those guarantees are also secured by security interests in the Collateral that are lower in priority than those securing the Note Guarantees.

Each Note Guarantee:

•	is a general senior obligation of that Guarantor;

•

is secured on a first-priority basis by Liens on all Notes Priority Collateral of that Guarantor and on a second-priority basis by Liens on all ABL Priority Collateral of that Guarantor, subject, in each case, to Permitted Liens;

•	is pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor;

•

is effectively senior to any Indebtedness and other liabilities of that Guarantor secured by Permitted Liens on the Collateral ranking junior to the Liens securing the Note Guarantee of such Guarantor;

•

is effectively subordinated to any Indebtedness and other liabilities of that Guarantor secured by Permitted Liens ranking prior to the Liens securing the Note Guarantee of such Guarantor or on assets not constituting Collateral, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.

As of the date of the Indenture, all of the Parent’s Subsidiaries were Restricted Subsidiaries. However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Parent will be permitted to designate certain of its Restricted Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. The Unrestricted Subsidiaries will not guarantee the Notes.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

1.	immediately after giving effect to that transaction, no Default or Event of Default exists; and

2.	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Guarantor) assumes all the obligations of that Guarantor under the indenture, its Note Guarantee, all appropriate Security Documents and the registration rights agreement pursuant to a supplemental indenture satisfactory to the Trustee and the Collateral Agent; or

(b)	such transfer is permitted by “—Repurchase at the Option of the Holders—Asset Sales.”

The Note Guarantee of any Guarantor, and the Collateral Agent’s Lien on the Collateral of such Guarantor, will be released:

1.	in connection with any sale or other disposition of all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor if the sale or other disposition does not violate “—Repurchase at the Option of the Holders—Asset Sales”;

2.	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition does not violate “—Repurchase at the Option of the Holders—Asset Sales” and the Guarantor ceases to be a Restricted Subsidiary of the Parent (or becomes an Exempted Subsidiary) as a result of the sale or other disposition;

3.	if the Parent designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

4.	upon Legal Defeasance or Covenant Defeasance or satisfaction and discharge of the Indenture as provided in “—Legal Defeasance and Covenant Defeasance— Legal Defeasance and Discharge” or “—Legal Defeasance and Covenant Defeasance— Covenant Defeasance”.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of and interest (including any additional interest), on Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note.

We will pay principal of any certificated Notes at the office or agency designated by the Issuer for that purpose. We have initially designated the Trustee as our paying agent and registrar and its agency in New York City, New York as a place where Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders, and the Issuer may act as paying agent or registrar. Interest may be made by check mailed to the holders at their addresses set forth in the register of holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest, if any, on all Global Notes and all other Notes the holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent.

A holder may transfer or exchange Notes at the office of the registrar in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuer, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Issuer may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note surrendered for conversion.

The registered holder of a Note will be treated as the owner of it for all purposes.

Interest

The Notes will bear cash interest at a rate of 11.00% per year until maturity. Interest on the Notes will accrue from the Issue Date or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, beginning April 15, 2012. We will pay additional interest, if any, under the circumstances described under “—Events of Default.”

Interest will be paid to the person in whose name a Note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the stated maturity date or any earlier required repurchase date of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

All references to “interest” in this prospectus are deemed to include additional interest, if any, that accrues under the circumstances described under “—Events of Default.”

Security

The Obligations of the Issuer with respect to the Notes, the Obligations of the Guarantors under the Note Guarantees, and the performance of all other obligations of the Issuer and the Guarantors under the First-Lien Note Documents are secured equally and ratably together with any other Permitted Additional Pari Passu Obligations by (i) second priority security interests, subject to certain Permitted Liens, in the ABL Priority Collateral (other than Excluded Assets) and (ii) first priority security interests, subject to certain Permitted Liens, in all of the Notes Priority Collateral (and, together with the ABL Priority Collateral, the “Collateral”). The Obligations of the Issuer under the First-Lien Notes and the Obligations of the guarantors of the Second-Lien Notes are secured by a second-priority Lien on the Notes Priority Collateral and a third-priority Lien on the ABL Priority Collateral. The Obligations of the Parent under the Convertible Notes and the Obligations of the guarantors of the Convertible Notes are secured by a third-priority Lien on the Notes Priority Collateral and a fourth-priority Lien on the ABL Priority Collateral.

The Collateral was pledged or mortgaged pursuant to a security agreement, dated as of the Issue Date, among the Issuer, the Guarantors and the First-Lien Collateral Agent (as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms, the “Security Agreement”), and one or more mortgages, deeds of trust or deeds to secure Indebtedness (the “Mortgages”) or other grants or transfers for security executed and delivered by the Issuer or the applicable Guarantor to the First-Lien Collateral Agent for the benefit of the First-Lien Collateral Agent, the Trustee, the holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations.

So long as no Event of Default (or event of default under any Permitted Additional Pari Passu Obligations) has occurred and is continuing, and subject to certain terms and conditions, the Issuer and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Agreement and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Subject to the Intercreditor Agreement, upon the occurrence of an Event of Default (or event of default under any Permitted Additional Pari Passu Obligations) and to the extent permitted by law and following notice by the First-Lien Collateral Agent to the Issuer and Guarantors:

1.	all of the rights of the Issuer and Guarantors to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall cease, and all such rights shall become vested, subject to the terms of the Intercreditor Agreement, in the First-Lien Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

2.	the First-Lien Collateral Agent may, subject to the terms of the Intercreditor Agreement and applicable law, take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, the First-Lien Collateral Agent will be permitted, subject to applicable law and the terms of the Intercreditor Agreement, to exercise remedies and sell the Collateral under the Security Documents only at the direction of the holders of a majority of the Notes and the holders of any Permitted Additional Pari Passu Obligations voting as a single class.

Intercreditor Agreement

The Convertible Notes Collateral Agent (in its capacity as Collateral Agent), on behalf of the holders of Convertible Notes and the holders of any Permitted Additional Pari Passu Obligations, the ABL Facility Collateral Agent, on behalf of the holders of the ABL Obligations, the First-Lien Notes Collateral Agent, on behalf of the holders of the First-Lien Notes, the Second-Lien Notes Collateral Agent, on behalf of the holders of the Second-Lien Notes, the Issuer and the Guarantors entered into an intercreditor agreement (the “Intercreditor Agreement”) that sets forth the relative priority of the ABL Liens, the First-Lien Note Liens, the Second-Lien Note Liens and the Convertible Note Liens, as well as certain other rights, priorities and interests of the holders of the Convertible Notes and the holders of Permitted Additional Pari Passu Obligations, the holders of the First-Lien Notes, the holders of the Second-Lien Notes and the holders of the ABL Obligations. Although the holders of the First-Lien Notes are not party to the Intercreditor Agreement, each holder, by accepting a First-Lien Note, will be deemed to have consented and agreed to the terms of the Intercreditor Agreement and authorized and directed the Collateral Agent to enter into the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The First-Lien Notes Collateral Agent will enter into the Intercreditor Agreement on behalf of all present and future holders of the First-Lien Notes and the holders of Permitted Additional Pari Passu Obligations. The Intercreditor Agreement will provide, among other things:

Lien Priority

Notwithstanding the time, order or method of creation or perfection of any ABL Obligations, ABL Liens, First-Lien Note Obligations, First-Lien Note Liens, Second-Lien Note Obligations, Second-Lien Note Liens, Convertible Note Obligations, Permitted Additional Pari Passu Obligations or Convertible Note Liens (including those securing Permitted Additional Pari Passu Obligations), the ABL Liens, the First-Lien Note Liens, the Second-Lien Note Liens and the Convertible Note Liens rank as set forth below with respect to the Notes Priority Collateral and the ABL Priority Collateral (other than Excluded Assets):

	Notes Priority Collateral	ABL Priority Collateral
ABL Liens	Fourth	First
First-Lien Note Liens	First	Second
Second-Lien Note Liens	Second	Third
Convertible Note Liens	Third	Fourth

The lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of any of the obligations secured by the ABL Priority Collateral or the Notes Priority Collateral or by any action that any of the Convertible Notes Collateral Agent, the First-Lien Notes Collateral Agent, the Second-Lien Notes Collateral Agent or the ABL Facility Collateral Agent may take or fail to take in respect of any Collateral.

In addition, Permitted Liens incurred pursuant to clause (35) of the definition thereof (“Priming Liens”), which may secure up to $20.0 million of Indebtedness and other obligations at any one time outstanding (“Priming Debt”) shall be permitted under the Indenture to be of any priority (and may be higher in priority with respect to the Notes Priority Collateral than the First-Lien Note Liens and (if so agreed by the requisite holders of the ABL Obligations) higher in priority with respect to the ABL Priority Collateral than the ABL Liens). To the extent such Priming Debt is issued the parties shall enter into an intercreditor agreement in form and substance satisfactory to both the ABL Facility Collateral Agent and the Collateral Agent, as directed by the holders of the First-Lien Notes in accordance with the Indenture.

Prohibition on Contesting Liens and Obligations; Enforcement

No holder of any Convertible Note nor any holder of any Permitted Additional Pari Passu Obligations may contest the validity or enforceability of the Second-Lien Note Liens, the Second-Lien Note Obligations, the First-Lien Note Liens, the First-Lien Note Obligations, the ABL Liens or the ABL Obligations, the validity, attachment, perfection or priority of Second-Lien Note Lien, First-Lien Note Lien or ABL Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement. No holder of any ABL Obligations may contest the validity or enforceability of the Second-Lien Note Liens, the Second-Lien Note Obligations, the First-Lien Note Liens, the First-Lien Note Obligations, the Convertible Note Liens, the Convertible Note Obligations or the Permitted Additional Pari Passu Obligations, the validity, attachment, perfection or priority of any Second-Lien Note Lien, First-Lien Note Lien or Convertible Note Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement. No holder of any First-Lien Note may contest the validity or enforceability of the Second-Lien Note Lien, the Second-Lien Note Obligations, the Convertible Note Liens, the Convertible Note Obligations, the Permitted Additional Pari Passu Obligations, the ABL Liens or the ABL Obligations, the validity, attachment, perfection or priority of any Second-Lien Note Lien, Convertible Note Lien or ABL Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement. No holder of any Second-Lien Note may contest the validity or enforceability of the First-Lien Note Liens, the First-Lien Note Obligations, the Convertible Note Liens, the Convertible Note Obligations, Permitted Additional Pari Passu Obligations, the ABL Liens or the ABL Obligations, the validity, attachment, perfection or priority of any First-Lien Note Lien, Convertible Note Lien or ABL Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement.

Exercise of Remedies and Release of Liens

Until the passage of a period (the “ABL Priority Collateral First Standstill Period”) of at least 180 days (subject to extension for any period during which the ABL Facility Collateral Agent is diligently pursuing remedies against the ABL Priority Collateral or is prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the First-Lien Notes Collateral Agent of an acceleration under the First- Lien Note Documents and (y) the ABL Facility Collateral Agent receiving notice of such declaration of such acceleration from the First-Lien Notes Collateral Agent, the ABL Facility Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the First-Lien Notes Collateral Agent and the holders of First-Lien Notes to take limited protective measures with respect to the First-Lien Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Without limiting the foregoing, with respect to the Second-Lien Notes Collateral Agent, until the passage of a period (the “ABL Priority Collateral Second

Standstill Period”) of at least 360 days (subject to extension for any period during which the ABL Facility Collateral Agent or First-Lien Notes Collateral Agent are diligently pursuing remedies against the ABL Priority Collateral or are prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the Second-Lien Notes Collateral Agent of an acceleration under the Second-Lien Note Documents and (y) the ABL Facility Collateral Agent and First-Lien Notes Collateral Agent receiving notice of such declaration of such acceleration from the Second-Lien Notes Collateral Agent, the ABL Facility Collateral Agent and First-Lien Notes Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the Second-Lien Notes Collateral Agent and the holders of the Second-Lien Notes to take limited protective measures with respect to the Second-Lien Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Without limiting the foregoing, with respect to the Collateral Agent, until the passage of a period (the “ABL Priority Collateral Third Standstill Period”) of at least 540 days (subject to extension for any period during which the ABL Facility Collateral Agent or the First-Lien Notes Collateral Agent or the Second-Lien Notes Collateral Agent are diligently pursuing remedies against the ABL Priority Collateral or are prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the Convertible Notes Collateral Agent of an acceleration under the Convertible Note Documents or the documents governing any Permitted Additional Pari Passu Obligations and (y) the ABL Facility Collateral Agent, First-Lien Notes Collateral Agent and Second-Lien Notes Collateral Agent receiving notice of such declaration of such acceleration from the Collateral Agent, the ABL Facility Collateral Agent and First-Lien Notes Collateral Agent and Second-Lien Notes Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the Collateral Agent and the holders of the Notes and any Permitted Additional Pari Passu Obligations to take limited protective measures with respect to the Convertible Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral.

Until the passage of a period (the “Note Priority Collateral First Standstill Period”) of at least 180 days (subject to extension for any period during which the First-Lien Notes Collateral Agent is diligently pursuing remedies against the Notes Priority Collateral or is prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the Second-Lien Notes Collateral Agent of an acceleration under the Second-Lien Note Documents and (y) the First-Lien Notes Collateral Agent receiving notice of such declaration of such acceleration from the Second-Lien Notes Collateral Agent, the First-Lien Notes Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the Second-Lien Notes Collateral Agent and the holders of the Second-Lien Notes to take limited protective measures with respect to the Second-Lien Note Liens and to take certain actions permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Without limiting the foregoing, with respect to the Collateral Agent, until the passage of a period (the “Note Priority Collateral Second Standstill Period”) of at least 360 days (subject to extension for any period during which the First-Lien Notes Collateral Agent or Second-Lien Notes Collateral Agent are diligently pursuing remedies against the Notes Priority Collateral or are prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the Collateral Agent of an acceleration under the Note Documents or the documents governing any Permitted Additional Pari Passu Obligations and (y) the First-Lien Notes Collateral Agent and Second-Lien Notes Collateral Agent receiving notice of such declaration of such acceleration from the Collateral Agent, the First-Lien Notes Collateral Agent and the Second-Lien Notes Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the Collateral Agent and the holders of the Convertible Notes and the Permitted Additional Pari Passu Obligations to take limited protective measures with respect to the Convertible Notes and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Without limiting the foregoing, with respect to the ABL Facility Collateral Agent, until the passage of a period (the “Note Priority Collateral Third Standstill Period”) of at least 540 days (subject to extension for any period during which the First-Lien Notes Collateral Agent or the Second-Lien Notes Collateral Agent or the Collateral Agent are diligently pursuing remedies against the Notes Priority Collateral or are prohibited by applicable law from pursuing such remedies) after the later of (x) declaration by the ABL Facility Collateral Agent of an acceleration under the ABL Facility and (y) the First-Lien Notes Collateral Agent, Second-Lien Notes Collateral Agent and Collateral Agent receiving notice of such declaration of such acceleration from the ABL Facility Collateral Agent, the First-Lien Notes Collateral Agent, the Second-Lien Notes Collateral Agent and the Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Facility Collateral Agent and the holders of the ABL Obligations to take limited protective measures with respect to the ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral.

Upon (x) any disposition of any ABL Priority Collateral in connection with any enforcement action or, following an event of default under the ABL Facility, certain other sales consented to by the ABL Facility Collateral Agent or (y) any disposition of ABL Priority Collateral permitted by the documents governing the ABL Obligations, the First-Lien Note Documents, the Second-Lien Note Documents and the Convertible Notes Documents, in each case, which results in the release of the ABL Lien on such item of ABL Priority Collateral, the First-Lien Note Lien, the Second-Lien Note Lien and Convertible Note Lien on such item of ABL Priority Collateral will be automatically released. Furthermore, upon any disposition of any ABL Priority Collateral in connection with any enforcement action permitted under the terms set forth in the first paragraph of “—Intercreditor Agreement— Exercise of Remedies and Release of Liens,” which results in the release of any ABL Lien, First-Lien Note Lien, Second-Lien Note Lien or Convertible Note Lien on such item of ABL Priority Collateral, the remaining liens on such item of ABL Priority Collateral will be automatically released.

Upon (x) any disposition of any Notes Priority Collateral in connection with any enforcement action or, following an event of default under the First-Lien Notes Indenture, certain other sales consented to by the First- Lien Notes Collateral Agent or (y) any disposition of Notes Priority Collateral permitted by the documents governing the ABL Obligations, the First-Lien Note Documents, the Second-Lien Note Documents and the Convertible Note Documents, in each case, which results in the release of the First-Lien Note Lien on such item of Notes Priority Collateral, the Convertible Note Lien, the Second-Lien Note Liens and ABL Lien on such item of Notes Priority Collateral will be automatically released. Furthermore, upon any disposition of any Notes Priority Collateral in connection with any enforcement action permitted under the terms set forth in the second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens,” which results in the release of any ABL Lien, First-Lien Note Lien, Second-Lien Note Liens or Convertible Note Lien on such item of Notes Priority Collateral, the remaining liens on such item of Notes Priority Collateral will be automatically released.

ABL Facility Collateral Agent’s Access and Use Rights. The First-Lien Collateral Agent will permit the ABL Facility Collateral Agent to have access to and use of certain items of Notes Priority Collateral to the extent necessary, and on terms agreed, following, the foreclosure upon such items of Notes Priority Collateral by the First-Lien Collateral Agent in order to facilitate the ABL Facility Collateral Agent’s exercise of remedies with respect to the ABL Priority Collateral , it being understood that the ABL Facility Collateral Agent (i) shall indemnify the First-Lien Collateral Agent for, and hold the First-Lien Collateral Agent harmless from, any losses resulting from any damage caused to any portion of the Notes Priority Collateral, and (ii) shall repair at its expense any damage caused to any portion of the Notes Priority Collateral, in each case as a result of any acts or omissions by the ABL Facility Collateral Agent (or its representatives or agents) during the time of such access and use of certain items of the Notes Priority Collateral.

Application of Proceeds and Turn-Over Provisions

In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of (x) ABL Priority Collateral will be applied as follows: first, to the repayment of all ABL Obligations, second, to the repayment of all First-Lien Note Obligations, third, to the repayment of all Second-Lien Note Obligations, and fourth, to the repayment of all Convertible Note Obligations and Permitted Additional Pari Passu Obligations, and (y) Notes Priority Collateral will be applied as follows: first, to the repayment of all First-Lien Note Obligations, second, to the repayment of all Second-Lien Note Obligations, third, to the repayment of all Convertible Note Obligations and Permitted Additional Pari Passu Obligations, and fourth, to the repayment of all ABL Obligations. If any holder of a First-Lien Note Obligation, Convertible Note Obligation, Permitted Additional Pari Passu Obligation, Second-Lien Notes Obligation or ABL Obligation receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the First-Lien Notes Collateral Agent, the Convertible Notes Collateral Agent, the Second-Lien Notes Collateral Agent or ABL Priority Collateral Agent, as applicable, for application in accordance with the foregoing.

Amendments and Refinancings

The ABL Obligations, the First-Lien Note Obligations, the Second-Lien Note Obligations, the Convertible Note Obligations and Permitted Additional Pari Passu Obligations may be amended or refinanced in accordance with the ABL Facility, the First-Lien Note Documents, the Second-Lien Note Documents, the Convertible Note Documents and the documents governing such Permitted Additional Pari Passu Obligations, respectively, and subject to continuing rights and obligations of the holders of such refinancing Indebtedness under the Intercreditor Agreement.

Certain Matters in Connection with Liquidation and Insolvency Proceedings

Debtor-in-Possession Financings

In connection with any insolvency or liquidation proceeding of the Issuer or any Guarantor, the Issuer or any Guarantor moves for approval of financing that will be secured by a Lien on any ABL Priority Collateral (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or moves for approval of a use of cash collateral that constitutes proceeds of ABL Priority Collateral, unless the ABL Collateral Agent or the holders of any ABL Obligations secured by such ABL Priority Collateral oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral, the Lien securing such DIP Financing on the ABL Priority Collateral may rank prior to the First-Lien Note Lien, the Second-Lien Note Lien and the Convertible Note Lien on such ABL Priority Collateral and the Issuer and any Guarantor may use such cash collateral constituting proceeds of ABL Priority Collateral without the consent of any holder of First-Lien Note Obligations, Second-Lien Note Obligations, Convertible Note Obligations or any Permitted Additional Pari Passu Obligations, and no holder of First-Lien Note Obligations, Second-Lien Note Obligations, Convertible Note Obligations or Permitted Additional Pari Passu Obligations shall be entitled to object to such use of cash collateral or DIP Financing or seek “adequate protection” in connection therewith (other than as expressly permitted in the Intercreditor Agreement).

Relief from Automatic Stay; Bankruptcy Sales and Post-Petition Interest

No holder of a First-Lien Note Obligation may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), (y) object (or support any other person objecting) to any sale of any ABL Priority Collateral or any motion seeking relief from the automatic stay in any insolvency or liquidation proceeding, in each case which has been supported by the holders of ABL Obligations (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”) or (z) object (or support any other person objecting) to any claim of any holder of ABL Obligations to post-petition interest or other adequate protection to the extent of its ABL Lien on the ABL Priority Collateral. No holder of any ABL Obligation may (x) seek relief from the automatic stay with respect to any Notes Priority Collateral (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), (y) object (or support any other person objecting) to any sale of any Notes Priority Collateral or any motion seeking relief from the automatic stay with respect to the Notes Priority Collateral in any insolvency or liquidation proceeding, in each case, which is supported by the holders of the First-Lien Note Obligations (or by the holders of the Second-Lien Note Obligations, Convertible Note Obligations or Permitted Additional Pari Passu Obligations, to the extent acting in accordance with the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), unless such holder of ABL Obligations is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens,” or (z) object (or support any other person objecting) to any claim of any holder of First-Lien Note Obligations, Second-Lien Note Obligations, any Convertible Note Obligations or any Permitted Additional Pari Passu Obligations, as applicable, to post-petition interest or other adequate protection to the extent of its First-Lien Note Lien, Second-Lien Note Lien or Convertible Note Lien, as applicable, on the Notes Priority Collateral. No holder of a Second-Lien Note Obligation may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral or Notes Priority Collateral (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), (y) object (or support any other person objecting) to any sale of any ABL Priority Collateral or Notes Priority Collateral or any motion seeking relief from the automatic stay in any insolvency or liquidation proceeding, in each case which has been supported by the holders of ABL Obligations or by the holders of the First-Lien Note Obligations, as applicable (unless such holder of Second-Lien Note Obligations is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”) or (z) object (or support any other person objecting) to any claim of any holder of ABL Obligations or First-Lien Note Obligations to post-petition interest or other adequate protection to the extent of its ABL Lien or First-Lien Note Lien on the ABL Priority Collateral or Notes Priority Collateral, as applicable. No holder of a Convertible Note Obligation or Permitted Additional Pari Passu Obligation may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral or Notes Priority Collateral (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), (y) object (or support any other person objecting) to any sale of any ABL Priority Collateral or Notes Priority Collateral or any motion seeking relief from the automatic stay in any insolvency or liquidation proceeding, in each case which has been supported by the holders of ABL Obligations or by the holders of the First-Lien Note Obligations (or by the holders of the Second-Lien Note Obligations, to the extent acting in accordance with the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), unless such holder of Convertible Note Obligations is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens,” (z) object (or support any other person objecting) to any claim of any holder of ABL Obligations or First-Lien Note Obligations or Second-Lien Note Obligations to post-petition interest or other adequate protection to the extent of its ABL Lien, First-Lien Note Lien or Second-Lien Note Lien on the ABL Priority Collateral or Notes Priority Collateral, as applicable.

Adequate Protection

No holder of a First-Lien Note Obligation may (i) except as expressly provided above, seek adequate protection on account of its First-Lien Note Lien on the ABL Priority Collateral or (ii) object (or support any other person objecting) to any request by the holders of ABL Obligations for adequate protection on account of the ABL Priority Collateral (other than payments from proceeds of Notes Priority Collateral). No holder of any ABL Obligation may (i) except as expressly provided above, seek adequate protection on account of its ABL Lien on the Notes Priority Collateral or (ii) object (or support any other person objecting) to any request by the holders of First-Lien Note Obligations, Second-Lien Note Obligations, Convertible Note Obligations or Permitted Additional Pari Passu Obligations for adequate protection on account of the Notes Priority Collateral (other than payments from the proceeds of ABL Priority Collateral). No holder of a Second-Lien Note Obligation may (i) except as expressly provided above, seek adequate protection on account of its Second-Lien Note Lien on the ABL Priority Collateral or Notes Priority Collateral or (ii) object to (or support any other person objecting) any request by the holders of First-Lien Note Obligations for adequate protection on account of the Notes Priority Collateral or any request by the holders of ABL Obligations for adequate protection on account of the ABL Priority Collateral (other than payments from proceeds of Notes Priority Collateral). No holder of a Convertible Note Obligation or Permitted Additional Pari Passu Obligation may (i) except as expressly provided above, seek adequate protection on account of its Convertible Note Lien on the ABL Priority Collateral or Notes Priority Collateral or (ii) object (or support any other person objecting) to any request by the holders of ABL Obligations for adequate protection on account of the ABL Priority Collateral (other than payments from proceeds of Notes Priority Collateral) or any request by the holders of First-Lien Note Obligations or Second-Lien Note Obligations for adequate protection on account of the Notes Priority Collateral.

Use and Release of Collateral

Use of Collateral

Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, except to the extent otherwise provided in the Security Documents, the Indenture or the ABL Facility or other documentation governing the ABL Obligations, the Security Documents or the Indenture, the Issuer and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral to alter or repair the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

The Indenture and the Security Documents provide that the First-Lien Note Liens will automatically and without the need for any further action by any Person be released:

1.	in whole or in part, as applicable, as to all or any portion of property subject to such First-Lien Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

2.	in whole upon: (a) satisfaction and discharge of the Indenture as set forth in Article 12 of the Indenture; or (b) a Legal Defeasance or Covenant Defeasance as set forth under the caption “Legal Defeasance and Covenant Defeasance”;

3.	in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by the Indenture at the time of such sale, transfer or disposition, (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee pursuant to the third paragraph under “Note Guarantees,” concurrently with the release of such Guarantee or (c) is or becomes Excluded Assets;

4.	as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of holders of at least 90% in aggregate principal amount of the Notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation);

5.	as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation); and

6.	in part, in accordance with the applicable provisions of the Security Documents and as described above with respect to the Intercreditor Agreement.

The description above includes a phrase relating to the release of “all or substantially all” of the Collateral securing the Notes. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the Issuer and the Guarantors to release Collateral as provided above may be uncertain, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above and under “—Amendment, Supplement and Waiver,” shall not be read to mean “any” of the Collateral as a result of the Issuer or the relevant Subsidiary being in the “zone of insolvency.”

The Indenture provides that, to the extent applicable, the Issuer will cause Trust Indenture Act Section 313(b), relating to reports, and Trust Indenture Act Section 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with after qualification of the Indenture pursuant to the Trust Indenture Act. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an officer of the Issuer except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected by the Issuer and reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of Trust Indenture Act Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of Trust Indenture Act Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Trust Indenture Act Section 314(d) is inapplicable to released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an Indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under an Indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the holders of the Notes or the Trustee, the provisions of Section 314(d) may be inapplicable to the release. Under the Indenture, the Issuer and the Guarantors may, among other things, without any release or consent by the Trustee, but otherwise in compliance with the covenants of the Indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Issuer’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the security documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Issuer’s business of the Guarantors. The Issuer must deliver to the Trustee within 30 calendar days following the end of each fiscal year (or such later date as the Trustee shall agree), an officers’ certificate to the effect that all releases and withdrawals during the preceding fiscal year (or since the date of the Indenture, in the case of the first such certificate) in which no release or consent of the Trustee was obtained in the ordinary course of the Issuer’s and Guarantors’ business were not prohibited by the Indenture.

Sufficiency of Collateral

In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the First-Lien Note Obligations, the Second-Lien Note Obligations, the Convertible Note Obligations, any Permitted Additional Pari Passu Obligations and the ABL Facility Obligations. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. The Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Parent and Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Parent and Subsidiaries may not be feasible or of significant value.

Certain Bankruptcy Limitations

The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or the Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or the value of the Collateral at the time of the commencement of such case whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the Notes and any Permitted Additional Pari Passu Obligations, the holders of the Notes and such Permitted Additional Pari Passu Obligations would hold secured claims to the extent of the value of the First-Lien Note Liens on Collateral, and would hold unsecured claims with respect to any shortfall.

Applicable Federal bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Issuer or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional and Mandatory Redemption

Optional Redemption.

The Notes are subject to redemption, at our option, in whole or in part, at any time and from time to time, after the Issue Date and prior to one year after the Issue Date upon not less than 30 nor more than 60 days’ notice at 101.5% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular Interest Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

From and after one year from the Issue Date, the Notes are subject to redemption, at our option, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days’ notice at 100% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular Interest Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

If we elect to redeem any Notes at our option, we will notify the Trustee, Registrar and each Paying Agent in writing of such redemption at least 30 days but not more than 60 days before a redemption date, unless a shorter or longer period is acceptable to the Trustee. If fewer than all the Notes are to be redeemed, we will select a record date relating to such redemption. Any notice may be cancelled at any time prior to notice of such redemption being mailed to any holder and shall thereby be void and of no effect.

Mandatory Redemption.

The Notes will not be subject to mandatory redemption or have the benefit of any sinking fund, except as set forth below.

On each April 15 and October 15 (or, if such day is not a business day, the next succeeding business day), commencing April 15, 2012, we will be required to redeem 0.50% of the aggregate original principal amount of the Notes (including any Additional Notes) originally issued under the Indenture in integral multiples of $1,000, except that no note may be purchased in part if the remaining principal amount would be less than $2,000, at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

General

Selection of Notes for redemption will be made by the Registrar on a pro rata basis by lot to the extent practicable or by such other method in accordance with applicable procedures; provided that no Notes of $2,000 principal amount or less shall be redeemed in part.

Any partial redemption of a Global Note will be made by the Depository among the beneficial owners in accordance with the rules and regulations of the Depository and that the Trustee shall have no liability in connection with the selection of beneficial owners whose interest in the Global Note will be redeemed or any other actions taken by the Depository in connection therewith, and by accepting the Notes, the Holders shall waive and release any and all such liability.

If we redeem any Notes, we will notify the Trustee, Registrar and each Paying Agent in writing of such redemption at least 30 days but not more than 60 days before a redemption date, unless a shorter or longer period is acceptable to the Trustee. If fewer than all the Notes are to be redeemed, we will select a record date relating to such redemption. Any notice may be cancelled at any time prior to notice of such redemption being mailed to any holder and shall thereby be void and of no effect.

Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except that any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities issuance or other corporate transaction.

Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice; provided, however, that if the redemption date is after a regular Interest Record Date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Interest Record Date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Prior to 12:00 noon New York City time on each redemption date, we will deposit with the Paying Agent an amount of money, in immediately available funds, sufficient to pay the redemption price of all Notes to be redeemed on that date.

Repurchase at the Option of Holders

Change of Control

If a Change of Control (as defined below in this section) occurs at any time, we will make an offer (a “Change of Control Offer”) to each holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to (but not including) the date of purchase, subject to the rights of holders on the relevant interest record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, we will send a notice to each holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control, as described as described below.

“Change of Control” means the occurrence of any of the following:

1.	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent or the Issuer and its respective Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

2.	the adoption of a plan relating to the liquidation or dissolution of the Issuer (other than a plan of liquidation of the Parent or the Issuer that is a liquidation for tax purposes only);

3.	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares;

4.	the Parent or the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent or the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent or the Issuer outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

5.	the first day on which a majority of the members of the Board of Directors of the Parent or the Issuer, are not Continuing Directors; or

6.	a “Change of Control” occurs under the Convertible Notes Indenture or the Second-Lien Notes Indenture.

Notwithstanding the foregoing: (A) any holding company whose only significant asset is Equity Interests of Parent or the Issuer or any of its direct or indirect parent companies shall not itself be considered a “person” or “group” for purposes of clause (2) above; (B) the transfer of assets between or among the Restricted Subsidiaries and Parent shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of Parent or the Issuer with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of Parent’s or the Issuer’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Parent or the Issuer in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; (E) a transaction in which Parent or the Issuer or any direct or indirect parent of Parent becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Transaction Party”) shall not constitute a Change of Control if (a) the shareholders of Parent or the Issuer or such direct or indirect parent of Parent or the Issuer as of immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of Parent or the Issuer or such direct or indirect parent of the Issuer, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than the Other Transaction Party (but including any of the Beneficial Owners of the Equity Interests of the Other Transaction Party), Beneficially Owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Issuer or the Other Transaction Party; and (F) the Transactions shall not constitute a Change of Control.

On or before the 30th day after the occurrence of a Change of Control, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control. Such notice shall state, among other things:

•	that the Change of Control Offer is being made pursuant to the Indenture and that all Notes tendered will be accepted for payment;

•	the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

•	that any Note not tendered will continue to accrue interest;

•

that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

•

that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

•

that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes as directed by the Issuer in writing, and the Trustee will promptly authenticate upon receipt of an Authentication Order from the Issuer and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

In connection with any purchase offer pursuant to a Change of Control purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture described under this heading, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the Indenture by virtue of such compliance.

Notwithstanding anything to the contrary, we will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The purchase rights of the holders could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See “Risk Factors—Risks Relating to the Exchange Offer and Holding the New Notes—Risks Related to the New Notes—The repurchase rights in the New Notes triggered by a fundamental change could discourage a potential acquiror.”

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control purchase price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Relating to the Exchange Offer and Holding the New Notes—Risks Related to the New Notes—We may not have the ability to purchase the New Notes upon a fundamental change or to pay the cash payment due upon conversion or at maturity.” If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Asset Sales

The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

1.	the Parent (or its Restricted Subsidiaries, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

2.	at least 75% of the consideration received in the Asset Sale by the Parent or its Restricted Subsidiaries is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a)	except in the case of a Sale of Notes Priority Collateral, any liabilities, as shown on the Parent’s most recent consolidated balance sheet, of the Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement;

(b)	any securities, notes or other obligations received by the Parent or any Restricted Subsidiary from such transferee that are converted by the Parent or any Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Designated Noncash Consideration received by the Parent or any Restricted Subsidiary in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $15.0 million and (y) 1.0% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value; and

(d)	any stock or assets of the kind referred to in clause (1) or (3) of the second paragraph of this covenant (in the case of a Sale of Notes Priority Collateral) or clause (2) or (4) of the third paragraph of this covenant (in any other case);

provided that, to the extent any cash, any property or assets are received pursuant to clauses (b), (c) or (d) above in respect of a Sale of Notes Priority Collateral, such cash, property or assets are pledged to secure the Notes as Notes Priority Collateral.

Within 360 days after the receipt of any Net Proceeds from any Sale of Notes Priority Collateral or a Casualty or Condemnation Event in which Net Proceeds are received in respect of the condemnation, destruction, damage or loss of any Notes Priority Collateral, the Parent or any Restricted Subsidiary may apply those Net Proceeds at its option:

1.	to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business (including, without limitation, Vessels, equipment and inventory), if, after giving effect to any such acquisition, such Permitted Business is owned by the Issuer or any Guarantor and such Permitted Business includes Notes Priority Collateral with a Fair Market Value at least equal to the Fair Market Value of the Notes Priority Collateral disposed of in the applicable Sale of Notes Priority Collateral;

2.	to make capital expenditures on assets that constitute Notes Priority Collateral;

3.	to acquire (including, without limitation, through a long-term lease of a Vessel in accordance with past practice) other capital assets that are not current assets (including, without limitation, Vessels, equipment and inventory) that are pledged as Notes Priority Collateral and designated to the Trustee as such, and that are used or useful in a Permitted Business; and/or

4.	to permanently repay, prepay, repurchase or otherwise retire for value any Indebtedness secured by Liens on the Notes Priority Collateral that rank higher than the First-Lien Note Liens.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale (other than from a Sale of Notes Priority Collateral), the Parent or any Restricted Subsidiary may apply such Net Proceeds at its option:

1.	(A) in the case of Net Proceeds from any Asset Sale of assets of any non-Guarantor, to repay Indebtedness of such non-Guarantor, (B) to repay ABL Obligations or (C) to permanently repay, prepay, repurchase or otherwise retire for value any Indebtedness secured by Liens on the assets subject to such Asset Sale, which Liens rank higher in priority than the First-Lien Note Liens;

2.	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business (including, without limitation, Vessels, equipment and inventory), if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Guarantor;

3.	to make a capital expenditure; and/or

4.	to acquire other assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds (other than Net Proceeds from any Sale of Notes Priority Collateral or a Casualty or Condemnation Event directly attributable to any Notes Priority Collateral), the Parent or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, including PIK Interest, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Parent as accrued.

Any Net Proceeds from Asset Sales (including Sales of Notes Priority Collateral) or Casualty or Condemnation Events related to Notes Priority Collateral that are not applied or invested as provided in the second or third paragraphs of this covenant will constitute “Excess Proceeds.” In addition, any Net Proceeds received by the Parent or its Restricted Subsidiaries in excess of $60.0 million in the aggregate after the Issue Date that are not applied under clause (4) of the third preceding paragraph (in the case of Net Proceeds in respect of Notes Priority Collateral) or under clause (1) of the second preceding paragraph (in the case of other Net Proceeds) shall be deemed to be Excess Proceeds, to the extent not applied to such permanent repayment, prepayment, repurchase or other retirement for value within 60 days after receipt thereof (which time period shall be extended during the pendency of any offers using such Net Proceeds that are required to be conducted by the “Asset Sale” or similar provisions of any Senior Lien Debt or an ABL Facility). When the aggregate amount of Excess Proceeds exceeds $10.0 million, provided, that in case of any Vessel Construction Contract such Net Proceeds shall only constitute Excess Proceeds to the extent not reinvested upon the expiration of such Vessel Construction Contract, within 60 days thereof, the Issuer will make an offer (a “Net Proceeds Offer”) to all holders of Notes and to the holders of any Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the Indenture with respect to asset sales to purchase the maximum principal amount of Notes and Permitted Additional Pari Passu Obligations (plus all accrued interest and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased out of the Excess Proceeds. The offer price in any Net Proceeds Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of a Net Proceeds Offer, those Excess Proceeds will be released from the Collateral Proceeds Account and the Parent and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and Permitted Additional Pari Passu Obligations tendered into such Net Proceeds Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and Permitted Additional Pari Passu Obligations on a pro rata basis with such adjustments as may be needed so that only Notes in minimum amounts of $1,000.00 and integral multiples of $1,000.00 will be purchased. Upon completion of each Net Proceeds Offer, the amount of Excess Proceeds will be reset at zero (and to the extent such Net Proceeds are held in the Collateral Proceeds Account, such Net Proceeds shall be released to the Issuer). If the Issuer makes a Net Proceeds Offer prior to the 360-day deadline specified in the third or fourth paragraph of this covenant, as applicable, with respect to any Net Proceeds, the Issuer’s obligations with respect to such Net Proceeds under this covenant shall be deemed satisfied after completion of such Net Proceeds Offer.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Net Proceeds Offer provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Net Proceeds Offer provisions of the Indenture by virtue of such compliance.

For purposes of the covenant described above (x) any Additional Notes shall be deemed to be Notes and not Permitted Additional Pari Passu Obligations and (y) the Net Cash Proceeds attributable to the sale of (i) Notes

Priority Collateral consisting of Equity Interests of a Person that is not a Guarantor shall be deemed to be equal to the equity value of such Equity Interests and (ii) a group of assets consisting of both Notes Priority Collateral and assets that are not Notes Priority Collateral shall be deemed to be Net Cash Proceeds from Notes Priority Collateral and such other assets, respectively, based on the Fair Market Value of the Notes Priority Collateral and such other assets (as determined in good faith by the Issuer, which determination shall be conclusive absent manifest error).

Certain Covenants

Restricted Payments

The Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly:

1.	declare or pay any dividend or make any other payment or distribution on or in respect of the Parent’s or any Restricted Subsidiary’s Equity Interests (including any such payment in connection with any merger or consolidation involving such Person), except dividends or distributions payable solely in Equity Interests of the Parent or such Restricted Subsidiary (other than Disqualified Stock) and except dividends or distributions payable solely to the Parent or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other Equity Interest holders on a pro rata basis with respect to the class of Equity Interests on which such dividend or distribution is made, or on a basis that results in the receipt by the Parent or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

2.	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent;

3.	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness (“Subordinated Indebtedness”) of the Issuer or any Guarantor that is (i) Indebtedness that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Parent and any of its Restricted Subsidiaries) (ii) the Convertible Notes or (iii) unsecured Indebtedness, except (a) payments of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value; or

4.	make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

1.	no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Restricted Payment;

2.	The Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

3.	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	(i) 100% of the aggregate net cash proceeds and (ii) 100% of the Fair Market Value of any property or assets other than cash received by the Parent since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Parent or from the issue or sale of convertible or exchangeable Disqualified Stock of the Parent or convertible or exchangeable debt securities of the Parent, in each case that have been converted into, settled with or exchanged for Equity Interests of the Issuer (other than Disqualified Stock, Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Parent); plus

(c)	to the extent that any Restricted Investment (other than a Restricted Investment made in reliance on clause (14) of the following paragraph) that was made after the date of the Indenture is sold or otherwise liquidated or repaid, the amount of the cash return of or on capital (or the Fair Market Value of any property or assets) with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)	to the extent that any Unrestricted Subsidiary of the Parent designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the Fair Market Value of Parent’s Restricted Investment (without duplication of amounts that increase the amount available pursuant to clause (14) of the following paragraph or clause (19) of the definition of Permitted Investments) in such Restricted Subsidiary as of the date of such redesignation; plus

(e)	without duplication of any increase pursuant to clause (a) above or that increase the amount available pursuant to clause (14) of the following paragraph or clause (19) of the definition of Permitted Investments, cash dividends received by the Parent or any Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit:

1.	the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

2.	the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the sale (other than to a Subsidiary of the Parent) of, Equity Interests of the Parent (other than Disqualified Stock) or from the contribution of common equity capital to the Parent; provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests of the Parent for purposes of clause (3)(b) of the preceding paragraph;

3.	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness, which incurrence occurs within 60 days of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value;

4.	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary of the Parent held by any current or former officer, director or employee of the Parent or any Restricted Subsidiary of the Parent or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Parent to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of the Indenture to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3) of the preceding paragraph or clause (2) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Parent or any Restricted Subsidiary of the Parent after the date of the Indenture; in addition, cancellation of Indebtedness owing to the Issuer or any Guarantor from any current or former officer, director or employee (or any permitted transferees thereof) of the Parent or any Restricted Subsidiary of the Parent in connection with a repurchase of Equity Interests of the Parent or any Restricted Subsidiary of the Parent from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

5.	the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants, convertible notes or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights or the payment of related withholding taxes;

6.	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary of the Parent issued on or after the date of the Indenture in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

7.	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control,” any purchase or redemption of Subordinated Indebtedness that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Issuer shall have made the Change of Control offer with respect to the Notes as required by the Indenture, and the Issuer shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Change of Control offer;

8.	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, after the completion of a Net Proceeds Offer pursuant to the covenant described under the caption “—Repurchase at the Option of the Holders—Asset Sales,” any purchase or redemption of Subordinated Indebtedness that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Net Proceeds Offer; provided that, prior to such repayment or repurchase, the Issuer shall have made the Net Proceeds Offer with respect to the Notes as required by the Indenture, and the Issuer shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Net Proceeds Offer;

9.	(a) Restricted Payments made from the net proceeds of the issuance of unsecured convertible Indebtedness of the Parent pursuant to customary bond hedge/warrant or similar derivatives transactions entered into in connection with the issuance of such convertible securities, to the extent the issuance of such convertible Indebtedness is permitted by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) Restricted Payments made in connection with customary cash settlement features upon conversion of the Notes or any unsecured convertible Indebtedness of the Parent;

10.	the redemption, repurchase or other acquisition for value of any Equity Interests of any Foreign Subsidiary of the Parent that are held by a Person that is not an Affiliate of the Parent; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (i) the Fair Market Value of such common Equity Interests or (ii) such amount required by applicable laws, rules or regulations;

11.	the purchase, redemption, acquisition, cancellation or other retirement for value of Equity Interests of the Parent to the extent necessary, in the good faith judgment of the Board of Directors of the Parent, to prevent the loss or secure the renewal or reinstatement of any license, permit or eligibility held by the Parent or any of its Restricted Subsidiaries under any applicable law or governmental regulation or the policies of any governmental authority or other regulatory body; provided that the aggregate amount of such payments and distributions may not exceed $2.0 million in any calendar year plus any unused amount permitted (without giving effect to any carryover under this clause (11) for the immediately preceding year);

12.	the payment or distribution, to dissenting equityholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that transfers of all or substantially all of the property and assets of the Parent or any of its Restricted Subsidiaries; provided that the aggregate amount of such payments and distributions may not exceed $1.0 million any calendar year plus any unused amount permitted (without giving effect to any carryover) under this clause (l2) for the immediately preceding year;

13.	any Restricted Payments made pursuant to the Exchange Offer;

14.	any Restricted Payments (“Jones Act Restricted Payments”) in the form of repurchases or redemptions of common equity of the Parent that are required to be made in order to comply with the 19.99% foreign ownership limitation (the “Foreign Ownership Limitation”) in the Parent’s certificate of incorporation; provided, however, that any Restricted Payments made pursuant to this clause (14) more than 90 days after the Issue Date may only be made if the Board of Directors has recommended to the Parent’s stockholders an amendment to such certificate of incorporation so that the Parent may issue warrants in order to redeem its common equity to comply with the foreign ownership limitation and such amendment was not approved by the stockholders; and

15.	so long as no Default or Event of Default has occurred and is continuing after giving effect thereto, other Restricted Payments in an aggregate amount not to exceed $15.0 million in the aggregate since the Issue Date in each case, calculated net of any return of or on any Restricted Investments made pursuant to this clause that is received by the Parent or any Restricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent or the relevant Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Issuer or, if such Fair Market Value is in excess of $20.0 million, by the Board of Directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) above, or is entitled to be incurred as one or more categories of Permitted Investments or pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify or reclassify (based on circumstances existing at the time of such reclassification) such Restricted Payment or portion thereof in any manner that complies with this covenant, and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses, categories of Permitted Investments or the first paragraph of this covenant.

For the avoidance of doubt, for all purposes under the Indenture, including, without limitation, “Certain Covenants—Restricted Payments”, the Indenture does not treat Indebtedness as contractually subordinated or junior or subordinated or junior in right of payment to any other Indebtedness merely because it is unsecured or a junior priority with respect to the same collateral or is secured by different collateral.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, enter into a Guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Parent will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

1.	the incurrence and Guarantee by the Parent or any Restricted Subsidiary, of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of the Parent or any Restricted Subsidiary thereunder) not to exceed $125.0 million less the amount applied to permanently repay Indebtedness pursuant to clause (1)(B) of the third paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

2.	the incurrence by the Parent and its Restricted Subsidiaries of the Existing Indebtedness;

3.	the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Exchange Note Guarantees to be issued pursuant to the registration rights agreement;

4.	the incurrence by the Parent or any of its Restricted Subsidiaries of Attributable Debt in connection with a Sale/Leaseback Transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Parent or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), which incurrence occurs within 365 days of such purchase, design, development, construction, installation, expansion, repair or improvement, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million outstanding as of any date of incurrence of Indebtedness pursuant to this clause (4);

5.	the incurrence by the Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (19) or (23) of this paragraph;

6.	the incurrence by the Parent or any of its Restricted Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Parent or any of its Restricted Subsidiaries; provided, however, that:

(a)	if the aggregate principal amount of intercompany Indebtedness (or the Guarantees of any such intercompany Indebtedness) between or among the Parent or any of its Restricted Subsidiaries is greater than $1.0 million for any one intercompany loan or a series of intercompany loans and is not incurred pursuant to an intercompany note (which may take the form of a grid note) that is pledged to the Collateral Agent as Notes Priority Collateral in accordance with the terms of the Security Agreement;

(b)	if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of the Parent and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary of the Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent or a Restricted Subsidiary of the Parent, then such Indebtedness will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

7.	the issuance by any of the Parent’s Restricted Subsidiaries to the Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Parent or a Restricted Subsidiary of the Parent; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not the Parent or a Restricted Subsidiary of the Parent will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

8.	Hedging Obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

9.	the Guarantee by the Issuer or any of the Guarantors of Indebtedness of the Parent or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes, then the Guarantee must be subordinated in right of payment to the same extent as the Indebtedness guaranteed;

10.	the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

11.	the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

12.	the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from customary agreements of the Parent or any such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of the Parent or any of its Restricted Subsidiaries, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

13.	the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

14.

the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees, or consultants of the Parent, any of its Restricted Subsidiaries, or any direct or indirect parent of the Parent for the purpose of permitting such

Persons to purchase Capital Stock of the Parent or any direct or indirect parent of the Parent; provided that the aggregate amount of such Indebtedness and Investments made pursuant to clause (8) of the definition of “Permitted Investments” may not exceed $5.0 million at any one time outstanding;

15.	the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness solely in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchase in the ordinary course of business;

16.	the incurrence of Indebtedness in the ordinary course of business under any agreement between the Parent or any of its Restricted Subsidiaries and any commercial bank or other financial institution relating to treasury, depository and cash management services, credit card arrangements, stored value card agreements, purchase card arrangements, debit card arrangements or automated clearinghouse transfers of funds;

17.	the incurrence of Indebtedness of the Parent or any of its Restricted Subsidiaries consisting of take-or-pay obligations entered into in the ordinary course of business;

18.	the incurrence by the Parent or any of its Restricted Subsidiaries of Obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

19.	Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Parent or any of its Restricted Subsidiaries or merged into the Parent or a Restricted Subsidiary of the Parent in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving pro forma effect to such acquisition or merger, the Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant;

20.	the incurrence by the Parent or any of its Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed $20.0 million;

21.	Indebtedness of the Parent or any of its Restricted Subsidiaries incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels and any assets that shall become Notes Priority Collateral, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel was covered by insurance or resulted in the actual payment of compensation, indemnification or similar payments to such Person (collectively, a “Total Loss”)) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by the Parent or any of its Restricted Subsidiaries from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss;

22.	Indebtedness of the Parent or any of its Restricted Subsidiaries incurred in relation to (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels owned, leased, time chartered or bareboat chartered to or by the Parent or any of its Restricted Subsidiaries, (ii) drydocking of any of the Vessels owned or leased by the Parent or any of its Restricted Subsidiaries for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (iii) any expenditures which will or may be reasonably expected to be recoverable from insurance on such Vessels;

23.	Indebtedness of the Issuer or any Guarantor (which may include, for the avoidance of doubt, deferred or installment payment obligations), in an aggregate amount not to exceed $50.0 million at any one time outstanding, incurred in order to repurchase, repay, refinance, redeem, defease or otherwise retire for value the obligations of the Parent or any of its Restricted Subsidiaries with respect to ship financing arrangements in existence on the Issue Date; and

24.	Unsecured Indebtedness of the Parent issued as a Jones Act Restricted Payment, consisting of debt securities having neither (i) a Stated Maturity nor (ii) any due date for the payment of any installment of principal, in either case, that is earlier than one year after the Stated Maturity of the Notes.

Any Indebtedness incurred under a Credit Facility that is allocated to clause (1) of the second paragraph of this covenant shall be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Facility that provide that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) of the second paragraph of this covenant above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Parent will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this covenant, except that Indebtedness outstanding under the ABL Facility on the date of the Indenture will at all times be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of this covenant above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Parent as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

1.	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

2.	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

3.	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

1.	pay dividends or make any other distributions on its Capital Stock to any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

2.	make loans or advances to any of its Restricted Subsidiaries; or

3.	sell, lease or transfer any of its properties or assets to any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

1.	agreements in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors of the Parent, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

2.	the Indenture, the Notes and the Note Guarantees, any Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement and the Security Documents;

3.	applicable law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the date of the Indenture);

4.	(a) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and does not in the good faith judgment of the Board of Directors of the Parent materially adversely affect the ability of the Issuer to make scheduled payments of interest and principal on the Notes; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors of the Parent, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clause (1), (2) or (3) of the preceding paragraph than on such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

5.	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

6.	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased (plus improvements and accessions to such property, or assets or proceeds or distributions thereof) of the nature described in clause (3) of the preceding paragraph;

7.	any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

8.	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of

Directors of the Parent, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged;

9.	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens (plus improvements and accessions to such property, or assets or proceeds or distributions thereof);

10.	customary provisions in joint venture agreements or other similar agreements;

11.	customary provisions in Permitted Hedging Obligations;

12.	restrictions on cash or other deposits or net worth imposed by customers under contracts or other agreements entered into in the ordinary course of business;

13.	restrictions on other Indebtedness incurred in compliance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Parent’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above;

14.	encumbrances on property that exists at the time such property was acquired by the Parent or any Restricted Subsidiaries;

15.	other Indebtedness or Disqualified Stock of any Subsidiary that is not a Restricted Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Parent);

16.	encumbrances or restrictions consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

17.	customary Guarantees by the Parent or the Issuer under non-Indebtedness obligations of a Subsidiary set forth in leases, licenses and other agreements entered into by the Subsidiary in the ordinary course of business; and

18.	restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Parent or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Parent or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

For purposes of determining compliance with this “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, the subordination of loans or advances made to the Parent or a Restricted Subsidiary to other Indebtedness incurred by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

The Issuer will not, directly or indirectly: (1) consolidate, merge or amalgamate with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

1.

either: (a) the Issuer is the surviving corporation; or (b) the Person (the “Successor Issuer”) formed by or surviving any such consolidation, merger or amalgamation (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia and is either (i) a corporation or (ii) a limited partnership or limited liability company and is (or has previously been) joined by a corporation as a co-issuer of the Notes;

2.	any Successor Issuer assumes all the obligations of the Issuer under the Notes, the Indenture, the registration rights agreement and the Security Documents and pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Agent;

3.	immediately after such transaction, no Default or Event of Default exists; and

4.	either (i) the Parent or the parent of the Successor Issuers, as the case may be, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or (ii) the Parent (or the parent of the Successor Issuer, as the case may be) would have a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of the Parent for the four-quarter period immediately prior to such transaction.

In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of the Issuer and its respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Clauses (3) and (4) above will not apply to: (1) a merger, amalgamation or consolidation of the Issuer with an Affiliate solely for the purpose of (a) reorganizing the Issuer as a different type of entity; provided that in the case where the surviving entity in such merger, amalgamation or consolidation is not a corporation, a corporation becomes (or has previously become) a co-issuer of the Notes, or (b) reincorporating or reorganizing the Issuer in another jurisdiction; or (2) any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

In addition, the Parent will not, directly or indirectly: (i) consolidate, merge or amalgamate with or into another Person (whether or not the Issuer is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

1.	either: (a) Parent is the surviving corporation; or (b) the Person (the “Successor Parent”) formed by or surviving any such consolidation, merger or amalgamation (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

2.	the Successor Parent assumes all the obligations of Parent under its Note Guarantee, this Indenture, the Registration Rights Agreement and the Security Documents and pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Agent;

3.	immediately after such transaction, no Default or Event of Default exists; and

4.	either: (a) Parent or Successor Parent (as the case may be) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or (2) Parent or the Successor Parent (as the case may be), after giving pro forma effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would have a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Parent for the four-quarter period immediately prior to such transaction and related transactions.

In addition Parent will not, directly or indirectly, lease all or substantially all of the properties and assets of Parent and its respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Clauses (3) and (4) above will not apply to: (1) a merger, amalgamation or consolidation of Parent with an Affiliate solely for the purpose of (a) reorganizing Parent as a different type of entity, or (2) reincorporating or reorganizing Parent in another jurisdiction; or (ii) any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and its Restricted Subsidiaries.

No quantitative or other established meaning has been given to the phrase “all or substantially all” by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a holder of the Notes can determine whether the Parent or the Issuer has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such holder may have upon the occurrence of any such transaction, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above, shall not be read to mean “any” of the Collateral as a result of the Issuer or any relevant Subsidiary being in the “zone of insolvency.”

Transactions with Affiliates

The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Parent (each, an “Affiliate Transaction”) involving aggregate payments in excess of $5.0 million, unless:

1.	the Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent; and

2.	the Parent delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Parent set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Parent.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

1.	any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Parent, a Restricted Subsidiary of the Parent or a direct or indirect parent of the Parent and payments and transactions pursuant thereto;

2.	transactions between or among the Parent and/or its Restricted Subsidiaries;

3.	transactions with a Person (other than an Unrestricted Subsidiary of the Parent) that is an Affiliate of the Parent solely because the Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

4.	payment of reasonable fees and reimbursement of expenses of directors, experts and consultants;

5.	any transaction in which the only consideration paid by the Parent or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Parent or any contribution of capital to the Parent;

6.	Restricted Payments and Permitted Investments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments;”

7.	any agreement, instrument or arrangement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not materially more disadvantageous, taken as a whole, than the applicable agreement, instrument or arrangement, as in effect on the date of the Indenture, as determined in good faith by the Parent);

8.	loans or advances to employees in the ordinary course of business not to exceed $3.0 million in the aggregate at any one time outstanding;

9.	transactions between the Parent or any Restricted Subsidiary and any Person that is an Affiliate of the Parent or any Restricted Subsidiary solely because a director of such Person is also a director of the Parent or any direct or indirect parent entity thereof; provided that such director abstains from voting as a director of the Parent or any direct or indirect parent entity of the Parent, as the case may be, on any matter involving such other Person;

10.	purchase or sale of goods and/or services in the ordinary course of business on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent;

11.	if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Parent or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Parent or such Restricted Subsidiary;

12.	any capital contribution to any Affiliate otherwise permitted by the Indenture;

13.	transactions with any joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Parent, its Restricted Subsidiaries and Persons that are not Affiliates of the Parent;

14.	any Investment of the Parent or any of its Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of the Indenture;

15.	pledges of Equity Interests of Unrestricted Subsidiaries;

16.	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Parent or any Restricted Subsidiary and not for the purpose of circumventing any provision of the Indenture;

17.	transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Parent or such Restricted Subsidiary, as applicable, from a financial point of view or meets the requirements of clause (1) of the first paragraph of this section;

18.	any merger, consolidation or reorganization of the Parent or the Issuer with an Affiliate of the Parent or the Issuer solely for the purpose of (a) forming or collapsing a holding company structure or (b) reincorporating the Parent or the Issuer in a new jurisdiction;

19.	entering into one or more agreements that provide registration rights to the security holders of the Issuer or any direct or indirect parent of the Issuer or amending such agreement with security holders of the Issuer or any direct or any indirect parent of the Issuer and the performance of such agreements;

20.	any (x) purchases of any class of Indebtedness from, or lending of any class of Indebtedness to, the Parent or any of its Restricted Subsidiaries by an Affiliate of the Parent, so long as the aggregate principal amount of such class of Indebtedness purchased or loaned by such Affiliates does not exceed the aggregate principal amount of such class of Indebtedness purchased by non-Affiliate investors; and (y) repurchases, redemptions or other retirements for value by the Parent or any of its Restricted Subsidiaries of Indebtedness of any class held by any Affiliate of the Parent, so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally, and Affiliates have an economic interest in no more than 50% of the aggregate principal amount of such class of Indebtedness; and

21.	the Exchange Offer and the transactions related thereto.

Additional Note Guarantees

If the Parent or any of its Restricted Subsidiaries acquires, creates or designates another Restricted Subsidiary (other than any Foreign Subsidiary, any Exempted Subsidiary or any Immaterial Subsidiary) after the date of the Indenture then such Restricted Subsidiary must become a Subsidiary Guarantor and shall, within ten business days after the date on which it was so acquired, created, capitalized or designated:

1.	execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes on the terms set forth in the Indenture; and

2.	deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Parent may designate any Restricted Subsidiary (other than the Issuer) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Restricted Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by the Parent. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by this covenant. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Unrestricted Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of

Preferred Stock,” the Parent will be in default of such covenant. The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Security Documents or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in the case of an offering of securities to holders of Notes by the Parent or any of its Restricted Subsidiaries (including, without limitation, an exchange offer) in which a consent, waiver or amendment is sought, if such offering is intended to be exempt from the registration requirements of the Securities Act of 1933, the Parent and its Restricted Subsidiaries may offer and issue such securities only to holders of Notes who are eligible to receive such securities in accordance with such exemption from registration.

Anti-Layering

Except for Liens permitted by clauses (1)(ii) and (35) of the definition of “Permitted Liens”, the Issuer and the Guarantors may not create any Lien on any of the Collateral with a priority that is lower than that of any ABL Lien, First-Lien Note Lien, Second-Lien Note Lien or Convertible Note Lien yet also higher than that of any ABL Lien, First-Lien Note Lien, Second-Lien Note Lien or Convertible Note Lien (other than an ABL Lien, a First-Lien Note Lien, a Second-Lien Note Lien or Convertible Note Lien).

Restrictions on Purchases of Existing Convertible Notes

If any Existing Convertible Notes remain outstanding after consummation of the Exchange Offer, the Parent and its Subsidiaries will not voluntarily tender for, prepay, purchase, redeem or otherwise acquire any such remaining Existing Convertible Notes unless (A) the consideration for such acquisition of remaining Existing Convertible Notes consists solely of shares of common stock and/or Convertible Notes and (B) the total value of such consideration per $1,000 principal amount of Existing Convertible Notes (measured at the time of such acquisition of remaining Existing Convertible Notes) is not greater than the total value of the Convertible Notes and common stock received by holders in the Exchange Offer per $1,000 principal amount of Existing Convertible Notes (measured at the time of such acquisition of remaining Existing Convertible Notes), unless, concurrently with the consummation of such acquisition of remaining Existing Convertible Notes, the Parent distributes to each holder of the notes (or issued upon a registered transfer of notes) additional Convertible Notes and/or additional shares of common stock (in the same proportion as the consideration paid in connection with the Parent’s acquisition of such remaining Existing Convertible Notes) having a total value (measured at the time of such distribution) equivalent to the difference between (1) the total value of the consideration such holder would receive for its Existing Convertible Notes if the Parent or the relevant subsidiary acquired all such Existing Convertible Notes from such holder on the same terms as its acquisition of remaining Existing Convertible Notes (based on the principal amount of Existing Convertible Notes that such holder would hold assuming a rescission of the Exchange Offer immediately prior to such distribution) and (2) the sum of (x) the total value of the Convertible Notes and common stock that a holder owning the amount of Convertible Notes held by such holder at the time of such distribution would have received in the Exchange Offer (measured at the time of such distribution) and (y) the total value of any notes and/or common stock previously distributed to such holder pursuant to the covenant described in this paragraph (measured at the time of such distribution).

Events of Default

Each of the following is an Event of Default:

1.	default in any payment of interest, including any additional interest, on any Note when due and payable and the default continues for a period of 30 days;

2.	default in the payment of principal of, or premium, if any, on, any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration or otherwise;

3.	failure by Parent or any of its Restricted Subsidiaries for 30 days after notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions under “—Asset Sales,” “—Repurchase at the Option of Holders upon Change of Control,” or “—Merger, Consolidation or Sale of Assets.” ;

4.	failure by the Parent or any of its Restricted Subsidiaries for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of its other agreements contained in the Notes, Indenture or Security Documents;

5.	default by the Parent or any Restricted Subsidiary with respect to any mortgage, lease, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed (other than indebtedness among the Issuer and the Guarantors) in excess of $20.0 million in the aggregate of the Parent and/or any Restricted Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to the stated maturity thereof, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 10 days after there shall have been given, by registered or certified mail, to the Parent by the Trustee or to the Parent and the Trustee by the holders of at least 25% in principal amount of the Notes then outstanding, a written notice specifying such event of default and requiring that such acceleration be rescinded or annulled or such indebtedness to be discharged; (ii) constituting a failure to pay the principal or interest (in the case of interest, following the later of (x) the fifth Business Day thereafter or (y) the expiration of any applicable grace period (including any extended grace period) if such failure to pay was not otherwise waived) on any of the Convertible Notes or the Second-Lien Notes when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; or (iii) constituting a failure to pay the principal or interest (in the case of interest, following the later of (x) sixty (60) days thereafter or (y) the expiration of any applicable grace period (including any extended grace period) if such failure to pay was not otherwise waived) of any other such debt (other than the Convertible Notes or the Second-Lien Notes) when due and payable at its stated maturity, upon required repurchase, or upon declaration;

6.	certain events of bankruptcy, insolvency, or reorganization of the Parent or any of its Restricted Subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X;

7.	except as permitted by the Indenture, any Note Guarantee of any Restricted Subsidiary of the Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that together would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

8.	a final judgment for the payment of $20.0 million or more (excluding any amounts covered by insurance) rendered against the Parent or any Restricted Subsidiary of the Parent, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

9.

unless all of the Collateral has been released from the First-Lien Note Liens in accordance with the provisions of the Security Documents, the default, repudiation or disaffirmation by the Issuer or any of the Guarantors of any of their obligations under the Security Documents (other than by reason of (a) a release of such obligation or Lien related thereto in accordance with the Indenture or the Security Documents or (b) the failure of the Trustee to maintain possession of certificates, instruments or other documents actually delivered to it representing securities or other possessory collateral pledged under the Security Documents), which default, repudiation or disaffirmation results in Collateral having an aggregate Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest in favor of the First-Lien Notes Collateral Agent under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Security Documents), or a determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any of the Guarantors for any reason with respect to Collateral having an aggregate Fair Market Value of $5.0 million or more; provided that such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes demanding that such default be remedied; or

10.	occurrence of any Mortgage Default (as defined in the Vessel Fleet Mortgage) or failure by Parent or any of its Restricted Subsidiaries to comply with the terms of any other Security Document, in either case, after giving effect to any applicable grace periods or time periods for performance specified therein or, in the absence of any grace periods or time periods for performance specified therein, failure by Parent or any of its Restricted Subsidiaries, for 30 days after written notice (demanding that such default be remedied) from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received, to comply with the terms of the Security Documents.

The Indenture provides that in the case of an Event of Default specified in clause (6) or (7) of above, with respect to Parent, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, all outstanding Notes (including principal thereof and interest and premium, if any, thereon) will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable immediately. Upon any such declaration or Event of Default specified in clause (6) or (7) above, the principal of, premium, if any, and interest on all the Notes shall become due and payable immediately.

If an Event of Default occurs and is continuing, subject to the Intercreditor Agreement, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Note Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

The Indenture provides that Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Additional Interest, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Subject to the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may subject the Trustee to personal liability or expense. Notwithstanding the foregoing, the Trustee shall have the right to select and retain counsel of its choosing to represent of in any such proceedings.

The Indenture provides that, subject to the Intercreditor Agreement, a Holder may pursue a remedy with respect to this Indenture or the Notes only if:

1.	such Holder gives to the Trustee written notice that an Event of Default is continuing;

2.	Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

3.	such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

4.	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

5.	during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Modification and Amendment

Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

1.	reduce the principal amount of Notes whose holders must consent to an amendment;

2.	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to (i) the timing for notices that must be given by the Issuer in connection with a redemption of the Notes and (ii) the provisions described above under the caption “—Repurchase at the Option of Holders upon Change of Control”);

3.	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

4.	reduce the Change of Control purchase price of any Note or amend or modify in any manner adverse to the holders of Notes the Issuer’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

5.	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then-outstanding Notes and a waiver of the payment default that resulted from such acceleration);

6.	make any Note payable in money other than that stated in the Note;

7.	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

8.	waive a redemption payment with respect to any Note (other than a payment required by the provisions described above under the caption “—Repurchase at the Option of Holders upon Change of Control”);

9.	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

10.	in any manner subordinate the Notes or the Note Guarantees in right of payment or in Lien priority, except as permitted by the Indenture, the Note Guarantees and the Security Documents;

11.	impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes; or

12.	make any change in the proceeding amendment and waiver provisions.

In addition, any amendment to, or wavier of, the provisions of the Indenture, the Notes, the Note Guarantees or any Security Document that (i) has the effect of releasing all or substantially all of the Collateral from the First-Lien Note Lien shall require the consent of the holders of at least 90% in aggregate principal amount of the Notes then outstanding under the Indenture or (ii) releases any Collateral from the First-Lien Note Lien shall required the consent of holders of at least 75% in aggregate principal amount of the Notes then outstanding under the Indenture, except as otherwise permitted pursuant the Indenture.

Without the consent of any holder, the Issuer and the Trustee may amend the Indenture, the Notes, the Note Guarantees or any Security Document to:

1.	cure any ambiguity, omission, defect or inconsistency that does not adversely affect Holders of the Notes in any material respect;

2.	provide for uncertificated Notes in addition to or in place of certificated Notes;

3.	provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

4.	add guarantees or additional obligors with respect to the Notes;

5.	add to the covenants of the Issuer or the Guarantors of the benefit of the Holders or surrender any right or power conferred upon the Issuer or the Guarantors;

6.	make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

7.	comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

8.	provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

9.	allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to release a Guarantor as provided in this Indenture;

10.	make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents; or

comply with the rules of any applicable securities depository.

In addition, the Trustee and the Collateral Agent will be authorized to amend the Intercreditor Agreement or the Security Documents to add additional secured parties holding Permitted Additional Pari Passu Obligations, First-Lien Note Obligations, Second-Lien Note Obligations or ABL Obligations permitted by the Indenture with the same Lien priorities and rights as provided in the Intercreditor Agreement or to enter into intercreditor arrangements with the holders of any such Indebtedness so long as the terms of such intercreditor arrangements are not less favorable to the holders of Notes than the intercreditor provisions contained in the Security Agreement and the Intercreditor Agreement.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either the provisions set out below under “—Legal Defeasance and Discharge” or “—Covenant Defeasance” be applied to all outstanding Notes upon compliance with the conditions set forth below.

Legal Defeasance and Discharge.

At the our option, we and each of the Guarantors will, subject to the satisfaction of the conditions set forth under “—Conditions to Legal or Covenant Defeasance”, be deemed to have been discharged from its/their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of “—Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions” below and the other sections referred to in clauses (1) and (2) below, and to have satisfied all its/their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and all of the Liens on Collateral securing the Notes shall be released, except for the following provisions will survive until otherwise terminated or discharged:

1.	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to under “—Conditions to Legal or Covenant Defeasance” below;

2.	the Issuer’s obligations with respect to such Notes under Article 2 of the Indenture and the Issuer’s obligation to maintain an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or purchase and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served;

3.	the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and the Issuer’s and the Guarantors’ obligations in connection therewith; and

4.	the provisions set out under this “—Legal Defeasance and Discharge”.

The Issuer may exercise its option under t this “—Legal Defeasance and Discharge” notwithstanding the prior exercise of its option under “—Covenant Defeasance” below.

Covenant Defeasance.

At the our option, we and each of the Guarantors will, subject to the satisfaction of the conditions set forth under “—Conditions to Legal or Covenant Defeasance”, be released from each of their/its obligations under certain covenants contained in the Indenture, including those set forth above under the following captions under “Certain Covenants”: (1) “—Restricted Payments,” (2) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries, (3) “—Incurrence of Indebtedness and Issuance of Preferred Stock, (4) “—Asset Sales, (5) “—Transactions with Affiliates,” (6) “—Liens,” (7) “—Repurchase at the Option of Holders upon Change of Control,” (8) “—Payments for Consent,” (9) “—Additional Note Guarantees,” (10) “—Designation of Restricted and Unrestricted Subsidiaries,” (11) “—Anti-Layering,” and (12) clauses (3) and (4) relating to the Issuer and all of the clauses as they relate to the Parent under “—Merger, Consolidation or Sale of Assets”, with respect to the outstanding Notes on and after the date the conditions set forth under the caption “—Conditions to Legal or Covenant Defeasance” are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes under the Indenture (it being understood that such Notes will not be deemed outstanding for accounting purposes).

For this purpose, Covenant Defeasance means that, all Liens on the Collateral securing the Notes will be released and with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default, but, except as specified above, the remainder of the Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under this caption “—Covenant Defeasance”, subject to the satisfaction of the conditions set forth under the caption “—Conditions to Legal or Covenant Defeasance” below, The events of default in clauses (3), (4), (5), (7), (8), (9) and (10) under the caption “Events of Default” will not constitute Events of Default.

Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1.	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and Additional Interest, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

2.	in the case of an election under “—Legal Defeasance and Discharge”, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that: (i) the Issuer has received from, or (ii) there has been published by, the Internal Revenue Service a ruling; or since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3.	in the case of an election under Section 14.03, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4.	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any related deposit of funds);

5.	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

6.	the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

7.	the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to provisions set out under the caption “—Repayment to Issuer” below, all money and non-callable Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee) in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Obligations deposited or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

The Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Obligations held by it which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Repayment to Issuer.

Subject to applicable law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability and other obligations of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Obligations, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under the Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred until such time as the Trustee or Paying Agent is permitted to apply all such money; provided, however, that, if the Issuer makes any payment of principal of, premium or Additional Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the Trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest (including additional interest, if any) payable on the Notes and the conversion rate of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of Notes upon the written request of that holder.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Parent will furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations (including any extensions provided therein) for a filer that is a “non-accelerated filer” (or any successor term that provides an entity with the greatest time period for filing periodic reports with the SEC) plus five business days:

1.	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-K and 10-Q (or any successor or comparable forms) if the Parent were required to file such reports; and

2.	all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form) if the Parent were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Parent’s consolidated financial statements by the Parent’s certified independent accountants. Notwithstanding the above reporting requirements, the Parent shall not be required to disclose to the Trustee (or the holders of the Notes) any materials for which it has sought and has received (or reasonably expects to receive) confidential treatment from the SEC. Any reports filed with the SEC via EDGAR (or any successor system) shall be deemed to have been furnished to the Trustee in accordance with this covenant.

The Parent will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Parent’s filings for any reason, the Parent will post the reports referred to in the preceding paragraphs on its website within the time periods described above.

In addition, the Parent, the Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For the avoidance of doubt, an Event of Default resulting from a failure to provide any report required above shall be cured upon the provision of such report prior to the acceleration of the Notes.

Trustee

U.S. Bank National Association is the Trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the Trustee and its affiliates.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Facility” means the Credit Agreement, dated as of the Issue Date, among the Issuer, Parent and the other Subsidiaries of Parent party thereto, the various lenders and agents party thereto and Wells Fargo Capital Finance, LLC, as Administrative Agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities, receivables securitization facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture, or amendment, supplement, modification, renewal, or restatement, that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors. Any agreement or instrument other than the ABL Facility in effect on the Closing Date must be designated in an officer’s certificate as an “ABL Facility” for purposes of the Indenture in order to be an ABL Facility.

“ABL Facility Collateral Agent” means Wells Fargo Capital Finance, LLC, as collateral agent under the ABL Facility, and its successors, replacements and/or assigns in such capacity.

“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on Collateral securing the ABL Obligations.

“ABL Obligations” means (x) the Indebtedness and other obligations under the ABL Facility and (y) certain hedge obligations, cash management and other bank product obligations owed to a lender or an affiliate of a lender under the ABL Facility and more particularly described in the Intercreditor Agreement.

“ABL Priority Collateral” shall mean the following property of the Parent and the other Guarantors (as defined in the ABL Facility) (with terms below that are defined in the UCC generally having the meanings given such term by the UCC), whether now owned or hereafter acquired (but excluding Excluded Assets):

i.	accounts, including without limitation, all accounts arising from the shipment or delivery of goods or other items generated from the operation of any Vessel, other than accounts which arise from the sale, license, assignment or other disposition of Notes Priority Collateral;

ii.	deposit accounts, except to the extent constituting identifiable proceeds of the Notes Priority Collateral;

iii.	securities accounts, except to the extent constituting identifiable proceeds of the Notes Priority Collateral;

iv.	investment property (other than (x) Equity Interests in Subsidiaries of the Parent or in any joint venture or other partnership owned by the Parent or any of its Subsidiaries, and (y) any investment property relating to any securities account containing Notes Priority Collateral identified in the foregoing clauses (i), (ii) and (iii));

v.	cash or Cash Equivalents (in each case, except to the extent constituting identifiable proceeds of the Notes Priority Collateral);

vi.	tax refunds and similar tax payments;

vii.	intercompany loans made (a) for working capital purposes and/or (b) with the proceeds of loans under the ABL Facility;

viii.	instruments, chattel paper and other documents, in each case, evidencing or substituted for, any accounts referred to in the preceding clause (i);

ix.	letters of credit, letter-of-credit rights and supporting obligations in each case for accounts referred to in the preceding clause (i);

x.	commercial tort claims;

xi.	general intangibles (including contract rights), instruments, books and records and supporting obligations, in each case related to the items in the foregoing clauses of this definition; and

xii.	products and proceeds of, and books and records evidencing or relating to, the foregoing (including, without limitation, insurance proceeds).

“Acquired Debt” means, with respect to any specified Person:

1.	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

2.	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Accounting Standards” means, as of the date of the Indenture, U.S. GAAP; provided, however, that Parent may, upon not less than 60 days’ prior written notice to the Trustee, change to IFRS; provided, however, that notwithstanding the foregoing, if Parent changes to IFRS, it may elect, in its sole discretion, to continue to utilize U.S. GAAP for the purposes of making all calculations under the Indenture that are subject to

Applicable Accounting Standards and the notice to the Trustee required upon the change to IFRS shall set forth whether or not Parent intends to continue to use U.S. GAAP for purposes of making all calculations under the Indenture. In the event Parent elects to change to IFRS for purposes of making calculations under the Indenture, references in the Indenture to a standard or rule under U.S. GAAP shall be deemed to refer to the most nearly comparable standard or rule under IFRS.

“Asset Sale” means:

1.	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or Parent and its respective Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/ or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale Covenant; and

2.	the issuance of Equity Interests by any of Parent’s Restricted Subsidiaries or the sale of Equity Interests in any of Parent’s Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than Parent or one of its Restricted Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

1.	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

2.	a transfer of assets constituting Notes Priority Collateral between or among the Issuer and the Guarantors;

3.	a transfer of assets that are not Notes Priority Collateral between or among Parent and its Restricted Subsidiaries;

4.	an issuance of Equity Interests by a Restricted Subsidiary of Parent to Parent or to a Restricted Subsidiary of Parent;

5.	the sale or lease of products, services or accounts receivable in the ordinary course of business (which shall include factoring, securitization and similar transactions) and any sale or other disposition of damaged, worn-out or obsolete assets or assets otherwise unsuitable or no longer required for use in the ordinary course of the business of Parent and its Restricted Subsidiaries;

6.	the sale or other disposition of Cash Equivalents not constituting Collateral;

7.	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

8.	the licensing or sublicensing of intellectual property or other general intangibles on customary terms in the ordinary course of business and the abandonment of intellectual property which is no longer used or useful in or material to the businesses of Parent and its Restricted Subsidiaries;

9.	the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of inventory and other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

10.	a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

11.	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive factoring or similar arrangements or the unwinding of any Hedging Obligations;

12.	any sale of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

13.	(a) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Permitted Business of comparable or greater market value or usefulness to the business of Parent and its Restricted Subsidiaries as a whole, as determined in good faith by Parent and (b) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of Parent and its Restricted Subsidiaries as a whole, as determined in good faith by Parent; provided that if the assets transferred pursuant to this clause (13) are Notes Priority Collateral the assets received in exchange therefor shall be Notes Priority Collateral;

14.	any sale, conveyance or other disposition of assets of any Restricted Subsidiary that is not a Wholly- Owned Restricted Subsidiary, except to the extent that the proceeds thereof are distributed in cash or Cash Equivalents to Parent or a Wholly-Owned Restricted Subsidiary;

15.	any foreclosure or any similar action with respect to the property or other assets of Parent or any Restricted Subsidiary;

16.	the sublease or assignment to third parties of leased facilities;

17.	a Casualty or Condemnation Event whose proceeds are subject to “—Repurchase at the Option of the Holders—Asset Sales”;

18.	the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements; and

19.	the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of the covenant described above under the caption “—Certain Covenants—Liens.”

Notwithstanding the foregoing, Parent may voluntarily treat any transaction otherwise exempt from the definition of “Asset Sale” pursuant to clauses (1) through (19) above as an “Asset Sale” by designating such transaction as an Asset Sale for purposes of the Indenture in an officer’s certificate delivered to the Trustee.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Applicable Accounting Standards; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

1.	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

2.	with respect to a partnership, the Board of Directors of the general partner of the partnership;

3.	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

4.	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Applicable Accounting Standards, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

1.	in the case of a corporation, corporate stock or American Depository Shares (or receipts issued in evidence thereof) representing interests in such corporate stock;

2.	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3.	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

4.	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

1.	any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof;

2.	deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-2” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or at least “P-2” by Moody’s Investors Service, Inc. (“Moody’s”) or any respective successor agency;

3.	commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency;

4.	repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

5.	demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System that are FDIC insured;

6.	money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (5); and

7.	in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in local currency held by such Foreign Subsidiary from time to time in the ordinary course of business.

“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to property or other assets owned by Parent or a Restricted Subsidiary.

“Collateral Agent” means the Trustee under the Indenture, in its capacity as collateral agent for itself and for the holders of the Notes, together with its successors and assigns in such capacity.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

1.	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries and all franchise taxes for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

2.	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

3.	depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting), but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

4.	the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness; plus

5.	business optimization expenses, streamlining costs, exit or disposal costs, facilities closure costs and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, headcount reductions, systems establishment costs, payroll, relocation and contract termination charges), provided that the amount of cash charges added back under this clause (5) with respect to any actions initiated following the Closing Date, shall not exceed, in the aggregate, 10% of Consolidated Cash Flow (prior to giving effect to the addition of such amount) for such period; plus

6.	(i) unusual or nonrecurring charges, expenses or other items, (ii) charges, expenses or other items in connection with any restructuring, acquisition, disposition, equity issuance or debt incurrence, and (iii) non-recurring out-of-pocket charges, expenses or other items related to and consisting of legal settlements and/or judgments, in all cases whether or not consummated and to the extent deducted in computing such Consolidated Net Income (for the avoidance of doubt, for purposes of this clause (6), charges, expenses or other items with respect to multiple proceedings shall be deemed to be “non-recurring” if the underlying facts giving rise to the proceedings are themselves unrelated and the underlying facts giving rise to the proceedings are not reasonably likely to recur within any of the next two fiscal years); plus

7.	any impairment charges or asset write-offs, in each case pursuant to Applicable Accounting Standards, and the amortization of intangibles arising pursuant to Applicable Accounting Standards; minus

8.	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with Applicable Accounting Standards.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with Applicable Accounting Standards and without any reduction in respect of preferred stock dividends; provided that:

1.	all extraordinary gains and losses and all gains and losses realized in connection with any asset disposition or the disposition of securities or the early extinguishment of Indebtedness or Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

2.	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

3.	solely for the purpose of determining the amount available for Restricted Payments under the first paragraph under “—Certain Covenants—Limitation on Restricted Payments,” the net income for such period of any Restricted Subsidiary (other than the Issuer, so long as it is a primary obligor under the Notes, or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

4.	the cumulative effect of a change in accounting principles will be excluded;

5.	notwithstanding clause (2) above, the net income of any Unrestricted Subsidiary will be excluded except to the extent received by the specified Person or one of its Restricted Subsidiaries;

6.	any (a) one-time non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights and (c) write-offs or write-downs of goodwill will be excluded;

7.	any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resolution from Hedging Obligations for currency exchange risk entered in relation with Indebtedness) will be excluded;

8.	any unrealized net after-tax income (loss) from Hedging Obligations or cash management Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments in the ordinary course shall be excluded;

9.	non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

10.	any charges resulting from the application of (i) Accounting Standards Codification Topic 805 “Business Combinations,” (ii) Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long- Lived Assets,” (iii) Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition,” (iv) Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” or (v) Accounting Standards Codification Topic 835-30 “Interest- Imputation of Interest—Interest on Receivables and Payables,” with respect to deferred payments in respect of settlements of litigations or investigations, in each case, shall be excluded;

11.	all charges, costs and expenses relating to the Transactions or relating to the closure of the FSX Service; and

12.	all net after-tax charges or expenses with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Parent or the Issuer (as applicable) who:

1.	was a member of such Board of Directors on the date of the Indenture; or

2.	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Convertible Notes” means the 6.0% convertible secured notes due 2017 of the Parent.

“Convertible Note Liens” means all Liens in favor of the Convertible Notes Collateral Agent on Collateral securing the Convertible Note Obligations.

“Convertible Note Obligations” means the obligations of Parent and any other obligor under the Convertible Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Convertible Notes Indenture, the Convertible Notes and the performance of all other obligations (including, without limitation, payment of fees and expenses of the trustee and collateral agent, including fees and expenses of their agents, attorneys and professional advisors) to the trustee and the holders under the Convertible Notes Documents, according to the respective terms thereof.

“Credit Facilities” means one or more debt facilities or commercial paper facilities (including without limitation the credit facilities provided under ABL Facility), in each case, with banks or other lenders or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, capital leases, letters of credit or issuances of senior secured notes, including any related notes, guarantees, indentures, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including into one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility. Any agreement or instrument other than the ABL Facility in effect on the Closing Date must be designated in an officer’s certificate as a “Credit Facility” for purposes of the Indenture in order to be a Credit Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the earlier of (x) the date that is 91 days after the date on which the Notes mature and (y) the date that is 91 days after the date no Notes remain outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Parent or any and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Offer” means the offer by Parent to the holders of $330.0 million aggregate principal amount of its Existing Convertible Notes to exchange the Existing Convertible Notes for (x) $280.0 million aggregate principal amount of Convertible Notes, and (y) 50.0 million shares of Parent’s common stock, par value $0.01 per share.

“Exchange Offer Document” means the Registration Statement on Form S-4, dated as of August 26, 2011, relating to the Exchange Offer, including the prospectus that forms a part thereof, as amended prior to the Issue Date.

“Excluded Assets” (which, for purposes of this Description of the New Notes, includes both assets which will be affirmatively excluded from the Liens of the Security Documents and assets which the holders of Notes are not likely to have a perfected security interest in under applicable law) will include, among other things, the following assets of the Parent and the other Guarantors:

1.	any property or assets owned by any Subsidiary of the Parent which is not a Guarantor;

2.	any assets other than Notes Priority Collateral which do not secure ABL Obligations (including, without limitation, assets of employee benefit plans and any Capital Construction Fund account established pursuant to 46 App. U.S.C. § 1177) or which are purported to secure ABL Obligations but such Liens are not required to be perfected under the ABL Facility or the perfection of such Liens has been waived;

3.	Excluded Contracts;

4.	Excluded Equipment;

5.	any voting security that is issued by a Foreign Subsidiary (that is a corporation for United States federal income tax purposes) and owned by the Parent or any Guarantor, if and to the extent that the inclusion of such voting security in the Collateral would cause the Collateral pledged by the Parent or such Guarantor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of voting securities of such Foreign Subsidiary;

6.	any Capital Stock and other securities of each Subsidiary of the Parent to the extent that and for so long as the pledge of such Capital Stock or other securities to secure the Notes or the Note Guarantees would cause such Subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time);

7.	proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (5), unless such proceeds or products would otherwise constitute Collateral securing Convertible Note Obligations;

8.

any property or asset (other than Excluded Contracts and Excluded Equipment) only to the extent and for so long as the grant of a security interest in such property or asset (including the perfection of such property or asset) (i) is prohibited by, or would constitute a breach or default under or require any consent not obtained under, any applicable law or contract, license or other document evidencing or giving rise to such property (except to the extent such prohibition, breach or default is ineffective under applicable law); and

9.	certain other assets and properties to be agreed in the definitive Security Documents.

“Excluded Contract” means at any date any rights or interest of the Parent or any Guarantor in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) (a) to the extent that such Contract by the express terms of a valid and enforceable restriction in favor of a Person who is not the Parent or any Subsidiary of the Parent, or any requirement of law, prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by the Parent or a Subsidiary of the Parent and (b) which, if in existence or the subject of rights in favor of the Parent or any Guarantor as of the Closing Date and with respect to which a contravention or other violation caused or arising by its inclusion as Collateral could reasonably be expected to have a Material Adverse Effect (as defined in the ABL Facility as in effect on the Closing Date), is listed and designated as such to the Collateral Agent in an officers’ certificate; provided that:

(x) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the UCC and (y) all proceeds paid or payable to any of the Parent or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Equipment” means at any date any equipment or other assets of the Parent or any Guarantor which is subject to, or secured by a Lien permitted by clause (4), (5), (7) or (38) or, to the extent relating thereto, (13) of the definition of “Permitted Liens” if and to the extent that (a) the express terms of a valid and enforceable restriction in favor of a Person who is not the Parent or a Subsidiary of the Parent contained in the agreements or documents granting or governing such Lien prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, or a grant of a security interest therein, by the Parent or any Guarantor and (b) such restriction relates only to the asset or assets acquired by the Parent or any Guarantor with the proceeds of the Indebtedness secured by such Lien and attachments thereto or substitutions therefor; provided that all proceeds paid or payable to any of the Parent or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such equipment or other assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of the Indebtedness secured by such equipment or other assets.

“Exempted Subsidiary” means a Restricted Subsidiary (other than the Issuer) that is not an obligor or guarantor with respect to any Indebtedness of Parent or any Guarantor in which an Investment is made (or is deemed made) by Parent or a Guarantor pursuant to (i) the first paragraph under the caption, “Certain Covenants—Restricted Payments”, (ii) clause (15) of the second paragraph under the caption, “Certain Covenants—Restricted Payments” or (iii) clause (19) or (21) of the definition of “Permitted Investments”.

“Existing Indebtedness” means all Indebtedness of Parent and its Subsidiaries (other than Indebtedness under the ABL Facility) in existence on the date of the Indenture, until such amounts are repaid including, without limitation, (i) the $100.0 million aggregate principal amount of Second-Lien Notes (and the Guarantees by the Guarantors in respect thereof) issued on the Closing Date, (ii) the $280.0 million aggregate principal amount of Convertible Notes (and the Guarantees by the Guarantors in respect thereof) issued in the Exchange Offer on the Closing Date (less the aggregate principal amount of any Convertible Notes that have been converted in a “Mandatory conversion” pursuant to the terms hereof) and (iii) any Existing Convertible Notes outstanding following completion of the Transactions.

“Existing Notes” means the 4.25% Convertible Senior Notes due 2012 of the Parent.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in the Indenture) (i) if such Fair Market Value is less than $20.0 million, the Chief Financial Officer of Parent and (ii) if such Fair Market Value is $20.0 million or greater, the Board of Directors of Parent.

“First-Lien Note Documents” means the First-Lien Notes Indenture, the First-Lien Notes, the First-Lien Note Guarantees and the Security Documents.

“First-Lien Note Guarantee” means the Guarantee by each relevant guarantor of the Issuer’s obligations under the First-Lien Notes Indenture and the First-Lien Notes, executed pursuant to the provisions of the First- Lien Notes Indenture.

“First-Lien Note Liens” means all Liens in favor of the First-Lien Notes Collateral Agent on Collateral securing the First-Lien Note Obligations and any Permitted Additional Pari Passu Obligations.

“First-Lien Note Obligations” means the Obligations of the Issuer and any other obligor under the First- Lien Notes Indenture or any of the other First-Lien Note Documents, including any Guarantor, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the First-Lien Notes Indenture, the First-Lien Notes (and the First-Lien Note Guarantee) and the performance of all other Obligations to the trustee and the holders under the First-Lien Notes Indenture and the First-Lien Notes (and the First-Lien Note Guarantee), according to the respective terms thereof.

“First-Lien Notes” means $225.0 million aggregate principal amount of 11.00% First Lien Senior Secured Notes due 2016 of Horizon Lines, LLC and any Permitted Refinancing Indebtedness incurred (from time to time and in one or more successive refinancings) in respect thereof in accordance with the terms of the Indenture.

“First-Lien Notes Collateral Agent” means the trustee under the First-Lien Indenture, in its capacity as collateral agent for the holders of First-Lien Notes and holders of Permitted Additional Pari Passu Obligations, together with its successors in such capacity.

“First-Lien Notes Indenture” means the Indenture, dated as of the Closing Date, among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, governing the First-Lien Notes and any other instrument governing the First-Lien Notes.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect, in the good-faith judgment of the Chief Financial Officer of Parent, to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

1.

acquisitions, dispositions, discontinued operations or other operational changes (including of Vessels and equipment and assets related thereto) that have been made by the specified Person or any of its Restricted Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the Chief Financial Officer of Parent, as if they had occurred on the first day of the four-quarter reference period, and such pro forma calculations may reflect operating expense reductions and other operating improvements or synergies expected to result from the applicable event based on actions to be taken within 12 months after the relevant event (to the extent set forth in an officer’s certificate in reasonable detail, including the cost and timing of such expense reductions or other operating improvements or synergies), in each case, net of all costs required to achieve such expense reduction or other operating improvement or synergy;

2.	the Consolidated Cash Flow attributable to discontinued operations (including of Vessels and equipment and assets related thereto), as determined in accordance with Applicable Accounting Standards, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

3.	the Fixed Charges attributable to discontinued operations, as determined in accordance with Applicable Accounting Standards, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

4.	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

5.	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

6.	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For the purpose of this definition, whenever pro forma effect is to be given to an acquisition or construction of a Vessel or the Capital Stock of a vessel-owning company or the financing thereof, such Person may (i) if the relevant Vessel is to be subject to a time charter with a remaining term longer than six months, apply pro forma earnings (losses) for such period Vessel based upon such charter, or (ii) if such Vessel is not subject to a time charter, is under time charter that is due to expire within six months or less, or is to be subject to charter of a voyage charter basis (whether or not any such charter is in place for such Vessel), then in each case, apply earnings (losses) for such period for such Vessel based upon the average of the historical earnings of comparable Vessels in such Person’s fleet (as determined in good faith by such Person’s Board of Directors) during such period or if there is not such comparable Vessel, then based upon industry average earning for comparable Vessels (as determined in good faith by such Person’s Board of Directors).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of

1.	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, yield and other fees and charges (including interest), but excluding the amortization or write-off of debt issuance costs; plus

2.

the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of Parent or preferred stock any Restricted Subsidiaries, other than dividends on

Equity Interests payable solely in Equity Interests of Parent (other than Disqualified Stock) or to Parent or any Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with Applicable Accounting Standards.

Notwithstanding the foregoing, any charges arising from the application of (i) Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Stock, (ii) Accounting Standards Codification Topic 835-30 “Interest- Imputation of Interest—Interest on Receivables and Payables,” with respect to deferred payments in respect of settlements of litigations or investigations or (iii) Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a U.S. Subsidiary and any Subsidiary of such a Subsidiary, whether or not a U.S. Subsidiary.

“FSX Service” means the “Five-Star Express” service provided on the Issue Date by Parent and its Restricted Subsidiaries using vessels not qualified under the Jones Act.

“Government Obligations” means securities that are:

1.	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

2.	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit Obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means Parent and any Restricted Subsidiary of Parent that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

1.	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

2.	other agreements or arrangements designed to manage interest rates or interest rate risk; and

3.	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by Parent to change Applicable Accounting Standards to IFRS; provided that IFRS shall not include any provisions of such standards that would require a lease that would be classified as an operating lease under U.S. GAAP to be classified as indebtedness or a finance or capital lease.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (other than the Issuer) that is designated as such in an officer’s certificate that, as of such date of determination, (i) has less than $0.5 million of total assets and (ii) conducts no material business or operations.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

1.	in respect of borrowed money;

2.	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

3.	in respect of banker’s acceptances;

4.	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

5.	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed but excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

6.	representing any Hedging Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with Applicable Accounting Standards; provided that for the avoidance of doubt, any Guarantee by Parent or any of its Restricted Subsidiaries of obligations of another Person that do not constitute Indebtedness of such Person shall, in each case, not constitute Indebtedness of Parent or such Restricted Subsidiary. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), except for any pledge of the Equity Interests of an Unrestricted Subsidiary as permitted by clause (20) of the definition of Permitted Liens, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the term “Indebtedness” will not include (a) in connection with the purchase by Parent or any of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under Applicable Accounting Standards to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations; incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Capital Stock; or (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Intercreditor Agreement” means that certain intercreditor agreement, to be dated the date of the Indenture, among the Issuer, the Guarantors, the ABL Facility Collateral Agent, the Convertible Notes Collateral Agent, the Second-Lien Notes Collateral Agent and the Collateral Agent, as amended, supplemented, restated, modified, renewed or replaced (whether upon or after termination or otherwise), in whole or in part from time to time, or any other successor agreement and whether among the same or any other parties.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with Applicable Accounting Standards), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Applicable Accounting Standards. The acquisition by Parent or any Restricted Subsidiary of Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash or (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary of Parent or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clauses (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“Issue Date” means the date the Notes are initially issued under the Indenture, which was October 5, 2011.

“Lien” means, with respect to any asset, any mortgage, hypothecation, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in; provided that in no event shall an operating lease, rights of set-off or netting arrangements in the ordinary course of business be deemed to constitute a Lien.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale or Casualty or Condemnation Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or Casualty or Condemnation Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty or Condemnation Event, taxes paid or payable as a result of the Asset Sale or Casualty or Condemnation Event, in each case, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale or Casualty or Condemnation Event (other than ABL Obligations, Note Obligations, Convertible Note Obligations and Permitted Additional Pari Passu Obligations) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with Applicable Accounting Standards, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“Net Proceeds Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Non-Recourse Debt” means Indebtedness:

1.	except for a pledge of the Equity Interest of an Unrestricted Subsidiary as permitted by clause (20) of the definition of Permitted Liens, as to which none of Parent and its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

2.	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

3.	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary);

in each case except to the extent permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;” provided, however, that Indebtedness shall not cease to be Non-Recourse Debt solely by reason of pledge by Parent or any of its Restricted Subsidiaries of Equity Interests of an Unrestricted Subsidiary of Parent or of a Person that is not a Subsidiary of Parent or such Restricted Subsidiary if recourse is limited to such Equity Interests.

“Note Documents” means the Notes and the guarantees thereof, the Indenture and the security documents relating to the Indenture.

“Notes Priority Collateral” means all now owned or hereafter acquired property of the Parent or any Guarantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First-Lien Note Obligations that constitutes (but in each case, excluding Excluded Assets):

(a)	equipment (including Vessels) and inventory and all documents of title for any equipment or inventory;

(b)	intellectual property;

(c)	real estate assets;

(d)	(i) the Capital Stock of each Subsidiary of the Parent, and (ii) Capital Stock owned by the Parent or any Guarantor in any joint venture, partnership or similar non-publicly owned Person that is not a Subsidiary of the Parent or any Guarantor;

(e)	deposit accounts and securities accounts existing solely for the purpose of holding proceeds of the Notes Priority Collateral;

(f)	general intangibles (excluding hedge agreements and any rights thereunder) including, without limitation; (i) any charters, operating leases and similar agreements entered into with respect to a Vessel and any security or guarantee in respect of the charter’s or lessee’s obligations under such charter, lease or similar agreement; and (ii) any building conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations thereunder (in each case, except to the extent constituting ABL Priority Collateral);

(g)	identifiable products and proceeds of, and books and records evidencing or relating to, the foregoing (including, without limitation, insurance proceeds); and

(h)	all other Collateral other than ABL Priority Collateral.

Notwithstanding the foregoing, for the avoidance of doubt, all accounts arising from the shipment or delivery of goods or other items generated from the operation of any Vessel shall constitute ABL Priority Collateral.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) secured by the Note Liens; provided that, except in the case of Additional Notes, (i) the trustee or agent under such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and (ii) Parent has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Business” means any business conducted by Parent or any of its Restricted Subsidiaries on the Closing Date and any business that, in the good faith judgment of the Board of Directors of Parent, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof.

“Permitted Hedging Obligations” means any Hedging Obligations that would constitute Permitted Debt pursuant to clause (viii) of the second paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant of the Indenture.

“Permitted Investments” means:

1.	(i) any Investment in the Issuer or any Guarantor and (ii) any Investment by any Restricted Subsidiary (other than the Issuer) that is not a Guarantor in Parent or any Restricted Subsidiary;

2.	any Investment in Cash Equivalents;

3.	any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(a)	such Person becomes a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Guarantor;

4.	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” or from a sale or other disposition of assets not constituting an Asset Sale;

5.	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Parent;

6.	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

7.	Investments represented by Permitted Hedging Obligations;

8.	loans and advances to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of Parent or any direct or indirect parent entity of Parent, (b) required by applicable employment laws and (c) other loans and advances not to exceed $3.0 million at any one time outstanding;

9.	repurchases of the Notes;

10.	any Investment of Parent or any of its Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of the Indenture;

11.	Guarantees otherwise permitted by the terms of the Indenture;

12.	receivables owing to Parent or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

13.	payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

14.	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment pursuant to joint marketing, joint development or similar arrangements with other Persons;

15.	advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

16.	Investments resulting from the acquisition of a Person, otherwise permitted by the Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

17.	reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa); provided in each case that the amount of such Investment is not increased thereby;

18.	any Investment in any Subsidiary of Parent or any joint venture in the ordinary course of business in connection with intercompany cash management arrangements or related activities;

19.	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed the greater of (x) $30.0 million and (y) 3.0% of Total Assets, in each case, net of any return of or on such Investments received by Parent or any Restricted Subsidiary of Parent; and

20.	the pledge of the Equity Interests of an Unrestricted Subsidiary as security for Indebtedness that is permitted by clause (20) of the definition of Permitted Liens.

“Permitted Liens” means:

1.	any Liens (whose priority shall be governed by the Intercreditor Agreement) held by the Collateral Agent securing (i) the Notes and the related Note Guarantees outstanding on the date of the Indenture (and any related Exchange Notes and Exchange Note Guarantees) and (ii) any Permitted Additional Pari Passu Obligations, in an aggregate principal amount under such clauses (i) and (ii) not to exceed $225.0 million at any one time outstanding;

2.	any Lien (whose priority shall be governed by the Intercreditor Agreement) securing the ABL Facility or any other Credit Facility so long as the aggregate principal amount outstanding under the ABL Facility and/or any successor Credit Facility does not exceed the principal amount which could be incurred under clause (1) of the definition of “Permitted Debt”;

3.	Liens in favor of the Issuer or the Guarantors;

4.	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Parent or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Parent or is merged into or consolidated with Parent or any Restricted Subsidiary of Parent (plus improvements and accessions to such property or proceeds or distributions thereof);

5.	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Parent or any Restricted Subsidiary of Parent (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

6.	Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

7.	Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);

8.	Liens existing on the date of the Indenture (other than Liens securing the ABL Facility, First-Lien Notes, the Second-Lien Notes or the Notes);

9.	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with Applicable Accounting Standards has been made therefor;

10.	Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

11.	any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

12.	Liens on the assets of a Restricted Subsidiary that is neither a Guarantor nor the Issuer securing Indebtedness or other obligations of such Restricted Subsidiary permitted by the Indenture;

13.	Liens to secure any Permitted Refinancing Indebtedness incurred to refinance secured Indebtedness permitted to be incurred under the Indenture (other than the ABL Facility or the Notes); provided,

however, that (i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and (ii) the new Lien is of no higher priority than the original Lien;

14.	Liens or leases or licenses or sublicenses or subleases as licensor, lessor, sublicensor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

15.	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or Guarantees provided by Parent or any Subsidiary of Parent;

16.	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self insurance or securing letters of credit issued in the ordinary course of business;

17.	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with Applicable Accounting Standards;

18.	Liens on (a) assets other than those constituting Collateral securing Permitted Hedging Obligations, (b) assets constituting Collateral securing Permitted Hedging Obligations to the extent that the Indebtedness to which the Hedging Obligations relate is permitted to be secured pursuant to the Indenture and (c) assets constituting Collateral securing Permitted Hedging Obligations that are ABL Obligations;

19.	any interest or title of a lessor, licensor or sublicensor under any lease, license or sublicense of the property of Parent or any Restricted Subsidiary, including intellectual property, as applicable;

20.	Liens on the Equity Interests of an Unrestricted Subsidiary of Parent or of a Person that is not a Subsidiary of Parent securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to Parent or any Restricted Subsidiary with respect to such Indebtedness is limited to such Equity Interests;

21.	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Parent or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

22.	any obligations or duties affecting any of the property of Parent or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not impair the use of such property for the purposes for which it is held;

23.	Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;

24.	restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

25.	options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

26.	Liens consisting of any law or governmental regulation or permit requiring Parent or any of its Restricted Subsidiaries to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

27.	Liens on the unearned premiums under the insurance policies permitted by clause (xv) of the definition of “Permitted Debt” securing Indebtedness incurred pursuant to clause (xv) of the definition of “Permitted Debt”;

28.	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of Parent or any of its Restricted Subsidiaries;

29.	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business, and/or to secure other obligations permitted to be incurred pursuant to clause (16) of the second paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant of the indenture;

30.	any netting or set-off arrangements entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of Parent or any of its Restricted Subsidiaries, including pursuant to any cash management agreement;

31.	Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant entitled “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

32.	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries and other Liens incidental to the conduct of the business of Parent and its Restricted Subsidiaries that do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Parent and its Restricted Subsidiaries;

33.	Liens arising from UCC financing statement filings regarding operating leases entered into by Parent or any Restricted Subsidiary of Parent in the ordinary course of business or other precautionary UCC financing statement filings;

34.	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

35.	Liens not otherwise permitted hereunder securing Indebtedness or other obligations that does not, in the aggregate, exceed $20.0 million at any one time outstanding, which Liens shall be governed by the Intercreditor Agreement but may be of any priority (and may be higher in priority with respect to the Notes Priority Collateral than the First Lien Note Liens and higher in priority with respect to the ABL Priority Collateral than the ABL Liens);

36.	Liens occurred in the ordinary course of business of Parent or its Restricted Subsidiaries arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels, equipment and inventory, repairs and improvements to Vessels, equipment and inventory, crews’ wages and maritime Liens;

37.	Liens for salvage;

38.

Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, a Vessel (which term, for purposes of this clause (38), shall include the Capital Stock of a Person substantially all of the assets of which is a Vessel, equipment and inventory, as the context may require), provided, however, (i) the principal amount of Indebtedness secured by such a Lien does not exceed (x) with respect to Indebtedness incurred to finance the construction of such Vessel, 87.5% of the sum of (1) the contract price pursuant to the Vessel Construction Contract for such Vessel and (2) any other Ready for Sea Cost for such Vessel, and (y) with respect to Indebtedness Incurred to finance the acquisition of such Vessel, 87.5% of the sum of (1) the contract price for the acquisition of such Vessel and (2) any other Ready for Sea Cost of such Vessel, (ii) in the case of Indebtedness that matures within nine months after the incurrence of such Indebtedness, the principal amount of Indebtedness secured by such a Lien shall not exceed the Fair Market Value, as determined in good faith by the Board of Directors of the Parent, of such Vessel at the time such Lien is incurred (iii) in the case of a Sale/Leaseback Transaction, the principal amount of Indebtedness secured by such a Lien shall not exceed the Fair Market Value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred and (iv) in the case of

Indebtedness representing Capital Lease Obligations relating to a Vessel, the principal amount of Indebtedness secured by such a Lien shall not exceed 100% of the sum of (1) the Fair Market Value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred and (2) any Ready for Sea Cost for such Vessel, provided, further, however that such Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

39.	Liens (whose priority shall be governed by the Intercreditor Agreement) held by the Collateral Agent securing (i) the $100.0 million aggregate principal amount of Second-Lien Notes (and the Guarantees by the Guarantors in respect thereof) issued on the Issue Date and additional Second-Lien Notes (and Guarantees by the Guarantors in respect thereof) issued after the Issue Date as “PIK Interest” (as defined in the Second-Lien Notes Indenture in effect on the Issue Date) on such Second-Lien Notes or on any Second-Lien Notes issued as such “PIK Interest” and all related obligations and (ii) Convertible Notes (and the Guarantees by the Guarantors in respect thereof) in an aggregate principal amount of up to $280.0 million (less the aggregate principal amount of any Convertible Notes that have been converted in a “Mandatory Conversion” pursuant to the terms thereof) and additional Convertible Notes (and Guarantees by the Guarantors in respect thereof) issued after the Issue Date as “PIK Interest” (as defined in the Convertible Notes Indenture in effect on the Issue Date) on such Convertible Notes or on any Convertible Notes issued as such “PIK Interest” and all related obligations; and

40.	Liens (whose priority shall be governed by the Intercreditor Agreement and shall equal the priority of the Liens securing the Second-Lien Notes issued on the Issue Date) securing up to $50.0 million aggregate principal amount of Indebtedness incurred pursuant to clause (23) of the definition of “Permitted Debt”.

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

1.	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

2.	such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

3.	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Indebtedness, such Permitted Refinancing Indebtedness is subordinated in right of payment on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

4.	Permitted Refinancing Indebtedness may not be incurred by a Person other than the Issuer and any of the Guarantors to renew refund, refinance, replace, defease or discharge any Indebtedness of the Issuer or a Guarantor.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Ready of Sea Costs” means with respect a Vessel or Vessels to be acquired or leased (pursuant to a Capital Lease Obligation) by Parent or any Restricted Subsidiaries, the aggregate amount of expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for their intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified and accounted for as “property, plant and equipment” in accordance with Applicable Accounting Standards.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Where (i) such term is used without a referent Person or (ii) such term is used with reference to Parent, such term shall be deemed to mean a Subsidiary of Parent that is not an Unrestricted Subsidiary (including, without limitation the Issuer), unless the context otherwise requires.

“Sale of Notes Priority Collateral” means any Asset Sale to the extent involving a sale, lease or other disposition of Notes Priority Collateral.

“Second-Lien Note Documents” means the Second-Lien Notes and the Guarantees thereof, the Second-Lien Notes Indenture and the security documents relating to the Second-Lien Notes Indenture.

“Second-Lien Note Liens” means all Liens in favor of the Second-Lien Notes Collateral Agent on Collateral securing the Second-Lien Note Obligations.

“Second-Lien Note Obligations” means the obligations of the Issuer and any other obligor under the Second-Lien Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Second-Lien Notes Indenture, the Second-Lien Notes and the performance of all other obligations to the trustee and the holders under the Second-Lien Note Documents, according to the respective terms thereof.

“Second-Lien Notes” means (i) $100.0 million aggregate principal amount of Second Lien Senior Secured Notes due 2016 of the Issuer issued on the Issue Date and (ii) other Indebtedness secured by a Permitted Lien under clause (40) of the definition thereof, and any Permitted Refinancing Indebtedness incurred (from time to time and in one or more successive refinancings) in respect of (i) or (ii) in accordance with the terms of the Indenture.

“Second-Lien Notes Collateral Agent” means the trustee under the Second-Lien Notes Indenture, in its capacity as collateral agent for the holders of the Second-Lien Notes, together with its successors in such capacity.

“Second-Lien Notes Indenture” means the Indenture, dated as of the Closing Date, among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, governing the Second-Lien Note and any other instrument governing the Second-Lien Notes.

“Security Documents” means the Security Agreement, the Intercreditor Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Issuer or any other Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Senior Lien Debt” means, with respect to any Collateral whose Excess Proceeds are required to be applied pursuant to “—Repurchase at the Option of the Holders—Asset Sales”, any Indebtedness or other Obligations secured by Liens on such Collateral ranking higher in priority than the Convertible Note Liens.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

1.	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2.	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof) to the extent such partnership is included in the consolidated financial statements of such Person.

“Total Assets” means the total assets of Parent and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of Parent, prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with Applicable Accounting Standards, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Transactions” means (i) the issuance of the Notes and the use of proceeds therefrom, (ii) the issuance of the First-Lien Notes and the use of proceeds therefrom, (iii) the issuance of the Second-Lien Notes and the use of proceeds therefrom, (iv) the exchange of bridge loans under the Bridge Loan Agreement for Second-Lien Notes, (v) the Exchange Offer and the other transactions contemplated by the Exchange Offer Document, (vi) obtaining all necessary shareholder, stock exchange and governmental approvals and (vii) the payment of all fees and expenses in connection with the foregoing.

“Unrestricted Subsidiary” means any Subsidiary of Parent that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Parent, but only to the extent that such Subsidiary:

1.	has no Indebtedness other than Non-Recourse Debt;

2.	except as permitted by the covenant described above under the caption “—Certain Covenants— Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or any such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

3.	except as otherwise permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments,” is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has a direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

4.	except as otherwise permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments,” has not guaranteed or otherwise provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries.

“U.S. GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States in effect on the date of the Indenture.

“U.S. Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia.

“Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of the Parent or any Restricted Subsidiary of the Parent and which are owned by and registered (or to be owned and registered) in the name of the Parent or any of its Restricted Subsidiaries, including, without limitation, any Vessel leased or otherwise registered in the foregoing parties’ names, pursuant to a lease or other operating agreement constituting a Capital Lease Obligation, in each case together with all related spares, equipment and any additional improvements.

“Vessel Construction Contract” means any contract for the construction (or construction and acquisition”) of a Vessel entered into by the Issuer or its Restricted Subsidiaries, including any amendments, supplements or modifications thereto or change orders in respect thereof.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

1.	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

2.	the then-outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Book-Entry, Settlement and Clearance

The Global Notes

The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including additional interest) with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

Registration Rights

We, the Guarantors and certain holders of the Existing Notes (the “Eligible Holders”) will enter into the Registration Rights Agreement on or prior to the Issue Date. The following description is a summary of the material provisions of the Registration Rights Agreement and does not purport to be complete.

Pursuant to the Registration Rights Agreement, we are obligated to complete the A/B Exchange Offer as soon as practicable but in no event later than 400 days after the issuance of the First Lien Secured Notes and Second Lien Secured Notes. If we do not complete the A/B Exchange Offer within the 400 day period, this will result in a “registration default” and 0.25% of additional interest per 90 days of “registration default” will be added to the interest payable on the First Lien Secured Notes and the Second Lien Secured Notes, up to a maximum of 1.00% of additional interest.

DESCRIPTION OF SECOND LIEN NOTES

We issued $100.0 million aggregate principal amount of Second Lien Senior Secured Notes due 2016 (which, for purposes of this description, we refer to as the “Second-Lien Notes”), in a transaction exempt from, or not subject to, the registration requirements of the Securities Act, under an indenture dated October 5, 2011, as amended (which, for the purposes of this description, we refer to as the “Indenture”), among itself, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). On April 9, 2012, we also issued a new Additional Note in the aggregate principal amount of $40.0 million (which, for the purposes of this description, we refer to as the “New Note” and, together with the Second-Lien Notes, the “Notes”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

For purposes of this description, references to the “Issuer,” “we,” “our” and “us” refer only to Horizon Lines, LLC and not to its subsidiaries, and references to the “Parent” refer only to Horizon Lines, Inc. and not to its subsidiaries (including the Issuer).

General

The Notes

The Notes:

•	are general senior obligations of the Issuer and are pari passu in right of payment with all existing and future senior indebtedness of the Issuer;

•

are secured on a second-priority basis by Liens on all Notes Priority Collateral and on a third- priority basis by Liens on all ABL Priority Collateral (other than Excluded Assets), subject, in each case, to Permitted Liens;

•	are unconditionally, jointly and severally, guaranteed by the Guarantors;

•	bear interest from the Issue Date as follows:

•	Cash Interest (as defined below) on the Notes will accrue at a rate of 13.00% per annum.

•	PIK Interest (as defined below) on the Notes will accrue at a rate of 15.00% per annum.

•	Partial PIK Interest (as defined below) on the Notes will accrue at a rate of 14.00% per annum.

For any interest payment period the Issuer may, at its option elect to pay interest on the Notes:

•	entirely in cash (“Cash Interest”);

•	entirely by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”); or

•

on 50% of the outstanding principal amount of the Notes in cash and on 50% of the outstanding principal amount by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“Partial PIK Interest”).

The Issuer must elect the form of interest payment with respect to each interest period by delivering a written notice to the Trustee prior to the beginning of such interest period. The Trustee shall promptly deliver a corresponding written notice to the Holder of the Second Lien Exchange Notes. In the

absence of such an election for any interest period, interest on this Note shall be payable according to the election for the previous interest period. Interest for the first interest payment period commencing on the Issue Date was paid entirely in PIK Notes.

•	will mature on October 15, 2016 unless earlier repurchased;

•

are subject to purchase by us following a Change of Control (as defined below under “—Repurchase at the Option of Holders—Change of Control”), at a price equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, including any additional interest to but excluding the Change of Control purchase date;

•

are subject to redemption, at our option, in whole or in part, at any time on or after October 15, 2013, at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date if redeemed during the 12-month period beginning on October 15 of the years indicated:

Year	Redemption Price
2013	106.000%
2014	103.000%
2015 and thereafter	100.000%

•

are subject to mandatory redemption, at purchase price equal to the principal amount of the Second-Lien Exchange Notes plus accrued and unpaid interest, by SFL under circumstances where, among other things, the Company or certain subsidiaries of the Company commences liquidation, administration, or receivership or other similar proceedings, or such proceedings are commenced against it.

•

were issued in minimum denominations of $2,000 and integral multiples of $1,000 and are represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form;

•	are effectively subordinated to all existing and future obligations of the Issuer under the ABL Facility and the other ABL Obligations to the extent of the value of the ABL Priority Collateral;

•

are effectively subordinated to (i) any Indebtedness and other liabilities secured by Permitted Liens ranking prior to the Liens securing the Notes or on assets not constituting Collateral, to the extent of the value of the assets of the Issuer subject to those Permitted Liens, and (ii) any Indebtedness and preferred stock of Subsidiaries of the Issuer that do not guarantee the Notes;

•	are effectively senior to any Indebtedness and other liabilities secured by Permitted Liens on the Collateral ranking junior to the Liens securing the Notes; and

•	are senior in right of payment to any future subordinated Indebtedness of the Issuer, if any.

We may issue additional Notes (the “Additional Notes”) under the Indenture from time to time after this offering. Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenants described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.” The Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that any series of such Additional Notes will not be treated as part of the same issue as the originally issued Notes for United States federal income tax purposes and may therefore bear a legend regarding the tax treatment of such Additional Notes and will not trade fungibly with other Notes. The Additional Notes will be secured, equally and ratably, with the Notes and any other Permitted Additional Pari Passu Obligations.

We may also from time to time repurchase Notes in open market purchases or negotiated transactions without giving prior notice to holders. Any Notes purchased by us will be deemed to be no longer outstanding under the Indenture.

The Note Guarantees

The Notes are guaranteed by the Parent and all of the Parent’s Restricted Subsidiaries (except the Issuer) as to payment of principal, premium, if any, and interest when and as the same shall become due and payable. On the Issue Date, the Parent had no Subsidiaries other than Restricted Subsidiaries, and the Parent and all of the Restricted Subsidiaries (except the Issuer) were Guarantors. Each of the Guarantors also guarantees the Second-Lien Notes on a senior, secured basis (ranking pari passu in right of payment with the Note Guarantees), but those guarantees are secured by security interests in the Collateral that are lower in priority than those securing the Note Guarantees. Each of the Guarantors (in addition to the Issuer, but excluding the Parent, which was the issuer of the Convertible Notes) also guarantees the Convertible Notes on a senior, secured basis (ranking pari passu in right of payment with the Note Guarantees), but those guarantees are also secured by security interests in the Collateral that are lower in priority than those securing the Note Guarantees.

Each Note Guarantee:

•	is a general senior obligation of that Guarantor;

•

is secured on a first-priority basis by Liens on all Notes Priority Collateral of that Guarantor and on a second-priority basis by Liens on all ABL Priority Collateral of that Guarantor, subject, in each case, to Permitted Liens;

•	is pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor;

•

is effectively senior to any Indebtedness and other liabilities of that Guarantor secured by Permitted Liens on the Collateral ranking junior to the Liens securing the Note Guarantee of such Guarantor;

•

is effectively subordinated to any Indebtedness and other liabilities of that Guarantor secured by Permitted Liens ranking prior to the Liens securing the Note Guarantee of such Guarantor or on assets not constituting Collateral, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.

As of the date of the Indenture, all of the Parent’s Subsidiaries were Restricted Subsidiaries. However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Parent will be permitted to designate certain of its Restricted Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. The Unrestricted Subsidiaries will not guarantee the Notes.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

1.	immediately after giving effect to that transaction, no Default or Event of Default exists; and

2.	either:

(c)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Guarantor) assumes all the obligations of that Guarantor under the indenture, its Note Guarantee, all appropriate Security Documents and the registration rights agreement pursuant to a supplemental indenture satisfactory to the Trustee and the Collateral Agent; or

(d)	such transfer is permitted by “—Repurchase at the Option of the Holders—Asset Sales.”

The Note Guarantee of any Guarantor, and the Collateral Agent’s Lien on the Collateral of such Guarantor, will be released:

1.	in connection with any sale or other disposition of all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor if the sale or other disposition does not violate “—Repurchase at the Option of the Holders—Asset Sales”;

2.	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Guarantor, if the sale or other disposition does not violate “—Repurchase at the Option of the Holders—Asset Sales” and the Guarantor ceases to be a Restricted Subsidiary of the Parent (or becomes an Exempted Subsidiary) as a result of the sale or other disposition;

3.	if the Parent designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

4.	upon Legal Defeasance or Covenant Defeasance or satisfaction and discharge of the Indenture as provided in “—Legal Defeasance and Covenant Defeasance— Legal Defeasance and Discharge” or “—Legal Defeasance and Covenant Defeasance— Covenant Defeasance”.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of and interest (including any additional interest), on Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note.

We will pay principal of any certificated Notes at the office or agency designated by the Issuer for that purpose. We have initially designated the Trustee as our paying agent and registrar and its agency in New York City, New York as a place where Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders, and the Issuer may act as paying agent or registrar. Interest may be made by check mailed to the holders at their addresses set forth in the register of holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest, if any, on all Global Notes and all other Notes the holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent.

A holder may transfer or exchange Notes at the office of the registrar in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuer, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Issuer may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note surrendered for conversion.

The registered holder of a Note will be treated as the owner of it for all purposes.

Interest

The Notes will bear interest as follows:

•	Cash Interest (as defined below) on the Second Lien Exchange Notes will accrue at a rate of 13.00% per annum.

•	PIK Interest (as defined below) on the Second Lien Exchange Notes will accrue at a rate of 15.00% per annum.

•	Partial PIK Interest (as defined below) on the Second Lien Exchange Notes will accrue at a rate of 14.00% per annum.

For any interest payment period the Issuer may, at its option elect to pay interest on the Second Lien Exchange Notes:

•	entirely in cash (“Cash Interest”);

•	entirely by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”); or

•

on 50% of the outstanding principal amount of the Notes in cash and on 50% of the outstanding principal amount by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“Partial PIK Interest”).

The Issuer must elect the form of interest payment with respect to each interest period by delivering a written notice to the Trustee prior to the beginning of such interest period. The Trustee shall promptly deliver a corresponding written notice to the Holder of the Second Lien Exchange Notes. In the absence of such an election for any interest period, interest on this Note shall be payable according to the election for the previous interest period. Interest for the first interest payment period commencing on the Issue Date shall be payable entirely in PIK Interest.

Interest on the Notes will accrue from the Issue Date or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, beginning April 15, 2012. We will pay additional interest, if any, under the circumstances described under “—Events of Default.”

Interest will be paid to the person in whose name a Note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the stated maturity date or any earlier required repurchase date of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

All references to “interest” in this prospectus are deemed to include additional interest, if any, that accrues under the circumstances described under “—Events of Default.”

Security

The Obligations of the Issuer with respect to the Notes, the Obligations of the Guarantors under the Note Guarantees, and the performance of all other obligations of the Issuer and the Guarantors under the First-Lien Note Documents are secured equally and ratably together with any other Permitted Additional Pari Passu Obligations by (i) second priority security interests, subject to certain Permitted Liens, in the ABL Priority Collateral (other than Excluded Assets) and (ii) first priority security interests, subject to certain Permitted Liens, in all of the Notes Priority Collateral (and, together with the ABL Priority Collateral, the “Collateral”). The Obligations of the Issuer under the First-Lien Notes and the Obligations of the guarantors of the Second-Lien Notes are secured by a second-priority Lien on the Notes Priority Collateral and a third-priority Lien on the ABL Priority Collateral. The Obligations of the Parent under the Convertible Notes and the Obligations of the guarantors of the Convertible Notes are secured by a third-priority Lien on the Notes Priority Collateral and a fourth-priority Lien on the ABL Priority Collateral.

The Collateral was pledged or mortgaged pursuant to a security agreement, dated as of the Issue Date, among the Issuer, the Guarantors and the First-Lien Collateral Agent (as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms, the “Security Agreement”), and one or more mortgages, deeds of trust or deeds to secure Indebtedness (the “Mortgages”) or other grants or transfers for security executed and delivered by the Issuer or the applicable Guarantor to the First-Lien Collateral Agent for the benefit of the First-Lien Collateral Agent, the Trustee, the holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations.

So long as no Event of Default (or event of default under any Permitted Additional Pari Passu Obligations) has occurred and is continuing, and subject to certain terms and conditions, the Issuer and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Agreement and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Subject to the Intercreditor Agreement, upon the occurrence of an Event of Default (or event of default under any Permitted Additional Pari Passu Obligations) and to the extent permitted by law and following notice by the First-Lien Collateral Agent to the Issuer and Guarantors:

1.	all of the rights of the Issuer and Guarantors to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall cease, and all such rights shall become vested, subject to the terms of the Intercreditor Agreement, in the First-Lien Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

2.	the First-Lien Collateral Agent may, subject to the terms of the Intercreditor Agreement and applicable law, take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, the First-Lien Collateral Agent will be permitted, subject to applicable law and the terms of the Intercreditor Agreement, to exercise remedies and sell the Collateral under the Security Documents only at the direction of the holders of a majority of the Notes and the holders of any Permitted Additional Pari Passu Obligations voting as a single class.

Intercreditor Agreement

The Convertible Notes Collateral Agent (in its capacity as Collateral Agent), on behalf of the holders of Convertible Notes and the holders of any Permitted Additional Pari Passu Obligations, the ABL Facility Collateral Agent, on behalf of the holders of the ABL Obligations, the First-Lien Notes Collateral Agent, on behalf of the holders of the First-Lien Notes, the Second-Lien Notes Collateral Agent, on behalf of the holders of the Second-Lien Notes, the Issuer and the Guarantors entered into an intercreditor agreement (the “Intercreditor Agreement”) that sets forth the relative priority of the ABL Liens, the First-Lien Note Liens, the Second-Lien Note Liens and the Convertible Note Liens, as well as certain other rights, priorities and interests of the holders of the Convertible Notes and the holders of Permitted Additional Pari Passu Obligations, the holders of the First-Lien Notes, the holders of the Second-Lien Notes and the holders of the ABL Obligations. Although the holders of the First-Lien Notes are not party to the Intercreditor Agreement, each holder, by accepting a First-Lien Note, will be deemed to have consented and agreed to the terms of the Intercreditor Agreement and authorized and directed the Collateral Agent to enter into the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The First-Lien Notes Collateral Agent will enter into the Intercreditor Agreement on behalf of all present and future holders of the First-Lien Notes and the holders of Permitted Additional Pari Passu Obligations. The Intercreditor Agreement will provide, among other things:

Lien Priority

Notwithstanding the time, order or method of creation or perfection of any ABL Obligations, ABL Liens, First-Lien Note Obligations, First-Lien Note Liens, Second-Lien Note Obligations, Second-Lien Note Liens, Convertible Note Obligations, Permitted Additional Pari Passu Obligations or Convertible Note Liens (including those securing Permitted Additional Pari Passu Obligations), the ABL Liens, the First-Lien Note Liens, the Second-Lien Note Liens and the Convertible Note Liens rank as set forth below with respect to the Notes Priority Collateral and the ABL Priority Collateral (other than Excluded Assets):

	Notes Priority Collateral	ABL Priority Collateral
ABL Liens	Fourth	First
First-Lien Note Liens	First	Second
Second-Lien Note Liens	Second	Third
Convertible Note Liens	Third	Fourth

The lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of any of the obligations secured by the ABL Priority Collateral or the Notes Priority Collateral or by any action that any of the Convertible Notes Collateral Agent, the First-Lien Notes Collateral Agent, the Second-Lien Notes Collateral Agent or the ABL Facility Collateral Agent may take or fail to take in respect of any Collateral.

In addition, Permitted Liens incurred pursuant to clause (35) of the definition thereof (“Priming Liens”), which may secure up to $20.0 million of Indebtedness and other obligations at any one time outstanding (“Priming Debt”) shall be permitted under the Indenture to be of any priority (and may be higher in priority with respect to the Notes Priority Collateral than the First-Lien Note Liens and (if so agreed by the requisite holders of the ABL Obligations) higher in priority with respect to the ABL Priority Collateral than the ABL Liens). To the extent such Priming Debt is issued the parties shall enter into an intercreditor agreement in form and substance satisfactory to both the ABL Facility Collateral Agent and the Collateral Agent, as directed by the holders of the First-Lien Notes in accordance with the Indenture.

Prohibition on Contesting Liens and Obligations; Enforcement

No holder of any Convertible Note nor any holder of any Permitted Additional Pari Passu Obligations may contest the validity or enforceability of the Second-Lien Note Liens, the Second-Lien Note Obligations, the First-Lien Note Liens, the First-Lien Note Obligations, the ABL Liens or the ABL Obligations, the validity, attachment, perfection or priority of Second-Lien Note Lien, First-Lien Note Lien or ABL Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement. No holder of any ABL Obligations may contest the validity or enforceability of the Second-Lien Note Liens, the Second-Lien Note Obligations, the First-Lien Note Liens, the First-Lien Note Obligations, the Convertible Note Liens, the Convertible Note Obligations or the Permitted Additional Pari Passu Obligations, the validity, attachment, perfection or priority of any Second-Lien Note Lien, First-Lien Note Lien or Convertible Note Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement. No holder of any First- Lien Note may contest the validity or enforceability of the Second-Lien Note Lien, the Second-Lien Note Obligations, the Convertible Note Liens, the Convertible Note Obligations, the Permitted Additional Pari Passu Obligations, the ABL Liens or the ABL Obligations, the validity, attachment, perfection or priority of any Second-Lien Note Lien, Convertible Note Lien or ABL Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement. No holder of any Second-Lien Note may contest the validity or enforceability of the First-Lien Note Liens, the First-Lien Note Obligations, the Convertible Note Liens, the Convertible Note Obligations, Permitted Additional Pari Passu Obligations, the ABL Liens or the ABL Obligations, the validity, attachment, perfection or priority of any First-Lien Note Lien, Convertible Note Lien or ABL Lien or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement.

Exercise of Remedies and Release of Liens

Until the passage of a period (the “ABL Priority Collateral First Standstill Period”) of at least 180 days (subject to extension for any period during which the ABL Facility Collateral Agent is diligently pursuing remedies against the ABL Priority Collateral or is prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the First-Lien Notes Collateral Agent of an acceleration under the First- Lien Note Documents and (y) the ABL Facility Collateral Agent receiving notice of such declaration of such acceleration from the First-Lien Notes Collateral Agent, the ABL Facility Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the First-Lien Notes Collateral Agent and the holders of First-Lien Notes to take limited protective measures with respect to the First-Lien Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Without limiting the foregoing, with respect to the Second-Lien Notes Collateral Agent, until the passage of a period (the “ABL Priority Collateral Second Standstill Period”) of at least 360 days (subject to extension for any period during which the ABL Facility Collateral Agent or First-Lien Notes Collateral Agent are diligently pursuing remedies against the ABL Priority Collateral or are prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the Second-Lien Notes Collateral Agent of an acceleration under the Second-Lien Note Documents and (y) the ABL Facility Collateral Agent and First-Lien Notes Collateral Agent receiving notice of such declaration of such acceleration from the Second-Lien Notes Collateral Agent, the ABL Facility Collateral Agent and First-Lien Notes Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the Second-Lien Notes Collateral Agent and the holders of the Second-Lien Notes to take limited protective measures with respect to the Second-Lien Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Without limiting the foregoing, with respect to the Collateral Agent, until the passage of a period (the “ABL Priority Collateral Third Standstill Period”) of at least 540 days (subject to extension for any period during which the ABL Facility Collateral Agent or the First-Lien Notes Collateral Agent or the Second-Lien Notes Collateral Agent are diligently pursuing remedies against the ABL Priority Collateral or are prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the Convertible Notes Collateral Agent of an acceleration under the Convertible Note Documents or the documents governing any Permitted Additional Pari Passu Obligations and (y) the ABL Facility Collateral Agent, First-Lien Notes Collateral Agent and Second-Lien Notes Collateral Agent receiving notice of such declaration of such acceleration from the Collateral Agent, the ABL Facility Collateral Agent and First-Lien Notes Collateral Agent and Second-Lien Notes Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the Collateral Agent and the holders of the Notes and any Permitted Additional Pari Passu Obligations to take limited protective measures with respect to the Convertible Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral.

Until the passage of a period (the “Note Priority Collateral First Standstill Period”) of at least 180 days (subject to extension for any period during which the First-Lien Notes Collateral Agent is diligently pursuing remedies against the Notes Priority Collateral or is prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the Second-Lien Notes Collateral Agent of an acceleration under the Second-Lien Note Documents and (y) the First-Lien Notes Collateral Agent receiving notice of such declaration of such acceleration from the Second-Lien Notes Collateral Agent, the First-Lien Notes Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the Second-Lien Notes Collateral Agent and the holders of the Second-Lien Notes to take limited protective measures with respect to the Second-Lien Note Liens and to take certain actions permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Without limiting the foregoing, with respect to the Collateral Agent, until the passage of a period (the “Note Priority Collateral Second Standstill Period”) of at least 360 days (subject to extension for any period during which the First-Lien Notes Collateral Agent or Second-Lien Notes Collateral Agent are diligently pursuing remedies against the Notes Priority Collateral or are prohibited by applicable law from pursuing such remedies) after the later of (x) the declaration by the Collateral Agent of an acceleration under the Note Documents or the documents governing any Permitted Additional Pari Passu Obligations and (y) the First-Lien Notes Collateral Agent and Second-Lien Notes Collateral Agent

receiving notice of such declaration of such acceleration from the Collateral Agent, the First-Lien Notes Collateral Agent and the Second-Lien Notes Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the Collateral Agent and the holders of the Convertible Notes and the Permitted Additional Pari Passu Obligations to take limited protective measures with respect to the Convertible Notes and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Without limiting the foregoing, with respect to the ABL Facility Collateral Agent, until the passage of a period (the “Note Priority Collateral Third Standstill Period”) of at least 540 days (subject to extension for any period during which the First-Lien Notes Collateral Agent or the Second-Lien Notes Collateral Agent or the Collateral Agent are diligently pursuing remedies against the Notes Priority Collateral or are prohibited by applicable law from pursuing such remedies) after the later of (x) declaration by the ABL Facility Collateral Agent of an acceleration under the ABL Facility and (y) the First-Lien Notes Collateral Agent, Second-Lien Notes Collateral Agent and Collateral Agent receiving notice of such declaration of such acceleration from the ABL Facility Collateral Agent, the First-Lien Notes Collateral Agent, the Second-Lien Notes Collateral Agent and the Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Facility Collateral Agent and the holders of the ABL Obligations to take limited protective measures with respect to the ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral.

Upon (x) any disposition of any ABL Priority Collateral in connection with any enforcement action or, following an event of default under the ABL Facility, certain other sales consented to by the ABL Facility Collateral Agent or (y) any disposition of ABL Priority Collateral permitted by the documents governing the ABL Obligations, the First-Lien Note Documents, the Second-Lien Note Documents and the Convertible Notes Documents, in each case, which results in the release of the ABL Lien on such item of ABL Priority Collateral, the First-Lien Note Lien, the Second-Lien Note Lien and Convertible Note Lien on such item of ABL Priority Collateral will be automatically released. Furthermore, upon any disposition of any ABL Priority Collateral in connection with any enforcement action permitted under the terms set forth in the first paragraph of “—Intercreditor Agreement— Exercise of Remedies and Release of Liens,” which results in the release of any ABL Lien, First-Lien Note Lien, Second-Lien Note Lien or Convertible Note Lien on such item of ABL Priority Collateral, the remaining liens on such item of ABL Priority Collateral will be automatically released.

Upon (x) any disposition of any Notes Priority Collateral in connection with any enforcement action or, following an event of default under the First-Lien Notes Indenture, certain other sales consented to by the First- Lien Notes Collateral Agent or (y) any disposition of Notes Priority Collateral permitted by the documents governing the ABL Obligations, the First-Lien Note Documents, the Second-Lien Note Documents and the Convertible Note Documents, in each case, which results in the release of the First-Lien Note Lien on such item of Notes Priority Collateral, the Convertible Note Lien, the Second-Lien Note Liens and ABL Lien on such item of Notes Priority Collateral will be automatically released. Furthermore, upon any disposition of any Notes Priority Collateral in connection with any enforcement action permitted under the terms set forth in the second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens,” which results in the release of any ABL Lien, First-Lien Note Lien, Second-Lien Note Liens or Convertible Note Lien on such item of Notes Priority Collateral, the remaining liens on such item of Notes Priority Collateral will be automatically released.

ABL Facility Collateral Agent’s Access and Use Rights. The First-Lien Collateral Agent will permit the ABL Facility Collateral Agent to have access to and use of certain items of Notes Priority Collateral to the extent necessary, and on terms agreed, following, the foreclosure upon such items of Notes Priority Collateral by the First-Lien Collateral Agent in order to facilitate the ABL Facility Collateral Agent’s exercise of remedies with respect to the ABL Priority Collateral , it being understood that the ABL Facility Collateral Agent (i) shall indemnify the First-Lien Collateral Agent for, and hold the First-Lien Collateral Agent harmless from, any losses resulting from any damage caused to any portion of the Notes Priority Collateral, and (ii) shall repair at its expense any damage caused to any portion of the Notes Priority Collateral, in each case as a result of any acts or omissions by the ABL Facility Collateral Agent (or its representatives or agents) during the time of such access and use of certain items of the Notes Priority Collateral.

Application of Proceeds and Turn-Over Provisions

In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of (x) ABL Priority Collateral will be applied as follows: first, to the repayment of all ABL Obligations, second, to the repayment of all First-Lien Note Obligations, third, to the repayment of all Second-Lien Note Obligations, and fourth, to the repayment of all Convertible Note Obligations and Permitted Additional Pari Passu Obligations, and (y) Notes Priority Collateral will be applied as follows: first, to the repayment of all First-Lien Note Obligations, second, to the repayment of all Second-Lien Note Obligations, third, to the repayment of all Convertible Note Obligations and Permitted Additional Pari Passu Obligations, and fourth, to the repayment of all ABL Obligations. If any holder of a First-Lien Note Obligation, Convertible Note Obligation, Permitted Additional Pari Passu Obligation, Second-Lien Notes Obligation or ABL Obligation receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the First-Lien Notes Collateral Agent, the Convertible Notes Collateral Agent, the Second-Lien Notes Collateral Agent or ABL Priority Collateral Agent, as applicable, for application in accordance with the foregoing.

Amendments and Refinancings

The ABL Obligations, the First-Lien Note Obligations, the Second-Lien Note Obligations, the Convertible Note Obligations and Permitted Additional Pari Passu Obligations may be amended or refinanced in accordance with the ABL Facility, the First-Lien Note Documents, the Second-Lien Note Documents, the Convertible Note Documents and the documents governing such Permitted Additional Pari Passu Obligations, respectively, and subject to continuing rights and obligations of the holders of such refinancing Indebtedness under the Intercreditor Agreement.

Certain Matters in Connection with Liquidation and Insolvency Proceedings

Debtor-in-Possession Financings

In connection with any insolvency or liquidation proceeding of the Issuer or any Guarantor, the Issuer or any Guarantor moves for approval of financing that will be secured by a Lien on any ABL Priority Collateral (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or moves for approval of a use of cash collateral that constitutes proceeds of ABL Priority Collateral, unless the ABL Collateral Agent or the holders of any ABL Obligations secured by such ABL Priority Collateral oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral, the Lien securing such DIP Financing on the ABL Priority Collateral may rank prior to the First-Lien Note Lien, the Second-Lien Note Lien and the Convertible Note Lien on such ABL Priority Collateral and the Issuer and any Guarantor may use such cash collateral constituting proceeds of ABL Priority Collateral without the consent of any holder of First-Lien Note Obligations, Second-Lien Note Obligations, Convertible Note Obligations or any Permitted Additional Pari Passu Obligations, and no holder of First-Lien Note Obligations, Second-Lien Note Obligations, Convertible Note Obligations or Permitted Additional Pari Passu Obligations shall be entitled to object to such use of cash collateral or DIP Financing or seek “adequate protection” in connection therewith (other than as expressly permitted in the Intercreditor Agreement).

Relief from Automatic Stay; Bankruptcy Sales and Post-Petition Interest

No holder of a First-Lien Note Obligation may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), (y) object (or support any other person objecting) to any sale of any ABL Priority Collateral or any motion seeking relief from the automatic stay in any insolvency or liquidation proceeding, in each case which has been supported by the holders of ABL Obligations (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and

Release of Liens”) or (z) object (or support any other person objecting) to any claim of any holder of ABL Obligations to post-petition interest or other adequate protection to the extent of its ABL Lien on the ABL Priority Collateral. No holder of any ABL Obligation may (x) seek relief from the automatic stay with respect to any Notes Priority Collateral (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), (y) object (or support any other person objecting) to any sale of any Notes Priority Collateral or any motion seeking relief from the automatic stay with respect to the Notes Priority Collateral in any insolvency or liquidation proceeding, in each case, which is supported by the holders of the First-Lien Note Obligations (or by the holders of the Second-Lien Note Obligations, Convertible Note Obligations or Permitted Additional Pari Passu Obligations, to the extent acting in accordance with the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), unless such holder of ABL Obligations is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens,” or (z) object (or support any other person objecting) to any claim of any holder of First-Lien Note Obligations, Second-Lien Note Obligations, any Convertible Note Obligations or any Permitted Additional Pari Passu Obligations, as applicable, to post-petition interest or other adequate protection to the extent of its First-Lien Note Lien, Second-Lien Note Lien or Convertible Note Lien, as applicable, on the Notes Priority Collateral. No holder of a Second-Lien Note Obligation may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral or Notes Priority Collateral (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), (y) object (or support any other person objecting) to any sale of any ABL Priority Collateral or Notes Priority Collateral or any motion seeking relief from the automatic stay in any insolvency or liquidation proceeding, in each case which has been supported by the holders of ABL Obligations or by the holders of the First-Lien Note Obligations, as applicable (unless such holder of Second-Lien Note Obligations is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”) or (z) object (or support any other person objecting) to any claim of any holder of ABL Obligations or First-Lien Note Obligations to post-petition interest or other adequate protection to the extent of its ABL Lien or First-Lien Note Lien on the ABL Priority Collateral or Notes Priority Collateral, as applicable. No holder of a Convertible Note Obligation or Permitted Additional Pari Passu Obligation may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral or Notes Priority Collateral (unless such holder is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), (y) object (or support any other person objecting) to any sale of any ABL Priority Collateral or Notes Priority Collateral or any motion seeking relief from the automatic stay in any insolvency or liquidation proceeding, in each case which has been supported by the holders of ABL Obligations or by the holders of the First-Lien Note Obligations (or by the holders of the Second-Lien Note Obligations, to the extent acting in accordance with the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens”), unless such holder of Convertible Note Obligations is permitted to exercise remedies against such Collateral pursuant to the first or second paragraph of “—Intercreditor Agreement—Exercise of Remedies and Release of Liens,” (z) object (or support any other person objecting) to any claim of any holder of ABL Obligations or First-Lien Note Obligations or Second-Lien Note Obligations to post-petition interest or other adequate protection to the extent of its ABL Lien, First-Lien Note Lien or Second-Lien Note Lien on the ABL Priority Collateral or Notes Priority Collateral, as applicable.

Adequate Protection

No holder of a First-Lien Note Obligation may (i) except as expressly provided above, seek adequate protection on account of its First-Lien Note Lien on the ABL Priority Collateral or (ii) object (or support any other person objecting) to any request by the holders of ABL Obligations for adequate protection on account of the ABL Priority Collateral (other than payments from proceeds of Notes Priority Collateral). No holder of any ABL Obligation may (i) except as expressly provided above, seek adequate protection on account of its ABL Lien on the Notes Priority Collateral or (ii) object (or support any other person objecting) to any request by the holders of First-Lien Note Obligations, Second-Lien Note Obligations, Convertible Note Obligations or

Permitted Additional Pari Passu Obligations for adequate protection on account of the Notes Priority Collateral (other than payments from the proceeds of ABL Priority Collateral). No holder of a Second-Lien Note Obligation may (i) except as expressly provided above, seek adequate protection on account of its Second-Lien Note Lien on the ABL Priority Collateral or Notes Priority Collateral or (ii) object to (or support any other person objecting) any request by the holders of First-Lien Note Obligations for adequate protection on account of the Notes Priority Collateral or any request by the holders of ABL Obligations for adequate protection on account of the ABL Priority Collateral (other than payments from proceeds of Notes Priority Collateral). No holder of a Convertible Note Obligation or Permitted Additional Pari Passu Obligation may (i) except as expressly provided above, seek adequate protection on account of its Convertible Note Lien on the ABL Priority Collateral or Notes Priority Collateral or (ii) object (or support any other person objecting) to any request by the holders of ABL Obligations for adequate protection on account of the ABL Priority Collateral (other than payments from proceeds of Notes Priority Collateral) or any request by the holders of First-Lien Note Obligations or Second-Lien Note Obligations for adequate protection on account of the Notes Priority Collateral.

Use and Release of Collateral

Use of Collateral

Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, except to the extent otherwise provided in the Security Documents, the Indenture or the ABL Facility or other documentation governing the ABL Obligations, the Security Documents or the Indenture, the Issuer and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral to alter or repair the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

The Indenture and the Security Documents provide that the Second-Lien Note Liens will automatically and without the need for any further action by any Person be released:

1.	in whole or in part, as applicable, as to all or any portion of property subject to such Second-Lien Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

2.	in whole upon: (a) satisfaction and discharge of the Indenture as set forth in Article 12 of the Indenture; or (b) a Legal Defeasance or Covenant Defeasance as set forth under the caption “Legal Defeasance and Covenant Defeasance”;

3.	in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by the Indenture at the time of such sale, transfer or disposition, (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee pursuant to the third paragraph under “Note Guarantees,” concurrently with the release of such Guarantee or (c) is or becomes Excluded Assets;

4.	as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of holders of at least 90% in aggregate principal amount of the Notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation);

5.	as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding voting as a single class (which consent may be obtained in connection with an exchange offer or tender offer and associated consent solicitation); and

6.	in part, in accordance with the applicable provisions of the Security Documents and as described above with respect to the Intercreditor Agreement.

The description above includes a phrase relating to the release of “all or substantially all” of the Collateral securing the Notes. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the Issuer and the Guarantors to release Collateral as provided above may be uncertain, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above and under “—Amendment, Supplement and Waiver,” shall not be read to mean “any” of the Collateral as a result of the Issuer or the relevant Subsidiary being in the “zone of insolvency.”

The Indenture provides that, to the extent applicable, the Issuer will cause Trust Indenture Act Section 313(b), relating to reports, and Trust Indenture Act Section 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with after qualification of the Indenture pursuant to the Trust Indenture Act. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an officer of the Issuer except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected by the Issuer and reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of Trust Indenture Act Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of Trust Indenture Act Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Trust Indenture Act Section 314(d) is inapplicable to released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an Indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under an Indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the holders of the Notes or the Trustee, the provisions of Section 314(d) may be inapplicable to the release. Under the Indenture, the Issuer and the Guarantors may, among other things, without any release or consent by the Trustee, but otherwise in compliance with the covenants of the Indenture and the Security Documents, conduct ordinary course activities with respect to the Collateral, including (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Issuer’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the security documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Issuer’s business of the Guarantors. The Issuer must deliver to the Trustee within 30 calendar days following the end of each fiscal year (or such later date as the Trustee shall agree), an officers’ certificate to the effect that all releases and withdrawals during the preceding fiscal year (or since the date of the Indenture, in the case of the first such certificate) in which no release or consent of the Trustee was obtained in the ordinary course of the Issuer’s and Guarantors’ business were not prohibited by the Indenture.

Sufficiency of Collateral

In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the First-Lien Note Obligations, the Second-Lien Note Obligations, the Convertible

Note Obligations, any Permitted Additional Pari Passu Obligations and the ABL Facility Obligations. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. The Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Parent and Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Parent and Subsidiaries may not be feasible or of significant value.

Certain Bankruptcy Limitations

The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or the Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or the value of the Collateral at the time of the commencement of such case whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the Notes and any Permitted Additional Pari Passu Obligations, the holders of the Notes and such Permitted Additional Pari Passu Obligations would hold secured claims to the extent of the value of the First-Lien Note Liens on Collateral, and would hold unsecured claims with respect to any shortfall.

Applicable Federal bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Issuer or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional and Mandatory Redemption

Optional Redemption.

Prior to October 15, 2013, the Notes will not be subject to redemption at our option.

The Notes are subject to redemption, at our option, in whole or in part, at any time on or after October 15, 2013, upon not less than 30 nor more than 60 days’ notice at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the rights of Holders of record on the relevant regular record date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period beginning on October 15 of the years indicated:

Year	Redemption Price
2013	106.000%
2014	103.000%
2015 and thereafter	100.000%

Mandatory Redemption.by us

The Notes will not be subject to mandatory redemption or have the benefit of any sinking fund. We may at any time and from time to time purchase Notes in the open market, in privately negotiated transactions or otherwise.

Mandatory Redemption by Holder of the New Note

On April 9, 2012, an Additional Note was issued in an amount equal to $40.0 million in aggregate principal amount (such Additional Note, the “New Note”). The initial holder of the New Note (which shall include any wholly-owned subsidiary of the initial holder to which the initial holder transfers its interest in such New Note) shall have the right (such right, the “Repurchase Right”), only upon the occurrence of an Event of Default under paragraphs (6) or (7) under “Event of Default” and only if such holder shall continue to hold the entire initial principal amount of the New Note, to purchase all, but not less than all, other outstanding Notes from the Holders thereof at a purchase price equal to the principal amount of such Notes, plus accrued and unpaid interest (including interest accruing on or after the commencement of any proceeding referenced under paragraphs (6) or (7) under “Event of Default” below, whether or not such interest would be allowed in any such proceeding) to, but not including, the date of purchase (the “Purchase Date”). Such purchase shall be consummated upon reasonable notice to the Trustee and the Holders of the Notes, except that any such purchase notice to the Trustee and the Holders shall be given no later than 15 days before the Purchase Date. Provided that the initial holder of the New Note has caused the deposit of funds with the Trustee sufficient to consummate the purchase of the outstanding Notes on the Purchase Date, the Notes subject to the Repurchase Right shall be deemed automatically transferred by the Holder to the initial holder of the New Note on the Purchase Date without any further action by the Holder.

Notice of the Repurchase Right to the Holders of the Notes shall be deemed made upon occurrence of any of the following:

1.	Three Business Days following written notice of the Repurchase Right by the Holder of the New Note to DTC;

2. Three Business Days following written notice of the Repurchase Right by the Holder of the New Note to the Trustee; or

3. Written notice of the Repurchase Right is delivered by the Company to the Trustee directing the Trustee to provide notice to the Holders of the Notes.

The Company shall provide the notice in subsection 3 above within two Business Days following written notice to the Company by the Holder of the New Note.

THE REPURCHASE RIGHT IS A MATERIAL INDUCEMENT TO SUCH HOLDER’S PARTICIPATION IN AN OVERALL RESTRUCTURING OF THE COMPANY THAT PROVIDES

SUBSTANTIAL BENEFIT AND CONSIDERATION TO THE HOLDERS OF EXISTING NOTES. AS NOTED ELSEWHERE, THE NEW NOTE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE NOTES AND NOTE GUARANTEES INITIALLY ISSUED UNDER THE INDENTURE IN THE EVENT OF A BANKRUPTCY OF THE COMPANY OR CERTAIN OF ITS SUBSIDIARIES. IN THE EVENT A HOLDER OF NOTES FAILS TO COMPLY WITH THE REPURCHASE RIGHT (A “NON-COMPLIANT HOLDER”), THE HOLDER OF THE NEW NOTE SHALL NOT BE SUBORDINATED IN RIGHT OF PAYMENT IN ANY WAY WITH RESPECT TO THE NON-COMPLIANT HOLDER, WHETHER UNDER THIS INDENTURE, THE NOTE GUARANTEES OR OTHERWISE

General

Selection of Notes for redemption will be made by the Registrar on a pro rata basis by lot to the extent practicable or by such other method in accordance with applicable procedures; provided that no Notes of $2,000 principal amount or less shall be redeemed in part.

Any partial redemption of a Global Note will be made by the Depository among the beneficial owners in accordance with the rules and regulations of the Depository and that the Trustee shall have no liability in connection with the selection of beneficial owners whose interest in the Global Note will be redeemed or any other actions taken by the Depository in connection therewith, and by accepting the Notes, the Holders shall waive and release any and all such liability.

If we redeem any Notes, we will notify the Trustee, Registrar and each Paying Agent in writing of such redemption at least 30 days but not more than 60 days before a redemption date, unless a shorter or longer period is acceptable to the Trustee. If fewer than all the Notes are to be redeemed, we will select a record date relating to such redemption. Any notice may be cancelled at any time prior to notice of such redemption being mailed to any holder and shall thereby be void and of no effect.

Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except that any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities issuance or other corporate transaction.

Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice; provided, however, that if the redemption date is after a regular Interest Record Date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Interest Record Date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Prior to 12:00 noon New York City time on each redemption date, we will deposit with the Paying Agent an amount of money, in immediately available funds, sufficient to pay the redemption price of all Notes to be redeemed on that date.

Repurchase at the Option of Holders

Change of Control

If a Change of Control (as defined below in this section) occurs at any time, we will make an offer (a “Change of Control Offer”) to each holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to (but not including) the date of purchase, subject to the rights of holders on the relevant interest record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, we will send a notice to each holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control, as described as described below.

“Change of Control” means the occurrence of any of the following:

1.	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent or the Issuer and its respective Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

2.	the adoption of a plan relating to the liquidation or dissolution of the Issuer (other than a plan of liquidation of the Parent or the Issuer that is a liquidation for tax purposes only);

3.	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares;

4.	the Parent or the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent or the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent or the Issuer outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

5.	the first day on which a majority of the members of the Board of Directors of the Parent or the Issuer, are not Continuing Directors; or

6.	a “Change of Control” occurs under the Convertible Notes Indenture or the Second-Lien Notes Indenture.

Notwithstanding the foregoing: (A) any holding company whose only significant asset is Equity Interests of Parent or the Issuer or any of its direct or indirect parent companies shall not itself be considered a “person” or “group” for purposes of clause (2) above; (B) the transfer of assets between or among the Restricted Subsidiaries and Parent shall not itself constitute a Change of Control; (C) the term “Change of Control” shall not include a merger or consolidation of Parent or the Issuer with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of Parent’s or the Issuer’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Parent or the Issuer in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; (E) a transaction in which Parent or the Issuer or any direct or indirect parent of Parent becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Transaction Party”) shall not constitute a Change of Control if (a) the shareholders of Parent or the Issuer or such direct or indirect parent of Parent or the Issuer as of immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of Parent or the Issuer or such direct or indirect parent of the Issuer, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than the Other Transaction Party (but including any of the Beneficial Owners of the Equity Interests of the Other Transaction Party), Beneficially Owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Issuer or the Other Transaction Party; and (F) the Transactions shall not constitute a Change of Control.

On or before the 30th day after the occurrence of a Change of Control, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control. Such notice shall state, among other things:

•	that the Change of Control Offer is being made pursuant to the Indenture and that all Notes tendered will be accepted for payment;

•	the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

•	that any Note not tendered will continue to accrue interest;

•

that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

•

that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

•

that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes as directed by the Issuer in writing, and the Trustee will promptly authenticate upon receipt of an Authentication Order from the Issuer and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in minimum denominations of $2,000 and integral multiples of $1.00 in excess of $1.00. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

In connection with any purchase offer pursuant to a Change of Control purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture described under this heading, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the Indenture by virtue of such compliance.

Notwithstanding anything to the contrary, we will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The purchase rights of the holders could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See “Risk Factors—Risks Relating to the Exchange Offer and Holding the New Notes—Risks Related to the New Notes—The repurchase rights in the New Notes triggered by a fundamental change could discourage a potential acquiror.”

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control purchase price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Relating to the Exchange Offer and Holding the New Notes—Risks Related to the New Notes—We may not have the ability to purchase the New Notes upon a fundamental change or to pay the cash payment due upon conversion or at maturity.” If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Asset Sales

The Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

1.	the Parent (or its Restricted Subsidiaries, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

2.	at least 75% of the consideration received in the Asset Sale by the Parent or its Restricted Subsidiaries is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a)	except in the case of a Sale of Notes Priority Collateral, any liabilities, as shown on the Parent’s most recent consolidated balance sheet, of the Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement;

(b)	any securities, notes or other obligations received by the Parent or any Restricted Subsidiary from such transferee that are converted by the Parent or any Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Designated Noncash Consideration received by the Parent or any Restricted Subsidiary in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $15.0 million and (y) 1.0% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value; and

(d)	any stock or assets of the kind referred to in clause (1) or (3) of the second paragraph of this covenant (in the case of a Sale of Notes Priority Collateral) or clause (2) or (4) of the third paragraph of this covenant (in any other case);

provided that, to the extent any cash, any property or assets are received pursuant to clauses (b), (c) or (d) above in respect of a Sale of Notes Priority Collateral, such cash, property or assets are pledged to secure the Notes as Notes Priority Collateral.

Within 360 days after the receipt of any Net Proceeds from any Sale of Notes Priority Collateral or a Casualty or Condemnation Event in which Net Proceeds are received in respect of the condemnation, destruction, damage or loss of any Notes Priority Collateral, the Parent or any Restricted Subsidiary may apply those Net Proceeds at its option:

1.	to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business (including, without limitation, Vessels, equipment and inventory), if, after giving effect to any such acquisition, such Permitted Business is owned by the Issuer or any Guarantor and such Permitted Business includes Notes Priority Collateral with a Fair Market Value at least equal to the Fair Market Value of the Notes Priority Collateral disposed of in the applicable Sale of Notes Priority Collateral;

2.	to make capital expenditures on assets that constitute Notes Priority Collateral;

3.	to acquire (including, without limitation, through a long-term lease of a Vessel in accordance with past practice) other capital assets that are not current assets (including, without limitation, Vessels, equipment and inventory) that are pledged as Notes Priority Collateral and designated to the Trustee as such, and that are used or useful in a Permitted Business; and/or

4.	to permanently repay, prepay, repurchase or otherwise retire for value any Indebtedness secured by Liens on the Notes Priority Collateral that rank higher than the First-Lien Note Liens.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale (other than from a Sale of Notes Priority Collateral), the Parent or any Restricted Subsidiary may apply such Net Proceeds at its option:

1.	(A) in the case of Net Proceeds from any Asset Sale of assets of any non-Guarantor, to repay Indebtedness of such non-Guarantor, (B) to repay ABL Obligations or (C) to permanently repay, prepay, repurchase or otherwise retire for value any Indebtedness secured by Liens on the assets subject to such Asset Sale, which Liens rank higher in priority than the First-Lien Note Liens;

2.	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business (including, without limitation, Vessels, equipment and inventory), if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Guarantor;

3.	to make a capital expenditure; and/or

4.	to acquire other assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds (other than Net Proceeds from any Sale of Notes Priority Collateral or a Casualty or Condemnation Event directly attributable to any Notes Priority Collateral), the Parent or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, including PIK Interest, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Parent as accrued.

Any Net Proceeds from Asset Sales (including Sales of Notes Priority Collateral) or Casualty or Condemnation Events related to Notes Priority Collateral that are not applied or invested as provided in the second or third paragraphs of this covenant will constitute “Excess Proceeds.” In addition, any Net Proceeds received by the Parent or its Restricted Subsidiaries in excess of $60.0 million in the aggregate after the Issue Date that are not applied under clause (4) of the third preceding paragraph (in the case of Net Proceeds in respect of Notes Priority Collateral) or under clause (1) of the second preceding paragraph (in the case of other Net Proceeds) shall be deemed to be Excess Proceeds, to the extent not applied to such permanent repayment, prepayment, repurchase or other retirement for value within 60 days after receipt thereof (which time period shall be extended during the pendency of any offers using such Net Proceeds that are required to be conducted by the “Asset Sale” or similar provisions of any Senior Lien Debt or an ABL Facility). When the aggregate amount of Excess Proceeds exceeds $10.0 million, provided, that in case of any Vessel Construction Contract such Net Proceeds shall only constitute Excess Proceeds to the extent not reinvested upon the expiration of such Vessel Construction Contract, within 60 days thereof, the Issuer will make an offer (a “Net Proceeds Offer”) to all holders of Notes and to the holders of any Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the Indenture with respect to asset sales to purchase the maximum principal amount of Notes and Permitted Additional Pari Passu Obligations (plus all accrued interest and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased out of the Excess Proceeds. The offer price in any Net Proceeds Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to, but not including the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of a Net Proceeds Offer, those Excess Proceeds will be released from the Collateral Proceeds Account and the Parent and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and Permitted Additional Pari Passu Obligations tendered into such Net Proceeds Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and Permitted Additional Pari Passu Obligations on a pro rata basis with such adjustments as may be needed so that only Notes in minimum amounts of $1,000.00 and integral multiples of $1,000.00 will be purchased. Upon completion of each Net Proceeds Offer, the amount of Excess Proceeds will be reset at zero (and to the extent such Net Proceeds are held in the Collateral Proceeds Account, such Net Proceeds shall be released to the Issuer). If the Issuer makes a Net Proceeds Offer prior to the 360-day deadline specified in the third or fourth paragraph of this covenant, as applicable, with respect to any Net Proceeds, the Issuer’s obligations with respect to such Net Proceeds under this covenant shall be deemed satisfied after completion of such Net Proceeds Offer.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Net Proceeds Offer provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Net Proceeds Offer provisions of the Indenture by virtue of such compliance.

For purposes of the covenant described above (x) any Additional Notes shall be deemed to be Notes and not Permitted Additional Pari Passu Obligations and (y) the Net Cash Proceeds attributable to the sale of (i) Notes

Priority Collateral consisting of Equity Interests of a Person that is not a Guarantor shall be deemed to be equal to the equity value of such Equity Interests and (ii) a group of assets consisting of both Notes Priority Collateral and assets that are not Notes Priority Collateral shall be deemed to be Net Cash Proceeds from Notes Priority Collateral and such other assets, respectively, based on the Fair Market Value of the Notes Priority Collateral and such other assets (as determined in good faith by the Issuer, which determination shall be conclusive absent manifest error).

Certain Covenants

Restricted Payments

The Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly:

1.	declare or pay any dividend or make any other payment or distribution on or in respect of the Parent’s or any Restricted Subsidiary’s Equity Interests (including any such payment in connection with any merger or consolidation involving such Person), except dividends or distributions payable solely in Equity Interests of the Parent or such Restricted Subsidiary (other than Disqualified Stock) and except dividends or distributions payable solely to the Parent or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other Equity Interest holders on a pro rata basis with respect to the class of Equity Interests on which such dividend or distribution is made, or on a basis that results in the receipt by the Parent or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

2.	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent;

3.	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness (“Subordinated Indebtedness”) of the Issuer or any Guarantor that is (i) Indebtedness that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Parent and any of its Restricted Subsidiaries) (ii) the Convertible Notes or (iii) unsecured Indebtedness, except (a) payments of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value; or

4.	make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

1.	no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Restricted Payment;

2.	The Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

3.	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	(i) 100% of the aggregate net cash proceeds and (ii) 100% of the Fair Market Value of any property or assets other than cash received by the Parent since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Parent or from the issue or sale of convertible or exchangeable Disqualified Stock of the Parent or convertible or exchangeable debt securities of the Parent, in each case that have been converted into, settled with or exchanged for Equity Interests of the Issuer (other than Disqualified Stock, Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Parent); plus

(c)	to the extent that any Restricted Investment (other than a Restricted Investment made in reliance on clause (14) of the following paragraph) that was made after the date of the Indenture is sold or otherwise liquidated or repaid, the amount of the cash return of or on capital (or the Fair Market Value of any property or assets) with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)	to the extent that any Unrestricted Subsidiary of the Parent designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the Fair Market Value of Parent’s Restricted Investment (without duplication of amounts that increase the amount available pursuant to clause (14) of the following paragraph or clause (19) of the definition of Permitted Investments) in such Restricted Subsidiary as of the date of such redesignation; plus

(e)	without duplication of any increase pursuant to clause (a) above or that increase the amount available pursuant to clause (14) of the following paragraph or clause (19) of the definition of Permitted Investments, cash dividends received by the Parent or any Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit:

1.	the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

2.	the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the sale (other than to a Subsidiary of the Parent) of, Equity Interests of the Parent (other than Disqualified Stock) or from the contribution of common equity capital to the Parent; provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests of the Parent for purposes of clause (3)(b) of the preceding paragraph;

3.	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness, which incurrence occurs within 60 days of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value;

4.

so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary of the Parent held by any current or former officer, director or employee of the Parent or any Restricted Subsidiary of the Parent or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Parent to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of the Indenture to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3) of the preceding paragraph or clause (2) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Parent or any Restricted Subsidiary of the Parent after the date of the Indenture; in addition, cancellation of Indebtedness owing to the Issuer or any Guarantor from any current or former officer, director or employee (or any permitted transferees thereof) of the Parent or any Restricted Subsidiary of the Parent in connection with a repurchase of Equity Interests of the Parent or any Restricted Subsidiary of the Parent from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

5.	the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants, convertible notes or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights or the payment of related withholding taxes;

6.	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary of the Parent issued on or after the date of the Indenture in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

7.	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control,” any purchase or redemption of Subordinated Indebtedness that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Issuer shall have made the Change of Control offer with respect to the Notes as required by the Indenture, and the Issuer shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Change of Control offer;

8.	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, after the completion of a Net Proceeds Offer pursuant to the covenant described under the caption “—Repurchase at the Option of the Holders—Asset Sales,” any purchase or redemption of Subordinated Indebtedness that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Net Proceeds Offer; provided that, prior to such repayment or repurchase, the Issuer shall have made the Net Proceeds Offer with respect to the Notes as required by the Indenture, and the Issuer shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Net Proceeds Offer;

9.

(a) Restricted Payments made from the net proceeds of the issuance of unsecured convertible Indebtedness of the Parent pursuant to customary bond hedge/warrant or similar derivatives transactions entered into in connection with the issuance of such convertible securities, to the extent the issuance of such convertible Indebtedness is permitted by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) Restricted Payments made in connection with customary cash settlement features upon conversion of the Notes or any unsecured convertible Indebtedness of the Parent;

10.	the redemption, repurchase or other acquisition for value of any Equity Interests of any Foreign Subsidiary of the Parent that are held by a Person that is not an Affiliate of the Parent; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (i) the Fair Market Value of such common Equity Interests or (ii) such amount required by applicable laws, rules or regulations;

11.	the purchase, redemption, acquisition, cancellation or other retirement for value of Equity Interests of the Parent to the extent necessary, in the good faith judgment of the Board of Directors of the Parent, to prevent the loss or secure the renewal or reinstatement of any license, permit or eligibility held by the Parent or any of its Restricted Subsidiaries under any applicable law or governmental regulation or the policies of any governmental authority or other regulatory body; provided that the aggregate amount of such payments and distributions may not exceed $2.0 million in any calendar year plus any unused amount permitted (without giving effect to any carryover under this clause (11) for the immediately preceding year);

12.	the payment or distribution, to dissenting equityholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that transfers of all or substantially all of the property and assets of the Parent or any of its Restricted Subsidiaries; provided that the aggregate amount of such payments and distributions may not exceed $1.0 million any calendar year plus any unused amount permitted (without giving effect to any carryover) under this clause (l2) for the immediately preceding year;

13.	any Restricted Payments made pursuant to the Exchange Offer;

14.	any Restricted Payments (“Jones Act Restricted Payments”) in the form of repurchases or redemptions of common equity of the Parent that are required to be made in order to comply with the 19.99% foreign ownership limitation (the “Foreign Ownership Limitation”) in the Parent’s certificate of incorporation; provided, however, that any Restricted Payments made pursuant to this clause (14) more than 90 days after the Issue Date may only be made if the Board of Directors has recommended to the Parent’s stockholders an amendment to such certificate of incorporation so that the Parent may issue warrants in order to redeem its common equity to comply with the foreign ownership limitation and such amendment was not approved by the stockholders; and

15.	so long as no Default or Event of Default has occurred and is continuing after giving effect thereto, other Restricted Payments in an aggregate amount not to exceed $15.0 million in the aggregate since the Issue Date in each case, calculated net of any return of or on any Restricted Investments made pursuant to this clause that is received by the Parent or any Restricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent or the relevant Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Issuer or, if such Fair Market Value is in excess of $20.0 million, by the Board of Directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) above, or is entitled to be incurred as one or more categories of Permitted Investments or pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify or reclassify (based on circumstances existing at the time of such reclassification) such Restricted Payment or portion thereof in any manner that complies with this covenant, and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses, categories of Permitted Investments or the first paragraph of this covenant.

For the avoidance of doubt, for all purposes under the Indenture, including, without limitation, “Certain Covenants—Restricted Payments”, the Indenture does not treat Indebtedness as contractually subordinated or junior or subordinated or junior in right of payment to any other Indebtedness merely because it is unsecured or a junior priority with respect to the same collateral or is secured by different collateral.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, enter into a Guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Parent will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

1.	the incurrence and Guarantee by the Parent or any Restricted Subsidiary, of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of the Parent or any Restricted Subsidiary thereunder) not to exceed $125.0 million less the amount applied to permanently repay Indebtedness pursuant to clause (1)(B) of the third paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

2.	the incurrence by the Parent and its Restricted Subsidiaries of the Existing Indebtedness;

3.	the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture, the PIK Notes issued as PIK Interest in accordance with this Indenture and the related Note Guarantees and the Exchange Notes and the related Exchange Note Guarantees to be issued pursuant to the registration rights agreement;

4.	the incurrence by the Parent or any of its Restricted Subsidiaries of Attributable Debt in connection with a Sale/Leaseback Transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Parent or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), which incurrence occurs within 365 days of such purchase, design, development, construction, installation, expansion, repair or improvement, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $15.0 million outstanding as of any date of incurrence of Indebtedness pursuant to this clause (4);

5.	the incurrence by the Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (19) or (23) of this paragraph;

6.	the incurrence by the Parent or any of its Restricted Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Parent or any of its Restricted Subsidiaries; provided, however, that:

(a)	if the aggregate principal amount of intercompany Indebtedness (or the Guarantees of any such intercompany Indebtedness) between or among the Parent or any of its Restricted Subsidiaries is greater than $1.0 million for any one intercompany loan or a series of intercompany loans and is not incurred pursuant to an intercompany note (which may take the form of a grid note) that is pledged to the Collateral Agent as Notes Priority Collateral in accordance with the terms of the Security Agreement;

(b)	if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of the Parent and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary of the Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent or a Restricted Subsidiary of the Parent, then such Indebtedness will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

7.	the issuance by any of the Parent’s Restricted Subsidiaries to the Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Parent or a Restricted Subsidiary of the Parent; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not the Parent or a Restricted Subsidiary of the Parent will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

8.	Hedging Obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (b) fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

9.	the Guarantee by the Issuer or any of the Guarantors of Indebtedness of the Parent or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes, then the Guarantee must be subordinated in right of payment to the same extent as the Indebtedness guaranteed;

10.	the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

11.	the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

12.	the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness arising from customary agreements of the Parent or any such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of the Parent or any of its Restricted Subsidiaries, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

13.	the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

14.	the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees, or consultants of the Parent, any of its Restricted Subsidiaries, or any direct or indirect parent of the Parent for the purpose of permitting such Persons to purchase Capital Stock of the Parent or any direct or indirect parent of the Parent; provided that the aggregate amount of such Indebtedness and Investments made pursuant to clause (8) of the definition of “Permitted Investments” may not exceed $5.0 million at any one time outstanding;

15.	the incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness solely in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchase in the ordinary course of business;

16.	the incurrence of Indebtedness in the ordinary course of business under any agreement between the Parent or any of its Restricted Subsidiaries and any commercial bank or other financial institution relating to treasury, depository and cash management services, credit card arrangements, stored value card agreements, purchase card arrangements, debit card arrangements or automated clearinghouse transfers of funds;

17.	the incurrence of Indebtedness of the Parent or any of its Restricted Subsidiaries consisting of take-or-pay obligations entered into in the ordinary course of business;

18.	the incurrence by the Parent or any of its Restricted Subsidiaries of Obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

19.	Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Parent or any of its Restricted Subsidiaries or merged into the Parent or a Restricted Subsidiary of the Parent in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving pro forma effect to such acquisition or merger, the Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant;

20.	the incurrence by the Parent or any of its Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed $20.0 million;

21.

Indebtedness of the Parent or any of its Restricted Subsidiaries incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels and any assets that shall become Notes Priority Collateral, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (provided that such loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel was covered by insurance or resulted in the actual payment of compensation, indemnification or similar payments to such Person (collectively, a “Total Loss”)) in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by the Parent or any of its Restricted Subsidiaries from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss;

22.	Indebtedness of the Parent or any of its Restricted Subsidiaries incurred in relation to (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels owned, leased, time chartered or bareboat chartered to or by the Parent or any of its Restricted Subsidiaries, (ii) drydocking of any of the Vessels owned or leased by the Parent or any of its Restricted Subsidiaries for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (iii) any expenditures which will or may be reasonably expected to be recoverable from insurance on such Vessels;

23.	Indebtedness of the Issuer or any Guarantor (which may include, for the avoidance of doubt, deferred or installment payment obligations), in an aggregate amount not to exceed $50.0 million at any one time outstanding, incurred in order to repurchase, repay, refinance, redeem, defease or otherwise retire for value the obligations of the Parent or any of its Restricted Subsidiaries with respect to ship financing arrangements in existence on the Issue Date; and

24.	Unsecured Indebtedness of the Parent issued as a Jones Act Restricted Payment, consisting of debt securities having neither (i) a Stated Maturity nor (ii) any due date for the payment of any installment of principal, in either case, that is earlier than one year after the Stated Maturity of the Notes.

Any Indebtedness incurred under a Credit Facility that is allocated to clause (1) of the second paragraph of this covenant shall be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid, other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Facility that provide that such Indebtedness is deemed to be repaid daily (or otherwise periodically).

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) of the second paragraph of this covenant above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Parent will be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this covenant, except that Indebtedness outstanding under the ABL Facility on the date of the Indenture will at all times be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of this covenant above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Parent as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

1.	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

2.	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

3.	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

1.	pay dividends or make any other distributions on its Capital Stock to any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

2.	make loans or advances to any of its Restricted Subsidiaries; or

3.	sell, lease or transfer any of its properties or assets to any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

1.	agreements in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors of the Parent, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

2.	the Indenture, the Notes and the Note Guarantees, any Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement and the Security Documents;

3.	applicable law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the date of the Indenture);

4.

(a) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and does not in the good faith judgment of the Board of Directors of the Parent materially adversely affect the ability of the Issuer to make scheduled payments of interest and principal on the Notes; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors of the Parent, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clause (1), (2) or (3) of the preceding paragraph than on such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

5.	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

6.	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased (plus improvements and accessions to such property, or assets or proceeds or distributions thereof) of the nature described in clause (3) of the preceding paragraph;

7.	any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

8.	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors of the Parent, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged;

9.	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens (plus improvements and accessions to such property, or assets or proceeds or distributions thereof);

10.	customary provisions in joint venture agreements or other similar agreements;

11.	customary provisions in Permitted Hedging Obligations;

12.	restrictions on cash or other deposits or net worth imposed by customers under contracts or other agreements entered into in the ordinary course of business;

13.	restrictions on other Indebtedness incurred in compliance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Parent’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above;

14.	encumbrances on property that exists at the time such property was acquired by the Parent or any Restricted Subsidiaries;

15.	other Indebtedness or Disqualified Stock of any Subsidiary that is not a Restricted Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Parent);

16.	encumbrances or restrictions consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

17.	customary Guarantees by the Parent or the Issuer under non-Indebtedness obligations of a Subsidiary set forth in leases, licenses and other agreements entered into by the Subsidiary in the ordinary course of business; and

18.

restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Parent or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Parent or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

For purposes of determining compliance with this “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, the subordination of loans or advances made to the Parent or a Restricted Subsidiary to other Indebtedness incurred by the Parent or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

The Issuer will not, directly or indirectly: (1) consolidate, merge or amalgamate with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

1.	either: (a) the Issuer is the surviving corporation; or (b) the Person (the “Successor Issuer”) formed by or surviving any such consolidation, merger or amalgamation (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia and is either (i) a corporation or (ii) a limited partnership or limited liability company and is (or has previously been) joined by a corporation as a co-issuer of the Notes;

2.	any Successor Issuer assumes all the obligations of the Issuer under the Notes, the Indenture, the registration rights agreement and the Security Documents and pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Agent;

3.	immediately after such transaction, no Default or Event of Default exists; and

4.	either (i) the Parent or the parent of the Successor Issuers, as the case may be, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or (ii) the Parent (or the parent of the Successor Issuer, as the case may be) would have a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of the Parent for the four-quarter period immediately prior to such transaction.

In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of the Issuer and its respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Clauses (3) and (4) above will not apply to: (1) a merger, amalgamation or consolidation of the Issuer with an Affiliate solely for the purpose of (a) reorganizing the Issuer as a different type of entity; provided that in the case where the surviving entity in such merger, amalgamation or consolidation is not a corporation, a corporation becomes (or has previously become) a co-issuer of the Notes, or (b) reincorporating or reorganizing the Issuer in another jurisdiction; or (2) any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

In addition, the Parent will not, directly or indirectly: (i) consolidate, merge or amalgamate with or into another Person (whether or not the Issuer is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

1.	either: (a) Parent is the surviving corporation; or (b) the Person (the “Successor Parent”) formed by or surviving any such consolidation, merger or amalgamation (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

2.	the Successor Parent assumes all the obligations of Parent under its Note Guarantee, this Indenture, the Registration Rights Agreement and the Security Documents and pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Agent;

3.	immediately after such transaction, no Default or Event of Default exists; and

4.	either: (a) Parent or Successor Parent (as the case may be) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; or (2) Parent or the Successor Parent (as the case may be), after giving pro forma effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would have a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of Parent for the four-quarter period immediately prior to such transaction and related transactions.

In addition Parent will not, directly or indirectly, lease all or substantially all of the properties and assets of Parent and its respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Clauses (3) and (4) above will not apply to: (1) a merger, amalgamation or consolidation of Parent with an Affiliate solely for the purpose of (a) reorganizing Parent as a different type of entity, or (2) reincorporating or reorganizing Parent in another jurisdiction; or (ii) any consolidation, amalgamation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and its Restricted Subsidiaries.

No quantitative or other established meaning has been given to the phrase “all or substantially all” by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a holder of the Notes can determine whether the Parent or the Issuer has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such holder may have upon the occurrence of any such transaction, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above, shall not be read to mean “any” of the Collateral as a result of the Issuer or any relevant Subsidiary being in the “zone of insolvency.”

Transactions with Affiliates

The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Parent (each, an “Affiliate Transaction”) involving aggregate payments in excess of $5.0 million, unless:

1.	the Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent; and

2.	the Parent delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Parent set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Parent.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

1.	any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Parent, a Restricted Subsidiary of the Parent or a direct or indirect parent of the Parent and payments and transactions pursuant thereto;

2.	transactions between or among the Parent and/or its Restricted Subsidiaries;

3.	transactions with a Person (other than an Unrestricted Subsidiary of the Parent) that is an Affiliate of the Parent solely because the Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

4.	payment of reasonable fees and reimbursement of expenses of directors, experts and consultants;

5.	any transaction in which the only consideration paid by the Parent or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Parent or any contribution of capital to the Parent;

6.	Restricted Payments and Permitted Investments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments;”

7.	any agreement, instrument or arrangement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not materially more disadvantageous, taken as a whole, than the applicable agreement, instrument or arrangement, as in effect on the date of the Indenture, as determined in good faith by the Parent);

8.	loans or advances to employees in the ordinary course of business not to exceed $3.0 million in the aggregate at any one time outstanding;

9.	transactions between the Parent or any Restricted Subsidiary and any Person that is an Affiliate of the Parent or any Restricted Subsidiary solely because a director of such Person is also a director of the Parent or any direct or indirect parent entity thereof; provided that such director abstains from voting as a director of the Parent or any direct or indirect parent entity of the Parent, as the case may be, on any matter involving such other Person;

10.	purchase or sale of goods and/or services in the ordinary course of business on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with a Person that is not an Affiliate of the Parent;

11.	if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Parent or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Parent or such Restricted Subsidiary;

12.	any capital contribution to any Affiliate otherwise permitted by the Indenture;

13.	transactions with any joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Parent, its Restricted Subsidiaries and Persons that are not Affiliates of the Parent;

14.	any Investment of the Parent or any of its Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of the Indenture;

15.	pledges of Equity Interests of Unrestricted Subsidiaries;

16.	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Parent or any Restricted Subsidiary and not for the purpose of circumventing any provision of the Indenture;

17.	transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Parent or such Restricted Subsidiary, as applicable, from a financial point of view or meets the requirements of clause (1) of the first paragraph of this section;

18.	any merger, consolidation or reorganization of the Parent or the Issuer with an Affiliate of the Parent or the Issuer solely for the purpose of (a) forming or collapsing a holding company structure or (b) reincorporating the Parent or the Issuer in a new jurisdiction;

19.	entering into one or more agreements that provide registration rights to the security holders of the Issuer or any direct or indirect parent of the Issuer or amending such agreement with security holders of the Issuer or any direct or any indirect parent of the Issuer and the performance of such agreements;

20.	any (x) purchases of any class of Indebtedness from, or lending of any class of Indebtedness to, the Parent or any of its Restricted Subsidiaries by an Affiliate of the Parent, so long as the aggregate principal amount of such class of Indebtedness purchased or loaned by such Affiliates does not exceed the aggregate principal amount of such class of Indebtedness purchased by non-Affiliate investors; and (y) repurchases, redemptions or other retirements for value by the Parent or any of its Restricted Subsidiaries of Indebtedness of any class held by any Affiliate of the Parent, so long as such repurchase, redemption or other retirement for value is on the same terms as are made available to investors holding such class of Indebtedness generally, and Affiliates have an economic interest in no more than 50% of the aggregate principal amount of such class of Indebtedness; and

21.	the Exchange Offer and the transactions related thereto.

Additional Note Guarantees

If the Parent or any of its Restricted Subsidiaries acquires, creates or designates another Restricted Subsidiary (other than any Foreign Subsidiary, any Exempted Subsidiary or any Immaterial Subsidiary) after the date of the Indenture then such Restricted Subsidiary must become a Subsidiary Guarantor and shall, within ten business days after the date on which it was so acquired, created, capitalized or designated:

1.	execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes on the terms set forth in the Indenture; and

2.	deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Parent may designate any Restricted Subsidiary (other than the Issuer) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Restricted Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by the Parent. That designation will only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by this covenant. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Unrestricted Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Parent will be in default of such covenant. The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Security Documents or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, in the case of an offering of securities to holders of Notes by the Parent or any of its Restricted Subsidiaries (including, without limitation, an exchange offer) in which a consent, waiver or amendment is sought, if such offering is intended to be exempt from the registration requirements of the Securities Act of 1933, the Parent and its Restricted Subsidiaries may offer and issue such securities only to holders of Notes who are eligible to receive such securities in accordance with such exemption from registration.

Anti-Layering

Except for Liens permitted by clause (1)(ii) or (35) of the definition of “Permitted Liens”, the Issuer and the Guarantors may not create any Lien on any of the Collateral with a priority that is lower than that of any ABL Lien, First-Lien Note Lien, Second-Lien Note Lien or Convertible Note Lien yet also higher than that of any ABL Lien, First-Lien Note Lien, Second-Lien Note Lien or Convertible Note Lien (other than an ABL Lien, a First-Lien Note Lien, a Second-Lien Note Lien or Convertible Note Lien).

Restrictions on Purchases of Existing Convertible Notes

If any Existing Convertible Notes remain outstanding after consummation of the Exchange Offer, the Parent and its Subsidiaries will not voluntarily tender for, prepay, purchase, redeem or otherwise acquire any such remaining Existing Convertible Notes unless (A) the consideration for such acquisition of remaining Existing Convertible Notes consists solely of shares of common stock and/or Convertible Notes and (B) the total value of such consideration per $1,000 principal amount of Existing Convertible Notes (measured at the time of such acquisition of remaining Existing Convertible Notes) is not greater than the total value of the Convertible Notes and common stock received by holders in the Exchange Offer per $1,000 principal amount of Existing Convertible Notes (measured at the time of such acquisition of remaining Existing Convertible Notes), unless, concurrently with the consummation of such acquisition of remaining Existing Convertible Notes, the Parent distributes to each holder of the notes (or issued upon a registered transfer of notes) additional Convertible Notes and/or additional shares of common stock (in the same proportion as the consideration paid in connection with the Parent’s acquisition of such remaining Existing Convertible Notes) having a total value (measured at the time of such distribution) equivalent to the difference between (1) the total value of the consideration such holder would receive for its Existing Convertible Notes if the Parent or the relevant subsidiary acquired all such Existing Convertible Notes from such holder on the same terms as its acquisition of remaining Existing Convertible Notes (based on the principal amount of Existing Convertible Notes that such holder would hold assuming a rescission of the Exchange Offer immediately prior to such distribution) and (2) the sum of (x) the total value of the Convertible Notes and common stock that a holder owning the amount of Convertible Notes held by such holder at the time of such distribution would have received in the Exchange Offer (measured at the time of such distribution) and (y) the total value of any notes and/or common stock previously distributed to such holder pursuant to the covenant described in this paragraph (measured at the time of such distribution).

Events of Default

Each of the following is an Event of Default:

1.	default in any payment of interest, including any additional interest, on any Note when due and payable and the default continues for a period of 30 days;

2.	default in the payment of principal of, or premium, if any, on, any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration or otherwise;

3.	failure by Parent or any of its Restricted Subsidiaries for 30 days after notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions under “—Asset Sales,” “—Repurchase at the Option of Holders upon Change of Control,” or “—Merger, Consolidation or Sale of Assets.” ;

4.	failure by the Parent or any of its Restricted Subsidiaries for 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of its other agreements contained in the Notes, Indenture or Security Documents;

5.	default by the Parent or any Restricted Subsidiary with respect to any mortgage, lease, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed (other than indebtedness among the Issuer and the Guarantors) in excess of $20.0 million in the aggregate of the Parent and/or any Restricted Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to the stated maturity thereof, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 10 days after there shall have been given, by registered or certified mail, to the Parent by the Trustee or to the Parent and the Trustee by the holders of at least 25% in principal amount of the Notes then outstanding, a written notice specifying such event of default and requiring that such acceleration be rescinded or annulled or such indebtedness to be discharged; (ii) constituting a failure to pay the principal or interest (in the case of interest, following the later of (x) the fifth Business Day thereafter or (y) the expiration of any applicable grace period (including any extended grace period) if such failure to pay was not otherwise waived) on any of the Convertible Notes or the First-Lien Notes when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; or (iii) constituting a failure to pay the principal or interest (in the case of interest, following the later of (x) sixty (60) days thereafter or (y) the expiration of any applicable grace period (including any extended grace period) if such failure to pay was not otherwise waived) of any other such debt (other than the Convertible Notes or the First-Lien Notes) when due and payable at its stated maturity, upon required repurchase, or upon declaration;

6.	certain events of bankruptcy, insolvency, or reorganization of the Parent or any of its Restricted Subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X;

7.	except as permitted by the Indenture, any Note Guarantee of any Restricted Subsidiary of the Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that together would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

8.	a final judgment for the payment of $20.0 million or more (excluding any amounts covered by insurance) rendered against the Parent or any Restricted Subsidiary of the Parent, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

9.

unless all of the Collateral has been released from the First-Lien Note Liens in accordance with the provisions of the Security Documents, the default, repudiation or disaffirmation by the Issuer or any of the Guarantors of any of their obligations under the Security Documents (other than by reason of (a) a release of such obligation or Lien related thereto in accordance with the Indenture or the Security Documents or (b) the failure of the Trustee to maintain possession of certificates, instruments or other documents actually delivered to it representing securities or other possessory collateral pledged under the Security Documents), which default, repudiation or disaffirmation results in Collateral having an aggregate Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest in favor of the First-Lien Notes Collateral Agent under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Security Documents), or a determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer or any of the Guarantors for any reason with respect to Collateral having an aggregate Fair Market Value of $5.0 million or more; provided that such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes demanding that such default be remedied; or

10.	occurrence of any Mortgage Default (as defined in the Vessel Fleet Mortgage) or failure by Parent or any of its Restricted Subsidiaries to comply with the terms of any other Security Document, in either case, after giving effect to any applicable grace periods or time periods for performance specified therein or, in the absence of any grace periods or time periods for performance specified therein, failure by Parent or any of its Restricted Subsidiaries, for 30 days after written notice (demanding that such default be remedied) from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received, to comply with the terms of the Security Documents.

The Indenture provides that in the case of an Event of Default specified in clause (6) or (7) of above, with respect to Parent, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, all outstanding Notes (including principal thereof and interest and premium, if any, thereon) will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable immediately. Upon any such declaration or Event of Default specified in clause (6) or (7) above, the principal of, premium, if any, and interest on all the Notes shall become due and payable immediately.

If an Event of Default occurs and is continuing, subject to the Intercreditor Agreement, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Note Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

The Indenture provides that Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Additional Interest, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Subject to the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may subject the Trustee to personal liability or expense. Notwithstanding the foregoing, the Trustee shall have the right to select and retain counsel of its choosing to represent of in any such proceedings.

The Indenture provides that, subject to the Intercreditor Agreement, a Holder may pursue a remedy with respect to this Indenture or the Notes only if:

1.	such Holder gives to the Trustee written notice that an Event of Default is continuing;

2.	Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

3.	such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

4.	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

5.	during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Modification and Amendment

Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

1.	reduce the principal amount of Notes whose holders must consent to an amendment;

2.	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to (i) the timing for notices that must be given by the Issuer in connection with a redemption of the Notes and (ii) the provisions described above under the caption “—Repurchase at the Option of Holders upon Change of Control”);

3.	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

4.	reduce the Change of Control purchase price of any Note or amend or modify in any manner adverse to the holders of Notes the Issuer’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

5.	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then-outstanding Notes and a waiver of the payment default that resulted from such acceleration);

6.	make any Note payable in money other than that stated in the Note;

7.	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes;

8.	waive a redemption payment with respect to any Note (other than a payment required by the provisions described above under the caption “—Repurchase at the Option of Holders upon Change of Control”);

9.	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

10.	in any manner subordinate the Notes or the Note Guarantees in right of payment or in Lien priority, except as permitted by the Indenture, the Note Guarantees and the Security Documents;

11.	impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes; or

12.	make any change in the proceeding amendment and waiver provisions.

In addition, any amendment to, or wavier of, the provisions of the Indenture, the Notes, the Note Guarantees or any Security Document that (i) has the effect of releasing, except as otherwise permitted pursuant to this Indenture, all or substantially all of the Collateral from the Note Liens shall require the consent of the Holders of at least 90% in aggregate principal amount of the Notes then outstanding under this Indenture, (ii) releases, except as otherwise permitted pursuant to this Indenture, any Collateral from the Note Liens shall require the consent of Holders of at least 75% in aggregate principal amount of the Notes then outstanding under this Indenture or (iii) has the effect of modifying or amending the last paragraph of Section 2.13 of this Indenture shall require the consent of Holders of at least 90% in aggregate principal amount of the Notes then outstanding under this Indenture.

Without the consent of any holder, the Issuer and the Trustee may amend the Indenture, the Notes, the Note Guarantees or any Security Document to:

1.	cure any ambiguity, omission, defect or inconsistency that does not adversely affect Holders of the Notes in any material respect;

2.	provide for uncertificated Notes in addition to or in place of certificated Notes;

3.	provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

4.	add guarantees or additional obligors with respect to the Notes;

5.	add to the covenants of the Issuer or the Guarantors of the benefit of the Holders or surrender any right or power conferred upon the Issuer or the Guarantors;

6.	make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

7.	comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

8.	provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

9.	allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to release a Guarantor as provided in this Indenture;

10.	make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

11.	comply with the rules of any applicable securities depository; or

12.	in the event that PIK Notes are issued in a form other than a Global Note, make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

In addition, the Trustee and the Collateral Agent will be authorized to amend the Intercreditor Agreement or the Security Documents to add additional secured parties holding Permitted Additional Pari Passu Obligations,

First-Lien Note Obligations, Second-Lien Note Obligations or ABL Obligations permitted by the Indenture with the same Lien priorities and rights as provided in the Intercreditor Agreement or to enter into intercreditor arrangements with the holders of any such Indebtedness so long as the terms of such intercreditor arrangements are not less favorable to the holders of Notes than the intercreditor provisions contained in the Security Agreement and the Intercreditor Agreement.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either the provisions set out below under “—Legal Defeasance and Discharge” or “—Covenant Defeasance” be applied to all outstanding Notes upon compliance with the conditions set forth below.

Legal Defeasance and Discharge.

At the our option, we and each of the Guarantors will, subject to the satisfaction of the conditions set forth under “—Conditions to Legal or Covenant Defeasance”, be deemed to have been discharged from its/their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of “—Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions” below and the other sections referred to in clauses (1) and (2) below, and to have satisfied all its/their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and all of the Liens on Collateral securing the Notes shall be released, except for the following provisions will survive until otherwise terminated or discharged:

1.	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to under “—Conditions to Legal or Covenant Defeasance” below;

2.	the Issuer’s obligations with respect to such Notes under Article 2 of the Indenture and the Issuer’s obligation to maintain an office or agency where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or purchase and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served;

3.	the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and the Issuer’s and the Guarantors’ obligations in connection therewith; and

4.	the provisions set out under this “—Legal Defeasance and Discharge”.

The Issuer may exercise its option under t this “—Legal Defeasance and Discharge” notwithstanding the prior exercise of its option under “—Covenant Defeasance” below.

Covenant Defeasance.

At the our option, we and each of the Guarantors will, subject to the satisfaction of the conditions set forth under “—Conditions to Legal or Covenant Defeasance”, be released from each of their/its obligations under certain covenants contained in the Indenture, including those set forth above under the following captions under

“Certain Covenants”: (1) “—Restricted Payments,” (2) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” (3) “—Incurrence of Indebtedness and Issuance of Preferred Stock, (4) “—Asset Sales,” (5) “—Transactions with Affiliates,” (6) “—Liens,” (7) “—Repurchase at the Option of Holders upon Change of Control,” (8) “—Payments for Consent,” (9) “—Additional Note Guarantees,” (10) “—Designation of Restricted and Unrestricted Subsidiaries,” (11) “—Anti-Layering,” and (12) clauses (3) and (4) relating to the Issuer and all of the clauses as they relate to the Parent under “—Merger, Consolidation or Sale of Assets”, with respect to the outstanding Notes on and after the date the conditions set forth under the caption “—Conditions to Legal or Covenant Defeasance” are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes under the Indenture (it being understood that such Notes will not be deemed outstanding for accounting purposes).

For this purpose, Covenant Defeasance means that, all Liens on the Collateral securing the Notes will be released and with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default, but, except as specified above, the remainder of the Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under this caption “—Covenant Defeasance”, subject to the satisfaction of the conditions set forth under the caption “—Conditions to Legal or Covenant Defeasance” below, The events of default in clauses (3), (4), (5), (7), (8), (9) and (10) under the caption “Events of Default” will not constitute Events of Default.

Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1.	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and Additional Interest, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

2.	in the case of an election under “—Legal Defeasance and Discharge”, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that: (i) the Issuer has received from, or (ii) there has been published by, the Internal Revenue Service a ruling; or since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3.	in the case of an election under Section 14.03, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4.	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any related deposit of funds);

5.	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

6.	the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

7.	the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to provisions set out under the caption “—Repayment to Issuer” below, all money and non-callable Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee) in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Obligations deposited or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

The Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Obligations held by it which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Repayment to Issuer.

Subject to applicable law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability and other obligations of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Obligations, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under the Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred until such time as the Trustee or Paying Agent is permitted to apply all such money; provided, however, that, if the Issuer makes any payment of principal of, premium or Additional Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the Trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest (including additional interest, if any) payable on the Notes and the conversion rate of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of Notes upon the written request of that holder.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Parent will furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations (including any extensions provided therein) for a filer that is a “non-accelerated filer” (or any successor term that provides an entity with the greatest time period for filing periodic reports with the SEC) plus five business days:

1.	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-K and 10-Q (or any successor or comparable forms) if the Parent were required to file such reports; and

2.	all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form) if the Parent were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Parent’s consolidated financial statements by the Parent’s certified independent accountants. Notwithstanding the above reporting requirements, the Parent shall not be required to disclose to the Trustee (or the holders of the Notes) any materials for which it has sought and has received (or reasonably expects to receive) confidential treatment from the SEC. Any reports filed with the SEC via EDGAR (or any successor system) shall be deemed to have been furnished to the Trustee in accordance with this covenant.

The Parent will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Parent’s filings for any reason, the Parent will post the reports referred to in the preceding paragraphs on its website within the time periods described above.

In addition, the Parent, the Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For the avoidance of doubt, an Event of Default resulting from a failure to provide any report required above shall be cured upon the provision of such report prior to the acceleration of the Notes.

Trustee

U.S. Bank National Association is the Trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the Trustee and its affiliates.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Facility” means the Credit Agreement, dated as of the Issue Date, among the Issuer, Parent and the other Subsidiaries of Parent party thereto, the various lenders and agents party thereto and Wells Fargo Capital Finance, LLC, as Administrative Agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities, receivables securitization facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture, or amendment, supplement, modification, renewal, or restatement, that increases the amount borrowable thereunder, alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors. Any agreement or instrument other than the ABL Facility in effect on the Closing Date must be designated in an officer’s certificate as an “ABL Facility” for purposes of the Indenture in order to be an ABL Facility.

“ABL Facility Collateral Agent” means Wells Fargo Capital Finance, LLC, as collateral agent under the ABL Facility, and its successors, replacements and/or assigns in such capacity.

“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on Collateral securing the ABL Obligations.

“ABL Obligations” means (x) the Indebtedness and other obligations under the ABL Facility and (y) certain hedge obligations, cash management and other bank product obligations owed to a lender or an affiliate of a lender under the ABL Facility and more particularly described in the Intercreditor Agreement.

“ABL Priority Collateral” shall mean the following property of the Parent and the other Guarantors (as defined in the ABL Facility) (with terms below that are defined in the UCC generally having the meanings given such term by the UCC), whether now owned or hereafter acquired (but excluding Excluded Assets):

i.	accounts, including without limitation, all accounts arising from the shipment or delivery of goods or other items generated from the operation of any Vessel, other than accounts which arise from the sale, license, assignment or other disposition of Notes Priority Collateral;

ii.	deposit accounts, except to the extent constituting identifiable proceeds of the Notes Priority Collateral;

iii.	securities accounts, except to the extent constituting identifiable proceeds of the Notes Priority Collateral;

iv.	investment property (other than (x) Equity Interests in Subsidiaries of the Parent or in any joint venture or other partnership owned by the Parent or any of its Subsidiaries, and (y) any investment property relating to any securities account containing Notes Priority Collateral identified in the foregoing clauses (i), (ii) and (iii));

v.	cash or Cash Equivalents (in each case, except to the extent constituting identifiable proceeds of the Notes Priority Collateral);

vi.	tax refunds and similar tax payments;

vii.	intercompany loans made (a) for working capital purposes and/or (b) with the proceeds of loans under the ABL Facility;

viii.	instruments, chattel paper and other documents, in each case, evidencing or substituted for, any accounts referred to in the preceding clause (i);

ix.	letters of credit, letter-of-credit rights and supporting obligations in each case for accounts referred to in the preceding clause (i);

x.	commercial tort claims;

xi.	general intangibles (including contract rights), instruments, books and records and supporting obligations, in each case related to the items in the foregoing clauses of this definition; and

xii.	products and proceeds of, and books and records evidencing or relating to, the foregoing (including, without limitation, insurance proceeds).

“Acquired Debt” means, with respect to any specified Person:

1.	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

2.	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Accounting Standards” means, as of the date of the Indenture, U.S. GAAP; provided, however, that Parent may, upon not less than 60 days’ prior written notice to the Trustee, change to IFRS; provided, however, that notwithstanding the foregoing, if Parent changes to IFRS, it may elect, in its sole discretion, to continue to utilize U.S. GAAP for the purposes of making all calculations under the Indenture that are subject to Applicable Accounting Standards and the notice to the Trustee required upon the change to IFRS shall set forth whether or not Parent intends to continue to use U.S. GAAP for purposes of making all calculations under the Indenture. In the event Parent elects to change to IFRS for purposes of making calculations under the Indenture, references in the Indenture to a standard or rule under U.S. GAAP shall be deemed to refer to the most nearly comparable standard or rule under IFRS.

“Asset Sale” means:

1.

the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or Parent and its respective Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/ or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale Covenant; and

2.	the issuance of Equity Interests by any of Parent’s Restricted Subsidiaries or the sale of Equity Interests in any of Parent’s Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than Parent or one of its Restricted Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

1.	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

2.	a transfer of assets constituting Notes Priority Collateral between or among the Issuer and the Guarantors;

3.	a transfer of assets that are not Notes Priority Collateral between or among Parent and its Restricted Subsidiaries;

4.	an issuance of Equity Interests by a Restricted Subsidiary of Parent to Parent or to a Restricted Subsidiary of Parent;

5.	the sale or lease of products, services or accounts receivable in the ordinary course of business (which shall include factoring, securitization and similar transactions) and any sale or other disposition of damaged, worn-out or obsolete assets or assets otherwise unsuitable or no longer required for use in the ordinary course of the business of Parent and its Restricted Subsidiaries;

6.	the sale or other disposition of Cash Equivalents not constituting Collateral;

7.	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

8.	the licensing or sublicensing of intellectual property or other general intangibles on customary terms in the ordinary course of business and the abandonment of intellectual property which is no longer used or useful in or material to the businesses of Parent and its Restricted Subsidiaries;

9.	the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of inventory and other assets in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

10.	a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

11.	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive factoring or similar arrangements or the unwinding of any Hedging Obligations;

12.	any sale of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

13.	(a) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Permitted Business of comparable or greater market value or usefulness to the business of Parent and its Restricted Subsidiaries as a whole, as determined in good faith by Parent and (b) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of Parent and its Restricted Subsidiaries as a whole, as determined in good faith by Parent; provided that if the assets transferred pursuant to this clause (13) are Notes Priority Collateral the assets received in exchange therefor shall be Notes Priority Collateral;

14.	any sale, conveyance or other disposition of assets of any Restricted Subsidiary that is not a Wholly- Owned Restricted Subsidiary, except to the extent that the proceeds thereof are distributed in cash or Cash Equivalents to Parent or a Wholly-Owned Restricted Subsidiary;

15.	any foreclosure or any similar action with respect to the property or other assets of Parent or any Restricted Subsidiary;

16.	the sublease or assignment to third parties of leased facilities;

17.	a Casualty or Condemnation Event whose proceeds are subject to “—Repurchase at the Option of the Holders—Asset Sales”;

18.	the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements; and

19.	the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of the covenant described above under the caption “—Certain Covenants—Liens.”

Notwithstanding the foregoing, Parent may voluntarily treat any transaction otherwise exempt from the definition of “Asset Sale” pursuant to clauses (1) through (19) above as an “Asset Sale” by designating such transaction as an Asset Sale for purposes of the Indenture in an officer’s certificate delivered to the Trustee.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with Applicable Accounting Standards; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

1.	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

2.	with respect to a partnership, the Board of Directors of the general partner of the partnership;

3.	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

4.	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with Applicable Accounting Standards, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

1.	in the case of a corporation, corporate stock or American Depository Shares (or receipts issued in evidence thereof) representing interests in such corporate stock;

2.	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3.	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

4.	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

1.	any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof;

2.	deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-2” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or at least “P-2” by Moody’s Investors Service, Inc. (“Moody’s”) or any respective successor agency;

3.	commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s or any respective successor agency;

4.	repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition;

5.	demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System that are FDIC insured;

6.	money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (5); and

7.	in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in local currency held by such Foreign Subsidiary from time to time in the ordinary course of business.

“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to property or other assets owned by Parent or a Restricted Subsidiary.

“Collateral Agent” means the Trustee under the Indenture, in its capacity as collateral agent for itself and for the holders of the Notes, together with its successors and assigns in such capacity.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

1.	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries and all franchise taxes for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

2.	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

3.	depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting), but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

4.	the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness; plus

5.	business optimization expenses, streamlining costs, exit or disposal costs, facilities closure costs and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, headcount reductions, systems establishment costs, payroll, relocation and contract termination charges), provided that the amount of cash charges added back under this clause (5) with respect to any actions initiated following the Closing Date, shall not exceed, in the aggregate, 10% of Consolidated Cash Flow (prior to giving effect to the addition of such amount) for such period; plus

6.	(i) unusual or nonrecurring charges, expenses or other items, (ii) charges, expenses or other items in connection with any restructuring, acquisition, disposition, equity issuance or debt incurrence, and (iii) non-recurring out-of-pocket charges, expenses or other items related to and consisting of legal settlements and/or judgments, in all cases whether or not consummated and to the extent deducted in computing such Consolidated Net Income (for the avoidance of doubt, for purposes of this clause (6), charges, expenses or other items with respect to multiple proceedings shall be deemed to be “non-recurring” if the underlying facts giving rise to the proceedings are themselves unrelated and the underlying facts giving rise to the proceedings are not reasonably likely to recur within any of the next two fiscal years); plus

7.	any impairment charges or asset write-offs, in each case pursuant to Applicable Accounting Standards, and the amortization of intangibles arising pursuant to Applicable Accounting Standards; minus

8.	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with Applicable Accounting Standards.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with Applicable Accounting Standards and without any reduction in respect of preferred stock dividends; provided that:

1.	all extraordinary gains and losses and all gains and losses realized in connection with any asset disposition or the disposition of securities or the early extinguishment of Indebtedness or Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

2.	the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

3.

solely for the purpose of determining the amount available for Restricted Payments under the first paragraph under “—Certain Covenants—Limitation on Restricted Payments,” the net income for such period of any Restricted Subsidiary (other than the Issuer, so long as it is a primary obligor under the Notes, or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

4.	the cumulative effect of a change in accounting principles will be excluded;

5.	notwithstanding clause (2) above, the net income of any Unrestricted Subsidiary will be excluded except to the extent received by the specified Person or one of its Restricted Subsidiaries;

6.	any (a) one-time non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights and (c) write-offs or write-downs of goodwill will be excluded;

7.	any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resolution from Hedging Obligations for currency exchange risk entered in relation with Indebtedness) will be excluded;

8.	any unrealized net after-tax income (loss) from Hedging Obligations or cash management Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments in the ordinary course shall be excluded;

9.	non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

10.	any charges resulting from the application of (i) Accounting Standards Codification Topic 805 “Business Combinations,” (ii) Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long- Lived Assets,” (iii) Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition,” (iv) Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” or (v) Accounting Standards Codification Topic 835-30 “Interest- Imputation of Interest—Interest on Receivables and Payables,” with respect to deferred payments in respect of settlements of litigations or investigations, in each case, shall be excluded;

11.	all charges, costs and expenses relating to the Transactions or relating to the closure of the FSX Service; and

12.	all net after-tax charges or expenses with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Parent or the Issuer (as applicable) who:

1.	was a member of such Board of Directors on the date of the Indenture; or

2.	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Convertible Notes” means the 6.0% convertible secured notes due 2017 of the Parent.

“Convertible Note Liens” means all Liens in favor of the Convertible Notes Collateral Agent on Collateral securing the Convertible Note Obligations.

“Convertible Note Obligations” means the obligations of Parent and any other obligor under the Convertible Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Convertible Notes Indenture, the Convertible Notes and the performance of all other obligations (including, without limitation, payment of fees and expenses of the trustee and collateral agent, including fees and expenses of their agents, attorneys and professional advisors) to the trustee and the holders under the Convertible Notes Documents, according to the respective terms thereof.

“Credit Facilities” means one or more debt facilities or commercial paper facilities (including without limitation the credit facilities provided under ABL Facility), in each case, with banks or other lenders or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, capital leases, letters of credit or issuances of senior secured notes, including any related notes, guarantees, indentures, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including into one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility. Any agreement or instrument other than the ABL Facility in effect on the Closing Date must be designated in an officer’s certificate as a “Credit Facility” for purposes of the Indenture in order to be a Credit Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the earlier of (x) the date that is 91 days after the date on which the Notes mature and (y) the date that is 91 days after the date no Notes remain outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Parent or any and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Offer” means the offer by Parent to the holders of $330.0 million aggregate principal amount of its Existing Convertible Notes to exchange the Existing Convertible Notes for (x) $280.0 million aggregate principal amount of Convertible Notes, and (y) 50.0 million shares of Parent’s common stock, par value $0.01 per share.

“Exchange Offer Document” means the Registration Statement on Form S-4, dated as of August 26, 2011, relating to the Exchange Offer, including the prospectus that forms a part thereof, as amended prior to the Issue Date.

“Excluded Assets” (which, for purposes of this Description of the New Notes, includes both assets which will be affirmatively excluded from the Liens of the Security Documents and assets which the holders of Notes are not likely to have a perfected security interest in under applicable law) will include, among other things, the following assets of the Parent and the other Guarantors:

1.	any property or assets owned by any Subsidiary of the Parent which is not a Guarantor;

2.	any assets other than Notes Priority Collateral which do not secure ABL Obligations (including, without limitation, assets of employee benefit plans and any Capital Construction Fund account established pursuant to 46 App. U.S.C. § 1177) or which are purported to secure ABL Obligations but such Liens are not required to be perfected under the ABL Facility or the perfection of such Liens has been waived;

3.	Excluded Contracts;

4.	Excluded Equipment;

5.	any voting security that is issued by a Foreign Subsidiary (that is a corporation for United States federal income tax purposes) and owned by the Parent or any Guarantor, if and to the extent that the inclusion of such voting security in the Collateral would cause the Collateral pledged by the Parent or such Guarantor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of voting securities of such Foreign Subsidiary;

6.	any Capital Stock and other securities of each Subsidiary of the Parent to the extent that and for so long as the pledge of such Capital Stock or other securities to secure the Notes or the Note Guarantees would cause such Subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time);

7.	proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (5), unless such proceeds or products would otherwise constitute Collateral securing Convertible Note Obligations;

8.	any property or asset (other than Excluded Contracts and Excluded Equipment) only to the extent and for so long as the grant of a security interest in such property or asset (including the perfection of such property or asset) (i) is prohibited by, or would constitute a breach or default under or require any consent not obtained under, any applicable law or contract, license or other document evidencing or giving rise to such property (except to the extent such prohibition, breach or default is ineffective under applicable law); and

9.	certain other assets and properties to be agreed in the definitive Security Documents.

“Excluded Contract” means at any date any rights or interest of the Parent or any Guarantor in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) (a) to the extent that such Contract by the express terms of a valid and enforceable restriction in favor of a Person who is not the Parent or any Subsidiary of the Parent, or any requirement of law, prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by the Parent or a Subsidiary of the Parent and (b) which, if in existence or the subject of rights in favor of the Parent or any Guarantor as of the Closing Date and with respect to which a contravention or other violation caused or arising by its inclusion as Collateral could reasonably be expected to have a Material Adverse Effect (as defined in the ABL Facility as in effect on the Closing Date), is listed and designated as such to the Collateral Agent in an officers’ certificate; provided that:

(x) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the UCC and (y) all proceeds paid or payable to any of the Parent or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Equipment” means at any date any equipment or other assets of the Parent or any Guarantor which is subject to, or secured by a Lien permitted by clause (4), (5), (7) or (38) or, to the extent relating thereto, (13) of the definition of “Permitted Liens” if and to the extent that (a) the express terms of a valid and enforceable restriction in favor of a Person who is not the Parent or a Subsidiary of the Parent contained in the agreements or documents granting or governing such Lien prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, or a grant of a security interest therein, by the Parent or any Guarantor and (b) such restriction relates only to the asset or assets acquired by the Parent or any Guarantor with the proceeds of the Indebtedness secured by such Lien and attachments thereto or substitutions therefor; provided that all proceeds paid or payable to any of the Parent or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such equipment or other assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of the Indebtedness secured by such equipment or other assets.

“Exempted Subsidiary” means a Restricted Subsidiary (other than the Issuer) that is not an obligor or guarantor with respect to any Indebtedness of Parent or any Guarantor in which an Investment is made (or is deemed made) by Parent or a Guarantor pursuant to (i) the first paragraph under the caption, “Certain Covenants—Restricted Payments”, (ii) clause (15) of the second paragraph under the caption, “Certain Covenants—Restricted Payments” or (iii) clause (19) or (21) of the definition of “Permitted Investments”.

“Existing Indebtedness” means all Indebtedness of Parent and its Subsidiaries (other than Indebtedness under the ABL Facility) in existence on the date of the Indenture, until such amounts are repaid including, without limitation, (i) the $250.0 million aggregate principal amount of First-Lien Notes (and the Guarantees by the Guarantors in respect thereof) issued on the Closing Date, (ii) the $280.0 million aggregate principal amount of Convertible Notes (and the Guarantees by the Guarantors in respect thereof) issued in the Exchange Offer on the Closing Date (less the aggregate principal amount of any Convertible Notes that have been converted in a “Mandatory conversion” pursuant to the terms hereof) and (iii) any Existing Convertible Notes outstanding following completion of the Transactions.

“Existing Notes” means the 4.25% Convertible Senior Notes due 2012 of the Parent.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in the Indenture) (i) if such Fair Market Value is less than $20.0 million, the Chief Financial Officer of Parent and (ii) if such Fair Market Value is $20.0 million or greater, the Board of Directors of Parent.

“First-Lien Note Documents” means the First-Lien Notes Indenture, the First-Lien Notes, the First-Lien Note Guarantees and the Security Documents.

“First-Lien Note Guarantee” means the Guarantee by each relevant guarantor of the Issuer’s obligations under the First-Lien Notes Indenture and the First-Lien Notes, executed pursuant to the provisions of the First- Lien Notes Indenture.

“First-Lien Note Liens” means all Liens in favor of the First-Lien Notes Collateral Agent on Collateral securing the First-Lien Note Obligations and any Permitted Additional Pari Passu Obligations.

“First-Lien Note Obligations” means the Obligations of the Issuer and any other obligor under the First- Lien Notes Indenture or any of the other First-Lien Note Documents, including any Guarantor, to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the First-Lien Notes Indenture, the First-Lien Notes (and the First-Lien Note Guarantee) and the performance of all other Obligations to the trustee and the holders under the First-Lien Notes Indenture and the First-Lien Notes (and the First-Lien Note Guarantee), according to the respective terms thereof.

“First-Lien Notes” means $225.0 million aggregate principal amount of 11.00% First Lien Senior Secured Notes due 2016 of Horizon Lines, LLC and any Permitted Refinancing Indebtedness incurred (from time to time and in one or more successive refinancings) in respect thereof in accordance with the terms of the Indenture.

“First-Lien Notes Collateral Agent” means the trustee under the First-Lien Indenture, in its capacity as collateral agent for the holders of First-Lien Notes and holders of Permitted Additional Pari Passu Obligations, together with its successors in such capacity.

“First-Lien Notes Indenture” means the Indenture, dated as of the Closing Date, among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, governing the First-Lien Notes and any other instrument governing the First-Lien Notes.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect, in the good-faith judgment of the Chief Financial Officer of Parent, to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

1.	acquisitions, dispositions, discontinued operations or other operational changes (including of Vessels and equipment and assets related thereto) that have been made by the specified Person or any of its Restricted Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the Chief Financial Officer of Parent, as if they had occurred on the first day of the four-quarter reference period, and such pro forma calculations may reflect operating expense reductions and other operating improvements or synergies expected to result from the applicable event based on actions to be taken within 12 months after the relevant event (to the extent set forth in an officer’s certificate in reasonable detail, including the cost and timing of such expense reductions or other operating improvements or synergies), in each case, net of all costs required to achieve such expense reduction or other operating improvement or synergy;

2.	the Consolidated Cash Flow attributable to discontinued operations (including of Vessels and equipment and assets related thereto), as determined in accordance with Applicable Accounting Standards, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

3.

the Fixed Charges attributable to discontinued operations, as determined in accordance with Applicable Accounting Standards, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

4.	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

5.	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

6.	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For the purpose of this definition, whenever pro forma effect is to be given to an acquisition or construction of a Vessel or the Capital Stock of a vessel-owning company or the financing thereof, such Person may (i) if the relevant Vessel is to be subject to a time charter with a remaining term longer than six months, apply pro forma earnings (losses) for such period Vessel based upon such charter, or (ii) if such Vessel is not subject to a time charter, is under time charter that is due to expire within six months or less, or is to be subject to charter of a voyage charter basis (whether or not any such charter is in place for such Vessel), then in each case, apply earnings (losses) for such period for such Vessel based upon the average of the historical earnings of comparable Vessels in such Person’s fleet (as determined in good faith by such Person’s Board of Directors) during such period or if there is not such comparable Vessel, then based upon industry average earning for comparable Vessels (as determined in good faith by such Person’s Board of Directors).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of

1.	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, yield and other fees and charges (including interest), but excluding the amortization or write-off of debt issuance costs; plus

2.	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of Parent or preferred stock any Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Parent (other than Disqualified Stock) or to Parent or any Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with Applicable Accounting Standards.

Notwithstanding the foregoing, any charges arising from the application of (i) Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Stock, (ii) Accounting Standards Codification Topic 835-30 “Interest- Imputation of Interest—Interest on Receivables and Payables,” with respect to deferred payments in respect of settlements of litigations or investigations or (iii) Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a U.S. Subsidiary and any Subsidiary of such a Subsidiary, whether or not a U.S. Subsidiary.

“FSX Service” means the “Five-Star Express” service provided on the Issue Date by Parent and its Restricted Subsidiaries using vessels not qualified under the Jones Act.

“Government Obligations” means securities that are:

1.	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

2.	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit Obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means Parent and any Restricted Subsidiary of Parent that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

1.	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

2.	other agreements or arrangements designed to manage interest rates or interest rate risk; and

3.	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by Parent to change Applicable Accounting Standards to IFRS; provided that IFRS shall not include any provisions of such standards that would require a lease that would be classified as an operating lease under U.S. GAAP to be classified as indebtedness or a finance or capital lease.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (other than the Issuer) that is designated as such in an officer’s certificate that, as of such date of determination, (i) has less than $0.5 million of total assets and (ii) conducts no material business or operations.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

1.	in respect of borrowed money;

2.	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

3.	in respect of banker’s acceptances;

4.	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

5.	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed but excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

6.	representing any Hedging Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with Applicable Accounting Standards; provided that for the avoidance of doubt, any Guarantee by Parent or any of its Restricted Subsidiaries of obligations of another Person that do not constitute Indebtedness of such Person shall, in each case, not constitute Indebtedness of Parent or such Restricted Subsidiary. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), except for any pledge of the Equity Interests of an Unrestricted Subsidiary as permitted by clause (20) of the definition of Permitted Liens, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the term “Indebtedness” will not include (a) in connection with the purchase by Parent or any of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under Applicable Accounting Standards to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) contingent obligations; incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Capital Stock; or (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Intercreditor Agreement” means that certain intercreditor agreement, to be dated the date of the Indenture, among the Issuer, the Guarantors, the ABL Facility Collateral Agent, the Convertible Notes Collateral Agent, the First-Lien Notes Collateral Agent and the Collateral Agent, as amended, supplemented, restated, modified, renewed or replaced (whether upon or after termination or otherwise), in whole or in part from time to time, or any other successor agreement and whether among the same or any other parties.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with Applicable Accounting Standards), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Applicable Accounting Standards. The acquisition by Parent or any Restricted Subsidiary of Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash or (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary of Parent or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clauses (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“Issue Date” means the date the Notes are initially issued under the Indenture, which was October 5, 2011.

“Lien” means, with respect to any asset, any mortgage, hypothecation, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in; provided that in no event shall an operating lease, rights of set-off or netting arrangements in the ordinary course of business be deemed to constitute a Lien.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale or Casualty or Condemnation Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or Casualty or Condemnation Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty or Condemnation Event, taxes paid or payable as a result of the Asset Sale or Casualty or Condemnation Event, in each case, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale or Casualty or Condemnation Event (other than ABL Obligations, Note Obligations, Convertible Note Obligations and Permitted Additional Pari Passu Obligations) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with Applicable Accounting Standards, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“Net Proceeds Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Non-Recourse Debt” means Indebtedness:

1.	except for a pledge of the Equity Interest of an Unrestricted Subsidiary as permitted by clause (20) of the definition of Permitted Liens, as to which none of Parent and its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

2.	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

3.	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary);

in each case except to the extent permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;” provided, however, that Indebtedness shall not cease to be Non-Recourse Debt solely by reason of pledge by Parent or any of its Restricted Subsidiaries of Equity Interests of an Unrestricted Subsidiary of Parent or of a Person that is not a Subsidiary of Parent or such Restricted Subsidiary if recourse is limited to such Equity Interests.

“Note Documents” means the Notes and the guarantees thereof, the Indenture and the security documents relating to the Indenture.

“Notes Priority Collateral” means all now owned or hereafter acquired property of the Parent or any Guarantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First-Lien Note Obligations that constitutes (but in each case, excluding Excluded Assets):

(a)	equipment (including Vessels) and inventory and all documents of title for any equipment or inventory;

(b)	intellectual property;

(c)	real estate assets;

(d)	(i) the Capital Stock of each Subsidiary of the Parent, and (ii) Capital Stock owned by the Parent or any Guarantor in any joint venture, partnership or similar non-publicly owned Person that is not a Subsidiary of the Parent or any Guarantor;

(e)	deposit accounts and securities accounts existing solely for the purpose of holding proceeds of the Notes Priority Collateral;

(f)	general intangibles (excluding hedge agreements and any rights thereunder) including, without limitation; (i) any charters, operating leases and similar agreements entered into with respect to a Vessel and any security or guarantee in respect of the charter’s or lessee’s obligations under such charter, lease or similar agreement; and (ii) any building conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations thereunder (in each case, except to the extent constituting ABL Priority Collateral);

(g)	identifiable products and proceeds of, and books and records evidencing or relating to, the foregoing (including, without limitation, insurance proceeds); and

(h)	all other Collateral other than ABL Priority Collateral.

Notwithstanding the foregoing, for the avoidance of doubt, all accounts arising from the shipment or delivery of goods or other items generated from the operation of any Vessel shall constitute ABL Priority Collateral.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) secured by the Note Liens; provided that, except in the case of Additional Notes, (i) the trustee or agent under such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and (ii) Parent has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Business” means any business conducted by Parent or any of its Restricted Subsidiaries on the Closing Date and any business that, in the good faith judgment of the Board of Directors of Parent, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof.

“Permitted Hedging Obligations” means any Hedging Obligations that would constitute Permitted Debt pursuant to clause (viii) of the second paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant of the Indenture.

“Permitted Investments” means:

1.	(i) any Investment in the Issuer or any Guarantor and (ii) any Investment by any Restricted Subsidiary (other than the Issuer) that is not a Guarantor in Parent or any Restricted Subsidiary;

2.	any Investment in Cash Equivalents;

3.	any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(i)	such Person becomes a Guarantor; or

(j)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Guarantor;

4.	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” or from a sale or other disposition of assets not constituting an Asset Sale;

5.	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Parent;

6.	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

7.	Investments represented by Permitted Hedging Obligations;

8.	loans and advances to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of Parent or any direct or indirect parent entity of Parent, (b) required by applicable employment laws and (c) other loans and advances not to exceed $3.0 million at any one time outstanding;

9.	repurchases of the Notes;

10.	any Investment of Parent or any of its Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of the Indenture;

11.	Guarantees otherwise permitted by the terms of the Indenture;

12.	receivables owing to Parent or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

13.	payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

14.	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment pursuant to joint marketing, joint development or similar arrangements with other Persons;

15.	advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

16.	Investments resulting from the acquisition of a Person, otherwise permitted by the Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

17.	reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa); provided in each case that the amount of such Investment is not increased thereby;

18.	any Investment in any Subsidiary of Parent or any joint venture in the ordinary course of business in connection with intercompany cash management arrangements or related activities;

19.	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed the greater of (x) $30.0 million and (y) 3.0% of Total Assets, in each case, net of any return of or on such Investments received by Parent or any Restricted Subsidiary of Parent; and

20.	the pledge of the Equity Interests of an Unrestricted Subsidiary as security for Indebtedness that is permitted by clause (20) of the definition of Permitted Liens.

“Permitted Liens” means:

1.	any Liens (whose priority shall be governed by the Intercreditor Agreement) held by the Collateral Agent securing (i) the Notes and the related Note Guarantees outstanding on the Issue Date (and any related Exchange Notes and Exchange Note Guarantees) (including any Permitted Refinancing Indebtedness incurred in respect thereof), in an aggregate principal amount not to exceed $100.0 million and additional Notes and related Note Guarantees issued after the Issue Date as PIK Interest on such Notes or on any Notes issued as such PIK Interest and (ii) Permitted Additional Pari Passu Obligations incurred pursuant to clause (23) of the definition of “Permitted Debt” (including any Permitted Refinancing Indebtedness incurred in respect thereof) in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

2.	any Lien (whose priority shall be governed by the Intercreditor Agreement) securing the ABL Facility or any other Credit Facility so long as the aggregate principal amount outstanding under the ABL Facility and/or any successor Credit Facility does not exceed the principal amount which could be incurred under clause (1) of the definition of “Permitted Debt”;

3.	Liens in favor of the Issuer or the Guarantors;

4.	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Parent or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Parent or is merged into or consolidated with Parent or any Restricted Subsidiary of Parent (plus improvements and accessions to such property or proceeds or distributions thereof);

5.	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Parent or any Restricted Subsidiary of Parent (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

6.	Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

7.	Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);

8.	Liens existing on the date of the Indenture (other than Liens securing the ABL Facility, First-Lien Notes, the Second-Lien Notes or the Notes);

9.	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with Applicable Accounting Standards has been made therefor;

10.	Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

11.	any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

12.	Liens on the assets of a Restricted Subsidiary that is neither a Guarantor nor the Issuer securing Indebtedness or other obligations of such Restricted Subsidiary permitted by the Indenture;

13.	Liens to secure any Permitted Refinancing Indebtedness incurred to refinance secured Indebtedness permitted to be incurred under the Indenture (other than the ABL Facility or the Notes); provided, however, that (i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and (ii) the new Lien is of no higher priority than the original Lien;

14.	Liens or leases or licenses or sublicenses or subleases as licensor, lessor, sublicensor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

15.	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or Guarantees provided by Parent or any Subsidiary of Parent;

16.	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self insurance or securing letters of credit issued in the ordinary course of business;

17.	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with Applicable Accounting Standards;

18.	Liens on (a) assets other than those constituting Collateral securing Permitted Hedging Obligations, (b) assets constituting Collateral securing Permitted Hedging Obligations to the extent that the Indebtedness to which the Hedging Obligations relate is permitted to be secured pursuant to the Indenture and (c) assets constituting Collateral securing Permitted Hedging Obligations that are ABL Obligations;

19.	any interest or title of a lessor, licensor or sublicensor under any lease, license or sublicense of the property of Parent or any Restricted Subsidiary, including intellectual property, as applicable;

20.	Liens on the Equity Interests of an Unrestricted Subsidiary of Parent or of a Person that is not a Subsidiary of Parent securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to Parent or any Restricted Subsidiary with respect to such Indebtedness is limited to such Equity Interests;

21.	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Parent or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

22.	any obligations or duties affecting any of the property of Parent or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not impair the use of such property for the purposes for which it is held;

23.	Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;

24.	restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

25.	options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

26.	Liens consisting of any law or governmental regulation or permit requiring Parent or any of its Restricted Subsidiaries to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

27.	Liens on the unearned premiums under the insurance policies permitted by clause (xv) of the definition of “Permitted Debt” securing Indebtedness incurred pursuant to clause (xv) of the definition of “Permitted Debt”;

28.	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of Parent or any of its Restricted Subsidiaries;

29.	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business, and/or to secure other obligations permitted to be incurred pursuant to clause (16) of the second paragraph of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant of the indenture;

30.	any netting or set-off arrangements entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of Parent or any of its Restricted Subsidiaries, including pursuant to any cash management agreement;

31.	Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant entitled “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

32.	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries and other Liens incidental to the conduct of the business of Parent and its Restricted Subsidiaries that do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Parent and its Restricted Subsidiaries;

33.	Liens arising from UCC financing statement filings regarding operating leases entered into by Parent or any Restricted Subsidiary of Parent in the ordinary course of business or other precautionary UCC financing statement filings;

34.	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

35.	Liens not otherwise permitted hereunder securing Indebtedness or other obligations that does not, in the aggregate, exceed $20.0 million at any one time outstanding, which Liens shall be governed by the Intercreditor Agreement but may be of any priority (and may be higher in priority with respect to the Notes Priority Collateral than the First Lien Note Liens and higher in priority with respect to the ABL Priority Collateral than the ABL Liens);

36.	Liens occurred in the ordinary course of business of Parent or its Restricted Subsidiaries arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels, equipment and inventory, repairs and improvements to Vessels, equipment and inventory, crews’ wages and maritime Liens;

37.	Liens for salvage;

38.	Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, a Vessel (which term, for purposes of this clause (38), shall include the Capital Stock of a Person substantially all of the assets of which is a Vessel, equipment and inventory, as the context may require), provided, however, (i) the principal amount of Indebtedness secured by such a Lien does not exceed (x) with respect to Indebtedness incurred to finance the construction of such Vessel, 87.5% of the sum of (1) the contract price pursuant to the Vessel Construction Contract for such Vessel and (2) any other Ready for Sea Cost for such Vessel, and (y) with respect to Indebtedness Incurred to finance the acquisition of such Vessel, 87.5% of the sum of (1) the contract price for the acquisition of such Vessel and (2) any other Ready for Sea Cost of such Vessel, (ii) in the case of Indebtedness that matures within nine months after the incurrence of such Indebtedness, the principal amount of Indebtedness secured by such a Lien shall not exceed the Fair Market Value, as determined in good faith by the Board of Directors of the Parent, of such Vessel at the time such Lien is incurred (iii) in the case of a Sale/Leaseback Transaction, the principal amount of Indebtedness secured by such a Lien shall not exceed the Fair Market Value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred and (iv) in the case of Indebtedness representing Capital Lease Obligations relating to a Vessel, the principal amount of Indebtedness secured by such a Lien shall not exceed 100% of the sum of (1) the Fair Market Value, as determined in good faith by the Board of Directors of Parent, of such Vessel at the time such Lien is incurred and (2) any Ready for Sea Cost for such Vessel, provided, further, however that such Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; and

39.	Liens (whose priority shall be governed by the Intercreditor Agreement) held by the First-Lien Notes Collateral Agent securing (i) the $225.0 million aggregate principal amount of First-Lien Notes (and the Guarantees by the Guarantors in respect thereof) issued on the Issue Date and all related obligations and (ii) Convertible Notes (and the Guarantees by the Guarantors in respect thereof) in an aggregate principal amount of up to $280.0 million (less the aggregate principal amount of any Convertible Notes that have been converted in a “Mandatory Conversion” pursuant to the terms thereof) and additional Convertible Notes (and Guarantees by the Guarantors in respect thereof) issued after the Issue Date as “PIK Interest” (as defined in the Convertible Notes Indenture in effect on the Issue Date) on such Convertible Notes or on any Convertible Notes issued as such “PIK Interest,” and all related obligations.

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

1.	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

2.	such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

3.	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Indebtedness, such Permitted Refinancing Indebtedness is subordinated in right of payment on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

4.	Permitted Refinancing Indebtedness may not be incurred by a Person other than the Issuer and any of the Guarantors to renew refund, refinance, replace, defease or discharge any Indebtedness of the Issuer or a Guarantor.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Ready of Sea Costs” means with respect a Vessel or Vessels to be acquired or leased (pursuant to a Capital Lease Obligation) by Parent or any Restricted Subsidiaries, the aggregate amount of expenditures incurred to acquire or construct and bring such Vessel or Vessels to the condition and location necessary for their intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified and accounted for as “property, plant and equipment” in accordance with Applicable Accounting Standards.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Where (i) such term is used without a referent Person or (ii) such term is used with reference to Parent, such term shall be deemed to mean a Subsidiary of Parent that is not an Unrestricted Subsidiary (including, without limitation the Issuer), unless the context otherwise requires.

“Sale of Notes Priority Collateral” means any Asset Sale to the extent involving a sale, lease or other disposition of Notes Priority Collateral.

“Second-Lien Note Documents” means the Second-Lien Notes and the Guarantees thereof, the Second-Lien Notes Indenture and the security documents relating to the Second-Lien Notes Indenture.

“Second-Lien Note Liens” means all Liens in favor of the Second-Lien Notes Collateral Agent on Collateral securing the Second-Lien Note Obligations.

“Second-Lien Note Obligations” means the obligations of the Issuer and any other obligor under the Second-Lien Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Second-Lien Notes Indenture, the Second-Lien Notes and the performance of all other obligations to the trustee and the holders under the Second-Lien Note Documents, according to the respective terms thereof.

“Second-Lien Notes” means (i) $100.0 million aggregate principal amount of Second Lien Senior Secured Notes due 2016 of the Issuer issued on the Issue Date and (ii) other Indebtedness secured by a Permitted Lien under clause (40) of the definition thereof, and any Permitted Refinancing Indebtedness incurred (from time to time and in one or more successive refinancings) in respect of (i) or (ii) in accordance with the terms of the Indenture.

“Second-Lien Notes Collateral Agent” means the trustee under the Second-Lien Notes Indenture, in its capacity as collateral agent for the holders of the Second-Lien Notes, together with its successors in such capacity.

“Second-Lien Notes Indenture” means the Indenture, dated as of the Closing Date, among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee, governing the Second-Lien Note and any other instrument governing the Second-Lien Notes.

“Security Documents” means the Security Agreement, the Intercreditor Agreement, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Issuer or any other Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Senior Lien Debt” means, with respect to any Collateral whose Excess Proceeds are required to be applied pursuant to “—Repurchase at the Option of the Holders—Asset Sales”, any Indebtedness or other Obligations secured by Liens on such Collateral ranking higher in priority than the Convertible Note Liens.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

1.	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2.	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof) to the extent such partnership is included in the consolidated financial statements of such Person.

“Total Assets” means the total assets of Parent and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of Parent, prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with Applicable Accounting Standards, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Transactions” means (i) the issuance of the Notes and the use of proceeds therefrom, (ii) the issuance of the First-Lien Notes and the use of proceeds therefrom, (iii) the issuance of the Second-Lien Notes and the use of proceeds therefrom, (iv) the exchange of bridge loans under the Bridge Loan Agreement for Second-Lien Notes, (v) the Exchange Offer and the other transactions contemplated by the Exchange Offer Document, (vi) obtaining all necessary shareholder, stock exchange and governmental approvals and (vii) the payment of all fees and expenses in connection with the foregoing.

“Unrestricted Subsidiary” means any Subsidiary of Parent that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Parent, but only to the extent that such Subsidiary:

1.	has no Indebtedness other than Non-Recourse Debt;

2.	except as permitted by the covenant described above under the caption “—Certain Covenants— Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or any such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

3.	except as otherwise permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments,” is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has a direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

4.	except as otherwise permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments,” has not guaranteed or otherwise provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries.

“U.S. GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States in effect on the date of the Indenture.

“U.S. Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia.

“Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo or which are otherwise engaged, used or useful in any business activities of the Parent or any Restricted Subsidiary of the Parent and which are owned by and registered (or to be owned and registered) in the name of the Parent or any of its Restricted Subsidiaries, including, without limitation, any Vessel leased or otherwise registered in the foregoing parties’ names, pursuant to a lease or other operating agreement constituting a Capital Lease Obligation, in each case together with all related spares, equipment and any additional improvements.

“Vessel Construction Contract” means any contract for the construction (or construction and acquisition”) of a Vessel entered into by the Issuer or its Restricted Subsidiaries, including any amendments, supplements or modifications thereto or change orders in respect thereof.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

1.	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

2.	the then-outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
Book-Entry, Settlement and Clearance

The Global Notes

The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons (the “Global Notes”). Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including additional interest) with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

Registration Rights

We, the Guarantors and certain holders of the Existing Notes (the “Eligible Holders”) entered into the Registration Rights Agreement on the Issue Date. The following description is a summary of the material provisions of the Registration Rights Agreement and does not purport to be complete.

Pursuant to the Registration Rights Agreement, we are obligated to complete the A/B Exchange Offer as soon as practicable but in no event later than 180 days after the issuance of the First Lien Secured Notes and Second Lien Secured Notes. If we do not complete the A/B Exchange Offer within the 400 day period, this will result in a “registration default” and 0.25% of additional interest per 90 days of “registration default” will be added to the interest payable on the First Lien Secured Notes and the Second Lien Secured Notes, up to a maximum of 1.00% of additional interest.

EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Old Notes with an opportunity to acquire Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Old Notes were originally issued and sold on October 5, 2011, to the initial purchasers, pursuant to the purchase agreement dated October 5, 2011. The Old Notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the Old Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person in a transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available), (v) in accordance with another exemption from the registration requirements of the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuance and sale of the Old Notes, we entered into the Registration Rights Agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Old Notes, pursuant to the exchange offer. The Registration Rights Agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Terms of the Exchange Offer; Period for Tendering Outstanding Old Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Old Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer.

We will issue $1,000 principal amount of First Lien Exchange Notes in exchange for each $1,000 principal amount of First Lien Old Notes accepted in the exchange offer. We will issue $1.00 principal amount of Second Lien Exchange Notes in exchange for each $1.00 principal amount of Second Lien Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, First Lien Old Notes may be tendered only in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof, and Second Lien Old Notes may be tendered only in minimum principal amounts of $1.00 and integral multiples of $1.00 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the outstanding Old Notes except that:

•	the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer; and

•	the Exchange Notes will not contain the registration rights provisions contained in the outstanding Old Notes.

The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indentures governing the Old Notes.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Old Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses” and “Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 11:59 p.m., New York City time, on , 2012, unless we extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

•	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

•	mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right:

•

if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied, to delay accepting any Old Notes in connection with the extension of the exchange offer, to extend the exchange offer, or to terminate the exchange offer, or

•	to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice by us to the registered holders.

Deemed Representations

To participate in the exchange offer, we require that you represent to us, among other things, that:

•	you are acquiring Exchange Notes in exchange for your Old Notes in the ordinary course of business;

•

you are not engaging in and do not intend to engage in (nor have you entered into any arrangement or understanding with any person to participate in) a distribution of the Exchange Notes within the meaning of the federal securities laws;

•	you are not our “affiliate” as defined under Rule 405 of the Securities Act;

•	you are not a broker-dealer tendering Old Notes directly acquired from us for your own account;

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes

•	the Old Notes to be exchanged for Exchange Notes were acquired by you as a result of market-making or other trading activities;

•	you have not entered into any arrangement or understanding with the Issuer or an affiliate of the Issuer to distribute the Exchange Notes; and

•

you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes by so representing and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act; and

•	you are not acting on behalf of any person or entity that could not truthfully make those representations.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such Exchange Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes, who is an affiliate of ours or who is a broker or dealer who acquired Old Notes directly from us:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus.

Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Notes.

Procedures for Tendering Old Notes Through Brokers and Banks

Since the Old Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for Exchange Notes. Therefore, to tender Old Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Old Notes to tender your Old Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 11:59 PM (NEW YORK CITY TIME) DEADLINE ON                 , 2012.

You may tender some or all of your Old Notes in this exchange offer. However, First Lien Old Notes may be tendered only in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof, and Second Lien Old Notes may be tendered only in minimum principal amounts of $1.00 and integral multiples of $1.00 in excess thereof.

When you tender your outstanding Old Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of outstanding Old Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Old Notes. We reserve the absolute right to:

•	reject any and all tenders of any particular Old Note not properly tendered;

•	refuse to accept any Old Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Old Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Old Notes. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Old Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding Old Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an Agent’s Message is received by the exchange agent in compliance with ATOP procedures, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below prior to 11:59 p.m., New York City time on to the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant has received the letter of transmittal and this prospectus and agrees to be bound by the terms of the letter of transmittal and the exchange offer set forth in this prospectus and that we may enforce such agreement against the participant.

Each Agent’s Message must include the following information:

•	Name of the beneficial owner tendering such Old Notes;

•	Account number of the beneficial owner tendering such Old Notes;

•	Principal amount of Old Notes tendered by such beneficial owner; and

•	A confirmation that the beneficial holder of the Old Notes tendered has made the representations for our benefit set forth under “Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Old Notes through DTC, delivery of a letter of transmittal and any transmission of an Agent’s Message through ATOP is at the election and risk of the person tendering Old Notes. We will ask the exchange agent to instruct DTC to promptly return those Old Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Old Notes on behalf of holders of the Old Notes.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR BEFORE 11:59 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Acceptance of Outstanding Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Old Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Old Notes when we have given oral (promptly confirmed in writing) or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Old Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the Notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time before 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Old Notes are held and have them send a telegram, telex, letter or facsimile transmission notice of withdrawal (or in the case of outstanding senior notes transferred by book-entry transfer, an electronic ATOP transmission notice of withdrawal) so that it is received by the exchange agent before 11:59 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

•	specify the name of the person that tendered the Old Notes to be withdrawn;

•

identify the Old Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Old Notes; specify the name and number of an account at the DTC to which your withdrawn Old Notes can be credited;

•

if applicable, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Old Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any outstanding Old Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Old Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Old Notes and may terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction;

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes in the exchange offer;

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that would, directly or indirectly, result in any of the consequences referred to in clauses (1), (2) or (3) above or would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above;

•	any of the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer;

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit;

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the Exchange Notes;

•

there shall occur a change in the current interpretation by the Staff of the SEC permits the Exchange Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

•	any law, statute, rule or regulation shall have been adopted or enacted which would impair our ability to proceed with the exchange offer;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval necessary for the consummation of the exchange offer as contemplated hereby has not been obtained; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Old Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, provided that we will not waive any condition with respect to an individual holder of Old Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed Global Bondholder Services Corporation as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

GLOBAL BONDHOLDER SERVICES CORPORATION, EXCHANGE AGENT

By registered or certified mail, overnight delivery:

65 Broadway – Suite 404

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

All others call toll free: (866) 470-3900

For facsimile transmission (for eligible institutions only):

(212) 430-3775/3779

Confirmation: (212) 430-3774

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by Global Bondholder Services Corporation, as exchange agent on our behalf. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable costs and expenses (including reasonable fees, costs and expenses of its counsel) incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent certified public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers employees and by persons so engaged by the exchange agent.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the existing Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be capitalized and expensed over the term of the Exchange Notes.

Transfer Taxes

If you tender outstanding Old Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

Consequences of Failure to Exchange

The Old Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Old Notes may be resold only:

•	to us upon redemption thereof or otherwise;

•

so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

•	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES.

If you do not tender your outstanding Old Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreement and described above, and your Old Notes will continue to be subject to the provisions of the respective indenture governing the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Old Notes in the exchange offer, your ability to sell your Old Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indentures governing the Old Note provides for if we do not complete the exchange offer.

Under certain limited circumstances, the Registration Rights Agreement requires that we file a shelf registration statement if:

•	we are not permitted by applicable law or SEC policy to file a registration statement covering the exchange offer or to consummate the exchange offer; or

•	any holder of the Old Notes notifies the issuer prior to the 20th calendar day following the consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•	it may not resell the Exchange Notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	it is a broker-dealer and owns Old Notes acquired directly from the Issuer or an affiliate of the Issuer.

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Old Notes may be subject to restrictions on transfer until:

•	a person other than a broker-dealer has exchanged the Old Notes in the exchange offer;

•	a broker-dealer has exchanged the Old Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

•	the Old Notes are sold under an effective shelf registration statement that we have filed; or

•	the Old Notes are sold to the public under Rule 144 of the Securities Act.

BOOK ENTRY, DELIVERY AND FORM

The Exchange Notes will be initially represented by one or more notes in registered global form without interest coupons (the “Global Notes”). The Global Notes will be deposited with the trustee, as custodian for the Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for the credit to an account of a direct or indirect participant in DTC as described below. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the exchange of Old Notes for Exchange Notes in the exchange offer. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder and administrative interpretations and judicial decisions, all as in effect on the date of this Registration Statement and all of which are subject to change, with possible retroactive effect. No opinion of counsel has been obtained, and the Company does not intend to seek a ruling from the IRS, as to any of the tax consequences discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

This summary does not purport to address all tax consequences that may be important to a particular holder in light of that holder’s particular circumstances, and does not apply to persons subject to special treatment under United States federal income tax law (including, without limitation, a bank, governmental authority or agency, financial institution, insurance company, pass-through entity, tax-exempt organization, broker or dealer in securities or small business investment company, an employee of or other service provider to the Company or any of its subsidiaries, a person holding Old Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction, a person that owns more than 10% of the common stock of the Company (actually or constructively), a person that is in bankruptcy or a regulated investment company or real estate investment trust). This summary assumes that each holder of an Old Note holds such security as a “capital asset” within the meaning of Section 1221 of the Code. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under federal estate and gift tax laws or state, local or non-United States tax law.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership for United States federal income tax purposes that holds an Old Note generally will depend on the status of the partner and the activities of the partner and the partnership. A partnership, or a partner in a partnership, holding Old Notes should consult its own tax advisor.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO A PARTICULAR HOLDER. ACCORDINGLY, THE FOLLOWING SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THE TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT.

Consequences of Tendering Old Notes

The exchange of your Old Notes for Exchange Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes exchanged therefor. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

PLAN OF DISTRIBUTION

Each broker or dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker or dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least one year after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker or dealer that resells Exchange Notes that were received by it for its own account in the exchange offer may be deemed to be an underwriter within the meaning of the Securities Act.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any broker or dealer may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us and any broker or dealer that participates in a distribution of the exchange notes:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) and therefore may not participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Old Notes.

For a period of not less than one year after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

Certain legal matters relating to the validity of the Exchange Notes will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain matters of Hawaii law will be passed on by Carlsmith Ball, LLP, Honolulu, Hawaii.

EXPERTS

The consolidated financial statements of Horizon Lines, Inc. at December 25, 2011 and December 26, 2010, and for each of the three years in the period ended December 25, 2011, including the schedule of valuation and qualifying accounts, appearing in this Prospectus and Amendment No. 2 to the Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for further information on the Public Reference Room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10–K, quarterly reports on Form 10–Q and current reports on Form 8–K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.horizonlines.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF JUNE 24, 2012 AND DECEMBER 25, 2011	F-2

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 24, 2012 AND JUNE 26, 2011	F-3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE SIX MONTHS ENDED JUNE 24, 2012 AND JUNE 26, 2011	F-4

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 24, 2012 AND JUNE 26, 2011	F-5

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)	F-6

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)	F-7

AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-26

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 25, 2011 AND DECEMBER 26, 2010	F-27

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 25, 2011, DECEMBER 26, 2010 AND DECEMBER 20, 2009	F-28

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 25, 2011, DECEMBER 26, 2010 AND DECEMBER 20, 2009	F-29

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 25, 2011, DECEMBER 26, 2010 AND DECEMBER 20, 2009	F-30

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY) FOR THE YEARS ENDED DECEMBER 25, 2011, DECEMBER 26, 2010, DECEMBER 20, 2009 AND DECEMBER 21, 2008	F-31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-32

SCHEDULE II: HORIZON LINES, INC. VALUATION AND QUALIFYING ACCOUNTS YEARS ENDED DECEMBER 2011, 2010 AND 2009	F-70

PART I. FINANCIAL INFORMATION

1.	Financial Statements

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	June 24, 2012	December 25, 2011
Assets
Current assets
Cash	$19,732	$21,147
Accounts receivable, net of allowance of $5,116 and $6,416 at June 24, 2012 and December 25, 2011, respectively	116,633	105,949
Materials and supplies	27,919	28,091
Deferred tax asset	5,128	10,608
Assets of discontinued operations	8,115	12,975
Other current assets	7,604	7,196

Total current assets	185,131	185,966
Property and equipment, net	160,082	167,145
Goodwill	198,793	198,793
Intangible assets, net	55,335	69,942
Other long-term assets	19,038	17,963

Total assets	$618,379	$639,809

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities
Accounts payable	$46,041	$31,683
Current portion of long-term debt, including capital lease	5,733	6,107
Accrued vessel rent	9,277	13,652
Liabilities of discontinued operations	7,791	45,313
Other accrued liabilities	81,693	97,097

Total current liabilities	150,535	193,852
Long-term debt, including capital lease, net of current portion	425,244	509,741
Deferred rent	11,317	13,553
Deferred tax liability	5,488	10,702
Liabilities of discontinued operations	793	51,293
Other long-term liabilities	24,216	26,654

Total liabilities	617,593	805,795

Stockholders’ equity (deficiency)
Preferred stock, $.01 par value, 30,500 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 100,000 shares authorized, 32,087 shares issued and outstanding as of June 24, 2012 and 2,421 shares issued and 2,269 shares outstanding as of December 25, 2011	931	605
Treasury stock, 152 shares at cost as of December 25, 2011	—	(78,538)
Additional paid in capital	378,687	213,135
Accumulated deficit	(381,840)	(303,260)
Accumulated other comprehensive income	3,008	2,072

Total stockholders’ equity (deficiency)	786	(165,986)

Total liabilities and stockholders’ equity (deficiency)	$618,379	$639,809

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Operating revenue	$270,939	$253,731	$534,294	$494,451
Operating expense:
Cost of services (excluding depreciation expense)	236,894	215,309	470,694	427,038
Depreciation and amortization	10,397	10,947	20,797	21,824
Amortization of vessel dry-docking	2,622	4,070	6,635	8,138
Selling, general and administrative	19,529	19,842	41,042	43,677
Impairment charge	257	2,818	257	2,818
Legal settlements	—	(18,202)	—	(18,202)
Miscellaneous expense (income), net	233	(46)	(77)	397

Total operating expense	269,932	234,738	539,348	485,690
Operating income (loss)	1,007	18,993	(5,054)	8,761
Other expense:
Interest expense, net	17,491	12,910	35,230	23,626
Loss on conversion/modification of debt	47,403	889	36,421	630
Gain on change in value of debt conversion features	(32,800)	—	(19,130)	—
Other expense, net	4	8	18	22

(Loss) income from continuing operations before income tax expense	(31,091)	5,186	(57,593)	(15,517)
Income tax expense	49	681	346	196

Net (loss) income from continuing operations	(31,140)	4,505	(57,939)	(15,713)
Net loss from discontinued operations	(14,934)	(9,921)	(20,641)	(23,774)

Net loss	$(46,074)	$(5,416)	$(78,580)	$(39,487)

Basic net (loss) income per share:
Continuing operations	$(1.55)	$3.63	$(5.00)	$(12.68)
Discontinued operations	(0.75)	(7.99)	(1.78)	(19.19)

Basic net loss per share	$(2.30)	$(4.36)	$(6.78)	$(31.87)

Diluted net (loss) income per share:
Continuing operations	$(1.55)	$3.63	$(5.00)	$(12.68)
Discontinued operations	(0.75)	(7.99)	(1.78)	(19.19)

Diluted net loss per share	$(2.30)	$(4.36)	$(6.78)	$(31.87)

Number of weighted average shares used in calculations:
Basic	20,068	1,241	11,595	1,239
Diluted	20,068	1,241	11,595	1,239

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Net loss	$(46,074)	$(5,416)	$(78,580)	$(39,487)
Other comprehensive income:
Unwind of interest rate swap	339	—	679	—
Amortization of pension and post-retirement benefit transition obligation, net of tax	129	118	257	236
Change in fair value of interest rate swap, net of tax	—	20	—	474

Other comprehensive income	468	138	936	710

Comprehensive loss	$(45,606)	$(5,278)	$(77,644)	$(38,777)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 24, 2012	June 26, 2011
Cash flows from operating activities:
Net loss from continuing operations	$(57,939)	$(15,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,672	11,663
Amortization of other intangible assets	10,125	10,161
Amortization of vessel dry-docking	6,635	8,138
Amortization of deferred financing costs	1,404	2,018
Loss on conversion/modification of debt	36,421	630
Impairment charge	257	2,818
Legal settlements	—	(18,202)
Gain on change in value of debt conversion features	(19,130)	—
Deferred income taxes	266	2.026
Gain on equipment disposals	(213)	(368)
Stock-based compensation	258	364
Payment-in-kind interest expense	9,396	—
Accretion of interest on convertible notes	3,931	5,764
Accretion of interest on legal settlements	1,121	284
Changes in operating assets and liabilities:
Accounts receivable	(10,764)	(21,449)
Materials and supplies	94	(3,772)
Other current assets	(407)	(2,933)
Accounts payable	14,358	(10,973)
Accrued liabilities	(3,268)	(2,844)
Vessel rent	(6,612)	(2,237)
Vessel dry-docking payments	(9,336)	(6,839)
Legal settlement payments	(1,500)	(1,884)
Other assets/liabilities	32	(837)

Net cash used in operating activities from continuing operations	(14,199)	(44,185)
Net cash used in operating activities from discontinued operations	(19,891)	(20,975)

Cash flows from investing activities:
Purchases of property and equipment	(4,230)	(6,708)
Proceeds from the sale of property and equipment	830	1,402

Net cash used in investing activities from continuing operations	(3,400)	(5,306)
Net cash used in investing activities from discontinued operations	—	(390)

Cash flows from financing activities:
Payments on long-term debt	(1,125)	(9,375)
Borrowing under ABL facility	42,500	—
Borrowing under revolving credit facility	—	97,500
Payments on revolving credit facility	—	(9,000)
Payment of financing costs	(4,400)	(6,848)
Payments on capital lease obligations	(900)	(783)

Net cash provided by financing activities	36,075	71,494

Net increase in cash from continuing operations	18,476	22,003
Net decrease in cash from discontinued operations	(19,891)	(21,365)

Net (decrease) increase in cash	(1,415)	638
Cash at beginning of period	21,147	2,751

Cash at end of period	$19,732	$3,389

Supplemental disclosure of non-cash financing activity:
Second lien notes issued to SFL	$40,000	$—
Conversion of debt to equity	$282,278	$—
Notes issued as payment-in-kind	$15,730	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines, Inc.

Unaudited Consolidated Statement of Changes in Stockholders’ Equity (Deficiency)

(in thousands)

	Common Shares	Common Stock	Treasury Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Stockholders’ (Deficiency) Equity
Stockholders’ deficiency at December 25, 2011	2,269	$605	$(78,538)	$213,135	$(303,260)	$2,072	$(165,986)
Vesting of restricted stock	10	—	—	51	—	—	51
Stock-based compensation	—	—	—	235	—	—	235
Stock issued as part of conversion of debt	29,796	326	—	75,443	—	—	75,769
Warrants issued as part of conversion of debt	—	—	—	124,423	—	—	124,423
Warrants issued to SFL	—	—	—	43,938	—	—	43,938
Conversion of warrants to stock	12	—	—	—	—	—	—
Retirement of treasury shares	—	—	78,538	(78,538)	—	—	—
Net loss	—	—	—	—	(78,580)	—	(78,580)
Unwind of interest rate swap	—	—	—	—	—	679	679
Amortization of pension and post-retirement benefit transition obligation, net of tax	—	—	—	—	—	257	257

Stockholders’ equity at June 24, 2012	32,087	$931	$—	$378,687	$(381,840)	$3,008	$786

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON LINES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Organization

Horizon Lines, Inc. (the “Company”) operates as a holding company for Horizon Lines, LLC (“Horizon Lines”), a Delaware limited liability company and wholly-owned subsidiary, Horizon Logistics, LLC (“Horizon Logistics”), a Delaware limited liability company and wholly-owned subsidiary, Horizon Lines of Puerto Rico, Inc. (“HLPR”), a Delaware corporation and wholly-owned subsidiary, and Hawaii Stevedores, Inc. (“HSI”), a Hawaii corporation and wholly owned subsidiary. Horizon Lines operates as a Jones Act container shipping business with primary service to ports within the continental United States, Puerto Rico, Alaska, and Hawaii. Under the Jones Act, all vessels transporting cargo between covered locations must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. Horizon Lines also offers terminal services. HLPR operates as an agent for Horizon Lines in Puerto Rico and also provides terminal services in Puerto Rico.

2.	Basis of Presentation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany items have been eliminated in consolidation. Certain prior period balances have been reclassified to conform to current period presentation.

The Company has corrected an immaterial error in classification by including its $41.3 million principal and interest obligation as of June 24, 2012 under the Second Lien Notes issued to SFL, and the related deferred income taxes, as part of continuing operations in the Unaudited Condensed Consolidated Balance Sheet as of June 24, 2012. The Company has also corrected an immaterial error in classification by including $1.3 million of interest expense associated with the Second Lien Notes issued to SFL within net loss from continuing operations on the Unaudited Condensed Statements of Operations for the quarter and six months ended June 24, 2012.

The Unaudited Condensed Consolidated Statement of Cash Flows for the six months ended June 24, 2012 has been modified to disclose certain noncash transactions.

The Company has also included its Unaudited Consolidated Statement of Changes in Stockholders’ Equity (Deficiency) in order to more concisely disclose the impacts to shareholders’ equity during the six months ended June 24, 2012 as a result of the conversions of debt to equity and the issuance of warrants.

At a special meeting of the Company’s stockholders held on December 2, 2011, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation effecting a reverse stock split. On December 7, 2011, the Company filed its restated certificate of incorporation to, among other things, effect the 1-for-25 reverse stock split. In connection with the reverse stock split, stockholders received one share of common stock for every 25 shares of common stock held at the effective time. The reverse stock split reduced the number of shares of outstanding common stock from 56.7 million to 2.3 million. Unless otherwise noted, all share-related amounts herein reflect the reverse stock split. In addition, proportional adjustments were made to the number of shares issuable upon the vesting of restricted shares and the exercise of outstanding options to purchase shares of common stock and the per share exercise price of those options.

During the third quarter of 2011, the Company began a review of strategic alternatives for its Five Star Express (“FSX”) service. As a result of several factors, including: 1) the projected continuation of volatile trans-Pacific freight rates, 2) high fuel prices, and 3) significant operating losses, the Company decided to discontinue its FSX service. On October 21, 2011, the Company finalized a decision to terminate the FSX service, and ceased all operations related to the FSX service during the fourth quarter of 2011. The entire component comprising the

FSX service has been discontinued. Accordingly, there will not be any significant future cash flows related to these operations. As a result, the FSX service has been classified as discontinued operations in all periods presented.

During 2011, the entire component comprising the third-party logistics operations was discontinued. As part of the divestiture, the Company transitioned some of the operations and personnel to other logistics providers. There will not be any significant future cash flows related to these operations. In addition, the Company does not have any significant continuing involvement in the divested logistics operations. As a result, the logistics operations have been classified as discontinued operations in all periods presented.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X, and accordingly, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2011. The Company uses a 52 or 53 week (every sixth or seventh year) fiscal year that ends on the Sunday before the last Friday in December.

The financial statements as of June 24, 2012 and the financial statements for the quarters and six months ended June 24, 2012 and June 26, 2011 are unaudited; however, in the opinion of management, such statements include all adjustments necessary for the fair presentation of the financial information included herein, which are of a normal recurring nature. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions and to use judgment that affects the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year.

The Company and each of its subsidiaries, other than Horizon Lines, LLC, fully and unconditionally guarantees the 11.00% First Lien Senior Secured Notes due 2016 and 13.00%-15.00% Second Lien Senior Secured Notes due 2016 in each case issued by Horizon Lines, LLC. See Note 3 for additional information. All of the Company’s subsidiaries are wholly-owned.

3.	Long-Term Debt

As of the dates below, long-term debt consisted of the following (in thousands):

	June 24, 2012	December 25, 2011

First lien senior secured notes	$226,767	$228,228
Second lien senior secured notes	149,439	96,781
ABL facility	42,500	—
Capital lease obligations	6,617	7,530
6.0% convertible senior secured notes	3,410	181,098
4.25% convertible notes	2,244	2,211

Total long-term debt	430,977	515,848
Less current portion	(5,733)	(6,107)

Long-term debt, net of current portion	$425,244	$509,741

First Lien Notes

The 11.00% First Lien Senior Secured Notes (the “First Lien Notes”) were issued pursuant to an indenture on October 5, 2011. The First Lien Notes bear interest at a rate of 11.0% per annum, payable semiannually, beginning on April 15, 2012 and mature on October 15, 2016. The First Lien Notes are callable by the Company at 101.5% of their aggregate principal amount, plus accrued and unpaid interest in the first year after their issuance and at par plus accrued and unpaid interest thereafter. The Company is obligated to make mandatory prepayments of 1%, on an annual basis, of the original principal amount. These prepayments are payable on a semiannual basis and commenced on April 15, 2012. The First Lien Notes are fully and unconditionally guaranteed by all of the Company’s subsidiaries (collectively, the “Notes Guarantors”).

The First Lien Notes are secured by a first priority lien on all Secured Notes Priority Collateral and a second priority lien on all ABL Priority Collateral (each as defined below). The First Lien Notes contain affirmative and negative covenants which are typical for senior secured high-yield notes with no financial maintenance covenants. The First Lien Notes contain other covenants, including: change of control put at 101% (subject to a permitted holder exception); limitation on asset sales; limitation on incurrence of indebtedness and preferred stock; limitation on restricted payments; limitation on restricted investments; limitation on liens; limitation on dividends; limitation on affiliate transactions; limitation on sale/leaseback transactions; limitation on guarantees by restricted subsidiaries; and limitation on mergers, consolidations and sales of all/substantially all of the assets of the Company. These covenants are subject to certain exceptions and qualifications. The Company was in compliance with all such applicable covenants as of June 24, 2012.

On October 5, 2011, the fair value of the First Lien Notes was $228.4 million, which reflects the Company’s ability to call the First Lien Notes at 101.5% during the first year and at par thereafter. The original issue premium of $3.4 million is being amortized through interest expense through the maturity of the First Lien Notes.

The Company entered into a registration rights agreement with the purchasers of the First Lien Notes, which was amended on July 13, 2012. The Company is obligated to complete an A/B Exchange Offer as soon as practicable, but in no event later than 400 days after the issuance of the First Lien Notes.

Second Lien Notes

On October 5, 2011, the Company completed the sale of $100.0 million aggregate principal amount of its 13.00%-15.00% Second Lien Senior Secured Notes (the “Second Lien Notes”). The Second Lien Notes are fully and unconditionally guaranteed by the Notes Guarantors.

The Second Lien Notes bear interest at a rate of either: (i) 13% per annum, payable semiannually in cash in arrears; (ii) 14% per annum, 50% of which is payable semiannually in cash in arrears and 50% is payable in kind; or (iii) 15% per annum payable in kind, payable semiannually, beginning on April 15, 2012, and maturing on October 15, 2016. The Second Lien Notes are non-callable for 2 years from the date of their issuance, and thereafter the Second Lien Notes will be callable by the Company at (i) 106% of their aggregate principal amount, plus accrued and unpaid interest thereon in the third year, (ii) 103% of their aggregate principal amount, plus accrued and unpaid interest thereon in the fourth year, and (iii) at par plus accrued and unpaid interest thereafter.

The Second Lien Notes are secured by a second priority lien on all Secured Notes Priority Collateral and a third priority lien on all ABL Priority Collateral (each as defined below). The Second Lien Notes contain affirmative and negative covenants which are typical for senior secured high-yield notes with no financial maintenance covenants. The Second Lien Notes contain other covenants, including: change of control put at 101% (subject to a permitted holder exception); limitation on asset sales; limitation on incurrence of indebtedness and preferred stock; limitation on restricted payments; limitation on restricted investments; limitation on liens; limitation on dividends; limitation on affiliate transactions; limitation on sale/leaseback transactions; limitation on guarantees by restricted subsidiaries; and limitation on mergers, consolidations and sales of all/substantially all of the assets of the Company. These covenants are subject to certain exceptions and qualifications. The Company was in compliance with all such applicable covenants as of June 24, 2012.

On October 5, 2011, the fair value of the Second Lien Notes outstanding on such date was $96.6 million. The original issue discount of $3.4 million is being amortized through interest expense through the maturity of the Second Lien Notes.

The Company entered into a registration rights agreement with the purchasers of the Second Lien Notes, which was amended on July 13, 2012. The Company is obligated to complete an A/B Exchange Offer as soon as practicable, but in no event later than 400 days after the issuance of the Second Lien Notes.

As discussed in Note 5, on April 5, 2012, the Company entered into a Global Termination Agreement with Ship Finance International Limited (“SFL”) whereby the Company issued $40.0 million aggregate principal amount of its Second Lien Notes and warrants to purchase 9,250,000 shares of the Company’s common stock to satisfy its obligations for certain vessel leases. The Second Lien Notes issued to SFL (the “SFL Notes”) have the same terms as the Second Lien Notes issued on October 5, 2011 (the “Initial Notes”), except that they are subordinated to the Initial Notes in the case of a bankruptcy and holders of the SFL Notes, so long as then held by SFL, have the option to purchase the Initial Notes in the event of a bankruptcy. SFL was allowed to join the registration rights agreement referred to above. On April 9, 2012, the fair value of the SFL Notes outstanding on such date approximated face value.

ABL Facility

On October 5, 2011, the Company entered into a $100.0 million asset-based revolving credit facility (the “ABL Facility”) with Wells Fargo Capital Finance, LLC (“Wells Fargo”). Use of the ABL Facility is subject to compliance with a customary borrowing base limitation. The ABL Facility includes an up to $30.0 million letter of credit sub-facility and a swingline sub-facility up to $15.0 million, with Wells Fargo serving as administrative agent and collateral agent. The Company has the option to request increases in the maximum commitment under the ABL Facility by up to $25.0 million in the aggregate; however, such incremental facility increases have not been committed to in advance. The ABL Facility was used on the closing date for the rollover of certain issued and outstanding letters of credit and is used by the Company for working capital and other general corporate purposes.

The ABL Facility matures October 5, 2016 (but 90 days earlier if the First Lien Notes and the Second Lien Notes are not repaid or refinanced as of such date). The interest rate on the ABL Facility is LIBOR or a base rate plus an applicable margin based on leverage and excess availability ranging from (i) 1.25% to 2.75%, in the case of base rate loans and (ii) 2.25% to 3.75%, in the case of LIBOR loans. A fee ranging from 0.375% to 0.50% per annum will accrue on unutilized commitments under the ABL Facility. As of June 24, 2012, borrowings outstanding under the ABL facility totaled $42.5 million and total availability was $17.3 million. The Company had $18.9 million of letters of credit outstanding as of June 24, 2012.

The ABL Facility is secured by (i) a first priority lien on the Company’s interest in accounts receivable, deposit accounts, securities accounts, investment property (other than equity interests of the subsidiaries and joint ventures of the Company) and cash, in each case with certain exceptions and (ii) a fourth priority lien on all or substantially all other assets of the Company securing the First Lien Notes, the Second Lien Notes and the 6.00% Convertible Notes.

The ABL Facility requires compliance with a minimum fixed charge coverage ratio test if excess availability is less than the greater of (i) $12.5 million or (ii) 12.5% of the maximum commitment under the ABL Facility. In addition, the ABL Facility includes certain customary negative covenants that, subject to certain materiality thresholds, baskets and other agreed upon exceptions and qualifications, will limit, among other things, indebtedness, liens, asset sales and other dispositions, mergers, liquidations, dissolutions and other fundamental changes, investments and acquisitions, dividends, distributions on equity or redemptions and repurchases of capital stock, transactions with affiliates, repayments of certain debt, conduct of business and change of control. The ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default, as well as provisions requiring compliance with applicable citizenship requirements of the Jones Act. The Company was in compliance with all such applicable covenants as of June 24, 2012.

6.00% Convertible Notes

On October 5, 2011, the Company issued $178.8 million in aggregate principal amount of new 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and $99.3 million in aggregate principal amount of new 6.00% Series B Mandatorily Convertible Senior Secured Notes (the “Series B Notes” and, together with the Series A Notes, the “6.00% Convertible Notes”). The Series A Notes and the Series B Notes are each fully and unconditionally guaranteed by all of the Notes Guarantors. The 6.00% Convertible Notes were issued pursuant to an indenture, which the Company and the Notes Guarantors entered into with U.S. Bank National Association, as trustee and collateral agent, on October 5, 2011 (the “6.00% Convertible Notes Indenture”).

On January 11, 2012, the Company completed the mandatory debt-to-equity conversion of approximately $49.7 million of the Series B Notes. Approximately $18.5 million of the Series B Notes were converted into 1.0 million shares of common stock with the remainder being converted into warrants exercisable into 1.7 million shares of common stock. As a result of the conversion of a portion of the Series B Notes, the Company recorded a gain on conversion of approximately $11.3 million during the quarter ended March 25, 2012.

On March 27, 2012, the Company announced that it had signed restructuring support agreements with more than 96% of its noteholders to further deleverage its balance sheet in connection with and contingent upon a restructuring of the vessel charter obligations related to the Company’s discontinued FSX service. The restructuring support agreements provided, among other things, that substantially all of the remaining $228.4 million of the Company’s Series A and Series B Notes would be converted into the Company’s stock, or warrants for non-U.S. citizens.

On May 3, 2012, the Company completed the conversion process and converted $175.8 million of Series A Notes and $48.9 million of Series B Notes into equity. In addition, the Company converted $6.1 million of Series A Notes and $1.7 million of Series B Notes issued as payment in kind during the second quarter of 2012 to satisfy the interest obligations associated with the 6.0% Convertible Notes. As a result of the conversion transactions, the Company issued approximately 27.7 million shares of the Company’s common stock and warrants for the purchase of approximately an additional 45.5 million shares of the Company’s common stock to holders of the Series A Notes. In addition, the Company issued approximately 1.0 million shares of the Company’s common stock and warrants for the purchase of approximately an additional 1.7 million shares of the Company’s common stock to holders of the Series B Notes. The conversion price of the warrants is $0.01 per common share. As a result of the conversion of the Series A Notes and Series B Notes, the Company recorded a loss on conversion of approximately $48.5 million during the quarter ended June 24, 2012, which includes the payment of legal and other related fees of $2.6 million.

The remaining $3.7 million face value of the 6.00% Convertible Notes bear interest at a rate of 6.00% per annum, payable semiannually. The Series A Notes mature on April 15, 2017, and are convertible at the option of the holders, and at the Company’s option under certain circumstances, including listing of the Company’s shares of common stock on either the NYSE or NASDAQ markets, beginning on the one-year anniversary of the issuance of the Series A Notes, into shares of the Company’s common stock or warrants, as the case may be.

The remaining Series A Notes are convertible into shares of the Company’s common stock at a conversion rate equal to 402.3272 shares of common stock per $1,000 principal amount of Series A Notes. Beginning on October 5, 2012, the Company will have the option to convert all or any portion of the outstanding Series A Notes, upon not more than 60 days and not less than 20 days prior notice to noteholders; provided that (i) the Company’s common stock is listed on either the NYSE or NASDAQ markets and (ii) the 30 trading day volume weighted average price for the Company’s common stock for the 30-day period ending on the trading day preceding the date of such notice is equal to or greater than $15.75 per share. Holders of the Series A Notes may convert their notes at any time through the maturity date. Upon conversion, foreign holders may, under certain conditions, receive warrants in lieu of shares of common stock.

The Series B Notes are mandatorily convertible into shares of the Company’s common stock at a conversion rate equal to 54.7196 shares of common stock per $1,000 principal amount of Series B Notes, subject to the conditions that the Company’s common stock is listed on the NYSE or NASDAQ markets and that the Company is not in default under its debt obligations. The Series B Notes are mandatorily convertible at the Company’s option into shares of the Company’s common stock or warrants, as the case may be, in two equal installments of $49.7 million each on the three-month and nine-month anniversaries of the consummation of the exchange offer. The remaining Series B Notes will be automatically converted into Series A Notes on the one-year anniversary of the issuance of the 6.00% Convertible Notes if the Company is unable to effect the second mandatory conversion prior to such date.

The conversion rate of the remaining Series A Notes and Series B Notes may be increased in certain circumstances to compensate the holders thereof for the loss of the time value of the conversion right (i) if at any time the Company’s common stock or the common stock into which the new notes may be converted is greater than or equal to $11.25 per share and is not listed on the NYSE or NASDAQ markets or (ii) if a change of control occurs, unless at least 90% of the consideration received or to be received by holders of common stock, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the change of control, consists of shares of common stock, American Depositary Receipts or American Depositary Shares traded on a national securities exchange in the United States or which will be so traded or quoted when issued or exchanged in connection with such change of control. Upon a change of control, holders will have the right to require the Company to repurchase for cash the outstanding Series A Notes and Series B Notes at 101% of the aggregate principal amount, plus accrued and unpaid interest.

The long-term debt and embedded conversion options associated with the Series A Notes and Series B Notes were recorded on the Company’s balance sheet at their fair value on October 5, 2011. Fair value of the Series A Notes was calculated using a trinomial lattice convertible bond valuation model, which incorporated the terms and conditions of the Series A Notes. One of the inputs to the trinomial lattice model is the bond yield of a hypothetical note identical to the Series A Notes, excluding the conversion features and its related make-whole provisions. The trinomial lattice model produces an estimated fair value based on the assumed changes in prices of the underlying equity over successive periods of time. The Series B Notes were valued using a Monte-Carlo simulation to estimate the probability of conversion. The probability of equity conversion is multiplied by the common stock price as of the valuation date. The estimation of the probability was performed by using a Monte- Carlo simulation in order to estimate a range of simulated future market capitalization over the conversion term. For each equity path, the daily stock price of the Company is considered to follow a Geometric Brownian Motion with a drift equal to the cost of equity. On October 5, 2011, the fair value of the long-term debt portion of the Series A Notes and Series B Notes was $105.6 million and $58.6 million, respectively. The original issue discounts are being amortized through interest expense through the maturity of the Series A and Series B Notes.

On October 5, 2011, the fair value of the embedded conversion options within the Series A and the Series B Notes totaled $98.5 million and were classified within level 3 of the fair value hierarchy. To calculate the fair value of the embedded derivatives, a “with” and “without” scenario comparison was used. The methodology used to value the Series A Notes and Series B Notes constitute the “with” scenarios. The “without” scenario was estimated as a bond paying the same coupon payments as the securities without any conversion features. The fair value of the embedded conversion features was estimated as the difference between the two scenarios. At each fiscal quarter end, the Company is required to mark-to-market these embedded conversion features. As of June 24, 2012, the fair value of the embedded conversion features was $1.1 million, which was calculated using the Black-Scholes Pricing Model. The Company recorded a non-cash gain of $32.8 million and $19.1 million during the quarter and six months ended June 24, 2012, respectively, for the change in fair value of embedded conversion features, which are recorded within other expense on the Condensed Consolidated Statement of Operations.

Warrants

Certain warrants, not including the warrants issued to SFL, were issued pursuant to a warrant agreement, which the Company entered into with The Bank of New York Mellon Trust Company, N.A, as warrant agent, on October 5, 2011, as amended by Amendment No. 1, dated as of December 7, 2011 (the “Warrant Agreement”). Pursuant to the Warrant Agreement, each warrant entitles the holder to purchase common stock at a price of $0.01 per share, subject to adjustment in certain circumstances. In connection with the reverse stock split, warrant holders will receive 1/25th of a share of the Company’s common stock upon conversion. Upon issuance, in lieu of payment of the exercise price, a warrant holder will have the right (but not the obligation) to require the Company to convert its warrants, in whole or in part, into shares of its common stock without any required payment or request that the Company withhold, from the shares of common stock that would otherwise be delivered to such warrant holder, shares issuable upon exercise of the Warrants equal in value to the aggregate exercise price.

Warrant holders will not be permitted to exercise or convert their warrants if and to the extent the shares of common stock issuable upon exercise or conversion would constitute “excess shares” (as defined in the Company’s certificate of incorporation) if they were issued in order to abide by the foreign ownership limitations imposed by the Company’s certificate of incorporation. In addition, a warrant holder who cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the common stock upon exercise or conversion) is a United States citizen, will not be permitted to exercise or convert its warrants to the extent the receipt of the common stock upon exercise or conversion would cause such person or any person whose ownership position would be aggregated with that of such person to exceed 4.9% of the Company’s outstanding common stock.

The warrants contain no provisions allowing the Company to force redemption and there is no conditional obligation of the Company to redeem or convert the warrants. Each warrant is convertible into shares of the Company’s common stock at an exercise price of $0.01 per share, which the Company has the option to waive. In addition, the Company has sufficient authorized and unissued shares available to settle the warrants during the maximum period the warrants could remain outstanding. As a result, the warrants do not meet the definition of an asset or liability and were classified as equity on the date of issuance, on December 25, 2011, and on June 24, 2012. The warrants will be evaluated on a continuous basis to determine if equity classification continues to be appropriate.

4.25% Convertible Senior Notes

On August 8, 2007, the Company issued the 4.25% Convertible Notes. On October 5, 2011, the Company completed its offer to exchange $327.8 million in aggregate principal amount of its 4.25% Convertible Notes, representing 99.3% of the aggregate principal amount, for shares of its common stock, warrants to purchase shares of its common stock, and the 6.00% Convertible Notes.

The remaining $2.2 million face value of the 4.25% Convertible Notes are general unsecured obligations of the Company and rank equally in right of payment with all of the Company’s other existing and future obligations that are unsecured and unsubordinated. The 4.25% Convertible Notes bear interest at the rate of 4.25% per annum, which is payable in cash semiannually on February 15 and August 15 of each year. The 4.25% Notes mature on August 15, 2012.

Fair Value of Financial Instruments

The estimated fair values of the Company’s debt as of June 24, 2012 and December 25, 2011 were $423.9 million and $489.0 million, respectively. The fair value as of June 24, 2012 includes the portion of the Second

Lien Notes that has been allocated to discontinued operations. The fair value of the 4.25% Convertible Notes is based on quoted market prices and was classified within level 2 of the fair value hierarchy. The fair value of the other long-term debt approximates carrying value.

4.	Restructuring

In an effort to continue to effectively manage costs, during the fourth quarter of 2010 the Company initiated a plan to reduce its non-union workforce by at least 10%, or approximately 65 positions. The Company substantially completed the workforce reduction initiative on January 31, 2011, by eliminating a total of 64 positions, including 35 existing and 29 open positions.

The following table presents the restructuring reserves at June 24, 2012, as well as activity during the year (in thousands):

	Balance at December 25, 2011	Provision	Payments	Balance at June 24, 2012
Personnel related costs	$233	$—	$(209)	$24

In the consolidated balance sheets as of June 24, 2012 and December 25, 2011, the reserve for restructuring costs is recorded in other accrued liabilities.

5.	Discontinued Operations

FSX Service

On October 21, 2011, the Company finalized a decision to terminate the FSX service, and ceased all operations related to the FSX service during the fourth quarter of 2011. The entire component comprising the FSX service has been discontinued. Accordingly, there will not be any significant future cash flows related to these operations.

On April 5, 2012, the Company entered into a Global Termination Agreement with SFL which enabled the Company to terminate early the bareboat charters of the five foreign-built, U.S.-flag vessels that formerly operated in the FSX service. The Global Termination Agreement became effective April 9, 2012. In connection with the Global Termination Agreement, the Company adjusted the restructuring charge related to its vessel lease obligations originally recorded during the 4th quarter of 2011. Based on (i) the issuance to SFL of $40.0 million in aggregate principal amount of Second Lien Notes, (ii) the 9,250,000 warrants issued to SFL on April 9, 2012, (iii) fees associated with the vessel lease termination and reimbursement obligations to the SFL Parties, and (iv) the net present value of the vessel lease liability as of April 9, 2012, the Company recorded an additional restructuring charge of $14.1 million during the 2nd quarter of 2012, which was recorded as part of discontinued operations.

The following table presents the restructuring reserves at June 24, 2012, as well as activity during the year (in thousands):

	Balance at December 25, 2011	Payments	Provisions(1)	Adjustments(2)	Balance at June 24, 2012
Vessel leases, net of estimated sublease(2)	$77,060	$(8,159)	$4,150	$(72,300)	$751
Rolling stock per-diem and lease termination costs	9,921	(8,897)		—	1,024
Personnel related costs	5,330	(1,085)	442	—	4,687
Facility leases	135	(157)	22	—	—

Total	$92,446	$(18,298)	$4,614	$(72,300)	$6,462

(1)	The Company recorded the net present value of its future lease obligations, net of estimated sublease, during the fourth quarter of 2011. The $4.2 million recorded during the six months of 2012 represents non-cash accretion of the liability.
(2)	On April 5, 2012, the Company entered into a Global Termination Agreement which which enabled the Company to terminate these vessel leases in advance of the originally scheduled expiration date.

Logistics Operations

During 2011, the entire component comprising the third-party logistics operations was discontinued. As part of the divestiture, the Company transitioned some of the operations and personnel to other logistics providers. There will not be any significant future cash flows related to these operations. In addition, the Company does not have any significant continuing involvement in the divested logistics operations.

The following table includes the major classes of assets and liabilities that have been presented as Assets of discontinued operations and Liabilities of discontinued operations in the Consolidated Balance Sheets (in thousands):

	June 24, 2012			December 25, 2011
	FSX Service	Logistics	Total	FSX Service	Logistics	Total
Accounts receivable, net of allowance	$407	$232	$639	$4,414	$293	$4,707
Property and equipment, net	6,022	—	6,022	6,031	—	6,031
Deferred tax asset	1,239	—	1,239	620	—	620
Other assets	215	—	215	1,595	22	1,617

Total current assets of discontinued operations	$7,883	$232	$8,115	$12,660	$315	$12,975

	June 24, 2012			December 25, 2011
	FSX Service	Logistics	Total	FSX Service	Logistics	Total
Accounts payable	$539	$—	$539	$1,312	$15	$1,327
Current restructuring liabilities	6,462	—	6,462	41,337	—	41,337
Other current liabilities	790	—	790	2,649	—	2,649

Total current liabilities of discontinued operations	7,791	—	7,791	45,298	15	45,313

Long-term portion of vessel lease obligation	—	—	—	51,109	—	51,109

Deferred tax liability	793	—	793	184	—	184

Total long-term liabilities of discontinued operations	793	—	793	51,293	—	51,293

Total liabilities of discontinued operations	$8,584	$—	$8,584	$96,591	$15	$96,606

The following table presents summarized financial information for the discontinued operations included in the Consolidated Statements of Operations (in thousands):

	Three Months Ended June 24, 2012			Three Months Ended June 26, 2011
	FSX Service	Logistics	Total	FSX Service	Logistics	Total
Operating revenue	$401	$—	$401	$53,796	$3,099	$56,895
Operating (loss) income	(14,341)	—	(14,341)	(13,777)	2,145	(11,632)
Net (loss) income	(14,934)	—	(14,934)	(11,511)	1,590	(9,921)

	Six Months Ended June 24, 2012			Six Months Ended June 26, 2011
	FSX Service	Logistics	Total	FSX Service	Logistics	Total
Operating revenue	$487	$—	$487	$98,430	$13,683	$112,113
Operating (loss) income	(16,491)	—	(16,491)	(26,469)	1,365	(25,104)
Net (loss) income	(20,641)	—	(20,641)	(24,604)	830	(23,774)

The following table presents summarized cash flow information for the discontinued operations included in the Consolidated Statements of Cash Flows (in thousands):

	Six Months Ended June 24, 2012			Six Months Ended June 26, 2011
	FSX Service	Logistics	Total	FSX Service	Logistics	Total
Net cash (used in) provided by operating activities	$(20,046)	$155	$(19,891)	$(26,073)	$5,098	$(20,975)

Net cash used in investing activities	—	—	—	(333)	(57)	(390)

Net (decrease) increase in cash from discontinued operations	$(20,046)	$155	$(19,891)	$(26,406)	$5,041	$(21,365)

6.	Income Taxes

During the second quarter of 2009, the Company determined that it was unclear as to the timing of when it will generate sufficient taxable income to realize its deferred tax assets. Accordingly, the Company recorded a valuation allowance against its deferred tax assets. The valuation allowance is reviewed quarterly and will be maintained until sufficient positive evidence exists to support the reversal of the valuation allowance. In addition, until such time that the Company determines it is more likely than not that it will generate sufficient taxable income to realize its deferred tax assets, income tax benefits associated with future period losses will be fully reserved.

During the second quarter of 2012, the Company recognized the impact of the conversion of the Series A Notes and Series B Notes to equity and the Global Termination Agreement with SFL as a discrete item. These significant events had a minimal impact on the Company’s Condensed Statement of Operations in the second quarter of 2012, as the Company continues to recognize a full valuation allowance against all of its net deferred tax assets for U.S. federal and state tax purposes. However, the change for such significant events resulted in an overall adjustment to the Company’s deferred taxes recognized on its balance sheet. After the impact of the valuation allowance, the Company recorded a decrease to its current deferred tax asset of $2.4 million and an offsetting decrease to its noncurrent deferred tax liability of $2.4 million as of June 24, 2012. The Company has not changed its judgment regarding its overall realizability of its net deferred tax assets.

During the first quarter of 2012, after evaluating the merits and requirements of the tonnage tax regime, the Company revoked its election under subchapter R of the tonnage tax regime effective for the tax years beginning January 1, 2012. As a result, the activities attributable to the Company’s operation of the vessels in the Puerto Rico tradelane are no longer eligible as qualifying shipping activities under the tonnage tax regime, and therefore, the income (loss) derived from the Puerto Rico vessels will no longer be excluded from corporate income tax for U.S. federal income tax purposes. The Company’s decision was made based on several factors, including the expected economic challenges in Puerto Rico in the foreseeable future. Under the eligibility requirements of the tonnage tax regime, the Company may not elect back into the tonnage tax regime until five years following its revocation. The Company will reevaluate the merits of the tonnage tax regime at such time in the future.

The Company has accounted for the revocation of the tonnage tax as a change in tax status of its qualifying shipping activities. Accordingly, the Company recognized the impact of the revocation of its tonnage tax election in the first quarter of 2012, the period for which the Company filed its revocation statement with the Internal Revenue Service. The revocation had a minimal impact on the Company’s Condensed Consolidated Statement of Operations in the first quarter of 2012. The change in tax status resulted in the revaluation of the Company’s deferred taxes. The overall decrease in the Company’s net deferred tax assets was approximately $3.0 million, before the impact of the valuation allowance. After offsetting the decrease in net deferred tax assets with the valuation allowance, the impact on the Company’s net deferred taxes was minimal.

7.	Stock-Based Compensation

Stock-based compensation costs are measured at the grant date, based on the estimated fair value of the award, and are recognized as an expense in the income statement over the requisite service period. Compensation costs related to stock options, restricted shares, and vested shares granted under the Amended and Restated Equity Incentive Plan (the “Plan”), the 2009 Incentive Compensation Plan (the “2009 Plan”), and purchases under the Employee Stock Purchase Plan, as amended (“ESPP”) are recognized using the straight-line method, net of estimated forfeitures. Stock options and restricted shares granted to employees under the Plan and the 2009 Plan typically cliff vest and become fully exercisable on the third anniversary of the grant date, provided the employee who was granted such options/restricted shares is continuously employed by the Company or its subsidiaries through such date, and provided performance based criteria, if any, are met. In addition, recipients who retire from the Company and meet certain age and length of service criteria are typically entitled to proportionate vesting.

The following compensation costs are included within selling, general, and administrative expenses on the condensed consolidated statements of operations (in thousands):

	Quarters Ended		Six Months Ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011

Stock options	$—	$8	$—	$60
Restricted stock / vested shares	222	35	237	234
Restricted stock units	(12)	39	21	39
ESPP	—	—	—	31

Total	$210	$82	$258	$364

Stock Options

The Company’s stock option plan provides for grants of stock options to key employees at prices not less than the fair market value of the Company’s common stock on the grant date. The Company has not granted any stock options since 2008. As of June 24, 2012, there was no unrecognized compensation costs related to stock options. A summary of stock option activity is presented below:

Options	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (000’s)
Outstanding at December 25, 2011	51,350	$389.58
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(4,679)	354.00

Outstanding, vested and exercisable at June 24, 2012	46,671	$396.25	4.58	$—

Restricted Stock

A summary of the status of the Company’s restricted stock awards as of June 24, 2012 is presented below:

Restricted Shares	Number of Shares	Weighted- Average Fair Value at Grant Date
Nonvested at December 25, 2011	23,719	$119.24
Granted	—	—
Vested	(9,791)	88.00
Forfeited	(3,542)	138.50

Nonvested at June 24, 2012	10,386	$142.00

As of June 24, 2012, there was $0.2 million of unrecognized compensation expense related to all restricted stock awards, which is expected to be recognized over a weighted-average period of 1.0 year.

Restricted Stock Units

On June 2, 2011, the Company granted a total of 20,532 restricted stock units (“RSUs”) to all members of its Board of Directors including its interim President and Chief Executive Officer. The Company’s interim President and Chief Executive Officer received the grant of the RSUs in his capacity as a member of the Board of Directors. Based on the closing price of the Company’s common stock on the grant date, the total fair value of the RSUs granted was $0.6 million. Each RSU has an economic value equal to a share of the Company’s Common Stock (excluding the right to receive dividends). A portion of the RSUs vested and were settled in cash when each of the individuals granted such RSUs retired from the Company’s Board of Directors. The remaining RSUs vested on June 2, 2012 and were settled in cash when the individual granted such RSUs retired from the Company’s Board of Directors. In accordance with the award provisions, the compensation expense recorded in the Company’s Condensed Statement of Operations reflects the straight-line amortized fair value based on the closing price on the vesting date. There was no unrecognized compensation expense related to the RSUs as of June 24, 2012.

Employee Stock Purchase Plan

Effective April 1, 2011, the Company has suspended the ESPP. There will be no stock-based compensation expense recognized in connection with the ESPP until such time the ESPP is reinstated.

8.	Net Loss per Common Share

Basic net loss per share is computed by dividing net loss by the weighted daily average number of shares of common stock outstanding during the period. Diluted net loss per share is based upon the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential shares of common stock, including stock options, using the treasury-stock method.

Net loss per share is as follows (in thousands, except per share amounts):

	Quarters Ended		Six Months Ended
	June 24, 2012	June 26 2011	June 24 2012	June 26, 2011
Numerator:
Net (loss) income from continuing operations	$(31,140)	$4,505	$(57,939)	$(15,713)
Net loss from discontinued operations	(14,934)	(9,921)	(20,641)	(23,774)

Net loss	$(46,074)	$(5,416)	$(78,580)	$(39,487)

Denominator:
Denominator for basic net (loss) income per common share:
Weighted average shares outstanding	20,068	1,241	11,595	1,239

Effect of dilutive securities:
Stock-based compensation	—	—	—	—
Warrants to purchase common stock	—	—	—	—

Denominator for diluted net (loss) income per common share	20,068	1,241	11,595	1,239

Basic and diluted net (loss) income per common share
From continuing operations	$(1.55)	$3.63	$(5.00)	$(12.68)
From discontinued operations	(0.75)	(7.99)	(1.78)	(19.19)

Basic and diluted net loss per common share	$(2.30)	$(4.36)	$(6.78)	$(31.87)

Warrants outstanding to purchase 54.0 million and 54.6 million common shares have been excluded from the denominator during the quarter and six months ended June 24, 2012, respectively, as the impact would be anti-dilutive.

Certain of the Company’s unvested stock-based awards contain non-forfeitable rights to dividends. In periods when the Company generates net income from continuing operations, shares are included in the denominator for these participating securities. However, in periods when the Company generates a net loss from continuing operations, shares are excluded from the denominator for these participating securities as the impact would be anti-dilutive. A total of 2 thousand shares have been excluded from the denominator for basic net loss per share during the quarter ended June 24, 2012. In addition, a total of 3 thousand and 6 thousand shares have been excluded from the denominator for basic net loss per share during the six months ended June 24, 2012 and June 26, 2011, respectively.

9.	Property and Equipment

Property and equipment consists of the following (in thousands):

	June 24, 2012		December 25, 2011
	Historical Cost	Net Book Value	Historical Cost	Net Book Value
Vessels and vessel improvements	$152,439	$64,295	$150,658	$67,379
Containers	37,362	22,188	37,831	23,114
Chassis	12,556	4,866	12,713	5,429
Cranes	27,722	14,132	27,641	15,144
Machinery and equipment	31,866	10,993	31,015	11,661
Facilities and land improvements	28,030	21,348	27,257	21,293
Software	25,175	1,379	25,169	1,268
Construction in progress	20,881	20,881	21,857	21,857

Total	$336,031	$160,082	$334,141	$167,145

10.	Intangible Assets

Intangible assets consist of the following (in thousands):

	June 24, 2012	December 25, 2011
Customer contracts/relationships	$141,430	$141,430
Trademarks	63,800	63,800
Deferred financing costs	11,979	15,450

Total intangibles with definite lives	217,209	220,680
Accumulated amortization	(161,874)	(150,738)

Net intangibles with definite lives	55,335	69,942
Goodwill	198,793	198,793

Intangible assets, net	$254,128	$268,735

As a result of the conversion of Series B Notes during the first quarter of 2012 and the conversion of Series A Notes and Series B Notes during the second quarter of 2012, the Company wrote-off a total of $3.9 million of deferred financing costs.

11.	Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	June 24, 2012	December 25, 2011
Vessel operations	$10,694	$13,783
Payroll and employee benefits	15,367	13,594
Marine operations	5,901	7,077
Terminal operations	8,188	9,297
Fuel	5,671	10,590
Interest	5,451	12,368
Legal settlements	10,180	8,066
Restructuring	24	233
Other liabilities	20,217	22,089

Total other accrued liabilities	$81,693	$97,097

The Company has recorded certain of its legal settlements at their net present value and is recording an accretion of the liability balance through interest expense. In addition to the current liabilities related to legal settlements, the Company also has commitments to make payments after June 24, 2013. The Company is required to make payments related to the plea agreement with the Antitrust Division of the Department of Justice (“DOJ”) of $3.0 million on or before March 24, 2014, $4.0 million on or before March 24, 2015, and $4.0 million on or before March 21, 2016, all of which are recorded in other long-term liabilities on the accompanying Condensed Consolidated Balance Sheets.

12.	Fair Value Measurement

U.S. accounting standards establish a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value. The three levels of inputs used to measure fair value are as follows:

Level 1: observable inputs such as quoted prices in active markets

Level 2: inputs other than the quoted prices in active markets that are observable either directly or indirectly

Level 3: unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions

As of June 24, 2012, the Company’s liabilities measured at fair value on a recurring basis are as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Conversion features within Series A Notes (Note 3)	$—	$—	$825	$825
Conversion features within Series B Notes (Note 3)	—	—	276	276

Total liabilities	$—	$—	$1,101	$1,101

13.	Pension and Post-retirement Benefit Plans

The Company provides pension and post-retirement benefit plans for certain of its union workers. Each of the plans is described in more detail below. A decline in the value of assets held by these plans, caused by negative performance of the investments in the financial markets, and lower discount rates due to lower interest rates have resulted in higher contributions to these plans.

Pension Plans

The Company sponsors a defined benefit plan covering approximately 30 union employees as of June 24, 2012. The plan provides for retirement benefits based only upon years of service. Employees whose terms and conditions of employment are subject to or covered by the collective bargaining agreement between Horizon Lines and the International Longshore & Warehouse Union Local 142 are eligible to participate once they have completed one year of service. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes. The Company recorded net periodic benefit costs of $0.2 million during each of the quarters ended June 24, 2012 and June 26, 2011, and 0.4 million during each of the six months ended June 24, 2012 and June 26, 2011.

The HSI pension plan covering approximately 50 salaried employees was frozen to new entrants as of December 31, 2005. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes. The Company recorded net periodic benefit costs of $0.1 million during each of the quarters ended June 24, 2012 and June 26, 2011, and 0.2 million during each of the six months ended June 24, 2012 and June 26, 2011.

The Company expects to make contributions to the above mentioned pension plans totaling $1.1 million during 2012.

Post-retirement Benefit Plans

In addition to providing pension benefits, the Company provides certain healthcare (both medical and dental) and life insurance benefits for eligible retired members (“post-retirement benefits”). For eligible employees hired on or before July 1, 1996, the healthcare plan provides for post-retirement health coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained age 55 as of his/her retirement date. For eligible employees hired after July 1, 1996, the plan provides post-retirement health coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained a combination of age and service totaling 75 years or more as of his/her retirement date. The Company recorded net periodic benefit costs related to the post-retirement benefits of $0.1 million during each of the quarters ended June 24, 2012 and June 26, 2011, and 0.2 million during each of the six months ended June 24, 2012 and June 26, 2011.

Effective June 25, 2007, the HSI plan provides for post-retirement medical, dental and life insurance benefits for salaried employees who had attained age 55 and completed 20 years of service as of December 31, 2005. Any salaried employee already receiving post-retirement medical coverage as of June 25, 2007 will continue to be covered by the plan. For eligible union employees hired on or before July 1, 1996, the healthcare plan provides for post-retirement medical coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained age 55 as of his/her retirement date. For eligible union employees hired after July 1, 1996, the plan provides post-retirement health coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained age 55 and has a combination of age and service totaling 75 years or more as of his/her retirement date. The Company recorded net periodic benefit costs of $0.1 million during each of the quarters ended June 24, 2012 and June 26, 2011, and 0.2 million during each of the six months ended June 24, 2012 and June 26, 2011.

Other Plans

Under collective bargaining agreements, the Company participates in a number of union-sponsored, multi-employer benefit plans. Payments to these plans are made as part of aggregate assessments generally based on hours worked, tonnage of cargo moved, or a combination thereof. Expense for these plans is recognized as contributions are funded. In addition to the higher contributions the Company has made as a result of negative investment performance and lower discount rates due to lower interest rates, the Company has also made higher payments related to increased assessments as a result of lower container volumes and increased benefit costs. If the Company exits these markets, it may be required to pay a potential withdrawal liability if the plans are underfunded at the time of the withdrawal. Any adjustments would be recorded when it is probable that a liability exists and it is determined that markets will be exited.

14.	Commitments and Contingencies

Legal Proceedings

On April 17, 2008, the Company received a grand jury subpoena and search warrant from the United States District Court for the Middle District of Florida seeking information regarding an investigation by the Antitrust Division of the Department of Justice (“DOJ”) into possible antitrust violations in the domestic ocean shipping business. On February 23, 2011, the Company entered into a plea agreement with the DOJ and on March 22, 2011, the Court entered judgment accepting the Company’s plea agreement and imposed a fine of $45.0 million payable over five years without interest. The Company recorded a charge of $30.0 million during the year ended December 26, 2010, which represented the present value of the $45.0 million fine in installment payments. On April 28, 2011, the Court reduced the fine from $45.0 million to $15.0 million payable over five years without interest. As a result, during the six months ended June 26, 2011, the Company recorded a reversal of $19.2 million of the charge originally recorded during December 26, 2010.

Subsequent to the commencement of the DOJ investigation, thirty-two class action lawsuits on behalf of direct purchasers of ocean shipping services in the Puerto Rico tradelane were consolidated into a single multidistrict litigation (“MDL”) proceeding in the District of Puerto Rico. On June 11, 2009, the Company entered into a settlement agreement with the named plaintiff class representatives in the Puerto Rico MDL. Under the settlement agreement, the Company paid $20.0 million and agreed to provide a base-rate freeze to class members who elect such freeze in lieu of a cash payment.

One class action lawsuit relating to ocean shipping services in the Alaska tradelane is pending in the District of Alaska. The Company and the class plaintiffs have agreed to stay the Alaska litigation, and the Company intends to vigorously defend against the purported class action lawsuit in Alaska.

The Company received an administrative subpoena from the Department of Defense (“DOD”) for documents relating to an investigation involving fuel surcharges that freight forwarders may have improperly charged to the DOD. The Company is cooperating with the government with respect to this matter.

In the ordinary course of business, from time to time, the Company becomes involved in various legal proceedings. These relate primarily to claims for loss or damage to cargo, employees’ personal injury claims, and claims for loss or damage to the person or property of third parties. The Company generally maintains insurance, subject to customary deductibles or self-retention amounts, and/or reserves to cover these types of claims. The Company also, from time to time, becomes involved in routine employment-related disputes and disputes with parties with which it has contractual relations.

SFL Agreements

In April 2006, the Company completed a series of agreements with SFL to charter five new non-Jones Act qualified container vessels. On April 5, 2012, the Company entered into a Global Termination Agreement with SFL which enabled the Company to terminate early the bareboat charters of the five foreign-built, U.S.-flag vessels that formerly operated in the FSX service.

Pursuant to the Global Termination Agreement, in consideration for the early termination of the vessel leases, and related agreements and the mutual release of all claims thereunder, the Company agreed to: (i) issue to SFL $40.0 million in aggregate principal amount of Second Lien Notes; (ii) issue to SFL the number of warrants to purchase 9,250,000 shares of the Company’s common stock at a conversion price of $0.01 per common share; (iii) transfer to SFL certain property on board the vessels (such as bunker fuel, spare parts and equipment, and consumable stores) at the time of redelivery to SFL without any additional payment; (iv) reimburse reasonable costs incurred by SFL to (a) return the vessels from their current laid up status to operating status, which reimbursement shall not exceed $0.6 million, (b) reposition the vessels from the Philippines to either Hong Kong or Singapore, which reimbursement shall not exceed $0.1 million, (c) remove the Company’s stack insignia and name from the vessels, which reimbursement shall not exceed $0.1 million, and (d) complete the reflagging of the vessels to the Marshall Islands registry, which approximated $0.1 million; and (v) reimburse SFL for their reasonable costs and expenses incurred in connection with the transaction, which we estimate represents an aggregate reimbursement obligation to the SFL Parties of $0.6 million. The Company paid a total of $0.7 million during the first half of 2012 and expects to pay up to $0.8 million during the second half of 2012.

In connection with the Global Termination Agreement, the Company adjusted the restructuring charge related to its vessel lease obligations originally recorded during the 4th quarter of 2011. Based on (i) the issuance to SFL of $40.0 million in aggregate principal amount of Second Lien Senior Secured Notes due 2016, (ii) the 9,250,000 warrants issued to SFL multiplied by the closing price of the Company’s stock on April 9, 2012, which served as the effective date of the agreement, (iii) fees associated with the vessel lease termination, (iv) reimbursement obligations to the SFL Parties, and (v) the net present value of the vessel lease liability as of April 9, 2012, the Company recorded an additional restructuring charge of $14.1 million during the second quarter of 2012, which has been recorded as part of discontinued operations.

Standby Letters of Credit

The Company has standby letters of credit, primarily related to its property and casualty insurance programs. On June 24, 2012 and December 25, 2011, these letters of credit totaled $18.9 million and $19.6 million, respectively.

15.	Recent Accounting Pronouncements

In June 2011, the FASB issued changes to the manner in which entities present comprehensive income in their financial statements. The new guidance requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The new guidance does not change the items that must be reported in other comprehensive income. In December 2011, the FASB deferred the requirement that companies present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive income on the face of the financial statements. The new reporting requirement is effective for fiscal years and interim reporting periods within those years beginning after December 15, 2011, with early adoption permitted. The Company elected to early adopt the accounting pronouncement as of December 25, 2011, and the effect on the Company’s consolidated financial statements was to present activity impacting net income and other comprehensive loss in two consecutive statements.

In May 2011, the FASB issued changes to certain portions of the authoritative literature related to fair value measurements and disclosures in order to achieve common fair value measurement and disclosure requirements under GAAP and International Financial Reporting Standards. The update clarifies disclosures for financial instruments categorized within level 3 of the fair value hierarchy that require companies to provide quantitative information about unobservable inputs used, the sensitivity of the measurement to changes in those inputs, and the valuation processes used by the reporting entity. Implementation of this standard is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Implementation of this standard did not have a material impact on the Company’s consolidated financial statements.

16.	Subsequent Events

On July 5, 2012, the Company granted Samuel A. Woodward, its President and Chief Executive Officer, 3,000,000 RSUs. The grant was made pursuant to the employment agreement between Mr. Woodward and the Company.

One half (1,500,000) of the RSUs will vest over December 31, 2012, December 31, 2013, December 31, 2014, and June 30, 2015, if Mr. Woodward remains in continuous employment with the Company. The Company expects to record approximately $1.0 million of compensation expense during the second half of 2012 related to these RSUs.

The other half (1,500,000) of the RSUs will vest on any of the same dates if Mr. Woodward remains in continuous employment with the Company and certain performance goals established by the Board of Directors or the Compensation Committee have been met. The Company expects to record approximately $0.2 million of compensation expense during the second half of 2012 related to these performance based RSUs.

On July 25, 2012, the Company granted 150,000 RSUs to each non-employee member of the Board of Directors. The RSUs for each director will vest over March 31, 2013, March 31, 2014 and March 31, 2015, if the director is continuously a member of the Board of Directors at those dates. The Company expects to record approximately $0.5 million of compensation expense during the second half of 2012 related to these RSUs.

On July 25, 2012, the Company granted certain senior management employees of the Company a total of approximately 2.8 million RSUs. One half of the RSUs granted will vest over March 31, 2013, March 31, 2014 and March 31, 2015 solely if the employee remains in continuous employment with the Company. The Company expects to record approximately $0.7 million of compensation expense during the second half of 2012 related to these service based RSUs. The other half of the RSUs will vest on any of those same dates if certain performance goals are met and the employee remains in continuous employment with the Company. The Company expects to record approximately $0.2 million of compensation expense during the second half of 2012 related to these performance based RSUs.

The Company is in discussions with representatives from APM Terminals (“APMT”), its terminal services provider in southern California, in connection with APMT’s participation in negotiations of the collective bargaining agreement with the Office and Clerical Union. Such negotiations could result in a strike, work stoppage or other slowdown by union represented employees. Any disruptions may result in higher operating costs or may adversely impact the Company’s operations, either of which could have a material and adverse effect on the Company’s business, financial condition or results of operations.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Horizon Lines, Inc.

We have audited the accompanying consolidated balance sheets of Horizon Lines, Inc. as of December 25, 2011 and December 26, 2010, and the related consolidated statements of operations, comprehensive loss, cash flows, and stockholders’ equity (deficiency) for each of the three years in the period ended December 25, 2011. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Horizon Lines, Inc. at December 25, 2011 and December 26, 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 25, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Charlotte, North Carolina

April 10, 2012

HORIZON LINES, INC.

CONSOLIDATED BALANCE SHEETS

	December 25, 2011	December 26, 2010
	(In thousands, except per share data)
ASSETS
Current assets:
Cash	$21,147	$2,751
Accounts receivable, net of allowance	105,949	94,181
Materials and supplies	28,091	24,332
Deferred tax asset	10,608	2,757
Assets of discontinued operations	12,975	56,773
Other current assets	7,196	6,435

Total current assets	185,966	187,229
Property and equipment, net	167,145	179,997
Goodwill	198,793	314,149
Intangible assets, net	69,942	80,824
Other long-term assets	17,963	23,577

Total assets	$639,809	$785,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,683	$39,509
Current portion of long-term debt, including capital lease	6,107	508,793
Accrued vessel rent	13,652	3,697
Liabilities of discontinued operations	45,313	15,381
Other accrued liabilities	97,097	100,721

Total current liabilities	193,852	668,101
Long-term debt, including capital lease, net of current portion	509,741	7,530
Deferred rent	13,553	18,026
Deferred tax liability	10,702	4,457
Liabilities of discontinued operations	51,293	338
Other long-term liabilities	26,654	47,532

Total liabilities	805,795	745,984

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 30,500 authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 100,000 shares authorized, 2,421 shares issued and 2,269 shares outstanding at December 25, 2011 and 1,382 shares issued and 1,230 shares outstanding at December 26, 2010	605	345
Treasury stock, 152 shares at cost	(78,538)	(78,538)
Additional paid in capital	213,135	193,266
Accumulated deficit	(303,260)	(73,843)
Accumulated other comprehensive income (loss)	2,072	(1,438)

Total stockholders’ (deficiency) equity	(165,986)	39,792

Total liabilities and stockholders’ (deficiency) equity	$639,809	$785,776

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON LINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	December 25, 2011	December 26, 2010	December 20, 2009
	(In thousands, except per share amounts)
Operating revenue	$1,026,164	$1,000,055	$979,352
Operating expense:
Cost of services (excluding depreciation expense)	870,029	820,460	778,482
Depreciation and amortization	42,883	43,563	43,502
Amortization of vessel dry-docking	15,376	15,014	13,686
Selling, general and administrative	82,125	79,930	95,766
Goodwill impairment	115,356	—	—
Legal settlements	(5,483)	32,270	20,000
Impairment charge	2,997	2,655	1,867
Restructuring charge		1,843	747
Miscellaneous expense (income)	737	(574)	876

Total operating expense	1,124,020	995,161	954,926

Operating (loss) income	(97,856)	4,894	24,426
Other expense (income):
Interest expense, net	55,677	40,117	38,036
(Gain) loss on modification of debt	(16,017)		50
Gain on change in value of debt conversion features	(84,480)
Other expense, net	32	27	18

Loss from continuing operations before income taxes	(53,068)	(35,250)	(13,678)
Income tax expense (benefit)	126	324	10,573

Net loss from continuing operations	(53,194)	(35,574)	(24,251)
Loss from discontinued operations	(176,223)	(22,395)	(7,021)

Net loss	$(229,417)	$(57,969)	$(31,272)

Basic and diluted net loss per share:
Continuing operations	$(36.33)	$(29.01)	$(20.06)
Discontinued operations	(120.37)	(18.27)	(5.81)

Basic and diluted net loss per share	$(156.70)	$(47.28)	$(25.87)

Number of shares used in calculations:
Basic	1,464	1,226	1,209
Diluted	1,464	1,226	1,209
Cash dividends declared per share	$—	$5.00	$11.00

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON LINES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Fiscal Years Ended
	December 25, 2011	December 26, 2010	December 20, 2009
	(In thousands)
Net loss	$(229,417)	$(57,969)	$(31,272)
Other comprehensive income (loss)
Unrecognized actuarial gains (losses), net of tax	1,241	(1,442)	4,475
Change in fair value of interest rate swap, net of tax	1,458	1,141	229
Unwind of interest rate swap	339	—	—
Amortization of pension and post-retirement benefit transition obligation, net of tax	472	414	447

Other comprehensive income	3,510	113	5,151

Comprehensive loss	$(225,907)	$(57,856)	$(26,121)

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON LINES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
	December 25, 2011	December 26, 2010	December 20, 2009
	(In thousands)
Cash flows from operating activities:
Net loss from continuing operations	$(53,194)	$(35,574)	$(24,251)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	22,566	22,865	23,196
Amortization of intangibles	20,317	20,698	20,306
Amortization of vessel dry-docking	15,376	15,014	13,686
Goodwill impairment	115,356	—	—
Impairment charge	2,997	2,655	1,867
Restructuring charge	—	1,843	747
Legal settlements	(5,483)	32,270	20,000
Gain on change in value of conversion features	(84,480)	—	—
Amortization of deferred financing costs	3,955	3,412	2,947
Deferred income taxes	162	148	10,617
Gain on equipment disposals	(935)	(47)	(225)
Gain on sale of interest in joint venture	—	(724)	—
(Gain) loss on modification/extinguishment of debt	(16,017)	—	50
Accretion of interest on convertible notes	11,972	11,060	10,011
Accretion of interest on legal settlements	810	—	—
Stock-based compensation	677	2,122	3,096
Changes in operating assets and liabilities:
Accounts receivable, net	(11,417)	1,236	15,556
Materials and supplies	(4,084)	(44)	(4,487)
Other current assets	3,148	(1,164)	1,279
Accounts payable	(7,826)	1,538	(1,885)
Accrued liabilities	(6,274)	6,210	(1,461)
Vessel rent	5,482	(5,199)	(4,874)
Vessel dry-docking payments	(12,547)	(19,110)	(14,696)
Legal settlement payments	(8,518)	(5,000)	(5,000)
Other assets/liabilities	(3,495)	(768)	(3,488)

Net cash (used in) provided by operating activities from continuing operations	(11,452)	53,441	62,991
Net cash used in operating activities from discontinued operations	(50,588)	(17,008)	(5,493)

Cash flows from investing activities:
Purchases of equipment	(15,111)	(15,991)	(9,750)
Proceeds from sale of equipment	2,274	454	1,215
Proceeds from the sale of interest in joint venture	—	1,100	—

Net cash used in investing activities from continuing operations	(12,837)	(14,437)	(8,535)
Net cash used in investing activities from discontinued operations	(705)	(545)	(3,278)

Cash flows from financing activities:
Borrowing under revolving credit facility	104,500	108,800	64,000
Payments on revolving credit facility	(204,500)	(108,800)	(84,000)
Proceeds from issuance of First Lien Notes	225,000	—	—
Proceeds from issuance of Second Lien Notes	100,000	—	—
Payments of long-term debt	(93,750)	(18,750)	(7,968)
Payment of financing costs	(35,644)	(75)	(3,492)
Payments on capital lease obligation	(1,628)	(124)	—
Common stock issued under ESPP	—	111	104
Dividend to stockholders	—	(6,281)	(13,397)

Net cash provided by (used in) financing activities	93,978	(25,119)	(44,753)

Net change in cash from continuing operations	69,689	13,885	9,703
Net change in cash from discontinued operations	(51,293)	(17,553)	(8,771)

Net change in cash	18,396	(3,668)	932
Cash at beginning of year	2,751	6,419	5,487

Cash at end of year	$21,147	$2,751	$6,419

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON LINES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Common Shares	Common Stock	Treasury Stock	Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Stockholders’ Equity
	(In thousands)
Stockholders’ equity at December 21, 2008	1,200	$338	$(78,538)	$199,644	$22,094	$(6,702)	$136,836
Vesting of restricted stock	5	1		(178)	—	—	(177)
Dividend to shareholders	—	—	—	(6,701)	(6,696)	—	(13,397)
Stock-based compensation	—	—	—	3,582	—	—	3,582
Stock issued under Employee
Stock Purchase Plan	7	2	—	553	—	—	555
Net loss	—	—	—	—	(31,272)	—	(31,272)
Unrecognized actuarial gains, net of tax	—	—	—	—	—	4,475	4,475
Fair value of interest rate swap, net of tax	—	—	—	—	—	229	229
Amortization of pension and post-retirement benefit transition obligation, net of tax	—	—	—	—	—	447	447

Stockholders’ equity at December 20, 2009	1,212	$341	$(78,538)	$196,900	$(15,874)	$(1,551)	$101,278

Vesting of restricted stock	8	2		(3)	—	—	(1)
Dividend to shareholders	—	—	—	(6,448)	—	—	(6,448)
Stock-based compensation	—	—	—	2,122	—	—	2,122
Stock issued under Employee Stock Purchase Plan	10	2	—	695	—	—	697
Net loss	—	—	—	—	(57,969)	—	(57,969)
Unrecognized actuarial gains, net of tax	—	—	—	—	—	(1,442)	(1,442)
Fair value of interest rate swap, net of tax	—	—	—	—	—	1,141	1,141
Amortization of pension and post-retirement benefit transition obligation, net of tax	—	—	—	—	—	414	414

Stockholders’ equity at December 26, 2010	1,230	$345	$(78,538)	$193,266	$(73,843)	$(1,438)	$39,792

Vesting of restricted stock	1	—	—	(26)	—	—	(26)
Stock-based compensation	—	—	—	677	—	—	677
Stock issued under Employee Stock Purchase Plan	6	1	—	181	—	—	182
Stock issued as part of recapitalization plan	1,003	252	—	19,044	—	—	19,296
Conversion of warrants to stock	29	7		(7)
Net loss	—	—	—	—	(229,417)	—	(229,417)
Unrecognized actuarial gains, net of tax	—	—	—	—	—	1,241	1,241
Fair value of interest rate swap, net of tax	—	—	—	—	—	1,458	1,458
Unwind of interest rate swap	—	—	—	—	—	339	339
Amortization of pension and post-retirement benefit transition obligation, net of tax	—	—	—	—	—	472	472

Stockholders’ deficiency at December 25, 2011	2,269	$605	$(78,538)	$213,135	$(303,260)	$2,072	$(165,986)

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON LINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Operations

Horizon Lines, Inc. (the “Company”) operates as a holding company for Horizon Lines, LLC (“Horizon Lines”), a Delaware limited liability company and wholly-owned subsidiary, Horizon Logistics, LLC (“Horizon Logistics”), a Delaware limited liability company and wholly-owned subsidiary, Horizon Lines of Puerto Rico, Inc. (“HLPR”), a Delaware corporation and wholly-owned subsidiary, and Hawaii Stevedores, Inc. (“HSI”), a Hawaii corporation. Horizon Lines operates as a Jones Act container shipping business with primary service to ports within the continental United States, Puerto Rico, Alaska, and Hawaii. Under the Jones Act, all vessels transporting cargo between covered locations must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. Horizon Lines also offers terminal services. HLPR operates as an agent for Horizon Lines in Puerto Rico and also provides terminal services in Puerto Rico.

The accompanying consolidated financial statements include the consolidated accounts of the Company and its majority owned subsidiaries and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficiency) and cash flows. All significant intercompany accounts and transactions have been eliminated. Certain prior period balances have been reclassified to conform to current period presentation.

At a special meeting of the Company’s stockholders held on December 2, 2011, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation effecting a reverse stock split. On December 7, 2011, the Company filed its restated certificate of incorporation to, among other things, effect the 1-for-25 reverse stock split. In connection with the reverse stock split, stockholders received one share of common stock for every 25 shares of common stock held at the effective time. The reverse stock split reduced the number of shares of outstanding common stock from 56.7 million to 2.3 million. Unless otherwise noted, all share-related amounts herein reflect the reverse stock split. In addition, proportional adjustments were made to the number of shares issuable upon the vesting of restricted shares and the exercise of outstanding options to purchase shares of common stock and the per share exercise price of those options.

During the third quarter of 2011, the Company began a review of strategic alternatives for its FSX service. As a result of several factors, including: 1) the projected continuation of volatile trans-Pacific freight rates, 2) high fuel prices, and 3) operating losses, the Company decided to discontinue its FSX service. On October 21, 2011, the Company finalized a decision to terminate the FSX service, and ceased all operations related to the FSX service during the fourth quarter of 2011. The entire component comprising the FSX service has been discontinued. As such, there will not be any significant future cash flows related to these operations. As a result, the FSX service has been classified as discontinued operations in all periods presented.

During 2011, the entire component comprising the third-party logistics operations was discontinued and former logistics customers are no longer customers of the Company. As part of the divestiture, the Company transitioned some of the operations and personnel to other logistics providers. There will not be any significant future cash flows related to these operations. In addition, the Company does not have any significant continuing involvement in the divested logistics operations. As a result, the logistics operations have been classified as discontinued operations in all periods presented.

2.	Significant Accounting Policies

Cash

Cash of the Company consists principally of cash held in banks and temporary investments having a maturity of three months or less at the date of acquisition.

Allowance for Doubtful Accounts and Revenue Adjustments

The Company maintains an allowance for doubtful accounts based upon the expected collectability of accounts receivable reflective of its historical collection experience. In circumstances in which management is aware of a specific customer’s inability to meet its financial obligation to the Company (for example, bankruptcy filings, accounts turned over for collection or litigation), the Company records a specific reserve for the bad debts against amounts due. For all other customers, the Company recognizes reserves for these bad debts based on the length of time the receivables are past due and other customer specific factors including, type of service provided, geographic location and industry. The Company monitors its collection risk on an ongoing basis through the use of credit reporting agencies. Accounts are written off after all means of collection, including legal action, have been exhausted. The Company does not require collateral from its trade customers.

In addition, the Company maintains an allowance for revenue adjustments consisting of amounts reserved for billing rate changes that are not captured upon load initiation. These adjustments generally arise: (1) when the sales department contemporaneously grants small rate changes (“spot quotes”) to customers that differ from the standard rates in the system; (2) when freight requires dimensionalization or is reweighed resulting in a different required rate; (3) when billing errors occur; and (4) when data entry errors occur. When appropriate, permanent rate changes are initiated and reflected in the system. These revenue adjustments are recorded as a reduction to revenue. During 2011, average revenue adjustments per month were approximately $0.4 million, on average total revenue per month of approximately $85.5 million (less than 0.4% of monthly revenue). In order to estimate the allowance for revenue adjustments related to ending accounts receivable, the Company prepares an analysis that considers average total monthly revenue adjustments and the average lag for identifying and processing these revenue adjustments. Based on this analysis, the Company establishes an allowance for approximately 55-65 days (dependent upon experience in the last twelve months) of average revenue adjustments, adjusted for billing errors. The lag is periodically adjusted based on actual historical experience. Additionally, the average amount of revenue adjustments per month can vary in relation to the level of sales or based on other factors (such as personnel issues that could result in excessive manual errors or in excessive spot quotes being granted). Both of these significant assumptions are continually evaluated for validity.

The allowance for doubtful accounts and revenue adjustments approximated $6.4 million and $6.8 million at December 25, 2011 and December 26, 2010, respectively.

Materials and Supplies

Materials and supplies consist primarily of fuel inventory aboard vessels and inventory for maintenance of property and equipment. Fuel is carried at cost on the first in, first out (FIFO) basis, while all other materials and supplies are carried at average cost.

Property and Equipment

Property and equipment are stated at cost. Certain costs incurred in the development of internal-use software are capitalized. Routine maintenance, repairs, and removals other than vessel dry-dockings are charged to expense. Expenditures that materially increase values, change capacities or extend useful lives of the assets are capitalized. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the Company’s assets are as follows:

Buildings, chassis and cranes	25 years
Containers	15 years
Vessels	20-40 years
Software	3 years
Other	3-10 years

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present or if other circumstances indicate that an impairment may exist, the Company must then determine whether an impairment loss should be recognized. An impairment loss can be recognized for a long-lived asset (or asset group) that is held and used only if the sum of its estimated future undiscounted cash flows used to test for recoverability is less than its carrying value. Estimates of future cash flows used to test a long-lived asset (or asset group) for recoverability shall include only the future cash flows (cash inflows and associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the long-lived asset (or asset group). Estimates of future cash flows should be based on an entity’s own assumptions about its use of a long-lived asset (or asset group). The cash flow estimation period should be based on the long-lived asset’s (or asset group’s) remaining useful life to the entity. When long-lived assets are grouped for purposes of performing the recoverability test, the remaining useful life of the asset group should be based on the useful life of the primary asset. The primary asset of the asset group is the principal long-lived tangible asset being depreciated that is the most significant component asset from which the group derives its cash-flow-generating capacity. Estimates of future cash flows used to test the recoverability of a long-lived asset (or asset group) that is in use shall be based on the existing service potential of the asset (or asset group) at the date tested. Existing service potential encompasses the long-lived asset’s estimated useful life, cash flow generating capacity, and, the physical output capacity. The estimated cash flows should include cash flows associated with future expenditures necessary to maintain the existing service potential, including those that replace the service potential of component parts, but they should not include cash flows associated with future capital expenditures that would increase the service potential. When undiscounted future cash flows will not be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Vessel Dry-docking

Vessels must undergo regular inspection, monitoring and maintenance, referred to as dry-docking, to maintain the required operating certificates. United States Coast Guard regulations generally require that vessels be dry-docked twice every five years. The costs of these scheduled dry-dockings are customarily capitalized and are then amortized over a 30-month period beginning with the accounting period following the vessel’s release from dry-dock, because dry-dockings enable the vessel to continue operating in compliance with U.S. Coast Guard requirements,.

The Company takes advantage of vessel dry-dockings to also perform normal repair and maintenance procedures on the vessels. These routine vessel maintenance and repair procedures are charged to expense as incurred. In addition, the Company will occasionally during a vessel dry-docking, replace vessel machinery or equipment and perform procedures that materially enhance capabilities of a vessel. In these circumstances, the expenditures are capitalized and depreciated over the estimated useful lives.

Leases

The Company leases certain vessels, facilities, equipment and vehicles under capital and operating leases. The commencement date of all leases is the earlier of the date the Company becomes legally obligated to make rent payments or the date the Company may exercise control over the use of the property. Rent expense is recorded as incurred. Certain of the Company’s leases contain fluctuating or escalating payments and rent holiday periods. The related rent expense is recorded on a straight-line basis over the lease term. Leasehold improvements associated with assets utilized under capital or operating leases are amortized over the shorter of the asset’s useful life or the lease term.

Intangible Assets

Intangible assets consist of goodwill, customer contracts/relationships, trademarks, and deferred financing costs. The Company amortizes customer contracts/relationships using the straight line method over the expected useful lives of 4 to 10 years. The Company also amortizes trademarks using the straight line method over the expected life of the related trademarks of 15 years. The Company amortizes debt issue cost using the effective interest method over the term of the related debt.

Goodwill and other intangible assets with indefinite useful lives are not amortized, but are subject to annual impairment tests as of the first day of the fourth quarter. At least annually, or sooner if there is an indicator of impairment, the fair value of the reporting unit is calculated. If the calculated fair value is less than the carrying amount, an impairment loss might be recognized. In these instances, a discounted cash flow model is used to determine the current estimated fair value of the reporting unit. A number of significant assumptions and estimates are involved in the application of the discounted cash flow model to forecast operating cash flows, including market growth and market share, sales volumes and prices, costs of service, discount rate and estimated capital needs. Management considers historical experience and all available information at the time the fair values of its reporting unit is estimated. Assumptions in estimating future cash flows are subject to a high degree of judgment and complexity. Changes in assumptions and estimates may affect the carrying value of goodwill and could result in additional impairment charges in future periods.

The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. The Company identified its reporting units by first determining its operating segments, and then assessed whether any components of the operating segments constituted a business for which discrete financial information is available and where segment management regularly reviews the operating results of the component. With the discontinuance of the logistics services segment in 2010, the Company concluded it had one operating segment and one reporting unit consisting of the container shipping business.

The Company uses the two-step method prescribed by ASC 350, Intangibles-Goodwill and Other, to determine goodwill impairment. If the carrying amount of the Company’s single reporting unit exceeds its fair value (step one), the Company measures the possible goodwill impairment based on a hypothetical allocation of the estimated fair value of the reporting unit to all of the underlying assets and liabilities, including previously unrecognized intangible assets (step two). The excess of the reporting unit’s fair value over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized to the extent the reporting unit’s recorded goodwill exceeds the implied fair value of goodwill.

Revenue Recognition

The Company records transportation revenue and an accrual for the corresponding costs to complete delivery when the cargo first sails from its point of origin. The Company believes this method of revenue recognition does not result in a material difference in reported net income on an annual or quarterly basis, as compared to recording transportation revenue between accounting periods based upon the relative transit time within each respective period with expenses recognized as incurred. The Company recognizes revenue and related costs of sales for terminal and other services upon completion of services.

Insurance Reserves

The Company maintains insurance for casualty, property and health claims. Most of the Company’s insurance arrangements include a level of self-insurance. Reserves are established based on the nature of the claim or the value of cargo damaged and the use of current trends and historical data for other claims. These estimates are based on historical information along with certain assumptions about future events and also include reserves for claims incurred but not reported, where applicable.

Derivative Instruments

The Company recognizes all derivative instruments in the financial statements at fair value. The Company occasionally utilizes derivative instruments tied to various indexes to hedge a portion of its exposure to bunker fuel price increases. These instruments consist of fixed price swap agreements. The Company does not use derivative instruments for trading purposes. Credit risk related to the derivative financial instruments is considered minimal and is managed by requiring high credit standards for its counterparties.

Changes in fair value of derivative financial instruments are recorded as adjustments to the assets or liabilities being hedged in the statement of operations or in accumulated other comprehensive income (loss), depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction represented and the effectiveness of the hedge.

Income Taxes

The Company accounts for income taxes under the liability method whereby deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effects on deferred tax assets and liabilities of subsequent changes in the tax laws and rates are recognized in income during the year the changes are enacted. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realizable.

Stock-based Compensation

The value of each equity-based award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model takes into account volatility in the price of our stock, the risk-free interest rate, the estimated life of the equity-based award, the closing market price of our stock and the exercise price. Due to the lack of trading activity since our stock became publicly traded at the time of our most recent stock option grant in 2008, we based our estimates of stock price volatility on the average of (i) our historical stock price over the period in which it had been publicly traded and (ii) historical volatility of similar entities commensurate with the expected term of the equity-based award; however, this estimate is neither predictive nor indicative of the future performance of our stock. The estimates utilized in the Black-Scholes calculation involve inherent uncertainties and the application of management judgment. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest.

Pension and Post-retirement Benefits

The Company has noncontributory pension plans and post-retirement benefit plans covering certain union employees. Costs of these plans are charged to current operations and consist of several components that are based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. The Company expenses amounts as paid in accordance with union agreements.

Amounts recorded for the pension plan and the post-retirement benefit plan reflect estimates related to future interest rates, investment returns, and employee turnover. The Company reviews all assumptions and estimates on an ongoing basis.

The Company is required to recognize the overfunded or underfunded status of its defined benefit and post-retirement benefit plans as an asset or liability, with changes in the funded status recognized as an adjustment to the ending balance of other accumulated comprehensive income (loss) in the year they occur. The pension plan and the post-retirement benefit plans are in an underfunded status.

Computation of Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Certain of the Company’s unvested stock-based awards contain non-forfeitable rights to dividends. As a result, these participating securities are included in the denominator for basic net income (loss) per share. Diluted net income per share is computed using the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options and warrants using the treasury-stock method and from convertible preferred stock using the “if converted” method.

Fiscal Period

The fiscal period of the Company typically ends on the Sunday before the last Friday in December. For fiscal year 2011, the fiscal period began on December 27, 2010 and ended on December 25, 2011. For fiscal year 2010, the fiscal period began on December 21, 2009 and ended on December 26, 2010. For fiscal year 2009, the fiscal period began on December 22, 2008 and ended on December 20, 2009. The fiscal years ended December 25, 2011 and December 20, 2009 each consisted of 52 weeks and the fiscal year ended December 26, 2010 consisted of 53 weeks.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates. Significant estimates include the assessment of the realization of accounts receivable, deferred tax assets and long-lived assets, fair value estimates, recognition of reserves, and the useful lives of intangible assets and property and equipment.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-09, “Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan”. This subtopic addresses concerns from users of financial statements on the lack of transparency about an employer’s participation in a multiemployer pension plan. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside of the financial statements. The subtopic is effective for annual reporting periods ending after December 15, 2011. The Company adopted this topic as of December 25, 2011 and has included the required disclosures in Note 13. The adoption did not have a material effect on the Company’s consolidated financial statements.

In June 2011, the FASB issued changes to the manner in which entities present comprehensive income in their financial statements. The new guidance requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The new guidance does not change the items that must be reported in other comprehensive income. In December 2011, the FASB deferred the requirement that companies present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive income on the face of the financial statements. The new reporting requirement is effective for fiscal years and interim reporting periods within those years beginning after December 15, 2011, with early adoption permitted. The Company has elected to early adopt the accounting pronouncement, and the effect on the Company’s consolidated financial statements was to present activity impacting net income and other comprehensive loss in two consecutive statements.

In January 2010, the FASB issued an amendment to the accounting for fair value measurements and disclosures. This amendment details additional disclosures on fair value measurements, requires a gross presentation of activities within a Level 3 roll-forward, and adds a new requirement to disclose transfers in and out of Level 1 and Level 2 measurements. The new disclosures are required of all entities that are required to provide disclosures about recurring and nonrecurring fair value measurements. This amendment is effective in the first interim or reporting period beginning after December 15, 2009, with an exception for the gross presentation of Level 3 roll-forward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The adoption of the provisions of this amendment required in the first interim period after December 15, 2009 did not have a material impact on the Company’s financial statement disclosures. In addition, the adoption of the provisions of this amendment during the quarter ended March 27, 2011 did not have a material impact on the Company’s financial statement disclosures.

Supplemental Cash Flow Information

The Company’s employee stock purchase plan contains a dividend reinvestment provision. As such, during each 2010 and 2009, the Company retained $0.1 million, related to quarterly dividends paid on outstanding shares purchased through the employee stock purchase plan and issued 18 thousand and 26 thousand shares, respectively, of its common stock.

Cash payments (refunds) for interest and income taxes were as follows (in thousands):

	Fiscal Years Ended
	December 25, 2011	December 26, 2010	December 20, 2009
Interest	$34,609	$26,199	$24,479
Income taxes	(102)	(14)	(678)

3.	Long-Term Debt

Long-term debt, net of original issue discount or premium, consists of the following (in thousands):

	December 25, 2011	December 26, 2010
First lien notes	$228,228	$—
6.00% convertible notes	181,098	—
Second lien notes	96,781	—
Capital lease obligations	7,530	9,159
4.25% convertible senior notes	2,211	313,414
Term loan	—	93,750
Revolving credit facility	—	100,000

Total long-term debt	515,848	516,323
Current portion	(6,107)	(508,793)

Long-term debt, net of current portion	$509,741	$7,530

On October 5, 2011, the Company completed its offer to exchange $327.8 million in aggregate principal amount of its 4.25% Convertible Senior Notes due 2012 (the “4.25% Notes”), representing 99.3% of the aggregate principal amount of the 4.25% Notes outstanding, for (i) 1.0 million shares of its common stock, (ii) warrants to purchase 1.0 million shares of its common stock at a conversion price of $0.01 per common share (the “Warrants”) and (iii) $178.8 million in aggregate principal amount of new 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and $99.3 million in aggregate principal amount of new 6.00% Series B Mandatorily Convertible Senior Secured Notes (the “Series B Notes” and, together with the Series A Notes, the “6.00% Convertible Notes”).

Concurrently with the exchange offer, the Company obtained consents from the participating holders and entered into a supplemental indenture to the indenture governing the 4.25% Notes in connection with certain amendments to eliminate or amend substantially all of the restrictive covenants, and modify certain of the events of default and various other provisions.

Concurrently with the consummation of the exchange offer, Horizon Lines, LLC issued (i) $225.0 million aggregate principal amount of new 11.00% First Lien Senior Secured Notes due 2016 (the “First Lien Notes”) and (ii) $100.0 million of new 13.00%-15.00% Second Lien Senior Secured Notes due 2016 (the “Second Lien Notes”). Horizon Lines, LLC also entered into a new $100.0 million asset-based revolving credit facility (the “ABL Facility”) at the consummation of the exchange offer.

The Company used proceeds of $266.5 million to repay existing borrowings and accrued interest under the Senior Credit Facility, $1.9 million of accrued interest under the 4.25% Notes, and $15.6 million for fees and refinancing related expenses. The Company received the remaining proceeds of $15.9 million. As a result of the Company’s efforts to refinance its debt and the 2011 amendments of the Senior Credit Facility, the Company paid a total of $35.6 million in financing costs throughout 2011, of which $15.5 million was capitalized as deferred financing costs and will be amortized through interest expense over the term of the related instrument. In addition, the Company recorded a net gain of $16.0 million as a result of the comprehensive refinancing.

6.00% Convertible Notes

On October 5, 2011, the Company issued $278.1 million aggregate principal amount of 6.00% Convertible Notes due 2017. The Series A Notes and the Series B Notes are each fully and unconditionally guaranteed by all of the Company’s domestic subsidiaries (collectively, the “Notes Guarantors”). The 6.00% Convertible Notes were issued pursuant to an indenture, which the Company and the Notes Guarantors entered into with U.S. Bank National Association, as trustee and collateral agent, on October 5, 2011 (the “6.00% Convertible Notes Indenture”).

The 6.00% Convertible Notes will bear interest at a rate of 6.00% per annum, payable semi-annually. The Series A Notes will mature on April 15, 2017 and are convertible, at the option of the holders, and at the Company’s option under certain circumstances, including listing of the Company’s shares of common stock on either the NYSE or NASDAQ markets, beginning on the one-year anniversary of the issuance of the Series A Notes, into shares of the Company’s common stock or warrants, as the case may be.

The Series A Notes are convertible into shares of the Company’s common stock at a conversion rate equal to 88.9855 shares of common stock per $1,000 principal amount of Series A Notes. Beginning on October 5, 2012, the Company will have the option to convert all or any portion of the outstanding Series A Notes, upon not more than 60 days and not less than 20 days prior notice to noteholders; provided that (i) the Company’s common stock is listed on either the NYSE or NASDAQ markets and (ii) the 30 trading day volume weighted average price for our common stock for the 30-day period ending on the trading day preceding the date of such notice is equal to or greater than $15.75 per share. Upon conversion, foreign holders may, under certain conditions, receive warrants in lieu of shares of common stock.

The Series B Notes are mandatorily convertible into shares of the Company’s common stock at a conversion rate equal to 54.7196 shares of common stock per $1,000 principal amount of Series B Notes, subject to the conditions that our common stock is then listed on the NYSE or NASDAQ markets and that we are not in default under our debt obligations. The Series B Notes are mandatorily convertible at the Company’s option into shares of the Company’s common stock or warrants, as the case may be, in two equal installments of $49.7 million each on the three-month and nine-month anniversaries of the consummation of the exchange offer. The Series B Notes will be automatically converted into Series A Notes on the one-year anniversary of the issuance of the 6.00% Convertible Notes if the Company is unable to effect the second mandatory conversion prior to such date.

The conversion rate of the Series A Notes and Series B Notes may be increased in certain circumstances to compensate the holders thereof for the loss of the time value of the conversion right (i) if at any time the Company’s common stock or the common stock into which the new notes may be converted is greater than or equal to $11.25 per share and is not listed on the NYSE or NASDAQ markets or (ii) if a change of control occurs, unless at least 90% of the consideration received or to be received by holders of common stock, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the change of control, consists of shares of common stock, American Depositary Receipts or American Depositary Shares traded on a national securities exchange in the United States or which will be so traded or quoted when issued or exchanged in connection with such change of control. Upon a change of control, holders will have the right to require the Company to repurchase for cash the outstanding Series A Notes and Series B Notes at 101% of the aggregate principal amount, plus accrued and unpaid interest.

The long-term debt and embedded conversion options associated with the Series A Notes and Series B Notes were recorded on the Company’s balance sheet at their fair value on October 5, 2011. Fair value of the Series A Notes was calculated using a trinomial lattice convertible bond valuation model, which incorporated the terms and conditions of the Series A Notes. One of the inputs to the trinomial lattice model is the bond yield of a hypothetical note identical to the Series A Notes, excluding the conversion features and its related make-whole provisions. The trinomial lattice model produces an estimated fair value based on the assumed changes in prices of the underlying equity over successive periods of time. The Series B Notes were valued using a Monte-Carlo simulation to estimate the probability of conversion. The probability of equity conversion is multiplied by the common stock price as of the valuation date. The estimation of the probability was performed by using a Monte-Carlo simulation in order to estimate a range of simulated future market capitalization over the conversion term. For each equity path, the daily stock price of the Company is considered to follow a Geometric Brownian Motion with a drift equal to the cost of equity. On October 5, 2011, the fair value of the long-term debt portion of the Series A Notes and Series B Notes was $105.6 million and $58.6 million, respectively. The original issue discounts are being amortized through interest expense through the maturity of the Series A and Series B Notes.

On October 5, 2011, the fair value of the embedded conversion options within the Series A and the Series B Notes totaled $98.5 million. To calculate the fair value of the embedded derivatives, a “with” and “without” scenario comparison was used. The methodology used to value the Series A Notes and Series B Notes constitute the “with” scenarios. The “without” scenario was estimated as a bond paying the same coupon payments as the securities without any conversion features. The fair value of the embedded conversion options was estimated as the difference between the two scenarios. At each fiscal quarter end, the Company is required to mark-to-market these embedded conversion options. As of December 25, 2011, the fair value of the embedded conversion options was $14.0 million. The $84.5 million decrease from the fair value on October 5, 2011 was recorded as a non-cash gain within other expense (income) on the Consolidated Statements of Operations.

See Note 18 for current information related to the conversion of the remaining Series A and Series B Notes.

Warrants

The warrants were issued pursuant to a warrant agreement, which the Company entered into with The Bank of New York Mellon Trust Company, N.A, as warrant agent, on October 5, 2011, as amended by Amendment No. 1 as of December 7, 2011 (the “Warrant Agreement”). Pursuant to the Warrant Agreement, each warrant entitles the holder to purchase common stock at a price of $0.01 per share, subject to adjustment in certain circumstances. In connection with the reverse stock split, warrant holders will receive 1/25th of a share of the Company’s common stock upon conversion. Upon issuance, in lieu of payment of the exercise price, a warrant holder will have the right (but not the obligation) to require the Company to convert its warrants, in whole or in part, into shares of its common stock without any required payment or request that the Company withhold, from the shares of common stock that would otherwise be delivered to such warrant holder, shares issuable upon exercise of the Warrants equal in value to the aggregate exercise price.

Warrant holders will not be permitted to exercise or convert their warrants if and to the extent the shares of common stock issuable upon exercise or conversion would constitute “excess shares” (as defined in the Company’s certificate of incorporation) if they were issued in order to abide by the foreign ownership limitations imposed by the Company’s certificate of incorporation. In addition, a warrant holder who cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the common stock upon exercise or conversion) is a United States citizen, will not be permitted to exercise or convert its warrants to the extent the receipt of the common stock upon exercise or conversion would cause such person or any person whose ownership position would be aggregated with that of such person to exceed 4.9% of the Company’s outstanding common stock.

The warrants contain no provisions allowing the Company to force redemption and there is no conditional obligation of the Company to redeem or convert the warrants. Each warrant is convertible into an equal number of shares of the Company’s common stock at an exercise price of $0.01 per share, which the Company has the option to waive. In addition, the Company has sufficient authorized and unissued shares available to settle the warrants during the maximum period the warrants could remain outstanding. As a result, the warrants do not meet the definition of an asset or liability and were classified as equity on the date of issuance. The warrants will be evaluated on a continuous basis to determine if equity classification continues to be appropriate.

First Lien Notes

The First Lien Notes were issued pursuant to an indenture on October 5, 2011. The First Lien Notes bear interest at a rate of 11.0% per annum, payable semiannually, beginning on April 15, 2012 and mature on October 15, 2016. The First Lien Notes are callable by the Company at 101.5% of their aggregate principal amount, plus accrued and unpaid interest in the first year after their issuance and at par plus accrued and unpaid interest thereafter. The Company is obligated to make mandatory prepayments on an annual basis of 1%.

The First Lien Notes are secured by a first priority lien on all Secured Notes Priority Collateral and a second priority lien on all ABL Priority Collateral (each as defined below). The First Lien Notes contain affirmative and negative covenants which are typical for senior secured high-yield notes with no maintenance based covenants. The First Lien Notes contain other covenants, including: change of control put at 101% (subject to a permitted holder exception); limitation on asset sales; limitation on incurrence of indebtedness and preferred stock; limitation on restricted payments; limitation on restricted investments; limitation on liens; limitation on dividend blockers; limitation on affiliate transactions; limitation on sale/leaseback transactions; limitation on guarantees by restricted subsidiaries; and limitation on mergers, consolidations and sales of all/substantially all of the assets of the Company. These covenants are subject to certain exceptions and qualifications.

On October 5, 2011, the fair value of the First Lien Notes was $228.4 million, which reflects the Company’s ability to call the First Lien Notes at 101.5% during the first year and at par thereafter. The original issue premium of $3.4 million is being amortized through interest expense through the maturity of the First Lien Notes.

The Company entered into a registration rights agreement with the purchasers of the First Lien Notes, which was amended on April 3, 2012. The Company is obligated to complete an A/B Exchange Offer as soon as practicable but in no event later than 300 days after the issuance of the First Lien Notes. If the Company does not complete the A/B Exchange Offer within the 300 day period, this will result in a registration default and 0.25% of additional interest per 90 days of registration default will be added to the interest payable on the First Lien Notes, up to a maximum of 1.00% of additional interest.

Second Lien Notes

On October 5, 2011, the Company completed the sale of $100.0 million aggregate principal amount of its Second Lien Notes. The Second Lien Notes are fully and unconditionally guaranteed by the Notes Guarantors. The proceeds from the First Lien Notes and the Second Lien Notes were used, among other things, to satisfy in full the Company’s obligations outstanding under its previous first-lien revolving credit facility and term loan, which totaled $265.0 million on October 5, 2011.

The Second Lien Notes bear interest at a rate of either: (i) 13% per annum, payable semi-annually in cash in arrears; (ii) 14% per annum, 50% of which is payable semi-annually in cash in arrears and 50% is payable in kind; or (iii) 15% per annum payable in kind, payable semiannually, beginning on April 15, 2012, and maturing on October 15, 2016. The Second Lien Notes are non-callable for 2 years from the date of their issuance, and thereafter the Second Lien Notes will be callable by the Company at (i) 106% of their aggregate principal amount, plus accrued and unpaid interest thereon in the third year, (ii) 103% of their aggregate principal amount, plus accrued and unpaid interest thereon in the fourth year, and (iii) at par plus accrued and unpaid interest thereafter.

The Second Lien Notes contain affirmative and negative covenants which are typical for senior secured high-yield notes with no maintenance based covenants. The Second Lien Notes contain other covenants, including: change of control put at 101% (subject to a permitted holder exception); limitation on asset sales; limitation on incurrence of indebtedness and preferred stock; limitation on restricted payments; limitation on restricted investments; limitation on liens; limitation on dividend blockers; limitation on affiliate transactions; limitation on sale/leaseback transactions; limitation on guarantees by restricted subsidiaries; and limitation on mergers, consolidations and sales of all/substantially all of the assets of the Company. These covenants are subject to certain exceptions and qualifications.

On October 5, 2011, the fair value of the Second Lien Notes was $96.6 million. The original issue discount of $3.4 million is being amortized through interest expense through the maturity of the Second Lien Notes.

The Company entered into a registration rights agreement with the purchasers of the Second Lien Notes, which was amended on April 3, 2012. The Company is obligated to complete an A/B Exchange Offer as soon as practicable but in no event later than 300 days after the issuance of the Second Lien Notes. If the Company does not complete the A/B Exchange Offer within the 300 day period, this will result in a registration default and 0.25% of additional interest per 90 days of registration default will be added to the interest payable on the Second Lien Notes, up to a maximum of 1.00% of additional interest.

ABL Facility

On October 5, 2011, the Company entered into a $100.0 million asset-based revolving credit facility (the “ABL Facility”) with Wells Fargo Capital Finance, LLC (“Wells Fargo”). Use of the ABL Facility is subject to compliance with a customary borrowing base limitation. The ABL Facility includes an up to $30.0 million letter of credit sub-facility and a swingline sub-facility up to $15.0 million, with Wells Fargo serving as administrative agent and collateral agent. The Company has the option to request increases in the maximum commitment under the ABL Facility by up to $25.0 million in the aggregate; however, such incremental facility increases have not been committed to in advance. The ABL Facility was used on the closing date for the rollover of certain issued and outstanding letters of credit and thereafter will be used by the Company for working capital and other general corporate purposes.

The ABL Facility matures October 5, 2016 (but 90 days earlier if the First Lien Notes and the Second Lien Notes are not repaid or refinanced as of such date). The interest rate on the ABL Facility is LIBOR or a base rate plus an applicable margin based on leverage and excess availability ranging from (i) 1.25% to 2.75%, in the case of base rate loans and (ii) 2.25% to 3.75%, in the case of LIBOR loans. A fee ranging from 0.375% to 0.50% per annum will accrue on unutilized commitments under the ABL Facility. As of December 25, 2011, there were no outstanding borrowings under the ABL Facility and total unused borrowing capacity was $52.9 million. The Company had $19.6 million of letters of credit outstanding as of December 25, 2011.

The ABL Facility is secured by (i) a first priority lien on the Company’s interest in accounts receivable, deposit accounts, securities accounts, investment property (other than equity interests of the subsidiaries and joint ventures of the Company) and cash, in each case with certain exceptions and (ii) a fourth priority lien on all or substantially all other assets of the Company securing the First Lien Notes, the Second Lien Notes and the 6.00% Convertible Notes.

The ABL Facility requires compliance with a minimum fixed charge coverage ratio test if excess availability is less than the greater of (i) $12.5 million and (ii) 12.5% of the maximum commitment under the

ABL Facility. In addition, the ABL Facility includes certain customary negative covenants that, subject to certain materiality thresholds, baskets and other agreed upon exceptions and qualifications, will limit, among other things, indebtedness, liens, asset sales and other dispositions, mergers, liquidations, dissolutions and other fundamental changes, investments and acquisitions, dividends, distributions on equity or redemptions and repurchases of capital stock, transactions with affiliates, repayments of certain debt, conduct of business and change of control. The ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default, as well as provisions requiring compliance with applicable citizenship requirements of the Jones Act. The Company was in compliance with all such applicable covenants as of December 25, 2011.

4.25% Convertible Senior Notes

On August 8, 2007, the Company issued the 4.25% Convertible Notes. As mentioned above, on October 5, 2011, the Company completed its offer to exchange $327.8 million in aggregate principal amount of its 4.25% Convertible Notes, representing 99.3% of the aggregate principal amount, for shares of its common stock, warrants to purchase shares of its common stock, and the 6.00% Convertible Notes.

The remaining 4.25% Convertible Notes are general unsecured obligations of the Company and rank equally in right of payment with all of the Company’s other existing and future obligations that are unsecured and unsubordinated. The 4.25% Convertible Notes bear interest at the rate of 4.25% per annum, which is payable in cash semi-annually on February 15 and August 15 of each year. The Notes mature on August 15, 2012.

Senior Credit Facility

On August 8, 2007, the Company entered into a credit agreement (the “Senior Credit Facility”) secured by substantially all of the owned assets of the Company. On October 5, 2011, in connection with the Company’s comprehensive recapitalization plan, the Senior Credit Facility was terminated. The Company utilized a portion of the proceeds received as part of the refinancing transaction to pay $75.0 million on the term loan and $190.0 million on the revolving credit facility.

Derivative Instruments

On March 31, 2008, the Company entered into an Interest Rate Swap Agreement (the “swap”) with Wachovia Bank, National Association, a current subsidiary of Wells Fargo & Co., (“Wachovia”) in the notional amount of $121.9 million. The swap was scheduled to expire on August 8, 2012. Under the swap, the Company and Wachovia agreed to exchange interest payments on the notional amount on the last business day of each calendar quarter. The Company agreed to pay a 3.02% fixed interest rate, and Wachovia agreed to pay a floating interest rate equal to the three-month LIBOR rate. The critical terms of the swap agreement and the term loan were the same, including the notional amounts, interest rate reset dates, maturity dates and underlying market indices. The purpose of entering into this swap was to protect the Company against the risk of rising interest rates by effectively fixing the base interest rate payable related to its term loan. Interest rate differentials paid or received under the swap were recognized as adjustments to interest expense. The Company does not hold or issue interest rate swap agreements for trading purposes. In the event that the counter-party failed to meet the terms of the interest rate swap agreement, the Company’s exposure was limited to the interest rate differential.

In conjunction with the refinancing, the Company paid $1.2 million to terminate the swap. The fair value balance of the swap at termination remains in accumulated other comprehensive loss and is amortized to interest expense over the remaining life of the original swap (through August 8, 2012). As of December 25, 2011, accumulated other comprehensive loss included $0.8 million of unamortized loss relating to the terminated swap. Prior to its termination, the swap was designated as a cash flow hedge of the variability of the cash flows due to changes in LIBOR and was deemed to be highly effective. Accordingly, the Company recorded the fair value of the swap as an asset or liability on its consolidated balance sheet, and any unrealized gain or loss was included in accumulated other comprehensive loss. The Company recorded $1.5 million, $1.1 million, and $0.2 million in other comprehensive loss for the years ended December 25, 2011, December 26, 2010, and December 20, 2009, respectively. No hedge ineffectiveness was recorded during the years ended December 25, 2011, December 26, 2010, and December 20, 2009.

Prior Year Classification of Long-Term Debt

At the time of the filing of its Form 10-K for the year ended December 26, 2010, the Company expected that it would experience a covenant default under the indenture related to the $330.0 million aggregate principal amount of 4.25% Convertible Notes. On March 22, 2011, the Court entered a judgment against the Company whereby the Company was required to pay a fine of $45.0 million to resolve the investigation by the U.S. Department of Justice into its domestic ocean shipping business. In March 2011, the Company solicited consents from the holders of the 4.25% Convertible Notes to waive the default that could have arose in connection with that judgment. The Company had until May 21, 2011 to satisfy the judgment or otherwise cure the default under the indenture relating to the 4.25% Convertible Notes. As of March 28, 2011, the Company was not able to obtain a waiver from the holders of the 4.25% Convertible Notes. Acceleration of all principal and interest could have been pursued by the indenture trustee in the event of default. If the indenture trustee pursued an acceleration, such an action would have created a default under the Senior Credit Facility and other loans and financing arrangements due to cross default provisions contained in those agreements.

The Senior Credit Facility contained cross default provisions and certain acceleration clauses whereby if the maturity of the 4.25% Convertible Notes was accelerated, maturity of the Senior Credit Facility could also be accelerated. In addition, the Company expected to experience a covenant default in connection with the amended financial covenants beginning in the third fiscal quarter of 2011. Noncompliance with the financial covenants in the Senior Credit Facility constituted an event of default, which, if not waived, would have prevented the Company from making borrowings under the Senior Credit Facility.

As a result of these factors, the Company classified its obligations under the 4.25% Convertible Notes and the Senior Credit Facility as current liabilities in the accompanying Consolidated Balance Sheet as of December 26, 2010.

Fair Value of Financial Instruments

The estimated fair value of the Company’s debt as of December 25, 2011 and December 26, 2010 totaled $489.0 million and $498.0 million, respectively. The fair value of the 6.00% Convertible Notes is based on the same methodology used to calculate fair value on the date of the closing of the refinancing. The fair value of the 4.25% Convertible Notes is based on quoted market prices. The fair value of the other long-term debt approximates carrying value.

Contractual maturities of long-term debt obligations as of December 25, 2011 are as follows (in thousands):

2012	$4,494
2013	2,250
2014	2,250
2015	2,250
2016	316,000
Thereafter	278,096

$605,340

Subsequent to December 25, 2011, $49.7 million of the Series B Notes were mandatorily converted into shares of common stock or warrants, which resulted in a gain on conversion of debt of approximately $11.3 million. As a result, contractual maturities of long-term debt obligations during 2017 were reduced from $278.1 million to $228.4 million

4.	Impairment Charges

The following table presents the components of the impairment charges (in thousands):

	Fiscal Years Ended
	December 25, 2011	December 26, 2010	December 20, 2009
Equipment	$2,997	$2,655	$—
Vessels	—	—	1,867

Total	$2,997	$2,655	$1,867

Equipment

The Company is constructing cranes that were initially expected to be utilized in the Company’s Anchorage, Alaska terminal and were expected to be installed and become fully operational in December 2010. However, the Port of Anchorage Intermodal Expansion Project is encountering delays that could continue until 2014 or beyond. During the second quarter of 2011, the Company initiated a plan to sell these cranes and they were classified as assets held for sale at that time. As a result of the reclassification to assets held for sale, the Company recorded an impairment charge of $2.8 million to write down the carrying value of the cranes to their estimated fair value less costs to sell of $15.4 million. During the fourth quarter of 2011, due to the decline in the estimated proceeds to be received from the sale, the Company reevaluated the plan to sell the cranes. As a result, the Company terminated the plan to sell the cranes and is now expected to deploy the cranes in one of the Company’s other terminal locations. The Company reclassified the cranes to assets held for use and included the cranes as part of construction in progress as of December 25, 2011.

During 2010, the Company reviewed its inventory of owned and leased equipment. The company identified certain of its owned and leased equipment that were not expected to be employed during the foreseeable future or that would be returned to the lessor. As such, the Company recorded a charge of $2.7 million related to the impaired equipment.

Vessels

During 2006, the Company completed a series of agreements to charter five new non-Jones Act qualified container vessels (the “new vessels”). These new vessels were deployed in the Company’s trade routes between the U.S. west coast and Asia and Guam. As a result of the deployment of the new vessels, five of the Company’s Jones Act qualified vessels became spare vessels available for seasonal and dry-dock needs. The Company maintains one vessel for seasonal deployment in the Alaska trade, and one dry-dock relief vessel on both the U.S east coast and U.S. west coast. The remaining two spare vessels were tested for potential impairment. The fair value of each of the spare vessels was determined using the scrap value less certain costs to sell the assets. The carrying value of the spare vessels was in excess of the fair value, and as such, during the year ended December 20, 2009 the Company recorded a write-down of $1.9 million related to its spare vessels.

5.	Restructuring

In an effort to continue to effectively manage costs, during the fourth quarter of 2010 the Company initiated a plan to reduce its non-union workforce by at least 10%, or approximately 65 positions. The Company substantially completed the workforce reduction initiative on January 31, 2011 by eliminating a total of 64 positions, including 35 existing and 29 open positions. A restructuring charge of $2.1 million related to this reduction in workforce was recorded during the year ended December 26, 2010.

The following table presents the restructuring reserves at December 25, 2011, as well as activity during the year (in thousands):

	Balance at December 26, 2010	Payments	Adjustments	Balance at December 25, 2011
Personnel related costs	$2,032	$(1,799)	$—	$233
Other associated costs	10	(10)	—	—

Total	$2,042	$(1,809)	$—	$233

In the consolidated balance sheet as of December 25, 2011, the reserve for restructuring costs is recorded in other accrued liabilities.

6.	Discontinued Operations

FSX Service

During the third quarter of 2011, the Company began a review of strategic alternatives for its FSX service. As a result of several factors, including: 1) the projected continuation of volatile trans-Pacific freight rates, 2) high fuel prices, and 3) operating losses, the Company decided to discontinue its FSX service. On October 21, 2011, the Company finalized a decision to terminate the FSX service, and ceased all operations related to the FSX service during the fourth quarter of 2011. The entire component comprising the FSX service has been discontinued. As such, there will not be any significant future cash flows related to these operations.

As a result of the shutdown of the FSX service, the Company recorded a pretax restructuring charge of $119.3 million during the fourth quarter of 2011. The following table presents the details of the $119.3 million restructuring charge recorded the year ended December 25, 2011 (in thousands):

Vessel leases, net of estimated sublease	$81,865
Rolling stock per-diem and lease termination costs	11,666
Non-cash write-off of FSX related assets	20,100
Personnel related costs	5,496
Facility leases	187

Total restructuring charge	$119,314

The following table presents the restructuring reserves at December 25, 2011, as well as activity during the year (in thousands):

	Balance at December 26, 2010	Provision	Payments	Balance at December 25, 2011
Vessel leases, net of estimated sublease(1)	$—	$81,865	$(4,805)	$77,060
Rolling stock per-diem and lease termination costs	—	11,666	(1,745)	9,921
Personnel related costs	—	5,496	(166)	5,330
Facility leases	—	187	(52)	135

Total	$—	$99,214	$(6,768)	$92,446

(1)	On April 5, 2012, the Company entered into an agreement to terminate these vessel leases. See Note 18 for additional details.

Logistics Operations

During 2011, the entire component comprising the third-party logistics operations was discontinued and former logistics customers are no longer customers of the Company. As part of the divestiture, the Company transitioned some of the operations and personnel to other logistics providers. There will not be any significant future cash flows related to these operations. In addition, the Company does not have any significant continuing involvement in the divested logistics operations.

During the year ended December 26, 2010, the Company recorded a $5.0 million valuation allowance to adjust the carrying value of the net assets of its discontinued operations to the estimated fair value less costs to sell. As a result of better than expected cash collections of the accounts receivable, the Company reduced the valuation allowance against the net assets of its discontinued operations by $3.2 million during 2011, and decreased the 2011 loss from discontinued operations by the same amount.

The following table includes the major classes of assets that have been presented as assets and liabilities of discontinued operations in the Consolidated Balance Sheets (in thousands):

	December 25, 2011			December 26, 2010
	FSX Service	Logistics	Total	FSX Service	Logistics	Total
Accounts receivable, net of allowance	$4,414	$924	$5,338	$18,014	$10,628	$28,642
Property and equipment, net	6,031	—	6,031	14,660	721	15,381
Deferred tax asset	620	—	620	226	648	874
Other assets	1,595	22	1,617	16,681	178	16,859

Subtotal	12,660	946	13,606	49,581	12,175	61,756
Valuation allowance	—	(631)	(631)	—	(4,983)	(4,983)

Total current assets of discontinued operations	$12,660	$315	$12,975	$49,581	$7,192	$56,773

	December 25, 2011			December 26, 2010
	FSX Service	Logistics	Total	FSX Service	Logistics	Total
Accounts payable	$1,312	$15	$1,327	$3,904	$890	$4,794
Current restructuring liabilities	41,337	—	41,337	—	—	—
Other current liabilities	2,649	—	2,649	7,778	2,809	10,587

Total current liabilities of discontinued operations	45,298	15	45,313	11,682	3,699	15,381
Long-term portion of vessel lease obligation	51,109	—	51,109	—	—	—
Deferred tax liability	184	—	184	338	—	338

Total long-term liabilities of discontinued operations	51,293	—	51,293	338	—	338

Total liabilities of discontinued operations	$96,591	$15	$96,606	$12,020	$3,699	$15,719

The following table presents summarized financial information for the discontinued operations included in the Consolidated Statements of Operations (in thousands):

	December 25, 2011			December 26, 2010			December 20, 2009
	FSX Service	Logistics	Total	FSX Service	Logistics	Total	FSX Service	Logistics	Total
Operating revenue	$177,958	$13,762	$191,720	$162,450	$52,157	$214,607	$144,863	$34,266	$179,129
Restructuring charge	119,314	—	119,314	—	—	—	—	—	—
Operating (loss) income	(180,002)	2,114	(177,888)	(10,742)	(11,974)	(22,716)	(2,136)	(5,087)	(7,223)
Net (loss) income	(177,793)	1,570	(176,223)	(10,725)	(11,670)	(22,395)	(2,156)	(4,865)	(7,021)

The following table presents summarized cash flow information for the discontinued operations included in the Consolidated Statements of Cash Flows (in thousands):

	December 25, 2011
	FSX Service	Logistics	Total
Net cash (used in) provided by operating activities	$(54,527)	$3,939	$(50,588)
Net cash used in investing activities	(647)	(58)	(705)

Net change in cash from discontinued operations	$(55,174)	$3,881	$(51,293)

	December 26, 2010
	FSX Service	Logistics	Total
Net cash used in operating activities	$(8,599)	$(8,409)	$(17,008)
Net cash used in investing activities	(307)	(238)	(545)

Net change in cash from discontinued operations	$(8,906)	$(8,647)	$(17,553)

	December 20, 2009
	FSX Service	Logistics	Total
Net cash used in operating activities	$(1,910)	$(3,583)	$(5,493)
Net cash used in investing activities	(3,159)	(119)	(3,278)

Net change in cash from discontinued operations	$(5,069)	$(3,702)	$(8,771)

7.	Property and Equipment

Property and equipment consist of the following (in thousands):

	December 25, 2011		December 26, 2010
	Historical Cost	Net Book Value	Historical Cost	Net Book Value
Vessels and vessel improvements	$150,658	$67,379	$147,032	$74,057
Containers	37,831	23,114	37,212	24,089
Chassis	12,713	5,429	12,449	5,938
Cranes	27,641	15,144	26,744	16,253
Machinery & equipment	31,015	11,661	28,962	11,206
Facilities & land improvement	27,257	21,293	26,355	21,176
Software	25,169	1,268	23,837	1,605
Construction in progress	21,857	21,857	25,673	25,673

Total	$334,141	$167,145	$328,264	$179,997

The majority of depreciation expense is related to vessels. Depreciation expense related to vessels was $10.4 million, $11.1 million and $10.8 million for the years ended December 25, 2011, December 26, 2010 and December 20, 2009, respectively. Depreciation expense related to capitalized software was $1.7 million, $1.7 million and $2.1 million for the years ended December 25, 2011, December 26, 2010 and December 20, 2009, respectively. Depreciation expense related to assets recorded under capital lease was $0.6 million and $0.1 million during the years ended December 25, 2011 and December 26, 2010, respectively. During the years ended December 26, 2010 and December 20, 2009, the Company capitalized interest totaling $0.6 million and $0.4 million, respectively.

8.	Intangible Assets

Intangible assets other than goodwill consist of the following (in thousands):

	December 25, 2011	December 26, 2010
Customer contracts/relationships	$141,430	$141,430
Trademarks	63,800	63,800
Deferred financing costs	15,450	14,906

Total intangibles with definite lives	220,680	220,136
Less: accumulated amortization	(150,738)	(139,312)

Total intangible assets, net	$69,942	$80,824

Estimated annual amortization expense associated with the Company’s definite lived intangible assets for each of the succeeding five fiscal years is as follows (in thousands):

Fiscal Year Ending
2012	$20,488
2013	15,058
2014	9,469
2015	7,245
2016	6,850

A rollforward of the Company’s goodwill balance and accumulated impairment charges are as follows (in thousands):

Goodwill balance as of December 26, 2010	$314,149
Estimated third quarter 2011 impairment charge	(117,506)

Goodwill balance as of September 25, 2011	196,643
Fourth quarter 2011 adjustment to estimated third quarter 2011 impairment charge	2,150

Goodwill balance as of December 25, 2011	$198,793

Accumulated goodwill impairment charge as of December 20, 2009	$17,603
Impairment charge in 2010	2,919

Accumulated goodwill impairment charges as of December 26, 2010	20,522
Impairment charge in 2011, net of adjustment	115,356

Accumulated goodwill impairment charges as of December 25, 2011	$135,878

Due to the announced shutdown of the Company’s FSX service and deterioration in earnings during 2011, the Company recorded an estimated goodwill impairment charge of $117.5 million in the fiscal third quarter ended September 25, 2011. The impairment charge represented the Company’s best estimate of the interim goodwill impairment. The Company recorded an estimated charge, because it had not yet completed its interim goodwill impairment analysis due to complexities involved in determining the implied fair value of its goodwill. The Company completed its interim goodwill impairment analysis during the fourth quarter of 2011 and recorded an adjustment to decrease the estimated goodwill impairment charge by $2.2 million.

During the annual impairment assessment during 2010, the Company determined the goodwill associated with its logistics services reporting unit was impaired and recorded an impairment charge of $2.9 million. The goodwill impairment was a result of the Company discontinuing its logistics services business.

The Company used the income approach, specifically a discounted cash flow method, to derive the fair value of the Company’s reporting unit for goodwill impairment assessment because there are not observable inputs available (Level 3 hierarchy as defined by ASC 820, Fair Value Measurement). This approach calculates fair value by estimating the after-tax cash flows attributable to the Company’s reporting unit and then discounts the after-tax cash flows to a present value using a risk-adjusted discount rate. The Company selected this method as the most meaningful in assessing goodwill for impairment, because it most reasonably measures the Company’s income producing assets. The Company considered using the market approach and the cost approach, but concluded they are not appropriate in valuing its reporting unit given the lack of relevant market comparisons available for application of the market approach and the inability to reasonably replicate the value of the specific assets within its reporting unit for application of the cost approach. However, market approach information was incorporated into the Company’s test to ensure the reasonableness of the Company’s conclusions on estimated value under the income approach.

In applying the income approach to its accounting for goodwill, the Company made assumptions about the amount and timing of future expected cash flows, vessel replacement plans, terminal value growth rates and the discount rate. The amount and timing of future cash flows within the discounted cash flow analysis is based on the Company’s most recent operational budgets, long range strategic plans and other estimates. The terminal value growth rate is used to calculate the value of cash flows beyond the last projected period in the Company’s discounted cash flow analysis (the terminal period) and reflects the Company’s best estimate for perpetual growth of its reporting unit. The Company used a discount rate of 15% to apply to the reporting unit’s future expected cash flows in the terminal period as the discount rate represents the best estimate of the Company’s weighted-average costs of capital at the goodwill impairment assessment date. The discount rate used in the estimate of fair value considered the Company’s actual cost of capital on the October 5, 2011 comprehensive refinancing date (see Note 3 for further discussion).

The Company completed its interim goodwill impairment analysis in the fourth quarter of 2011 and determined the actual amount of goodwill impairment for 2011. The Company’s impairment analysis indicated the fair value of long term assets, including property, plant, and equipment, and customer contracts, exceeded book value. Thus, the goodwill impairment was a result of both the deterioration in earnings and the appreciation in value of certain of the Company’s underlying assets. The 2011 goodwill impairment charge is included in operating expenses in the accompanying consolidated statement of operations.

The Company performed its annual goodwill impairment test during the fourth quarter of 2011. Fair value, as calculated using the methodology above, exceeded book value and step two was not necessary.

9.	Other Accrued Liabilities

Other accrued liabilities consist of the following (in thousands):

	December 25, 2011	December 26, 2010
Vessel operations	$13,783	$17,987
Payroll and employee benefits	13,594	13,996
Marine operations	7,077	6,787
Terminal operations	9,297	11,219
Fuel	10,590	5,750
Interest	12,368	7,344
Legal settlements	8,066	12,767
Restructuring	233	1,853
Other liabilities	22,089	23,018

Total other accrued liabilities	$97,097	$100,721

10.	Fair Value Measurement

U.S. accounting standards establish a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value. The three levels of inputs used to measure fair value are as follows:

Level 1:	Observable inputs such as quoted prices in active markets

Level 2:	Inputs other than the quoted prices in active markets that are observable either directly or indirectly

Level 3:	Unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions

As of December 25, 2011, the Company’s liabilities measured at fair value on a recurring basis are as follows:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Conversion feature within Series A Notes (Note 3)	$—	$—	$28,560	$28,560
Conversion feature within Series B Notes (Note 3)	—	—	(14,540)	(14,540)

Total liabilities	$—	$—	$14,020	$14,020

As of December 25, 2011, the Company’s assets measured at fair value on a non-recurring basis are as follows:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Goodwill (Note 8)	$—	$—	$198,793	$198,793

Total assets	$—	$—	$198,793	$198,793

11.	Net Loss Per Common Share

Basic net loss per share is computed by dividing net loss by the weighted daily average number of shares of common stock outstanding during the period. Diluted net loss per share is based upon the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options using the treasury-stock method and from convertible stock using the “if converted” method (in thousands, except per share amounts):

	Fiscal Years Ended
	December 25, 2011	December 26, 2010	December 20, 2009
Numerator:
Loss from continuing operations	$(53,194)	$(35,574)	$(24,251)
Loss from discontinued operations	(176,223)	(22,395)	(7,021)

Net loss	$(229,417)	$(57,969)	$(31,272)

Denominator:
Denominator for basic loss per common share:
Weighted average shares outstanding	1,464	1,226	1,209

Effect of dilutive securities:
Stock-based compensation	—	—	—
Warrants	—	—	—

Denominator for diluted net loss per common share	1,464	1,226	1,209

Basic net loss per common share from continuing operations	$(36.33)	$(29.01)	$(20.06)
Basic net loss per common share from discontinued operations	(120.37)	(18.27)	(5.81)

Basic net loss per common share	$(156.70)	$(47.28)	$(25.87)

Diluted net loss per common share from continuing operations	$(36.33)	$(29.01)	$(20.06)
Diluted net loss per common share from discontinued operations	(120.37)	(18.27)	(5.81)

Diluted net loss per common share	$(156.70)	$(47.28)	$(25.87)

A total of 949 thousand, 13 thousand and 14 thousand shares have been excluded from the denominator during the years ended December 25, 2011, December 26, 2010, and December 20, 2009, respectively, as the impact would be anti-dilutive. Warrants outstanding to purchase 918 thousand common shares have been excluded from the denominator during the year ended December 25, 2011 as the impact would be anti-dilutive.

Certain of the Company’s unvested stock-based awards contain non-forfeitable rights to dividends. In periods when the Company generates net income, shares are included in the denominator for these participating securities. However, in periods when the Company generates a net loss, shares are excluded from the denominator for these participating securities as the impact would be anti-dilutive. A total of 5 thousand, 6 thousand, and 9 thousand shares have been excluded from the denominator for basic net loss per share during the years ended December 25, 2011, December 26, 2010, and December 20, 2009, respectively.

12.	Leases

The Company leases certain equipment and facilities under operating lease agreements. Non-cancelable, long-term leases generally include provisions for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $110.6 million, $107.3 million and $104.2 million for the years ended December 25, 2011, December 26, 2010 and December 20, 2009, respectively.

Future minimum lease obligations at December 25, 2011 are as follows (in thousands):

Fiscal Year Ending December	Non- Cancelable Operating Leases	Capital Lease
2012	$121,036	$2,331
2013	116,571	1,526
2014	100,339	1,526
2015	80,184	1,526
2016	45,622	1,526
Thereafter	95,073	1,400

Total future minimum lease obligation	$558,825	9,835

Less: amounts representing interest		2,305

Present value of future minimum lease obligation		7,530
Current portion of capital lease obligation		1,646

Long-term portion of capital lease obligation		$5,884

13.	Employee Benefit Plans

Savings Plans

The Company provides a 401(k) Savings Plan for substantially all of its employees who are not part of collective bargaining agreements. Under provisions of the savings plan, an employee is immediately vested with respect to Company contributions. Historically, the Company has matched 100% of employee contributions up to 6% of qualified compensation. However, during the fourth quarter of 2009, the Company reduced its match to 50% of employee contributions up to 6% of qualified compensation. The cost for this benefit totaled $1.0 million, $1.1 million and $2.1 million for the years ended December 25, 2011, December 26, 2010 and December 20, 2009, respectively. The Company also administers a 401(k) plan for certain union employees with no Company match.

Pension and Post-Retirement Benefit Plans

The Company provides pension and post-retirement benefit plans for certain of its union workers. Each of the plans is described in more detail below. A decline in the value of assets held by these plans, caused by negative performance of the investments in the financial markets, and lower discount rates due to falling interest rates, has resulted in higher contributions to these plans.

Pension Plans

The Company sponsors a defined benefit plan covering approximately 30 union employees as of December 25, 2011. The plan provides for retirement benefits based only upon years of service. Employees whose terms and conditions of employment are subject to or covered by the collective bargaining agreement between Horizon Lines and the International Longshore & Warehouse Union Local 142 are eligible to participate once they have completed one year of service. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes. The Company recorded net periodic benefit costs of $0.7 million during each of the years ended December 25, 2011 and December 26, 2010, and $0.8 million during the year December 20, 2009. The plan was underfunded by $0.9 million and $1.3 million at December 25, 2011 and December 26, 2010, respectively.

The HSI pension plan covering approximately 50 salaried employees was frozen to new entrants as of December 31, 2005. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes. The Company recorded net periodic benefit costs of $0.2 million during each of the years ended December 25, 2011 and December 26, 2010, and $0.3 million during the year ended December 20, 2009. The plan was underfunded by $2.8 million and $2.5 million at December 25, 2011 and December 25, 2010, respectively.

Post-retirement Benefit Plans

In addition to providing pension benefits, the Company provides certain healthcare (both medical and dental) and life insurance benefits for eligible retired members (“post-retirement benefits”). For eligible employees hired on or before July 1, 1996, the healthcare plan provides for post-retirement health coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained age 55 as of his/her retirement date. For eligible employees hired after July 1, 1996, the plan provides post-retirement health coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained a combination of age and service totaling 75 years or more as of his/her retirement date. The net periodic benefit costs related to the post-retirement benefits were $0.7 million, $0.5 million, and $0.8 million during the years ended December 25, 2011, December 26, 2010, and December 20, 2009, respectively. The post-retirement benefit plan was underfunded by $5.2 million and $5.1 million at December 25, 2011 and December 26, 2010, respectively.

Effective June 25, 2007, the HSI plan provides for post-retirement medical, dental and life insurance benefits for salaried employees who had attained age 55 and completed 20 years of service as of December 31, 2005. Any salaried employee already receiving post-retirement medical coverage as of June 25, 2007 will continue to be covered by the plan. For eligible union employees hired on or before July 1, 1996, the healthcare plan provides for post-retirement medical coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained age 55 as of his/her retirement date. For eligible union employees hired after July 1, 1996, the plan provides post-retirement health coverage for an employee who, immediately preceding his/her retirement date, was an active participant in the retirement plan and has attained age 55 and has a combination of age and service totaling 75 years or more as of his/her retirement date. The Company recorded net periodic benefit costs of $0.4 million during each of the years ended December 25, 2011, December 26, 2010, and December 20, 2009. The plan was underfunded by $4.9 million and $5.7 million at December 25, 2011 and December 26, 2010, respectively.

Obligations and Funded Status

	Pension Plans		Post-retirement Benefit Plans
	2011	2010	2011	2010
	(In thousands)
Change in Benefit Obligation
Beginning obligations	$(11,914)	$(10,771)	$(10,788)	$(8,925)
Service cost	(415)	(396)	(383)	(312)
Interest cost	(712)	(675)	(643)	(557)
Amendments	—	—	—	—
Actuarial gain (loss)	449	(464)	1,521	(1,223)
Benefits paid	408	392	216	229

Ending obligations	(12,184)	(11,914)	(10,077)	(10,788)

Change in Plans’ Assets
Beginning fair value	8,128	7,064	—	—
Actual return on plans’ assets	(79)	786	—	—
Employer contributions	917	670	—	—
Benefits paid	(408)	(392)	—	—

Ending fair value	8,558	8,128	—	—

Funded status at end of year	$(3,626)	$(3,786)	$(10,077)	$(10,788)

Net Periodic Benefit Cost

	Pension Plans		Post-retirement Benefit Plans
	2011	2010	2011	2010
	(In thousands)
Service cost	$415	$396	$383	$312
Interest cost	712	675	643	558
Expected return on plan assets	(624)	(526)	—	—
Amortization of prior service cost	255	255	103	103
Amortization of transition obligation	102	102	—	—
Amortization of (gain) loss	—	(23)	(28)	(26)

Net periodic benefit cost	$860	$879	$1,101	$947

Rate Assumptions

	Pension Plans		Post-retirement Benefit Plans
	2011	2010	2011	2010
Weighted-average discount rate used in determining net periodic cost	6.1%	6.4%	6.1%	6.4%
Weighted-average expected long-term rate of return on plan assets in determination of net periodic costs	7.5%	7.5%	0.0%	0.0%
Weighted-average rate of compensation increase(1)	0.0%	0.0%	0.0%	0.0%
Weighted-average discount rate used in determination of projected benefit obligation	5.3%	6.1%	5.3%	6.1%
Assumed health care cost trend:
Initial trend	N/A	N/A	9.0	9.0
Ultimate trend rate	N/A	N/A	5.0	5.0

(1)	The defined benefit plan benefit payments are not based on compensation, but rather on years of service.

For every 1% increase in the assumed health care cost trend rate, service and interest cost will increase $0.2 million and the Company’s benefit obligation will increase $1.7 million. For every 1% decrease in the assumed health care cost trend rate, service and interest cost will decrease $0.2 million and the Company’s benefit obligation will decrease $1.3 million. Expected Company contributions during 2012 total $0.8 million, all of which is related to the pension plan. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Fiscal Year Ending	Pension Plans	Post-retirement Benefit Plans
2012	$482	$329
2013	523	362
2014	554	354
2015	585	364
2016	602	380
2017-2021	3,790	2,228

	$6,536	$4,017

The Company’s pension plans’ investment policy and weighted average asset allocations at December 25, 2011 and December 26, 2010 by asset category are as follows:

Asset Category	Pension Assets at December 25, 2011	Pension Assets at December 26, 2010
Cash	4%	2%
Equity	62%	58%
Debt securities	34%	40%

	100%	100%

The objective of the pension plan investment policy is to grow assets in relation to liabilities, while prudently managing the risk of a decrease in the pension plans’ assets. The pension plan management committee has established a target investment mix with upper and lower limits for investments in equities, fixed-income and other appropriate investments. Assets will be re-allocated among asset classes from time-to-time to maintain the target investment mix. The committee has established a target investment mix of 65% equities and 35% fixed-income for the plans. All pension plan assets are classified within Level 1 of the fair value hierarchy.

The expected return on plan assets is based on the asset allocation mix and historical return, taking into account current and expected market conditions.

Other Plans

Under collective bargaining agreements, the Company participates in a number of union-sponsored, multi-employer benefit plans. Payments to these plans are made as part of aggregate assessments generally based on hours worked, tonnage moved, or a combination thereof. Expense for these plans is recognized as contributions are funded.

The Company participates in the following multi-employer health and benefit plans:

Health and Benefits Fund	EIN/Pension Plan Number	5% Contributor	Multi-employer Contribution (in thousands)			Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
			2011	2010	2009
ILA — PRSSA Welfare Fund	66-0214500 - 501	Yes	$3,159	$3,571	$3,359	No	September 30, 2012
MEBA Medical and Benefits Plan	13-5590515 - 501	Yes	2,876	2,981	3,837	No	June 15, 2022
MM&P Health and Benefit Plan	13-6696938 - 501	Yes	2,780	2,753	3,356	No	June 15, 2017
Alaska Teamster-Employer Welfare Trust	91-6034674 - 501	Yes	3,064	2,605	2,453	No	June 30, 2011
All Alaska Longshore Health and Welfare Trust Fund	91-6070467 - 501	Yes	2,112	1,752	1,510	No	June 30, 2012
Seafarers Health and Benefits Plan(1)	13-5557534 - 501	Yes	6,263	6,254	7,176	No	June 30, 2012
Western Teamsters Welfare Trust	91-6033601 - 501	No	2,731	2,996	2,865	No	March 31, 2013
Office and Professional Employees Welfare Fund	23-7120690 - 501	No	139	132	112	No	November 9, 2012
Stevedore Industry Committee Welfare Benefit Plan	99-0313967 - 501	Yes	3,265	3,448	3,044	No	June 30, 2014

			$26,389	$26,492	$27,712

(1)	Contributions made to the Seafarers Health and Benefits Plan are re-allocated to the Seafarers Pension Fund at the discretion of the plan Trustee.

The Company participates in the following multi-employer pension plans:

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status		FIP/RP Status/ Pending/ Implemented	5% Contri- butor	Multi-employer Contribution (in thousands)			Sur- charge Imposed	Expiration Date of Collective Bargaining Agreement
		2011	2010			2011	2010	2009
ILA — PRSSA Pension Fund	51-0151862 - 001	Green	Green	No	Yes	$2,391	$2,015	$1,724	No	September 30, 2012
MEBA Pension Trust	51-6029896 - 001	Green	Green	No	No	—	—	—	No	June 15, 2022
Masters, Mates and Pilots Pension Plan	13-6372630 - 001	Green	Red	No	Yes	4,457	5,023	4,710	No	June 15, 2017
Local 153 Pension Fund	13-2864289 - 001	Red	Orange	Implemented	Yes	330	341	301	No	November 9, 2012
Alaska Teamster-Employer Pension Plan	92-6003463 - 024	Red	Red	Implemented	Yes	3,210	2,529	2,449	Yes	June 30, 2011
All Alaska Longshore Pension Plan	91-6085352 - 001	Green	Green	No	Yes	846	693	598	No	June 30, 2012
Seafarers Pension Fund (1)	13-6100329 - 001	Green	Green	No	Yes	—	—	—	No	June 30, 2012
Western Conference of Teamsters Pension Plan	91-6145047 - 001	Green	Green	No	No	4,717	4,514	3,463	No	March 31, 2013
Western Conference of Teamsters Supplemental Benefit Trust	95-3746907 - 001	Green	Green	No	Yes	203	200	207	No	March 31, 2013
Western States Office and Professional Employees Pension Fund	94-6076144 - 001	Red	Red	Implemented	No	81	82	77	No	November 9, 2012
Hawaii Stevedoring Multiemployer Pension Plan	99-0314293 - 001	Yellow	Yellow	Implemented	Yes	2,631	2,940	2,523	No	June 30, 2014
Hawaii Terminals Multiemployer Pension Plan	20-0389370 - 001	Yellow	Yellow	Implemented	No	277	288	252	No	June 30, 2014

						$19,143	$18,625	$16,304

(1)	The Company does not make contributions directly to the Seafarers Pension Plan. Instead, contributions are made to the Seafarers Health and Benefits Plan and subsequently re-allocated to the Seafarers Pension Fund at the discretion of the plan Trustee.

14.	Stock-Based Compensation

Stock-based compensation costs are measured at the grant date, based on the estimated fair value of the award, and are recognized as an expense in the income statement over the requisite service period. Compensation costs related to stock options and restricted shares granted under the Amended and Restated Equity Incentive Plan (the “Plan”), the 2009 Incentive Compensation Plan (the “2009 Plan”), and purchases under the Employee Stock Purchase Plan, as amended (“ESPP”) are recognized using the straight-line method, net of estimated forfeitures. Under the Plan, up to an aggregate of 123,546 shares of common stock may be issued, of which, no shares are available for future issuance as of December 25, 2011. Under the 2009 Plan, up to an aggregate of 40,000 shares of common stock may be issued, of which, 31,696 shares are available for future issuance as of December 25, 2011. Stock options and restricted shares granted to employees under the Plan and the 2009 Plan typically cliff vest and become fully exercisable on the third anniversary of the grant date, provided the employee who was granted such options/restricted shares is continuously employed by the Company or its subsidiaries through such date, and provided any performance based criteria, if any, are met. In addition, recipients who retire from the Company and meet certain age and length of service criteria are typically entitled to proportionate vesting.

The following compensation costs are included within selling, general, and administrative expenses on the condensed consolidated statements of income (in thousands):

	Fiscal Years Ended
	December 25, 2011	December 26, 2010	December 20, 2009
Stock options	$60	$429	$1,223
Restricted stock	586	1,550	1,743
Restricted stock units	81	—	—
Employee stock purchase plan	31	143	130

Total	$758	$2,122	$3,096

Stock Options

Stock options granted under the plan have been granted at an option price equal to the closing market value of the stock on the date of the grant. Options granted under this plan have 10-year contractual terms and typically become exercisable after one or three years after the grant date, subject to continuous service with the Company. The Compensation Committee of the Board of Directors of the Company (the “Board of Directors”) approves the grants of nonqualified stock options by the Company, pursuant to the Company’s Amended and Restated Equity Incentive Plan. These options are granted on such approval date. The Company has not granted any stock options since 2008. As of December 25, 2011, there was no unrecognized compensation costs related to stock options.

A summary of option activity for the fiscal year 2011 under the Company’s stock plan is presented below:

Options	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Outstanding at December 26, 2010	57,509	394.50	5.68	—
Granted	—	—
Exercised	—	—
Forfeited	(400)	450.68
Expired	(5,759)	234.50

Outstanding, vested and exercisable at December 25, 2011	51,350	$389.58	4.93	—

Restricted Stock

On March 15, 2010, the Company granted a total of 19,280 shares of restricted stock to certain employees of the Company and its subsidiaries. The grant date fair value of the restricted shares was $123.00 per share. Of the 19,280 shares granted, 8,400 will vest in full on March 15, 2013. The remaining 10,880 restricted shares were performance based shares and would have vested in full on March 15, 2013 provided an earnings before interest and taxes (“EBIT”) performance target for the Company’s fiscal year 2010 was met. The EBIT performance target was not met and the performance based restricted shares were forfeited in 2010.

On June 1, 2010, the Company granted 1,224 shares of restricted stock to a newly appointed non-employee member on the Company’s Board of Directors. The grant date fair value of the restricted shares was $98.00 per share and the shares will vest in full on June 1, 2013. On June 9, 2010, the Company granted 1,206 shares of restricted stock to a newly appointed non-employee member on the Company’s Board of Directors. The grant date fair value of the restricted shares was $99.50 per share and the shares will vest in full on June 9, 2013.

A summary of the status of the Company’s restricted stock awards for the fiscal year 2011 is presented below:

Restricted Shares	Number of Shares	Weighted- Average Fair Value at Grant Date
Nonvested at December 26, 2010	25,268	$141.00
Granted	3,343	89.75
Vested	(1,082)	323.28
Forfeited	(3,810)	179.30

Nonvested at December 25, 2011	23,719	$119.24

As of December 25, 2011, there was $0.8 million of unrecognized compensation expense related to all restricted stock awards, which is expected to be recognized over a weighted-average period of 0.9 years.

Restricted Stock Units

On June 2, 2011, the Company granted a total of 20,532 restricted stock units (“RSUs”) to all members of its Board of Directors including its interim President and Chief Executive Officer. The Company’s interim President and Chief Executive Officer received the grant of the RSUs in his capacity as a member of the Board of Directors. Based on the closing price of the Company’s common stock on the grant date, the total fair value of the RSUs granted was $0.6 million. Each RSU has an economic value equal to a share of the Company’s Common Stock (excluding the right to receive dividends). The RSUs will vest June 2, 2012, subject to continued service on the Board of Directors through that date. The RSUs will be settled in cash once the grantee ceases to serve on the Company’s Board of Directors. Effective November 25, 2011, four of the Company’s eight directors retired and were paid cash equal to the value of the RSUs on such date. In accordance with the award provisions, the compensation expense recorded in the Company’s Condensed Statement of Operations reflects the straight-line amortized fair value based on the period end closing price. Based on the value of the Company’s Common Stock on December 25, 2011, there was $26 thousand of unrecognized compensation expense related to the RSUs, which is expected to be recognized over a period of five months.

Employee Stock Purchase Plan

On April 19, 2006, the Board of Directors voted to implement an employee stock purchase plan (as amended, the “ESPP”) effective July 1, 2006. The Company had reserved 12,354 shares of its common stock for issuance under the ESPP. On June 2, 2009, the Company’s stockholders approved the 2009 Employee Stock Purchase Plan (“2009 ESPP”). The 2009 ESPP reserved an additional 24,000 shares of its common stock for future purchases. As of December 25, 2011, there were 11,185 shares of common stock reserved for issuance under the ESPP. Effective April 1, 2011, the Company temporarily suspended the ESPP. There will be no stock-based compensation expense recognized in connection with the ESPP until such time the ESPP is reinstated.

15.	Income Taxes

The Company periodically assesses whether it is more likely than not that it will generate sufficient taxable income to realize its deferred income tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including the reversal of deferred tax liabilities) during the periods in which those temporary differences will become deductible. In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions. The Company considers, among other things, its deferred tax liabilities, the overall business environment, its historical earnings and losses and its outlook for future years.

During the second quarter of 2009, the Company determined that it was unclear as to the timing of when it will generate sufficient taxable income to realize its deferred tax assets. Accordingly, the Company recorded a valuation allowance against our deferred tax assets. The valuation allowance is reviewed quarterly and will be maintained until sufficient positive evidence exists to support the reversal of the valuation allowance. In addition, until such time the Company determines it is more likely than not that it will generate sufficient taxable income to realize its deferred tax assets, income tax benefits associated with future period losses will be fully reserved.

During 2006, the Company elected the application of tonnage tax. Prior to the establishment of a full valuation allowance, the Company’s effective tax rate was impacted by the Company’s income from qualifying shipping activities as well as the income from the Company’s non-qualifying shipping activities and fluctuated based on the ratio of income from qualifying and non-qualifying activities. The Company’s effective tax rate for the years ended December 25, 2011, December 26, 2010 and December 20, 2009 was 0.2%, (1.0)% and (77.3)%, respectively.

Income tax expense is as follows (in thousands):

	Fiscal Years Ended
	December 25, 2011	December 26, 2010	December 20, 2009
Current:
Federal	$35	$35	$322
State/territory	(235)	95	195

Total current	(200)	130	517

Deferred:
Federal	—	—	10,359
State/territory	326	194	(303)

Total deferred	326	194	10,056

Income tax expense	$126	$324	$10,573

The difference between the income tax expense (benefit) and the amounts computed by applying the statutory federal income tax rates to earnings before income taxes are as follows (in thousands):

	Fiscal Years Ended
	December 25, 2011	December 26, 2010	December 20, 2009
Income tax benefit at statutory rates:	$(18,574)	$(11,554)	$(4,787)
State/territory, net of federal income tax benefit (excluding valuation allowance)	716	(3)	186
Qualifying shipping income	4,615	(2,978)	658
Fines and penalties	(1,908)	11,168	42
Goodwill impairment	38,197	—	—
Cancellation of debt	5,553	—	—
Gain on change in value of debt conversion features	(14,413)	—	—
Valuation allowance	(16,007)	2,338	13,871
Other Items	1,947	1,353	603

Income tax expense	$126	$324	$10,573

The components of deferred tax assets and liabilities are as follows (in thousands):

	December 25, 2011	December 26, 2010
Deferred tax assets:
Leases	$11,489	$8,407
Convertible note hedge	—	1,360
Allowance for doubtful accounts	1,321	1,329
Net operating losses, AMT carry forwards, and state credit carry forwards	32,735	35,735
Post-retirement benefits	9,231	1,639
Other	11,521	12,424
Valuation allowances	(8,392)	(16,919)

Total deferred tax assets	57,905	43,975
Deferred tax liabilities:
Depreciation	(24,784)	(17,294)
Capital construction fund	(7,334)	(14,791)
Intangibles	(9,575)	(11,556)
Debt conversion features	(13,816)	—
Other	(2,490)	(2,034)

Total deferred tax liabilities	(57,999)	(45,675)

Net deferred tax liability	$(94)	$(1,700)

As of December 25, 2011 and December 26, 2010, the Company has total net deferred tax assets related to its discontinued operations, before taking into account its valuation allowance, of $39.8 million and $8.7 million, respectively. Such net deferred tax assets are offset by a valuation allowance, resulting in a net deferred tax asset of $0.4 million and $0.6 million as of December 25, 2011 and December 26, 2010, respectively.

The Company has net operating loss carryforwards for federal income tax purposes in the amount of $117.4 million and $134.5 million as of December 25, 2011 and December 26, 2010, respectively. In addition, the Company has net operating loss carryforwards for state income tax purposes in the amount of $33.8 million and $20.5 million as of December 25, 2011 and December 26, 2010, respectively. The Federal and state net operating loss carryforwards begin to expire in 2025 and 2019, respectively. Furthermore, the Company has an alternative minimum tax credit carryforward with no expiration period in the amount of $1.4 million as of December 25, 2011 and December 26, 2010. Net operating loss credits generated from tax losses in Guam begin to expire in 2029. The Company has recorded a valuation allowance against the majority of the deferred tax assets attributable to the net operating losses generated, but has not recorded a valuation allowance attributable to the net operating losses generated in certain states.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2011	2010	2009
Beginning balance	$13,596	$12,531	$8,989
Additions based on tax positions related to the current year	860	840	409
Additions for tax positions of prior years	924	225	5,793
Reductions for tax positions of prior years	—	—	(2,660)

Ending balance	$15,380	$13,596	$12,531

As a result of the valuation allowance, none of the unrecognized tax benefits, if recognized, would affect the effective tax rate. The Company does not expect that there will be a significant increase or decrease of the total amount of unrecognized tax benefits within the next twelve months.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in its income tax expense. During its fiscal years for 2009 through 2011, the Company has not recognized any interest and penalties in its statement of operations and statement of financial position. Furthermore, there were no accruals for the payment of interest and penalties at either December 25, 2011 or December 26, 2010.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2005. The tax years which remain subject to examination by major tax jurisdictions as of December 25, 2011 include 2005-2010.

16.	Commitments and Contingencies

Legal Proceedings

Antitrust Matters

On April 17, 2008, the Company received a grand jury subpoena and search warrant from the United States District Court for the Middle District of Florida seeking information regarding an investigation by the Antitrust Division of the Department of Justice (“DOJ”) into possible antitrust violations in the domestic ocean shipping business. On February 23, 2011, the Company entered into a plea agreement with the DOJ and on March 22, 2011, the Court entered judgment accepting the Company’s plea agreement and imposed a fine of $45.0 million payable over five years without interest. The Company recorded a charge of $30.0 million during the year ended December 26, 2010, which represented the present value of the $45.0 million in installment payments. On April 28, 2011, the Court reduced the fine from $45.0 million to $15.0 million payable over five years without interest. As a result, during the year ended December 25, 2011, the Company recorded a reversal of $19.2 million of the charge originally recorded during December 26, 2010. The first $1.0 million of the fine was paid in April 2011 and the second $1.0 million payment was made in March 2012. The Company must make payments of $2.0 million on or before March 24, 2013, $3.0 million on or before March 24, 2014, $4.0 million on or before March 24, 2015, and $4.0 million on or before March 21, 2016. The plea agreement provides that the Company will not face additional charges relating to the Puerto Rico tradelane. In addition, the plea agreement provides that the Company will not face any additional charges in connection with the Alaska trade, and the DOJ has indicated that the Company is not a target or subject of any Hawaii or Guam aspects of its investigation.

Subsequent to the commencement of the DOJ investigation, thirty-two class action lawsuits on behalf of direct purchasers of ocean shipping services in the Puerto Rico tradelane were consolidated into a single multidistrict litigation (“MDL”) proceeding in the District of Puerto Rico. On June 11, 2009, the Company entered into a settlement agreement with the named plaintiff class representatives in the Puerto Rico MDL. Under the settlement agreement, the Company paid $20.0 million and agreed to provide a base-rate freeze to class members who elect such freeze in lieu of a cash payment.

Some class members elected to opt-out of the settlement. The Company and attorneys representing those shippers who (i) opted out of the Puerto Rico direct purchaser settlement and (ii) indicated an intention to pursue an antitrust claim against the Company relating to the Puerto Rico tradelane, entered into a settlement agreement, dated November 23, 2011. Pursuant to the terms of the settlement agreement, the Company paid $5.8 million and has agreed to make payments of $4.0 million on each of June 30, 2012 and December 24, 2012.

Twenty-five class action lawsuits relating to ocean shipping services in the Hawaii and Guam tradelanes were consolidated into a MDL proceeding in the Western District of Washington. The Company filed a motion to dismiss the claims in the Hawaii and Guam MDL, and the United States District Court for the Western District of Washington dismissed the plaintiffs’ complaint and amended complaint. Subsequently, the Court of Appeals affirmed the Court’s decision to dismiss the amended complaint.

One class action lawsuit relating to the Alaska tradelane is pending in the District of Alaska. The Company and the class plaintiffs have agreed to stay the Alaska litigation, and the Company intends to vigorously defend against the purported class action lawsuit in Alaska.

In addition, on July 9, 2008, a complaint was filed by Caribbean Shipping Services, Inc. in the Circuit Court, 4th Judicial Circuit in and for Duval County, Florida, against the Company and other domestic shipping carriers alleging price-fixing in violation of the Florida Antitrust Act and the Florida Deceptive and Unlawful Trade Practices Act. The complaint sought treble damages, injunctive relief, costs and attorneys’ fees. On October 31, 2011, the plaintiff dismissed its complaint against us.

Environmental Matters

The U.S. Coast Guard and the offices of the U.S. Attorney for the Northern and Central Districts of California investigated the use of one of the Company’s vessel’s oily water separator and related oil record book keeping on that vessel. The Company previously recorded provisions in its Consolidated Statement of Operations of $1.5 million relating to this contingency. On January 27, 2012, the Company entered into an agreement with the U.S. Department of Justice and the Court has entered judgment accepting the Company’s plea agreement. The Company pled guilty to two counts of providing federal authorities with false vessel oil record book keeping entries, and agreed to pay a fine of $1.0 million and donate an additional $0.5 million to the National Fish & Wildlife Foundation for environmental community service programs. The donation of $0.5 million is required to be paid on or before April 13, 2012, and the $1.0 million fine will be paid in $0.5 million installments due on or before January 27, 2013 and January 27, 2014, respectively.

Other Matters

On February 21, 2012, HLPR received a notice of alleged violation from the United States Department of Agriculture (“USDA”) relating to the sale of meat that was transported by the Company and eventually sold to a third party in Puerto Rico in the spring of 2009. The Company is investigating this matter and intends to cooperate fully with the USDA.

The Company received an administrative subpoena from the Department of Defense (“DOD”) for documents relating to an investigation involving fuel surcharges that freight forwarders may have improperly charged to the DOD. The Company is cooperating with the government with respect to this matter.

In the ordinary course of business, from time to time, the Company becomes involved in various legal proceedings. These relate primarily to claims for loss or damage to cargo, employees’ personal injury claims, and claims for loss or damage to the person or property of third parties. The Company generally maintains insurance, subject to customary deductibles or self-retention amounts, and/or reserves to cover these types of claims. The Company also, from time to time, becomes involved in routine employment-related disputes and disputes with parties with which it has contractual relations.

SFL Agreements

In April 2006, the Company completed a series of agreements with Ship Finance International Limited and certain of its subsidiaries (“SFL”) to charter five new non-Jones Act qualified container vessels. As a result of the shutdown of the Guam/FSX service, these vessels are currently not being utilized. On April 5, 2012, the Company entered into a Global Termination Agreement with SFL which enabled us to early terminate the bareboat charters. See Note 18 for additional details.

The bareboat charter for each new vessel was a “hell or high water” charter, and the obligation of the Company to pay charter hire thereunder for the vessel was absolute and unconditional. The aggregate annual charter hire for all of the five new vessels was approximately $32.0 million. Under the charters, the Company was responsible for crewing, insuring, maintaining, and repairing each vessel and for all other operating costs with respect to each vessel. The term of each of the bareboat charters was twelve years from the date of delivery of the related vessel, with a three year renewal option exercisable by the Company. In addition, the Company had the option to purchase all of the vessels following the five, eight, twelve, and, if applicable, fifteen year anniversaries of the date of delivery at pre-agreed purchase prices. If the Company elected to purchase all of the vessels after the five or eight year anniversary date, it would have the right to assume the outstanding debt related to each purchased vessel, and the amount of the debt so assumed would have been credited against the purchase price paid for the vessels. If the Company elected not to purchase the new vessels at the end of the initial twelve-year period and SFL sold the new vessels for less than a specified amount, the Company would have been responsible for paying the amount of such shortfall, which would not have exceeded $3.8 million per new vessel. If the new vessels were to be sold by SFL to an affiliated party for less than a different specified amount, the Company had the right to purchase the new vessels for that different specified amount.

Although the Company was not the primary beneficiary of the variable interest entities created in conjunction with the SFL transactions, the Company had an interest in the variable interest entities. Based on the Company’s analysis of the expected cash flows related to the variable interest entity, the Company believes only a remote likelihood exists that it would have become the primary beneficiary of the variable interest entity and would have been required to consolidate the variable interest entity. Certain contractual obligations and off-balance sheet obligations arising from this transaction included the annual operating lease obligations and the residual guarantee. The Company was accounting for the leases as operating leases. As of December 25, 2011, the residual guarantee was recorded at its fair value of approximately $0.3 million as a liability on the Company’s balance sheet.

Standby Letters of Credit

The Company has standby letters of credit, primarily related to its property and casualty insurance programs. On December 25, 2011 and December 26, 2010, these letters of credit totaled $19.6 million and $11.3 million, respectively.

Labor Relations

Approximately 70% of the Company’s total work force is covered by collective bargaining agreements. Two collective bargaining agreements, covering approximately 10% of the workforce have expired. The employees covered under these agreements are continuing to work under old agreements while we negotiate new agreements. Our collective bargaining agreements are scheduled to expire as follows: five in 2012, one in 2013, one in 2014, one in 2017, and one in 2022. The five agreements scheduled to expire in 2012 represent approximately 30% of the Company’s union work force.

17.	Quarterly Financial Data (Unaudited)

Set forth below are unaudited quarterly financial data (in thousands, except per share amounts):

	Fiscal Year 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating revenue	$240,720	$253,731	$267,629	$264,084
Operating (loss) income(1)(2)	(9,356)	18,096	(99,669)	(6,927)
(Loss) income from continuing operations	$(20,221)	$4,506	$(111,685)	$74,206
Loss from discontinued operations(3)	(13,851)	(9,921)	(14,682)	(137,769)

Net loss(1)(2)	$(34,072)	$(5,415)	$(126,367)	$(63,563)

Basic net (loss) income per share from continuing operations	$(16.43)	$3.63	$(90.36)	$34.43
Basic net loss per share from discontinued operations(3)	(11.25)	(7.99)	(11.88)	(63.93)

Basic net loss per share	$(27.68)	$(4.36)	$(102.24)	$(29.50)

Diluted net (loss) income per share from continuing operations	$(16.43)	$3.63	$(90.36)	$24.14
Diluted net loss per share from discontinued operations	(11.25)	(7.99)	(11.88)	(44.82)

Diluted net loss per share	$(27.68)	$(4.36)	$(102.24)	$(20.68)

	Fiscal Year 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operating revenue	$236,155	$250,607	$257,162	$256,131
Operating income (loss)(1)(2)	2,892	16,249	18,748	(32,995)
(Loss) income from continuing operations	$(6,771)	$6,176	$8,668	$(43,647)
Loss from discontinued operations	(6,473)	(2,526)	(921)	(12,475)

Net (loss) income(1)(2)	$(13,244)	$3,650	$7,747	$(56,122)

Basic net (loss) income per share from continuing operations	$(5.57)	$5.05	$7.02	$(35.49)
Basic net loss per share from discontinued operations	(5.32)	(2.06)	(0.75)	(10.14)

Basic net (loss) income per share	$(10.89)	$2.99	$6.27	$(45.63)

Diluted net (loss) income per share from continuing operations	$(5.57)	$4.99	$6.95	$(35.60)
Diluted net loss per share from discontinued operations	(5.32)	(2.04)	(0.74)	(10.18)

Diluted net (loss) income per share	$(10.89)	$2.95	$6.21	$(45.78)

(1)

The first, second, third, and fourth quarter of 2011 include expenses of $2.2 million, $0.9 million, $0.7 million, and $0.7 million, respectively, related to legal and professional fees associated with the DOJ investigation and the antitrust related litigation. The first, second, third, and fourth quarter of 2010 include expenses of $1.0 million, $1.0 million, $1.5 million, and $1.7 million, respectively, related to legal and professional fees associated with the DOJ investigation and the antitrust related litigation. The fourth quarter of 2010 includes expenses of $1.8 million related to the Company’s restructuring plan.
(2)	The second quarter of 2011 includes an impairment charge of $2.8 million. The third and fourth quarter of 2010 include $1.8 million and $0.8 million, respectively, related to an impairment charge. The third quarter of 2011 includes an estimated goodwill impairment charge of $117.5 million. During the fourth quarter of 2011, the Company completed the goodwill analysis and recorded a reduction of $2.2 million to the estimate recorded during the third quarter. The fourth quarter of 2011 includes a charge for $12.7 million related to the settlement with all of the remaining significant shippers who opted out of the Puerto Rico direct purchaser antitrust class action settlement. The fourth quarter of 2010 includes a $30.0 million charge for the settlement with the DOJ (which was reduced by $19.2 million during the second of 2011) and a $1.8 million charge for the settlement of the Puerto Rico indirect purchaser lawsuit.
(3)	The fourth quarter of 2011 includes a restructuring charge of $119.3 million related to the shutdown of the FSX service.

18.	Subsequent Events

Mandatory Conversion of Series B Notes

On January 11, 2012, the Company announced that it completed the mandatory debt-to-equity conversion of approximately $49.7 million of the Series B Notes. Under the terms of the recapitalization plan, the Company mandatorily converted at its option approximately $49.7 million of the Series B Notes at a conversion rate of 54.7196 shares of common stock (reflecting the 1-for-25 reverse stock split of the Company’s common stock effective December 7, 2011) per $1,000 principal amount of Series B Notes. Approximately $18.5 million of the Series B Notes were converted into 1.0 million shares of common stock with the remainder being converted into warrants exercisable into 1.7 million shares of common stock.

Conversion of Remaining Series A and Series B Notes

On March 27, 2012, the Company announced that it had signed restructuring support agreements with more than 96% of its noteholders to further deleverage its balance sheet in connection with and contingent upon a restructuring of the vessel charter obligations related to the Company’s discontinued trans-Pacific service. The restructuring support agreements provide, among other things, that substantially all of the remaining $228.4 million of the Company’s Series A and Series B Notes will be converted into 90% of the Company’s stock, or warrants for non-U.S. citizens (subject to limited equity retention to existing equity holders on terms to be agreed, and to dilution for a management incentive plan), as described below. The remaining 10% of the Company’s common stock would be available in connection with the restructuring of its obligations related to the vessels formerly used in the FSX service pursuant to the Global Termination Agreement, as described above. To that end, the conversion of the Series A and Series B Notes was contingent upon a number of conditions, including the restructuring of our charter obligations with respect to the vessels formerly used in the FSX service.

On April 9, 2012, pursuant to the restructuring support agreements and following the completion of the consent solicitations described below, essentially all of the holders of the Company’s Series A Notes and Series B Notes submitted irrevocable conversion notices to us. Upon completion of the conversion process, the Company expects, on an as-converted basis, holders of Series A Notes to hold approximately 81% of its outstanding shares and holders of Series B Notes to hold approximately 3% of its outstanding shares. In addition, on an as-converted basis, the Company expects SFL will hold approximately 10% of its outstanding shares (pursuant to the Global Termination Agreement described below). The remaining 6% of the Company’s outstanding shares will be held by existing share and warrant holders. The remaining 8% of the Company’s authorized share capital will be reserved for management incentive plans.

The conversion of the Series A Notes and the Series B Notes could have a material impact on the Company’s 2012 financial statements. Until such time the Company is able to obtain a definitive allocation between shares of its common stock and warrants to purchase shares of its common stock, the Company is unable to determine the potential impact on earnings per share.

Consent Solicitations

As part of the overall agreement under the restructuring support agreements described above, on March 29, 2012, the Company launched consent solicitations to make certain amendments to the indentures which govern the First Lien Notes, Second Lien Notes, and the Series A Notes and Series B Notes. These amendments provided (i) for the issuance of $40.0 million in aggregate principal amount of Second Lien Notes to SFL pursuant to the Global Termination Agreement, subordinated to the existing Second Lien Notes under certain circumstances, as described above, (ii) for the Company to pay-in-kind (PIK) interest payments on the Second Lien Notes, the Series A Notes and the Series B Notes, (iii) that SFL may purchase all other outstanding Second Lien Notes from the holders (at a purchase price equal to the principal amount of the Second Lien Notes, plus accrued and unpaid interest) under circumstances where, among other things, the Company commences liquidation, administration, or receivership or other similar proceedings and (iv) for Series B Note holders to convert their notes at their option.

On April 9, 2012, the Company obtained the requisite consents under each of the consent solicitations and entered into supplemental indentures with the U.S. Bank National Association, the trustee for the Notes, to amend the indentures pursuant to the consent solicitations. The Company concurrently obtained an amendment and acknowledgment from the lenders under its ABL credit agreement, among other things, to clarify that the amendments to the indentures which govern the First Lien Notes, Second Lien Notes, and the Series A Notes and Series B Notes and the issuance of the additional $40.0 million of Second Lien Notes are permitted under the ABL credit agreement.

NYSE Delisting

On October 14, 2011, the NYSE notified the Company trading in its common stock would be suspended on October 20, 2011. On October 20, 2011, the Company’s common stock began trading on the over-the-counter (“OTC”) market under a new stock symbol, HRZL. The Company requested a review of the NYSE’s determination by a committee of the Board of Directors of the NYSE Regulation. Upon the conclusion of the appeal process, the NYSE confirmed, on February 29, 2012, its determination to delist the Company’s common stock. The Company’s common stock was removed from listing on the NYSE and a Form 25 was filed on March 1, 2012.

Termination of Vessel Leases

On April 5, 2012, the Company entered into a Global Termination Agreement with SFL which enabled the Company to early terminate the bareboat charters of the five foreign-built, U.S.-flag vessels that formerly operated in the FSX service.

Pursuant to the Global Termination Agreement, in consideration for the early termination of the vessel leases, and related agreements and the mutual release of all claims thereunder, the Company agreed to: (i) issue to SFL $40.0 million in aggregate principal amount of Second Lien Senior Secured Notes due 2016; (ii) issue to SFL the number of warrants to purchase 9,250,000 shares of the Company’s common stock at a conversion price of $0.01 per common share, which in the aggregate represents 10% of the fully diluted shares of such common stock after giving effect to such issuance but subject to approximately 8% dilution for a management incentive plan; (iii) transfer to SFL certain property on board the vessels (such as bunker fuel, spare parts and equipment, and consumable stores) at the time of redelivery to SFL without any additional payment; (iv) reimburse reasonable costs incurred by SFL to (a) return the vessels from their current laid up status to operating status, which reimbursement shall not exceed $0.6 million, (b) reposition the vessels from the Philippines to either Hong Kong or Singapore, which reimbursement shall not exceed $0.1 million, (c) remove the Company’s stack insignia and name from the vessels, which reimbursement shall not exceed $0.1 million, and (d) complete the reflagging of the vessels to the Marshall Islands registry, which reimbursement is currently expected to approximate $0.1 million, which the company expects to pay during the first half of 2012; and (v) reimburse SFL for their reasonable costs and expenses incurred in connection with the transaction, which we estimate represents an aggregate reimbursement obligation to the SFL Parties of $0.6 million, which the company expects to pay during the first half of 2012.

Tonnage Tax Election

During the first quarter of 2012, after evaluating the merits and requirements of the tonnage tax regime, the Company revoked its election under subchapter R of the tonnage tax regime effective for the tax years beginning January 1, 2012. As a result, the activities attributable to the Company’s operation of the vessels in the Puerto Rico tradelane are no longer eligible as qualifying shipping activities under the tonnage tax regime, and therefore, the income (loss) derived from the Puerto Rico vessels will no longer be excluded from corporate income tax for U.S. federal income tax purposes. The Company’s decision was made based on several factors, including the profitability of the otherwise eligible trade routes in the foreseeable future and the discontinuance of the FSX service in the fourth quarter of 2011. Under the eligibility requirements of the tonnage tax regime, the Company may not elect back into the tonnage tax regime until five years following its revocation. The Company will reevaluate the merits of the tonnage tax regime at such time in the future.

The Company expects to account for the revocation of the tonnage tax as a change in tax status of its qualifying shipping activities. Accordingly, the Company will recognize the impact of the revocation of its tonnage tax election in the first quarter of 2012, the period for which the Company filed its revocation statement with the Internal Revenue Service. The Company anticipates the impact of its revocation will have a minimal impact on its Statement of Operations in the first quarter of 2012. Furthermore, the Company anticipates that a change in tax status will result in the revaluation of its deferred taxes. The Company anticipates an overall decrease in its net deferred tax assets of approximately $3.1 million, before the impact of the valuation allowance. After offsetting the decrease in net deferred tax assets with the anticipated valuation allowance, the impact on the Company’s net deferred taxes should be minimal.

SCHEDULE II

HORIZON LINES, INC.

VALUATION AND QUALIFYING ACCOUNTS

YEARS ENDED DECEMBER 2011, 2010 AND 2009

(IN THOUSANDS)

	Beginning Balance	Charged to Cost and Expenses	Deductions	Charged to other Accounts		Ending Balance
Accounts receivable reserve:
Year ended December 25, 2011:
Allowance for doubtful accounts	$6,128	$2,613	$(2,975)	$—		$5,766
Allowance for revenue adjustments	632	—	(4,229)	4,247	(1)	650

	$6,760	$2,613	$(7,204)	$4,247		$6,416
Year ended December 26, 2010:
Allowance for doubtful accounts	$5,835	$1,478	$(1,185)	$—		$6,128
Allowance for revenue adjustments	757	—	(3,203)	3,078	(1)	632

	$6,592	$1,478	$(4,388)	$3,078		$6,760

Year ended December 20, 2009:
Allowance for doubtful accounts	$6,652	$1,845	$(2,662)	$—		$5,835
Allowance for revenue adjustments	801	—	(5,303)	5,259	(1)	757

	$7,453	$1,845	$(7,965)	$5,259		$6,592
Restructuring costs:
Year ended December 25, 2011	$2,042	$—	$(1,809)	$—		$233
Year ended December 26, 2010	$150	$2,057	$(165)	$—		$2,042
Year ended December 20, 2009	$3,197	$1,001	$(3,563)	$(485	)(2)	$150
Deferred tax assets valuation allowance:
Year ended December 25, 2011	$16,919	$(7,207)	$—	$(1,320	)(3)	$8,392
Year ended December 26, 2010	$8,974	$7,671	$—	$274	(3)	$16,919
Year ended December 20, 2009	$1,262	$9,727	$—	$(2,015	)(3)	$8,974

(1)	These revenue adjustments are recorded as a reduction to revenue.
(2)	Includes $0.5 million of stock-based compensation recorded in additional paid in capital.
(3)	Includes $1.3 million, $0.2 million, and $2.0 million recorded in other comprehensive income (loss).

Horizon Lines, LLC

Exchange Offer for

$223.9 million 11.00% First Lien Senior Secured Notes due 2016

$147.9 million Second Lien Senior Secured Notes due 2016

PROSPECTUS

                    , 2012

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until                     , 2012, all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware

Horizon Lines Holding Corp., Horizon Lines, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, H-L Distribution Service, LLC, Horizon Logistics, LLC, Aero Logistics, LLC, Sea-Logix, LLC and Horizon Services Group, LLC are incorporated under the laws of the State of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Limited Liability Company Agreements of each of Horizon Lines, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, H-L Distribution Service, LLC, Horizon Logistics, LLC, Aero Logistics, LLC, Sea-Logix, LLC and Horizon Services Group, LLC, to the fullest extent authorized by the Delaware Limited Liability Company Act, for the indemnification of any member, manager, officer or employee of the companies from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the companies.

The Certificates of Incorporation and bylaws of each of Horizon Lines, Inc., Horizon Lines Holding Corp. and Horizon Lines of Puerto Rico, Inc. provide for the indemnification of all current and former directors and officers to the fullest extent permitted by the DGCL.

Hawaii

Hawaii Stevedores, Inc. is incorporated under the laws of the State of Hawaii.

Sections 414-241 through 414-250 of the Hawaii Revised Statutes, or HRS, contains certain provisions describing indemnification of, and advances for expenses to, corporate directors and officers relating to certain liabilities and expenses (including attorneys’ fees) incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents of a corporation or of another enterprise at the request of a corporation.

HRS Sections 414-244 and 414-247 permit a corporation, before final disposition of a proceeding, to advance funds to pay for or reimburse the reasonable expenses (including attorneys’ fees) incurred by a director or officer who is a party to a proceeding because the director or officer is a director or officer of a corporation if the director or officer delivers to the corporation certain written affirmations and certain undertakings.

HRS Section 414-248 permits a corporation to purchase insurance on behalf of its directors, officers, employees or agents against certain liabilities and expenses.

HRS Section 414-222 permits a corporation, through a provision in its articles of incorporation, to eliminate or limit the personal liability of its directors in any action brought by the shareholders or the corporation for monetary damages against a director of the corporation for any action taken, or any failure to take any action as a director. The law does not allow the corporation to eliminate or limit the personal liability of a director for: (a) the amount of a financial benefit received by a director to which the director is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders, (c) a violation of HRS Section 414-223 (relating to unlawful distributions), or (d) an intentional violation of criminal law.

The bylaws of Hawaii Stevedores, Inc. provide for the indemnification of all current and former directors and officers to the fullest extent permitted by the HRS.

Item 21. Exhibits and Financial Statement Schedules.

3.1	Restated Certificate of Incorporation of Horizon Lines, Inc. (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Horizon Lines, Inc. filed on December 13, 2011).

3.2	Amended and Restated Bylaws of Horizon Lines, Inc. (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K of Horizon Lines, Inc. filed on February 4, 2009).

3.3	Certificate of Formation of Horizon Lines, LLC (incorporated by reference to Exhibit 3.1 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.4	Second Amended and Restated Limited Liability Company Agreement of Horizon Lines LLC (incorporated by reference to Exhibit 3.2 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.5	Certificate of Incorporation of Horizon Lines Holding Corp. (incorporated by reference to Exhibit 3.3 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.6

Amended and Restated Bylaws of Horizon Lines Holding Corp. (incorporated by reference to

Exhibit 3.4 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.7	Certificate of Formation of HLH, LLC (incorporated by reference to Exhibit 3.5 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.7.1	Certificate of Amendment of the Certificate of Formation of HLH, LLC (incorporated by reference to Exhibit 3.10.1 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.8	Amended and Restated Limited Liability Company Agreement of HLH, LLC (incorporated by reference to Exhibit 3.6 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.9	Certificate of Incorporation of Horizon Lines of Puerto Rico, Inc. (incorporated by reference to Exhibit 3.7 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.10	Bylaws of Horizon Lines of Puerto Rico, Inc. (incorporated by reference to Exhibit 3.8 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.11	Certificate of Formation of Horizon Lines of Alaska, LLC (incorporated by reference to Exhibit 3.9 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.12	Amended and Restated Limited Liability Company Agreement of Horizon Lines of Alaska (incorporated by reference to Exhibit 3.10 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.13	Certificate of Formation of Horizon Lines of Guam, LLC (incorporated by reference to Exhibit 3.11 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.14	Amended and Restated Limited Liability Company Agreement of Horizon Lines of Guam, LLC (incorporated by reference to Exhibit 3.12 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.15	Certificate of Formation of Horizon Lines Ventures, LLC (incorporated by reference to Exhibit 3.13 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.16	Amended & Restated Limited Liability Company Agreement of Horizon Lines Ventures, LLC (incorporated by reference to Exhibit 3.14 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.17	Certificate of Formation of Horizon Lines Vessels, LLC (incorporated by reference to Exhibit 3.15 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.18	Amended & Restated Limited Liability Company Agreement of Horizon Lines Vessels LLC (incorporated by reference to Exhibit 3.16 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.19	Certificate of Formation of Horizon Service Group, LLC (incorporated by reference to Exhibit 3.17 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.20	Amended & Restated Limited Liability Company Agreement of Horizon Service Group LLC (incorporated by reference to Exhibit 3.18 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.21	Certificate of Formation of Sea-Logix, LLC (incorporated by reference to Exhibit 3.19 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.22	Amended and Restated Limited Liability Company Agreement of Sea-Logix, LLC (incorporated by reference to Exhibit 3.20 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.23	Certificate of Formation of S-L Distribution Service, LLC (incorporated by reference to Exhibit 3.21 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.23.1	Certificate of Amendment of the Certificate of Formation of S-L Distribution Service (incorporated by reference to Exhibit 3.26.1 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.24	Amended and Restated Limited Liability Company Agreement of S-L Distribution Service (incorporated by reference to Exhibit 3.22 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.25	Articles of Association of Castle & Cooke Terminals, Limited (incorporated by reference to Exhibit 3.28 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.25.1

First Certificate of Amendment of the Articles of Association of Castle & Cooke Terminals, Limited (incorporated by reference to Exhibit 3.28.1 to Horizon Lines Inc.’s Registration Statement on

Form S-4, initially filed on August 26, 2011).

3.25.2

Second Certificate of Amendment of the Articles of Association of Hawaii Stevedores, Inc. (incorporated by reference to Exhibit 3.28.2 to Horizon Lines Inc.’s Registration Statement on

Form S-4, initially filed on August 26, 2011).

3.25.3	Articles of Amendment of the Articles of Association of Hawaii Stevedores, Inc. (incorporated by reference to Exhibit 3.28.3 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.26	Amended and Restated bylaws of Hawaii Stevedores, Inc. (incorporated by reference to Exhibit 3.29 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.27	Certificate of Formation for SEA-LOGIX, LLC. (incorporated by reference to Exhibit 3.30 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011)

3.28	Certificate of Amendment of the Certificate of Formation of SEA-LOGIX, LLC (incorporated by reference to Exhibit 3.30.1 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.29	Amended and Restated limited Liability Company Agreement for Sea Logix, LLC (incorporated by reference to Exhibit 3.31 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

4.1.	Indenture, dated October 5, 2011, among the Horizon Lines, Inc. and U.S. Bank National Association, as trustee and collateral agent, governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 4.1 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

3.30	Second Amended and Restated Bylaws of Horizon Lines, Inc. (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Horizon Lines, Inc. filed on August 28, 2012).

3.31	Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock of Horizon Lines, Inc. (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Horizon Lines, Inc. filed on August 28, 2012).

4.1.1	First Amendment to the Indenture, dated April 9, 2012, among the Horizon Lines, Inc. and U.S. Bank National Association, as trustee and collateral agent, governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 4.3 to Horizon Lines Inc.’s current report on Form 8-K filed April 13, 2012).

4.1.2	Second Amendment to the Indenture, dated May 3, 2012, among the Horizon Lines, Inc. and U.S. Bank National Association, as trustee and collateral agent, governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 4.1 to Horizon Lines Inc.’s current report on Form 8-K filed May 7, 2012).

4.2.	Indenture, dated October 5, 2011, among Horizon Lines, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 4.2 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

4.2.1	First Amendment to the Indenture, dated April 9, 2012, among Horizon Lines, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 4.1 to Horizon Lines Inc.’s current report on Form 8-K filed April 13, 2012).

4.3.	Indenture, dated October 5, 2011, among Horizon Lines, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 4.3 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

4.3.1	First Amendment to the Indenture, dated April 9, 2012, among Horizon Lines, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 4.2 to Horizon Lines Inc.’s current report on Form 8-K filed April 13, 2012).

4.4	Supplemental Indenture, dated October 5, 2011, among the Horizon Lines, Inc. and The Bank of New York Mellon (formerly known as The Bank of New York Trust Company, N.A.), as trustee, relating to the Horizon Lines, Inc.’s 4.25% Convertible Senior Notes due 2012 (incorporated by reference to Exhibit 4.4 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

4.5	Warrant Agreement, dated October 5, 2011, among the Horizon Lines, Inc. and The Bank of New York Trust Company, N.A., as warrant agent, relating to the Horizon Lines, Inc.’s Warrants to purchase shares of its common stock (incorporated by reference to Exhibit 4.5 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

4.5.1	Amendment No. 1 to the Warrant Agreement, dated December 7, 2011, among Horizon Lines, Inc. and The Bank of New York Trust Company, N.A., as warrant agent, relating to the Horizon Lines, Inc.’s Warrants to purchase shares of its common stock (incorporated by reference to Exhibit 4.3 to Horizon Lines Inc.’s report on Form 8-K filed December 13, 2011)

4.6	Indenture, dated December 7, 2011, among the Company and The Bank of New York Trust Company, N.A., as trustee, governing the redemption notes (incorporated by reference to Exhibit 4.2 to Horizon Lines Inc.’s report on Form 8-K filed on December 13, 2011).

4.7	Redemption Warrant Agreement, dated December 7, 2011, among the Horizon Lines, Inc. and The Bank of New York Trust Company, N.A., as warrant agent, relating to the Horizon Lines, Inc.’s redemption warrants to purchase shares of its common stock (incorporated by reference to Exhibit 4.1 to Horizon Lines Inc.’s report on Form 8-K filed on December 13, 2011).

4.8	Rights Agreement, dated as of August 27, 2012, by and between Horizon Lines, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Horizon Lines, Inc. filed on August 28, 2012).

5.1**	Opinion of Kirkland & Ellis LLP.

5.2**	Opinion of Carlsmith Ball LLP.

10.1	Form of Purchase Agreement, dated October 5, 2011, among Horizon Lines, LLC, the Guarantors named therein and the Purchasers named therein, relating to the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.1 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.2	Form of Purchase Agreement, dated October 5, 2011, among Horizon Lines, LLC, the Guarantors named therein and the Purchasers named therein, relating to the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.2 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.3	Registration Rights Agreement, dated October 5, 2011, among Horizon Lines, Inc., the Guarantors named therein and the Purchasers named therein, relating to the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 10.3 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.4	Registration Rights Agreement, dated October 5, 2011, among Horizon Lines, Inc., the Guarantors named therein and the Purchasers named therein, relating to the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.4 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.4.1	Form of First Amendment to the Registration Rights Agreements, dated April 3, 2012, to the Registration Rights Agreements, dated October 5, 2011, among Horizon Lines, Inc., the Guarantors named therein and the Purchasers named therein, relating to the 11.00% First-Lien Senior Secured Notes due 2016 and the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.4 to Horizon Lines Inc.’s report on Form 8-K filed April 13, 2012).

10.5	Registration Rights Agreement, dated October 5, 2011, among Horizon Lines, Inc., the Guarantors named therein and the Purchasers named therein, relating to the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.5 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.6	$100.0 million asset-backed revolving credit facility, dated October 5, 2011, among Horizon Lines, Inc. and Wells Fargo Capital Finance, LLC (incorporated by reference to Exhibit 10.6 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.7	Intercreditor Agreement, dated as of October 5, 2011, among Horizon Lines, Inc., each of the other Grantors (as defined therein), Wells Fargo Capital Finance, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 10.7 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.8	Security and Pledge Agreement, dated as of October 5, 2011, among the Grantor named therein and U.S. Bank National Association, as collateral agent, relating to the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 10.8 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.9	Security and Pledge Agreement, dated as of October 5, 2011, among the Grantor named therein and U.S. Bank National Association, as collateral agent, relating to the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.9 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.10	Security and Pledge Agreement, dated as of October 5, 2011, among the Grantor named therein and U.S. Bank National Association, as collateral agent, relating to the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.10 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.11	Security and Pledge Agreement, dated as of October 5, 2011, among the Grantor named therein and U.S. Bank National Association, as collateral agent, relating to the $100.0 million asset-backed revolving credit facility (incorporated by reference to Exhibit 10.11 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.12	Form of Restructuring Support Agreement, dated August 26, 2011, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.3 to Horizon Lines Inc.’s report on Form 8-K filed August 29, 2011).

10.12.1	Form of First Amendment to the Restructuring Support Agreement, dated September 29, 2011, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.1 to Horizon Lines Inc.’s report on Form 8-K filed September 29, 2011).

10.12.2	Form of Second Amendment to the Restructuring Support Agreement, dated October 3, 2011, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.8 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.13	Form of Restructuring Support Agreement, dated March 26, 2012, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.1 to Horizon Lines Inc.’s report on Form 8-K filed March 28, 2012).

10.13.1	Form of Amended and Restated Restructuring Support Agreement, dated April 9, 2012, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.1 to Horizon Lines Inc.’s report on Form 8-K filed April 13, 2012).

12.1**	Statement Re: Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Horizon Lines, Inc. (incorporated by reference to Exhibit 21 to Horizon Lines, Inc.’s annual report on Form 10-K, initially filed March 28, 2011).

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Kirkland & Ellis LLP (Included in Exhibit 5.1).

23.3**	Consent of Carlsmith Ball LLP (Included in Exhibit 5.2)

24.1	Powers of Attorney (Included on the signature pages of this Form S-4 and incorporated herein by reference).

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Letter to Brokers, Dealers and Other Nominees

99.3**	Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant From Beneficial Owner.

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Taxonomy Extension Schema Document.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith
**	Previously filed

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(v) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(vi) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HORIZON LINES, INC.

By:	/s/ Michael T. Avara
Michael T. Avara
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Samuel A. Woodward	Director, Chief Executive Officer and President (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* Jeffrey A. Brodsky	Director	September 28, 2012

* Kurt M. Cellar	Director	September 28, 2012

* James LaChance	Director	September 28, 2012

* Steven L. Rubin	Director	September 28, 2012

* Martin Tuchman	Director	September 28, 2012

* David N. Weinstein	Director	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HORIZON LINES HOLDING CORP.

By:	/s/ Michael T. Avara
Michael T. Avara
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Samuel A. Woodward	Director, President and Chief Executive Officer (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* Brian Taylor	Director, Executive Vice President, Chief Operating and Chief Commercial Officer	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HAWAII STEVEDORES, INC.

By:	/s/ Michael T. Avara
Michael T. Avara Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ali B. Nikkhoo	Director and President (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Director, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* Peter L. Strohla	Director	September 28, 2012

* Brian W. Taylor	Director	September 28, 2012

* Michael F. Zendan, II	Director	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HORIZON LINES, LLC

By:	/s/ Michael T. Avara
Michael T. Avara Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Samuel A. Woodward	Director, Chief Executive Officer and President (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HORIZON LINES OF PUERTO RICO, INC.

By:	/s/ Michael T. Avara
Michael T. Avara Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian W. Taylor	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HORIZON LINES OF ALASKA, LLC

By:	/s/ Michael T. Avara
Michael T. Avara Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Marion G. Davis	Director, President and Chief Executive Officer (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* Marvin R. Buchanan	Director	September 28, 2012

* Brian Taylor	Director	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HORIZON LINES OF GUAM, LLC

By:	/s/ Michael T. Avara
Michael T. Avara Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian W. Taylor	Director, President and Chief Executive Officer (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Director, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* William A. Hamlin	Director	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HORIZON LINES VESSELS, LLC

By:	/s/ Michael T. Avara
Michael T. Avara Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter L. Strohla	Director, President and Chief Executive Officer (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* Brian W. Taylor	Director	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

H-L DISTRIBUTION SERVICE, LLC

By:	/s/ Catherine R. Walsh
Catherine R. Walsh Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Catherine R. Walsh Catherine R. Walsh	Director, Chairman, Chief Executive Officer and President (Principal Executive Officer)	September 28, 2012

* Brian C. Luke	Director, Controller and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* Michael F. Zendan, II	Director	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HORIZON LOGISTICS, LLC

By:	/s/ Catherine R. Walsh
Catherine R. Walsh Treasurer and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian W. Taylor	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 28, 2012

/s/ Catherine R. Walsh Catherine R. Walsh	Treasurer and Controller (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

AERO LOGISTICS, LLC

By:	/s/ Michael T. Avara
Michael T. Avara Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brian W. Taylor	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* William A. Hamlin	Director	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

SEA-LOGIX, LLC

By:	/s/ Henry J. Bell
Henry J. Bell Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Kevin D. Dietsch	Director and President (Principal Executive Officer)	September 28, 2012

/s/ Henry J. Bell Henry J. Bell	Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* Marion G. Davis	Director	September 28, 2012

* Kenneth J. Gill	Director	September 28, 2012

* William A. Hamlin	Director	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 28, 2012.

HORIZON SERVICES GROUP, LLC

By:	/s/ Michael T. Avara
Michael T. Avara Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jeffrey R. Yeager	Director, President and Chief Executive Officer (Principal Executive Officer)	September 28, 2012

* Michael T. Avara	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2012

* Brian W. Taylor	Director	September 28, 2012

*By	/s/ Michael F. Zendan, II
Michael F. Zendan, II as attorney-in-fact

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation of Horizon Lines, Inc. (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Horizon Lines, Inc. filed on December 13, 2011).

3.2	Amended and Restated Bylaws of Horizon Lines, Inc. (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K of Horizon Lines, Inc. filed on February 4, 2009).

3.3	Certificate of Formation of Horizon Lines, LLC (incorporated by reference to Exhibit 3.1 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.4	Second Amended and Restated Limited Liability Company Agreement of Horizon Lines LLC (incorporated by reference to Exhibit 3.2 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.5	Certificate of Incorporation of Horizon Lines Holding Corp. (incorporated by reference to Exhibit 3.3 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.6

Amended and Restated Bylaws of Horizon Lines Holding Corp. (incorporated by reference to

Exhibit 3.4 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.7	Certificate of Formation of HLH, LLC (incorporated by reference to Exhibit 3.5 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.7.1	Certificate of Amendment of the Certificate of Formation of HLH, LLC (incorporated by reference to Exhibit 3.10.1 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.8	Amended and Restated Limited Liability Company Agreement of HLH, LLC (incorporated by reference to Exhibit 3.6 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.9

Certificate of Incorporation of Horizon Lines of Puerto Rico, Inc. (incorporated by reference to

Exhibit 3.7 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.10	Bylaws of Horizon Lines of Puerto Rico, Inc. (incorporated by reference to Exhibit 3.8 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.11	Certificate of Formation of Horizon Lines of Alaska, LLC (incorporated by reference to Exhibit 3.9 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.12	Amended and Restated Limited Liability Company Agreement of Horizon Lines of Alaska (incorporated by reference to Exhibit 3.10 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.13	Certificate of Formation of Horizon Lines of Guam, LLC (incorporated by reference to Exhibit 3.11 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.14	Amended and Restated Limited Liability Company Agreement of Horizon Lines of Guam, LLC (incorporated by reference to Exhibit 3.12 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.15	Certificate of Formation of Horizon Lines Ventures, LLC (incorporated by reference to Exhibit 3.13 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.16	Amended & Restated Limited Liability Company Agreement of Horizon Lines Ventures, LLC (incorporated by reference to Exhibit 3.14 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.17	Certificate of Formation of Horizon Lines Vessels, LLC (incorporated by reference to Exhibit 3.15 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.18	Amended & Restated Limited Liability Company Agreement of Horizon Lines Vessels LLC (incorporated by reference to Exhibit 3.16 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.19	Certificate of Formation of Horizon Service Group, LLC (incorporated by reference to Exhibit 3.17 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.20	Amended & Restated Limited Liability Company Agreement of Horizon Service Group LLC (incorporated by reference to Exhibit 3.18 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.21	Certificate of Formation of Sea-Logix, LLC (incorporated by reference to Exhibit 3.19 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.22	Amended and Restated Limited Liability Company Agreement of Sea-Logix, LLC (incorporated by reference to Exhibit 3.20 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.23	Certificate of Formation of S-L Distribution Service, LLC (incorporated by reference to Exhibit 3.21 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.23.1	Certificate of Amendment of the Certificate of Formation of S-L Distribution Service (incorporated by reference to Exhibit 3.26.1 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.24	Amended and Restated Limited Liability Company Agreement of S-L Distribution Service (incorporated by reference to Exhibit 3.22 to Horizon Lines Holding Corp.’s Registration Statement on Form S-4, initially filed on March 30, 2005).

3.25	Articles of Association of Castle & Cooke Terminals, Limited (incorporated by reference to Exhibit 3.28 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.25.1

First Certificate of Amendment of the Articles of Association of Castle & Cooke Terminals, Limited (incorporated by reference to Exhibit 3.28.1 to Horizon Lines Inc.’s Registration Statement on

Form S-4, initially filed on August 26, 2011).

3.25.2

Second Certificate of Amendment of the Articles of Association of Hawaii Stevedores, Inc. (incorporated by reference to Exhibit 3.28.2 to Horizon Lines Inc.’s Registration Statement on

Form S-4, initially filed on August 26, 2011).

3.25.3	Articles of Amendment of the Articles of Association of Hawaii Stevedores, Inc. (incorporated by reference to Exhibit 3.28.3 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.26	Amended and Restated bylaws of Hawaii Stevedores, Inc. (incorporated by reference to Exhibit 3.29 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.27	Certificate of Formation for SEA-LOGIX, LLC. (incorporated by reference to Exhibit 3.30 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011)

3.28	Certificate of Amendment of the Certificate of Formation of SEA-LOGIX, LLC (incorporated by reference to Exhibit 3.30.1 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.29	Amended and Restated limited Liability Company Agreement for Sea Logix, LLC (incorporated by reference to Exhibit 3.31 to Horizon Lines Inc.’s Registration Statement on Form S-4, initially filed on August 26, 2011).

3.30	Second Amended and Restated Bylaws of Horizon Lines, Inc. (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Horizon Lines, Inc. filed on August 28, 2012).

3.31	Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock of Horizon Lines, Inc. (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Horizon Lines, Inc. filed on August 28, 2012).

4.1.	Indenture, dated October 5, 2011, among the Horizon Lines, Inc. and U.S. Bank National Association, as trustee and collateral agent, governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 4.1 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

4.1.1

First Amendment to the Indenture, dated April 9, 2012, among the Horizon Lines, Inc. and U.S. Bank National Association, as trustee and collateral agent, governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 4.3 to Horizon Lines Inc.’s current report on Form 8-K filed

April 13, 2012).

4.1.2

Second Amendment to the Indenture, dated May 3, 2012, among the Horizon Lines, Inc. and U.S. Bank National Association, as trustee and collateral agent, governing the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 4.1 to Horizon Lines Inc.’s current report on Form 8-K filed

May 7, 2012).

4.2.	Indenture, dated October 5, 2011, among Horizon Lines, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 4.2 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

4.2.1	First Amendment to the Indenture, dated April 9, 2012, among Horizon Lines, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 4.1 to Horizon Lines Inc.’s current report on Form 8-K filed April 13, 2012).

4.3.	Indenture, dated October 5, 2011, among Horizon Lines, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 4.3 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

4.3.1	First Amendment to the Indenture, dated April 9, 2012, among Horizon Lines, LLC, the Guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 4.2 to Horizon Lines Inc.’s current report on Form 8-K filed April 13, 2012).

4.4	Supplemental Indenture, dated October 5, 2011, among the Horizon Lines, Inc. and The Bank of New York Mellon (formerly known as The Bank of New York Trust Company, N.A.), as trustee, relating to the Horizon Lines, Inc.’s 4.25% Convertible Senior Notes due 2012 (incorporated by reference to Exhibit 4.4 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

4.5	Warrant Agreement, dated October 5, 2011, among the Horizon Lines, Inc. and The Bank of New York Trust Company, N.A., as warrant agent, relating to the Horizon Lines, Inc.’s Warrants to purchase shares of its common stock (incorporated by reference to Exhibit 4.5 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

4.5.1	Amendment No. 1 to the Warrant Agreement, dated December 7, 2011, among Horizon Lines, Inc. and The Bank of New York Trust Company, N.A., as warrant agent, relating to the Horizon Lines, Inc.’s Warrants to purchase shares of its common stock (incorporated by reference to Exhibit 4.3 to Horizon Lines Inc.’s report on Form 8-K filed December 13, 2011)

4.6	Indenture, dated December 7, 2011, among the Company and The Bank of New York Trust Company, N.A., as trustee, governing the redemption notes (incorporated by reference to Exhibit 4.2 to Horizon Lines Inc.’s report on Form 8-K filed on December 13, 2011).

4.7	Redemption Warrant Agreement, dated December 7, 2011, among the Horizon Lines, Inc. and The Bank of New York Trust Company, N.A., as warrant agent, relating to the Horizon Lines, Inc.’s redemption warrants to purchase shares of its common stock (incorporated by reference to Exhibit 4.1 to Horizon Lines Inc.’s report on Form 8-K filed on December 13, 2011).

4.8	Rights Agreement, dated as of August 27, 2012, by and between Horizon Lines, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Horizon Lines, Inc. filed on August 28, 2012).

5.1**	Opinion of Kirkland & Ellis LLP.

5.2**	Opinion of Carlsmith Ball LLP.

10.1	Form of Purchase Agreement, dated October 5, 2011, among Horizon Lines, LLC, the Guarantors named therein and the Purchasers named therein, relating to the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.1 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.2	Form of Purchase Agreement, dated October 5, 2011, among Horizon Lines, LLC, the Guarantors named therein and the Purchasers named therein, relating to the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.2 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.3	Registration Rights Agreement, dated October 5, 2011, among Horizon Lines, Inc., the Guarantors named therein and the Purchasers named therein, relating to the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 10.3 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.4	Registration Rights Agreement, dated October 5, 2011, among Horizon Lines, Inc., the Guarantors named therein and the Purchasers named therein, relating to the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.4 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.5	Registration Rights Agreement, dated October 5, 2011, among Horizon Lines, Inc., the Guarantors named therein and the Purchasers named therein, relating to the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.5 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.6	$100.0 million asset-backed revolving credit facility, dated October 5, 2011, among Horizon Lines, Inc. and Wells Fargo Capital Finance, LLC (incorporated by reference to Exhibit 10.6 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.7	Intercreditor Agreement, dated as of October 5, 2011, among Horizon Lines, Inc., each of the other Grantors (as defined therein), Wells Fargo Capital Finance, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 10.7 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.8	Security and Pledge Agreement, dated as of October 5, 2011, among the Grantor named therein and U.S. Bank National Association, as collateral agent, relating to the 6.00% Series A Convertible Senior Secured Notes due 2017 and 6.00% Series B Mandatorily Convertible Senior Secured Notes (incorporated by reference to Exhibit 10.8 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.9	Security and Pledge Agreement, dated as of October 5, 2011, among the Grantor named therein and U.S. Bank National Association, as collateral agent, relating to the 11.00% First-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.9 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.10	Security and Pledge Agreement, dated as of October 5, 2011, among the Grantor named therein and U.S. Bank National Association, as collateral agent, relating to the Second-Lien Senior Secured Notes due 2016 (incorporated by reference to Exhibit 10.10 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.11	Security and Pledge Agreement, dated as of October 5, 2011, among the Grantor named therein and U.S. Bank National Association, as collateral agent, relating to the $100.0 million asset-backed revolving credit facility (incorporated by reference to Exhibit 10.11 to Horizon Lines Inc.’s quarterly report on Form 10-Q filed November 4, 2011).

10.12	Form of Restructuring Support Agreement, dated August 26, 2011, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.3 to Horizon Lines Inc.’s report on Form 8-K filed August 29, 2011).

10.12.1	Form of First Amendment to the Restructuring Support Agreement, dated September 29, 2011, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.1 to Horizon Lines Inc.’s report on Form 8-K filed September 29, 2011).

10.12.2	Form of Second Amendment to the Restructuring Support Agreement, dated October 3, 2011, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.8 to Horizon Lines Inc.’s report on Form 8-K filed October 6, 2011).

10.13	Form of Restructuring Support Agreement, dated March 26, 2012, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.1 to Horizon Lines Inc.’s report on Form 8-K filed March 28, 2012).

10.13.1	Form of Amended and Restated Restructuring Support Agreement, dated April 9, 2012, among Horizon Lines, Inc. and the signatories thereto (incorporated by reference Exhibit 10.1 to Horizon Lines Inc.’s report on Form 8-K filed April 13, 2012).

12.1**	Statement Re: Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Horizon Lines, Inc. (incorporated by reference to Exhibit 21 to Horizon Lines, Inc.’s annual report on Form 10-K, initially filed March 28, 2011).

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Kirkland & Ellis LLP (Included in Exhibit 5.1).

23.3**	Consent of Carlsmith Ball LLP (Included in Exhibit 5.2)

24.1	Powers of Attorney (Included on the signature pages of this Form S-4 and incorporated herein by reference).

25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Letter to Brokers, Dealers and Other Nominees

99.3**	Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant From Beneficial Owner.

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Taxonomy Extension Schema Document.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith
**	Previously filed